   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 26, 1998

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C.  20549
                                _______________

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                _______________

                                  FISERV, INC.
             (Exact name of Registrant as specified in its charter)

       WISCONSIN                        7374                       39-1506125
(State of incorporation)      (Primary standard industrial      (I.R.S. employer
                              classification code number)    identification number)

                                255 FISERV DRIVE
                          BROOKFIELD, WISCONSIN  53045
                                 (414) 879-5000
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                               KENNETH R. JENSEN
                        SENIOR EXECUTIVE VICE PRESIDENT
                                  FISERV, INC.
                                255 FISERV DRIVE
                          BROOKFIELD, WISCONSIN  53045
                                 (414) 879-5000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                              ____________________
                                   Copies to:

                                          Richard G. Brown, Esquire
 Charles W. Sprague                       Parr, Waddoups, Brown, Gee & Loveless
    Fiserv, Inc.                          Suite 1300
  255 Fiserv Drive                        185 South State Street
Brookfield, WI  53045                     Salt Lake City, UT  84147
   (414) 879-5000                         (801) 532-7840

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

=============================================================================================
                                                         PROPOSED    PROPOSED
 TITLE OF EACH CLASS OF SECURITIES         AMOUNT        MAXIMUM      MAXIMUM
          TO BE REGISTERED                 TO BE         OFFERING    AGGREGATE    AMOUNT OF
                                       REGISTERED (1)   PRICE PER    OFFERING    REGISTRATION
                                                        SHARE (2)      PRICE         FEE
---------------------------------------------------------------------------------------------
        Common Stock, $.01 par value      487,210         $51.31     $25,000,000    $7,375
=============================================================================================

(1) Represents an estimate of the number of shares of Fiserv common stock, $.01 par value, to be issued pursuant to the Agreement and Plan of Merger dated as of November 4, 1997 among CUSA Technologies, Inc. ("CTI"), Fiserv, Inc. ("Fiserv") and Fiserv Solutions, Inc. ("Merger Agreement"), in exchange for all of the issued and outstanding shares of common stock of CTI, the actual number of such issued shares to be determined in accordance with the Conversion Ratio, as defined in the Merger Agreement.
(2) Pursuant to Rule 457(f)(1) and 457(c) promulgated under the Securities Act of 1933, as amended, and estimated solely for purposes of calculating the registration fee, the proposed maximum offering price per share is $51.31, which equals the average of the high and low prices of common stock of Fiserv as reported on the NASDAQ National Market on January 21, 1998.

          THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                                 FISERV, INC.

        Cross-Reference Sheet Pursuant to Item 501(B) of Regulation S-K


ITEM NUMBER                                    LOCATION IN PROXY STATEMENT/PROSPECTUS
-----------                                    --------------------------------------
A.   INFORMATION ABOUT THE TRANSACTION

1.   Forepart of Registration
     Statement and Outside
     Front Cover Page of
     Prospectus............................    Facing Page; Outside Front Cover Page.

2.   Inside Front and Outside
     Back Cover Pages of
     Prospectus............................    Inside Front Cover Page; Incorporation of
                                               Certain Documents by Reference; Available
                                               Information; Table of Contents.

3.   Risk Factors, Ratio of
     Earnings to Fixed Charges
     and Other Information.................    Summary; Risk Factors; Fiserv Selected
                                               Financial Data.

4.   Terms of the Transaction..............    Summary; The Special Meeting; The
                                               Merger; General; Background and
                                               Reasons For the Merger;
                                               Recommendation of the Board of
                                               Directors of CTI; Opinion of
                                               CTI's Financial Advisor;
                                               Management and Operations of CTI
                                               following the Merger; The Merger
                                               Agreement; Effective Time and
                                               Consequences of the Merger;
                                               Merger Consideration; Holdback;
                                               Conversion of CTI Common Stock;
                                               Procedures for Exchange of Share
                                               Certificates; Representations,
                                               Warranties and Covenants; Federal
                                               Income Tax Consequences of the
                                               Merger; Expenses of the Merger;
                                               Conversion of Options to Purchase
                                               CTI Common Stock; Conditions to
                                               the Merger; Amendments and
                                               Termination; No Solicitation;
                                               Accounting Treatment; Resale of
                                               Fiserv Common Stock by
                                               Affiliates; Rights of Dissenting
                                               Stockholders; Interests of
                                               Certain Persons in the Merger;
                                               Experts; Appendix A; Appendix B.


 5.  Pro Forma Financial
     Information...........................    Comparative Per Share Data of Fiserv and CTI

6.   Material Contracts with
     Company Being Acquired................         *

7.   Additional Information
     Required for Reoffering
     by Persons and Parties
     Deemed to be Underwriters.............         *

8.   Interests of Named
     Experts and Counsel...................    Legal Matters; Experts.

9.   Disclosure of Commission's
     Position on Indemnification
     for Securities Act
     Liabilities...........................         *

B.   INFORMATION ABOUT THE REGISTRANT

10.  Information with Respect
     to S-3 Registrants....................    Summary; Available Information; Business and
                                               Properties of Fiserv; Fiserv Selected
                                               Financial Data; Fiserv Management's
                                               Discussion and Analysis of Financial
                                               Condition and Results of Operations.

11.  Incorporation of Certain
     Information by Reference..............    Incorporation of Certain Documents by
                                               Reference.

12.  Information with Respect
     to S-2 or S-3 Registrants.............         *

13.  Incorporation of Certain
     Information by Reference..............         *

14.  Information with Respect
     to Registrants Other Than
     S-3 or S-2 Registrants................         *


C.   INFORMATION ABOUT CTI

15.  Information with Respect
     to S-3 Companies......................         *

16.  Information with Respect
     to S-2 or S-3 Companies...............         *

17.  Information with Respect
     to Companies Other Than
     S-2 or S-3 Companies..................    Summary; Available Information; Comparative
                                               Market Prices and Dividends; CTI Selected
                                               Consolidated Financial Data; CTI
                                               Management's Discussion and Analysis of
                                               Financial Condition and Results of
                                               Operations; CTI's Business; Properties;
                                               Legal Proceedings; CTI Voting Securities and
                                               the Principal Holders Thereof and Appendix C.

D.   VOTING AND MANAGEMENT INFORMATION

18.  Information if Proxies,
     Consents or Authorizations
     are to be Solicited...................    Summary; Incorporation of Certain Documents
                                               by Reference; The Special Meeting; The
                                               Merger; The Merger Agreement, Effective
                                               Time; Consequences of the Merger, Expenses
                                               of the Merger; and CTI Voting Securities and
                                               the Principal Holders Thereof.

19.  Information if Proxies, Consents or
     Authorizations are not to be Solicited,
     or in an Exchange Offer...............         *

_______________

  * Omitted from Prospectus because item is inapplicable or answer is in the negative.

                            CUSA TECHNOLOGIES, INC.
                            986 WEST ATHERTON DRIVE
                            SALT LAKE CITY, UT.  84123

February __, 1998

TO OUR STOCKHOLDERS:

You are cordially invited to attend a Special Meeting of the Stockholders ("CTI Stockholders") of CUSA Technologies, Inc. ("CTI") to be held on February 27, 1998 at 9:00 a.m. local time at CTI's offices at 986 West Atherton Drive, Salt Lake City, Utah 84123 (the "Special Meeting").

At the Special Meeting, the CTI Stockholders will be asked to consider and vote upon a proposal to adopt an Agreement and Plan of Merger ("Merger Agreement") among CTI, Fiserv, Inc. ("Fiserv") and Fiserv Solutions, Inc. ("Fiserv Solutions"), a wholly-owned subsidiary of Fiserv. Pursuant to the Merger Agreement, each outstanding share of common stock, par value $0.001 per share, of the CTI will be converted into shares of Fiserv common stock, par value $0.01 per share, and CTI will be merged into Fiserv Solutions ("Merger"). The CTI Stockholders will receive cash in lieu of any fractional shares. Details of the foregoing proposal and the Special Meeting are contained in the attached Notice of the Special Meeting of Stockholders and Proxy Statement/Prospectus. Your vote on the Merger Agreement is important, so please read this information carefully.

THE BOARD OF DIRECTORS OF CTI BELIEVES THAT THE MERGER IS IN THE BEST INTERESTS OF CTI AND THE CTI STOCKHOLDERS AND, ACCORDINGLY, HAS UNANIMOUSLY APPROVED THE MERGER. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR ADOPTION AND APPROVAL OF THE MERGER AGREEMENT. THE BOARD OF DIRECTORS OF CTI HAS CAREFULLY REVIEWED AND CONSIDERED THE TERMS AND CONDITIONS OF THE PROPOSED MERGER AND HAS RECEIVED THE OPINION OF HOULIHAN VALUATION ADVISORS THAT, AS OF NOVEMBER 4, 1997, THE CONSIDERATION TO BE RECEIVED BY CTI STOCKHOLDERS IS FAIR FROM A FINANCIAL POINT OF VIEW. A COPY OF THE OPINION IS ATTACHED HERETO AS APPENDIX
B.  THE CTI SHAREHOLDERS ARE ENCOURAGED TO READ THE OPINION IN ITS ENTIRETY.

In connection with the Merger Agreement, you should be aware that I, the undersigned, in my capacity as the controlling shareholder of CTI, have granted the Board of Directors of Fiserv my irrevocable proxy to vote in favor of approval of the Merger Agreement. The Merger Agreement, therefore, will be approved at the Special Meeting, subject to the exercise of dissenters' rights by any of the CTI Stockholders electing to do so.

Each of the CTI Stockholders is invited to attend the Special Meeting. To assure your representation at the Special Meeting, please complete, sign, date and return the accompanying proxy in the enclosed postage prepaid envelope. If you are able to attend the Special Meeting, you may, if you wish, vote your shares in person.

Please do not send in your share certificates with your proxy card. After the effective time of the Merger you will receive a transmittal form and instructions for the surrender and exchange of your shares.

                           Sincerely yours,


                           Richard N. Beckstrand
                           Chief Executive Officer (Chairman of the Board)

                            CUSA TECHNOLOGIES, INC.
                            986 WEST ATHERTON DRIVE
                            SALT LAKE CITY, UT.  84123

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD FEBRUARY 27, 1998

To the Stockholders of CUSA Technologies, Inc.:

A special meeting (the "Special Meeting") of the stockholders ("CTI Stockholders") of CUSA Technologies, Inc., a Nevada corporation ("CTI"), will be held on February 27, 1998, at 9:00 a.m., local time, at 986 West Atherton Drive, Salt Lake City, Utah 84123 for the following purposes:

1. Consider and vote upon a single proposal to adopt and approve an Agreement and Plan of Merger dated as of November 4, 1997 and amended as of December 31, 1997 ("Merger Agreement"), among CTI, Fiserv, Inc., a Wisconsin corporation ("Fiserv"), and Fiserv Solutions, Inc., a Wisconsin corporation ("Fiserv Solutions"). Pursuant to the Merger Agreement, (i) CTI will be merged with and into Fiserv Solutions, with Fiserv Solutions being the surviving corporation and continuing to exist as a wholly-owned subsidiary of Fiserv ("Merger"), and (ii) each share of common stock, par value $0.001 per share, of CTI ("CTI Common Stock") outstanding immediately prior to the consummation of the Merger will be converted into the right to receive such number of shares of common stock, $.01 par value, of Fiserv ("Fiserv Common Stock") as shall equal the quotient of (x) CTI Stock Value (as defined below) divided by (y) an amount equal to the average closing price of Fiserv Common Stock as reported on the Nasdaq National Market (as reported in The Wall Street Journal) for the 20 trading days ending on the second trading day prior to the effective time of the Merger. The term "CTI Stock Value" shall mean the quotient of (i) the sum of (A) $24,933,500, minus (B) CTI Merger Costs (as hereinafter defined), plus (C) the product of (I) the number of outstanding "in-the-money" options ("In-the-Money Options") issued pursuant to CTI stock option plans (collectively, the "CUSA Option Plan") times (II) the respective exercise prices of such In-the-Money Options, divided by (ii) the sum of (A) the number of shares of CTI Common Stock outstanding immediately prior to the date and time on which the Merger shall be effective ("Effective Time") plus (B) the number of such outstanding In-the-Money Options. The term "CTI Merger Costs" shall mean the aggregate of all accounting (which shall not include regular audit fees), legal, printing, filing, financial advisory and other fees and expenses of CTI and Taxes (as defined in the Merger Agreement) assessed in connection with the transactions contemplated hereby, in each case incurred or anticipated to be incurred in connection with the Merger, all estimated and agreed to by the parties two business days prior to the Effective Time. The CTI Stock Value is expected to be approximately $1.35 per share, subject to a holdback of shares of Fiserv Common Stock valued at $3,000,000 (approximately $.17 for each share of CTI Common Stock) ("Holdback Shares") which shall be placed into escrow to cover certain specified and unspecified liabilities ("Holdback Claims"). The Holdback Shares shall be distributed to the holders of record as of the Record Date, after the resolution and reduction for the Holdback Claims, 299 days following the Effective Time or upon the final resolution of the Holdback Claims. The parties intend to treat the Merger as a pooling of interests for accounting purposes. If, prior to the Effective Time, it is determined that the Merger does not qualify for pooling of interests treatment under generally accepted accounting principles, then each outstanding share of CTI Common Stock will be converted into the right to receive the CTI Stock Value in cash. The average closing price of Fiserv Common Stock for the 20 trading days ending two days prior to the mailing of this Proxy Statement/Prospectus was $____. A copy of the Merger Agreement is attached as Appendix A to the accompanying Proxy Statement/Prospectus.

2. Transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

Holders of CTI Common Stock are entitled to dissenters' rights in connection with the Merger. The CTI Board of Directors knows of no business that will be presented for consideration at the Special Meeting, other than the matters described in the accompanying Proxy Statement/Prospectus.

UNLESS THE PROPOSAL IS APPROVED BY THE REQUISITE VOTE OF CTI STOCKHOLDERS, THE MERGER WILL NOT BE CONSUMMATED. RICHARD N. BECKSTRAND, THE CONTROLLING STOCKHOLDER, CHIEF EXECUTIVE OFFICER AND CHAIRMAN OF THE BOARD OF DIRECTORS OF CTI, HAS GIVEN HIS IRREVOCABLE PROXY IN FAVOR OF APPROVAL OF THE MERGER AGREEMENT TO THE BOARD OF DIRECTORS OF FISERV, THEREBY ASSURING THAT THE MERGER AGREEMENT AND THEREFORE THE MERGER, WILL BE APPROVED BY CTI STOCKHOLDERS.

Only holders of record of shares of CTI Common Stock at the close of business on January 27, 1998 are entitled to notice of and to vote at the Special Meeting and any adjournment or postponement thereof. The Board of Directors of CTI unanimously recommends a vote FOR the proposal to approve the Merger Agreement.

To assure that your vote will be counted, please complete, date and sign the enclosed proxy card and return it promptly in the enclosed prepaid envelope whether or not you plan to attend the Special Meeting. Your proxy may be revoked in the manner described in the accompanying Proxy Statement/Prospectus at any time before it has been voted at the Special Meeting.

                               By Order of the Board of Directors,


                               Jonathan S. Beckstrand
                               Secretary
February __, 1998


             PLEASE EXECUTE AND RETURN THE ENCLOSED PROXY PROMPTLY, WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE SPECIAL
                   MEETING.  INSTRUCTIONS FOR EXCHANGING YOUR
                   CERTIFICATES WILL BE SENT TO YOU FOLLOWING
                     APPROVAL OF THE MERGER.  PLEASE DO NOT
                          SEND IN ANY CERTIFICATES FOR
                           YOUR SHARES AT THIS TIME.

CUSA TECHNOLOGIES, INC.                                             FISERV, INC.
PROXY STATEMENT                                                       PROSPECTUS


This Proxy Statement/Prospectus is being furnished to the holders of shares of common stock, par value $.001 per share ("CTI Common Stock"), of CUSA Technologies, Inc., a Nevada corporation ("CTI"), in connection with the solicitation of proxies from CTI stockholders ("CTI Stockholders"), for use at a special meeting of CTI Stockholders (together with any adjournments or postponements, the "Special Meeting") to be held at CUSA Technologies Inc., 986 West Atherton Drive, Salt Lake City, Utah 84123 on February 27, 1998, at 9:00 a.m. local time and at any adjournments or postponements thereof.

Only holders of record of shares of CTI Common Stock at the close of business on January 27, 1998 ("Record Date") are entitled to notice of and to vote at the Special Meeting. On the Record Date there were 15,289,437 shares of CTI Common Stock outstanding. This Proxy Statement/Prospectus, the enclosed Notice of Special Meeting and accompanying proxy card are first being mailed to CTI Stockholders on or about February ___, 1998. This proxy solicitation is made by the Board of Directors of CTI.

At the Special Meeting, the CTI Stockholders will consider and vote upon a proposal to approve an Agreement and Plan of Merger dated as of November 4, 1997 and amended as of December 31, 1997 ("Merger Agreement"), among CTI, Fiserv, Inc., a Wisconsin corporation ("Fiserv"), and Fiserv Solutions, Inc., a Wisconsin corporation ("Fiserv Solutions"), which is wholly-owned by Fiserv. Pursuant to the Merger Agreement, (i) CTI will be merged with and into Fiserv Solutions, with Fiserv Solutions being the surviving corporation ("Surviving Corporation") and continuing to exist as a wholly-owned subsidiary of Fiserv ("Merger"), and (ii) each share of CTI Common Stock outstanding immediately prior to the consummation of the Merger will be converted into the right to receive such number of shares of common stock, $.01 par value, of Fiserv ("Fiserv Common Stock") as shall equal the quotient of (x) CTI Stock Value (as defined below) divided by (y) an amount equal to the average closing price of Fiserv Common Stock as reported on the Nasdaq National Market ("NASDAQ") (as reported in The Wall Street Journal) for the 20 trading days ending on the second trading day prior to the effective time of the Merger. The term "CTI Stock Value" shall mean the quotient of (i) the sum of (A) $24,933,500, minus
(B) CTI Merger Costs (as hereinafter defined), plus (C) the product of (I) the number of outstanding "in-the-money" options ("In-the-Money Options") issued pursuant to CTI stock option plans (collectively, the "CUSA Option Plan") times
(II) the respective exercise prices of such In-the-Money Options, divided by
(ii) the sum of (A) the number of shares of CTI Common Stock outstanding immediately prior to the Effective Time plus (B) the number of such outstanding
In-the-Money Options.   The term "CTI Merger Costs" shall mean the aggregate of
all accounting (which shall not include regular audit fees), legal, printing, filing, financial advisory and other fees and expenses of CTI and Taxes (as defined in the Merger Agreement) assessed in connection with the transactions contemplated hereby, in each case incurred or anticipated to be incurred in connection with the Merger, all estimated and agreed to by the parties two business days prior to the date and time on which the Merger shall be effective ("Effective Time"). The CTI Stock Value is expected to be approximately $1.35 per share, subject to a holdback of shares of Fiserv Common Stock worth $3,000,000 (approximately $.17 for each share of CTI Common Stock) ("Holdback Shares") which shall be placed into escrow to cover certain specified and unspecified liabilities ("Holdback Claims"). The Holdback Shares shall be distributed, after reduction for the Holdback Claims, 299 days following the Effective Time or upon the final resolution of the Holdback Claims. The parties intend to treat the Merger as a pooling of interests for accounting purposes. If the Merger does not qualify for pooling of interests treatment under generally accepted accounting principles, then each outstanding share of the CTI Common Stock will be converted into the right to receive CTI Stock Value in cash. The average closing price of Fiserv Common Stock for the 20 trading days ending two days prior to the mailing of this Proxy Statement/Prospectus was $_____. A copy of the Merger Agreement is attached as Appendix A to the accompanying Proxy Statement/Prospectus.

No fractional shares of Fiserv Common Stock will be issued in the Merger. In lieu of any fractional shares, each holder of CTI Common Stock who would otherwise be entitled to receive a fractional share of Fiserv Common Stock pursuant to the Merger will be paid an amount in cash, without interest, rounded to the nearest cent, determined by multiplying (i) the per share closing price of Fiserv Common Stock as reported on NASDAQ on the date of the Effective Time, by (ii) the fractional interest to which such holder would otherwise be entitled. Fiserv will make available to Firstar Trust Company, Milwaukee ("Exchange Agent") the cash necessary for this purpose.

This Proxy Statement/Prospectus also constitutes the Prospectus of Fiserv with respect to the shares of Fiserv Common Stock to be issued to holders of CTI Common Stock pursuant to the Merger. Fiserv has filed a Registration Statement on Form S-4 (together with any amendments thereto, the "Registration Statement"), of which this Proxy Statement/Prospectus forms a part, with the Securities and Exchange Commission ("Commission") covering the shares of Fiserv Common Stock to be issued in connection with the Merger.

SEE "RISK FACTORS" BEGINNING ON PAGE 23 FOR A DISCUSSION OF CERTAIN FACTORS WHICH SHOULD BE CONSIDERED IN CONNECTION WITH THE ACQUISITION OF FISERV COMMON STOCK.

NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY CTI OR FISERV. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO PURCHASE THE SECURITIES OFFERED BY THIS PROXY STATEMENT/PROSPECTUS, OR THE SOLICITATION OF A PROXY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF THE SECURITIES OFFERED HEREBY SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF FISERV OR CTI SINCE THE DATE HEREOF OR THAT THE INFORMATION SET FORTH OR INCORPORATED BY REFERENCE HEREIN IS

CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. ALL INFORMATION HEREIN WITH RESPECT TO FISERV AND FISERV SOLUTIONS HAS BEEN FURNISHED BY FISERV, AND ALL INFORMATION HEREIN WITH RESPECT TO CTI HAS BEEN FURNISHED BY CTI.

THE SHARES OF FISERV COMMON STOCK TO BE ISSUED PURSUANT TO THE MERGER AGREEMENT DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Proxy Statement/Prospectus is February ____, 1998.

                             AVAILABLE INFORMATION


CTI and Fiserv are subject to the information requirements of the Securities Exchange Act of 1934, as amended ("Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Commission. The reports, proxy statements and other information filed by CTI and Fiserv with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates and the Regional Offices of the Commission:
Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Shares of Fiserv Common Stock are traded on NASDAQ and shares of CTI Common Stock are traded on the OTC Bulletin Board. The reports, proxy statements and other information filed by Fiserv can also be inspected and copied at the offices of the Nasdaq National Market, 1735 K Street, N.W., Washington, D.C. 20006.

Following the Merger, CTI will no longer be required to file periodic reports, proxy statements or other information with the Commission pursuant to the Exchange Act. Fiserv has filed with the Commission a Registration Statement under the Securities Act of 1933, as amended ("Securities Act"), on Form S-4 with respect to the Fiserv Common Stock to be issued pursuant to or as contemplated by the Merger Agreement.

This Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto, certain parts of which are omitted in accordance with the rules of the Commission. Statements made in this Proxy Statement/Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete; with respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be qualified in its entirety by such reference.

The Registration Statement and any amendments thereto, including exhibits filed as part thereof, are available for inspection and copying at the Commission's offices as described above. The Commission also maintains a website on the internet at http://www.sec.gov which contains reports, proxy and information statements and other information regarding CTI and Fiserv.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


The following documents filed with the Commission by Fiserv (File No. 0-14948 pursuant to the Exchange Act are incorporated by reference in this Proxy Statement/Prospectus:

     (1) Fiserv's Annual Report on Form 10-K for the year ended December 31, 1996, filed with the Commission on February 18, 1997.

     (2) Fiserv's Current Report on Form 8-K dated March 3, 1997, filed with the Commission on March 3, 1997.

     (3) Fiserv's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997, filed with the Commission on April 22, 1997.

     (4) Fiserv's Current Report on Form 8-K dated June 13, 1997, as amended by Form 8-K/A dated June 25, 1997, filed with the Commission on June 13, 1997 and June 25, 1997, respectively.

     (5) Fiserv's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997, filed with the Commission on July 22, 1997.

     (6) Fiserv's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997, filed with the Commission on October 21, 1997.

     (7) Fiserv's Current Report on Form 8-K dated October 22, 1997, filed with the Commission on October 24, 1997.

     (8) Fiserv's Current Report on Form 8-K dated December 22, 1997, filed with the Commission on December 22, 1997.

All documents and reports subsequently filed with the Commission by Fiserv pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement/Prospectus and prior to the date of the Special Meeting shall be deemed to be incorporated by reference in this Proxy Statement/Prospectus and to be a part hereof from the date of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE) ARE

AVAILABLE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED, ON WRITTEN OR ORAL REQUEST, WITHOUT CHARGE, IN THE CASE OF DOCUMENTS RELATING TO FISERV, DIRECTED TO FISERV, INC., 255 FISERV DRIVE, BROOKFIELD, WISCONSIN 53045 (TELEPHONE NUMBER 414-879-5000),
ATTENTION: CHARLES W. SPRAGUE, SECRETARY.

PRIVATE SECURITIES LITIGATION REFORM ACT SAFE HARBOR STATEMENT

WHEN USED IN THIS PROXY STATEMENT/PROSPECTUS, THE WORDS "ESTIMATE," "PROJECT," "INTEND," "EXPECT" AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. SUCH STATEMENTS ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTEMPLATED IN SUCH FORWARD-LOOKING STATEMENTS. FOR A DISCUSSION OF SUCH RISKS, SEE "RISK FACTORS," "OPINION OF CTI'S FINANCIAL ADVISOR" AND " CTI MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS." READERS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE HEREOF. NEITHER FISERV NOR CTI UNDERTAKES ANY OBLIGATION TO PUBLICLY RELEASE ANY REVISIONS TO THESE FORWARD- LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER THE DATE HEREOF OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS

                               TABLE OF CONTENTS

AVAILABLE INFORMATION................................................................       4

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE......................................       5

SUMMARY..............................................................................      10
     General.........................................................................      10
     The Parties.....................................................................      10
     The Special Meeting.............................................................      11
     The Merger......................................................................      12
     Comparative Share and Dividend Information and Market Prices....................      18
     Certain Significant Considerations..............................................      19
     Recent Developments.............................................................      19
     Selected Historical Financial Data..............................................      20
     Comparative Per Share Data of Fiserv and CTI....................................      22

RISK FACTORS.........................................................................      23
     Average Market Prices Will Differ From Actual Market Price......................      23
     Non-Solicitation Provisions May Have a Deterrent Effect.........................      23
     Possibility that the CTI Stockholders Could Realize
          Greater Value if CTI Were to Continue as a Separate Entity.................      23
     Potential for Deduction of Claims from the Holdback.............................      23

THE SPECIAL MEETING..................................................................      24
     Matters to be Considered at the Special Meeting; Quorum and Vote Required.......      24
     Record Date; Stock Entitled to Vote.............................................      24
     Voting and Revocation of Proxies................................................      24
     Solicitation of Proxies.........................................................      25

THE MERGER...........................................................................      26
     General.........................................................................      26
     Background and Reasons for the Merger...........................................      26
     Recommendation of the Board of Directors of CTI.................................      28
     Opinion of CTI's Financial Advisor..............................................      29
     HVA Analysis....................................................................      30
          Analysis of Historical Financial Position..................................      30
          Results of Operations......................................................      32
          Comparison of CTI's Financial Performance With the Industry................      33
          Analysis of Recent Transactions in CTI's Common Stock......................      34
          Historical Stock Performance...............................................      34
          Private Placement of Common Stock..........................................      34
          Public Market for CTI Common Stock.........................................      36
          Analysis of Selected Publicly Traded Companies.............................      36
          Premiums Paid Analysis.....................................................      37
          Discounted Cash Flow Analysis..............................................      37
          Relevant Market and Economic Factors.......................................      37
     Management and Operations of CTI Following the Merger...........................      38
     The Merger Agreement............................................................      39
     Effective Time and Consequences of the Merger...................................      39


     Merger Consideration............................................................      39
     Holdback........................................................................      40
     Conversion of CTI Common Stock; Procedures for Exchange of Share Certificates...      41
     Representations, Warranties and Covenants.......................................      42
     Federal Income Tax Consequences of the Merger...................................      42
     Conversion of Options to Purchase CTI Common Stock..............................      45
     Conditions to the Merger........................................................      45
     Amendments and Termination......................................................      45
     No Solicitation.................................................................      46
     Expenses of the Merger..........................................................      46
     Accounting Treatment............................................................      46
     Resale of Fiserv Common Stock by Affiliates.....................................      46
     Rights of Dissenting Stockholders...............................................      47
     Interests of Certain Persons in the Merger......................................      48

COMPARATIVE MARKET PRICES AND DIVIDENDS..............................................      50

FISERV SUPPLEMENTAL FINANCIAL DATA...................................................      51

FISERV MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.....................................      53
     Years Ended December 31, 1996, 1995 and 1994....................................      53
     Nine Months Ended September 30, 1997 compared to 1996...........................      56

BUSINESS OF FISERV...................................................................      58

CTI SELECTED CONSOLIDATED FINANCIAL DATA.............................................      59

CTI MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.....................................      61
     General.........................................................................      61
     First Quarter of 1997 Compared to First Quarter of 1998.........................      61
     1997 Compared with 1996.........................................................      63
     1996 Compared with 1995.........................................................      65
     Year 2000.......................................................................      67
     Capital Resources and Liquidity.................................................      67

CTI'S BUSINESS.......................................................................      68
     General.........................................................................      68
     Focus on the Credit Union Software Market.......................................      69
     Private Sale of Common Stock....................................................      69
     Principal Products and Services.................................................      70
     Distribution....................................................................      74
     Manufacturing and Suppliers.....................................................      74
     Seasonality.....................................................................      75
     Significant Customers...........................................................      75
     Backlog.........................................................................      75
     Acquisitions....................................................................      75
     Dispositions and Discontinued Operations........................................      77
     Government Reporting............................................................      79


     Competition.....................................................................      79
     Copyrights, Trademarks, Patents and Licenses....................................      80
     Employees.......................................................................      80
     Industry Segments...............................................................      80

PROPERTIES...........................................................................      80

LEGAL PROCEEDINGS....................................................................      80

CTI VOTING SECURITIES AND THE PRINCIPAL HOLDERS THEREOF..............................      80

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
     ACCOUNTING AND FINANCIAL DISCLOSURE.............................................      85

DESCRIPTION OF FISERV COMMON STOCK...................................................      85

COMPARISON OF RIGHTS OF STOCKHOLDERS OF FISERV AND CTI...............................      85
     General.........................................................................      85
     Board of Directors..............................................................      86
     Removal of Directors............................................................      86
     Limitation on Directors' Liability..............................................      87
     Indemnification of Directors and Officers.......................................      87
     Dividends.......................................................................      88
     Cumulative Voting...............................................................      89
     Rights of Dissenting Stockholders...............................................      89
     Special Meetings of Stockholders................................................      89
     Action Without a Stockholder Meeting............................................      90
     Preemptive Rights...............................................................      90
     Merger, Consolidation and Sales of Assets.......................................      91

LEGAL MATTERS........................................................................      91

EXPERTS..............................................................................      91

STOCKHOLDER PROPOSALS FOR CTI 1998 ANNUAL MEETING....................................      92

APPENDIX A          Agreement and Plan of Merger

APPENDIX B          Opinion of Houlihan Valuation Advisers

APPENDIX C          Section 92A.300 et.seq. of Nevada Business Corporation Law

APPENDIX D          Consolidated Audited and Unaudited Financial Statements of
                    CTI

                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Proxy Statement/Prospectus. This summary is necessarily incomplete and selective and is qualified in its entirety by the more detailed information contained in this Proxy Statement/Prospectus and particularly in the specific sections of this Proxy Statement/Prospectus referred to below, the Appendices hereto and the documents incorporated by reference herein.

                                    GENERAL

This Proxy Statement/Prospectus relates to the proposed Merger among CTI, Fiserv and Fiserv Solutions pursuant to the Merger Agreement, a copy of which is attached hereto as Appendix A. Pursuant to the Merger Agreement, CTI Stockholders will receive Fiserv Common Stock in exchange for all of their shares of CTI Common Stock. See "The Merger."

                                  THE PARTIES

Fiserv, Inc...................  Fiserv, with operations in over 75 cities, including 15 cities in Canada, England and Singapore, is a leading independent provider of financial data processing systems and related information management services and products to banks, credit unions, mortgage banks, savings institutions and other financial intermediaries. These services and products are based primarily on proprietary software developed by Fiserv and maintained on computers located at data processing centers throughout the United States. Fiserv is ranked as the nation's leading data processing provider for banks and savings institutions in terms of total clients served and is the nation's second leading data processing provider for credit unions and mortgage banks. The Fiserv Securities Processing Group provides a wide range of traditional processing and related support services to support all aspects of a retail brokerage operation. Fiserv's principal executive offices are located at 255 Fiserv Drive, Brookfield, Wisconsin 53045. Its telephone number is (414) 879-5000. See "Business and Properties of Fiserv."

CUSA Technologies, Inc........  CTI, incorporated in 1986, is a developer of computerized information systems for credit unions. CTI's software packages are sold as part of a complete data processing solution including hardware, software, operating systems, installation, training, software support and hardware maintenance. CTI's PC-based workstation products, which are sold as add-ons to the core information processing systems, are designed to increase the accessibility and usability of strategic information by credit union employees and members. CTI's data processing services, such as statement processing, disaster recovery, credit bureau reporting, microfiche, and optical storage complement CTI's core credit union data processing system products.

                              THE SPECIAL MEETING

Date, Time and Place of
Special Meeting...............  February 27, 1998 at 9:00 a.m., local time at
                                CTI's offices at 986 West Atherton Drive, Salt Lake City, Utah.

Purpose of Special Meeting....  To consider and vote upon a proposal to approve the Merger Agreement, pursuant to which CTI will merge into Fiserv Solutions, a wholly owned subsidiary of Fiserv, and Fiserv Solutions will be the Surviving Corporation and will continue to exist as a wholly-owned subsidiary of Fiserv. See "The Merger."

Record Date...................  CTI Stockholders of record on January 27, 1998 will be entitled to vote at the Special Meeting. On January 27, 1998, there were 15,289,437 shares of CTI Common Stock outstanding with each share of CTI Common Stock entitled to cast one vote with respect to the proposal to approve the Merger Agreement.

Quorum; Vote Required.........  The presence, in person or by proxy, of the holders of a majority of the outstanding shares of CTI Common Stock at the Special Meeting is necessary to constitute a quorum at the Special Meeting. Approval of the Merger Agreement requires the affirmative vote of a majority of the issued and outstanding shares of CTI Common Stock. See "The Special Meeting--Matters to be Considered at the Special Meeting; Quorum and Vote Required."

Irrevocable Proxy.............  Richard N. Beckstrand, the controlling stockholder, chief executive officer and chairman of the Board of Directors of CTI ("Majority Stockholder"), has granted an irrevocable proxy in favor of approval of the Merger Agreement to the Board of Directors of Fiserv, thereby assuring that the Merger Agreement, and therefore the Merger, will be approved by CTI Stockholders, subject to the exercise of dissenter's rights of appraisal by any CTI Stockholder electing to do so.

                                  THE MERGER

Effect of the Merger..........  The Merger Agreement (attached as Appendix A to this Proxy Statement/Prospectus) provides for the merger of CTI with and into Fiserv Solutions, a wholly owned subsidiary of Fiserv, with Fiserv Solutions as the Surviving Corporation which will continue to exist as a wholly owned subsidiary of Fiserv. It is presently contemplated that the Effective Time of the Merger will be February 27, 1998 or such other date as the parties may agree. See "The Merger."

Merger Consideration..........  Each outstanding share of CTI Common Stock will be converted into the right to receive
                                such number of shares of Fiserv Common
                                Stock as shall equal the Conversion Ratio, which is defined as the quotient of (x) the CTI Stock Value divided by (y) an amount equal to the average closing price of Fiserv Common Stock as reported on NASDAQ (as reported in The Wall Street
                                Journal) for the 20 trading days ending on the second trading day prior to the Effective Time ("Average Fiserv Stock
                                Price"). The CTI Stock Value is expected to be approximately $1.35, subject to an aggregate holdback ("Holdback") of Fiserv Common Stock valued at $3,000,000 (approximately $0.17 per share of CTI
                                Common Stock) ("Holdback Shares") which
                                shall be placed into escrow to cover
                                certain specified liabilities to the
                                extent they exceed $825,067 and non-
                                customer claims which relate to events
                                occurring or actions taken prior the
                                Effective Time which are raised within 289 days following the Effective Time
                                ("Holdback Claims"). The Holdback Shares shall be distributed, after reduction for the Holdback Claims, in one or more portions on the later of 299 days following the Effective Time or the final resolution of the Holdback Claims. The parties intend to treat the Merger as a pooling of interests for accounting purposes. If the Merger does not qualify for pooling of interests treatment under generally accepted accounting principles, then each outstanding share of CTI Common
                                Stock will be converted into the right to receive the CTI Stock Value in cash. The average closing price of Fiserv Common
                                Stock for the 20 trading days ending two days prior to the mailing of this Proxy Statement/Prospectus was $__. See "The Merger--The Merger Agreement," "The Merger--Merger Considerations and "The Merger--Holdback." No fractional shares of Fiserv Common

                                Stock will be issued in the Merger.  In
                                lieu of any fractional shares, each holder of CTI Common Stock who would otherwise be entitled to receive a fractional share of Fiserv Common Stock pursuant to the Merger will be paid an amount in cash, without interest, rounded to the nearest cent, determined by multiplying (i) the per share closing price of Fiserv Common Stock as reported on NASDAQ on the date of the Effective Time, by (ii) the fractional interest to which such holder would otherwise be entitled. Fiserv will make available to the Exchange Agent the cash necessary for this purpose.

Holdback........................Receipt of the Merger Consideration is subject to an aggregate holdback of the Holdback Shares in respect of the Holdback Claims to be distributed in one or more portions upon the later of 299 days after the Effective Time or the resolution of the Holdback Claims. See "The Merger--The Merger Agreement--Merger
                                Consideration--Holdback" and Appendix A -
                                Agreement and Plan of Merger.

Recommendation of CTI's Board
of Directors....................The Board of Directors of CTI believes that the
                                Merger is desirable and in the best interests of CTI Stockholders and, accordingly, unanimously recommends that the CTI Stockholders vote in favor of the approval of the Merger Agreement. The Board of Directors' recommendation is based upon a number of factors discussed in this Proxy Statement/ Prospectus and upon the opinion of Houlihan Valuation Advisors ("HVA') referred to below. See "The Merger--Background and Reasons for the Merger," "The Merger--Recommendation of the Board of Directors of CTI," "The Merger-- Opinion of CTI's Financial Advisor" and Appendix B.

Opinion of CTI's Financial
Advisor.........................As of November 4, 1997, HVA rendered its opinion to the Board of Directors of CTI to the effect that, as of such date, the aggregate consideration to be received by CTI Stockholders pursuant to the Merger is fair, from a financial point of view, to such holders. The full text of the written opinion of HVA, confirmed as of the date of this Proxy Statement/Prospectus, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached as Appendix B to this Proxy Statement/Prospectus and should be read carefully in its entirety. HVA's opinion is directed only to the fairness of the aggregate consideration from a financial point of view, does not address any other aspect of the Merger or related transactions and does not constitute a recommendation to any Stockholder as to how such Stockholder should vote at the Special Meeting. See "The Merger--Opinion of CTI's Financial Advisor" and Appendix B.

Management and Operations of
CTI after the Merger..........  Following the Merger, CTI will be merged with and into Fiserv Solutions, a wholly owned subsidiary of Fiserv, which will be the Surviving Corporation. George D. Dalton, Chairman of the Board of Fiserv, Leslie M. Muma, Vice Chairman and President of Fiserv, Donald F. Dillon, Vice Chairman of Fiserv, and Kenneth R. Jensen, Senior Executive Vice President and Chief Financial Officer of Fiserv, will remain the directors of the Surviving Corporation.
                                All other persons who will become the officers of the Surviving Corporation are currently officers and directors of Fiserv. Information about such persons is incorporated by reference to Fiserv's Annual Report on Form 10-K for the year ended December 31, 1996. Fiserv intends to operate the Surviving Corporation as an independent subsidiary after the Merger and has no present intention to move or consolidate any of the operations of the Surviving Corporation or its subsidiaries or to change the name of any of its subsidiaries. See "The Merger-- Management and Operations of CTI Following the Merger."

Interests of Certain Persons
in the Merger.................  In the Merger Agreement, Fiserv has agreed (1)
                                to assume all outstanding options granted under CTI's stock option plans, (2) to pay a retention bonus to certain members of CTI's senior management team in consideration for the reduction in the term of each such senior manager's employment agreement from five to two years and (3) to modify the Employment Agreement ("Employment Contract") of the Majority Shareholder to provide for the payment of $240,000 in consideration of (i) an extension of the non competition provisions of the Employment Contract from one to three years and ii) a modification of the termination provisions of the Employment Contract to eliminate
                                CTI's obligation to provide notice and pay a
                                $320,000
                                severance payment upon termination or a
                                change in control of CTI. Additionally, the four current members of the Board of Directors of CTI, will receive $10,000 each in consideration of services to be rendered after the Effective Date as representatives of the CTI Stockholders in matters related to the Holdback. See "The Merger--Interests of Certain Persons in the Merger", "The Merger--Holdback" and "The Merger--The Merger Agreement."

Federal Income Tax
Consequences..................  The Merger Agreement provides that, for federal income tax purposes, CTI and
                                Fiserv intend that the Merger constitute a tax-free "reorganization" within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the United States Internal Revenue Code of 1986, as amended ("Code"). CTI and Fiserv intend to treat the Merger as a tax-free reorganization in their federal income tax returns. In the event that certain guidelines of the Internal Revenue Service are not satisfied, it is possible the Internal Revenue Service could challenge the tax treatment of the Merger as a tax- free reorganization. No ruling has been requested from the Internal Revenue Service. If the Merger cannot be accounted for as a "pooling of interests" for accounting purposes, then the Merger Consideration will be changed from all stock to all cash and the Merger will not be treated as a tax-free reorganization.

                                THE FOREGOING SUMMARY IS NOT INTENDED, AND
                                SHOULD NOT BE CONSIDERED, AS TAX ADVICE.
                                HOLDERS OF CTI COMMON STOCK ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM UNDER APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS. For additional information, see "The Merger--Federal Income Tax Consequences of the Merger."

Conditions to the Merger......  The obligations of Fiserv and CTI to consummate the Merger are subject to the satisfaction or waiver (to the extent available) of certain conditions set forth in the Merger Agreement including, but not limited to, (i) the affirmative vote of the CTI Stockholders, (ii) the redemption prior to the Effective Time, by CTI, of its 1994 Series Preferred Stock, (iii) the disposition prior to the Effective Time, by CTI, of its surgery center business unit, and
                                (iv) the exercise, by the Majority

                                Stockholder, of his option to purchase 1,000,000 shares of CTI common stock for a price of $1.00 per share, and (v) the receipt by the CTI Board of Directors of an opinion from HVA that the consideration to be received in the Merger is fair from a financial point of view to the CTI Stockholders. See "The Merger--The Merger Agreement."

Termination of Merger
Agreement.....................  The Merger Agreement may be terminated by
                                (i) the mutual consent of CTI and Fiserv
                                Solutions, (ii) either party if the Effective Time shall not have occurred on or before March 31, 1998, and (iii) in certain other situations. See "The Merger--Termination."

No Solicitation...............  CTI has agreed that from the execution of the definitive agreement until March 31, 1998, subject to its fiduciary obligations, it will not solicit, directly or indirectly, any proposal or offer to acquire all or any significant part of its business and properties or its capital stock. See "The Merger--The Merger Agreement" and "The Merger--No Solicitation."

Accounting Treatment..........  It is anticipated that the Merger will be accounted for as a "pooling of interests" under Accounting Principles Board Opinion No. 16. If the Merger cannot be accounted for as a "pooling of interests" for accounting purposes then the Merger Consideration will be changed from all stock to all cash and the Merger will not be treated as a tax-free reorganization. See "The Merger--Accounting Treatment."

Exchange of CTI Stock
Certificates..................  Promptly after the Effective Time, Firstar
                                Trust Company, Milwaukee, as exchange agent
                                ("Exchange Agent"), will mail to each CTI
                                Stockholder a letter of transmittal and
                                instructions for exchanging such holder's certificates to certificates representing the shares of Fiserv Common Stock to which such holders are entitled, subject to the Holdback. Upon the Effective Time, the Holdback Shares will be issued in the name of the Escrow Agent. The Holdback Shares will be distributed to the CTI Stockholders upon the later of 299 days following the closing or the resolution of the Holdback Claims after the deduction of amounts in respect of the Holdback Claims. CTI Stockholders should not send their certificates to the Exchange Agent until they receive such instructions. See "The Merger--The Merger Agreement--Conversion of CTI Common Stock; Procedures for Exchange of Share Certificates."

Effect of the Merger on
Rights of Stockholders........  Fiserv is a Wisconsin corporation; CTI is a
                                Nevada corporation. For a comparison of Wisconsin and Nevada laws and of the charter and bylaw provisions of Fiserv and CTI governing the rights of Fiserv shareholders and CTI stockholders, respectively, see "Comparison of Rights of Stockholders of Fiserv and CTI."

Dissenters' Rights............  The CTI Stockholders shall have dissenters' and appraisal rights to the extent granted by Nevada law. The obligation of Fiserv to consummate the merger is subject to the satisfaction or waiver of a condition requiring that no more than 5% of the CTI Common Stock shall have exercised dissenters' rights in connection with the Merger. See "The Merger--Rights of Dissenting Stockholders" and "Comparison of Rights of Stockholders of Fiserv and CTI."

Resale Restrictions...........  All shares of Fiserv Common Stock received by
                                CTI Stockholders will be freely tradeable, except the Fiserv Common Stock received by persons who are deemed to be "affiliates" (as such term is defined in the Securities Act) of CTI or Fiserv at the time of the Special Meeting may be resold by them only in certain permitted circumstances under the Securities Act, other applicable securities laws and rules related to pooling of interests accounting treatment. See "The Merger--Resale of Fiserv Common Stock by Affiliates."

                   COMPARATIVE SHARE AND DIVIDEND INFORMATION
                               AND MARKET PRICES

Fiserv Common Stock Outstanding    59,933,372 shares as of January 22, 1998.

Fiserv Dividends                No dividends on the Fiserv Common Stock have
                                been paid. See "Comparative Market Prices and
                                Dividends."

CTI Common Stock Outstanding    15,289,437 shares as of January 22, 1998.

CTI Dividends                   No dividends on the CTI Common Stock have been
                                paid. See "Comparative Market Prices and
                                Dividends."

Market Price Data               The Fiserv Common Stock (Nasdaq Symbol: FISV) is
                                traded on NASDAQ. The CTI Common Stock (OTCBB
                                Symbol: CSAT) is traded on the OTC Bulletin
                                Board. The following table sets forth for the calendar periods indicated, the closing price per share of Fiserv Common Stock and CTI Common
                                Stock as reported by NASDAQ and the OTC Bulletin
                                Board.


                                      Fiserv                         CTI
                                   Common Stock                  Common Stock
                                   ------------                  ------------

                                   High       Low                High      Low
                                   ----       ---                ----      ---
1996:
 First Quarter                     $32       $25 3/8            $6         $4
 Second Quarter                     33 3/8    28 1/16            4 1/4      3
 Third Quarter                      38 11/16  28 5/8             4      1 1/8
 Fourth Quarter                     39 5/8    34                 2 1/2  7/16


                                   High       Low                High      Low
1997:                              ----       ---                ----      ---
 First Quarter                     $39      $32 3/4              $1 1/8   $1/2
 Second Quarter                     44 5/8   36 3/4                 5/8    3/8
 Third Quarter                      49 1/2   43 7/8               1 7/32  7/16
 Fourth Quarter                     50 1/8   39 3/4               1 3/16  9/16


                                  High       Low                High      Low
1998:                             ----       ---                ----      ---
  First Quarter                   $52 1/8   $46 1/2             $         $
   (through January 22, 1998)

On November 3, 1997, the last full trading day prior to the joint public announcement that CTI and Fiserv had executed the Merger Agreement, the closing prices per share of Fiserv Common Stock and CTI Common Stock as reported by NASDAQ and the OTC Bulletin Board were $43 15/16 and $ 3/4, respectively. On January 22, 1998, the closing prices per share of Fiserv Common Stock and CTI Common Stock as reported by NASDAQ and the OTC Bulletin Board were $52 1/8 and $_____, respectively. See "Comparative Market Prices and Dividends." CTI Stockholders are urged to obtain current market quotations for shares of Fiserv Common Stock and CTI Common Stock.

                       CERTAIN SIGNIFICANT CONSIDERATIONS

In considering whether to approve the Merger Agreement, CTI Stockholders should consider the following: (i) the Conversion Ratio will be determined based upon the Average Fiserv Stock Price; and (ii) the price of Fiserv Common Stock at the Effective Time can be expected to vary from the Average Fiserv Stock Price as well as from the prices as of the date of this Proxy Statement/Prospectus and the date on which CTI Stockholders vote on the Merger Agreement due to changes in the business, operations or prospects of Fiserv, market assessments of the likelihood that the Merger will be consummated and the time thereof, general market and economic conditions, and other factors. See "Summary--The Merger," "Comparative Market Prices and Dividends" and "Risk Factors."

                              RECENT DEVELOPMENTS
CTI

On November 13, 1997, CTI reported its results for the first quarter of CTI's 1998 fiscal year (quarter ended September 30, 1997). Capital Income from continuing operations and net income for the first quarter of fiscal 1998 totaled $470,979 and $474,318, respectively, on net revenues of $6,578,522 compared to a loss from continuing operations and a net loss of $836,015 and $1,028,195, respectively, on net revenues of $5,671,900 for the first quarter of 1997. Income per common share from continuing operations for the first quarter of 1998 was $0.03 compared to a loss per common share from continuing operations of $0.10 for the same period in 1997. Net revenues increased 16%, or $907,000, in the first quarter of 1998 over the same period in 1997. A significant portion of the increase in revenues is attributable to a higher volume of sales of hardware and software which totaled $2,493,451 for the first quarter of 1998, compared to $1,658,799 for the first quarter of 1997, a 50% increase. Aggregate operating expenses for the first quarter of 1998, excluding interest, decreased $276,842, or 4% over the first quarter of 1997. This decrease in expenses was attributable to the reduction of corporate overhead related to both continuing and discontinued operations.

Fiserv

On January 20, 1998, Fiserv reported its results for the fourth quarter of 1997 and its unaudited results for the year ended December 31, 1997. For the fourth quarter, Fiserv Revenues were $269.5 million, a 28% increase over the $210.5 million originally reported for the fourth quarter of 1996 and compared to $231.5 million as restated to include the results of operations of BHC Financial, Inc. an acquisition accounted for on a "pooling of interests" basis. Net income for the quarter was $24.2 million, an increase of 50% over the $16.1 million originally reported in 1996 and as compared to $20.4 million after restatement. Net income per share-diluted for the period based on 54,317,000 shares outstanding was $0.45 per share compared to $0.35 per share originally reported for the fourth quarter of 1996 and $0.39 as restated.

For the year ended December 31, 1997, unaudited revenues were $974.4 million, a 22% increase over the $798.03 million originally reported in 1996 and compared to $879.4 million as restated. Net income rose to $90.8 million, a 47% increase over the $61.7 million originally reported in 1996, and as compared to $79.7 million as restated. Net income per share-diluted for the year based on 53,528,000 shares outstanding increased 27% to $1.70 per share, compared to $1.34 as originally reported in 1996 and $1.53 as restated.

                      SELECTED HISTORICAL FINANCIAL DATA

The following tables present selected historical information for Fiserv and CTI derived from the historical consolidated financial statements of CTI and of Fiserv, which in the case of Fiserv, are incorporated by reference herein.

The selected financial data presented below should be read in conjunction with such financial statements and the notes thereto. The historical financial data at and for each year in the five-year period ended December 31, 1996 and the nine months ended September 30, 1997, and 1996, have been extracted from Fiserv's audited financial statements and reports filed with the Commission.
See "Incorporation of Certain Documents by Reference." The selected consolidated historical financial data at and for each year in the five year period ended June 30, 1997 have been extracted from CTI's consolidated financial statements which have been audited by independent public accountants. The unaudited selected consolidated historical financial data at and for three months ended September 30, 1996 and 1997 have been extracted from CTI's unaudited consolidated financial statements which were filed with the Commission on November 13, 1997 as part of CTI's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997.

                                                       FISERV SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
                                                              (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                                                                                                 FOR THE
                                                                                                               NINE MONTHS
                                              AS OF AND FOR THE YEAR ENDED DECEMBER 31,                     ENDED SEPTEMBER 30,
                                -----------------------------------------------------------------------   ----------------------
                                   1992          1993           1994          1995(1)          1996          1996        1997
                                ----------   ------------   ------------   --------------   -----------    --------   ----------
                                                                                                               (Unaudited)
INCOME STATEMENT DATA:

Revenues                        $  384,803     $  519,996     $  635,297    $  769,104      $  879,449      $647,907  $704,960

Income (loss) before taxes          52,597         70,832         84,098       (76,146)        134,462       100,037   112,909

Net income (loss)                   32,994         43,725         51,031       (45,926)         79,708        59,300    66,616

Net income (loss) per Common
 share                          $     0.82     $     0.96     $     1.08    $    (0.91)     $     1.53      $   1.14  $   1.25

Common shares used in
 computing net income (loss)
 per share                          40,243         45,575         47,364        50,298          52,046        52,016    53,265

Cash dividends declared per
 common share                            0              0              0             0               0             0         0

                                                                                                       AS OF SEPTEMBER 30,
                                                          AS OF DECEMBER 31,                                  1997
                                -----------------------------------------------------------------------    ----------
                                   1992          1993            1994           1995          1996       (Unaudited)
                                ----------    -----------     ----------    -----------     -----------
BALANCE SHEET DATA:

Total assets                    $1,480,253     $1,874,939     $2,204,832    $2,514,597      $2,698,979    $3,103,644

Long-term debt                      78,683        124,624        150,599       383,416         272,864       221,301

Shareholder's equity               211,611        370,740        425,389       514,866         605,898       685,097

Book value per Common
 share                          $     4.79     $     7.85     $     9.01    $     9.92      $    11.72    $    13.07

_____________________

(1) 1995 includes certain charges related to the acquisition of Information Technology, Inc. ("ITI"). The charges are a pre-tax special, one-time, non-cash charges of $173 million to expense the purchased ITI Premier II research and development and a pre-tax charge of $9.9 million for the accelerated amortization of the completed ITI Premier I software. The combined after tax charge was $109.6 million ($2.18 per share). Net income and net income per share before such charges were $63.7 million and $1.27, respectively.

              CTI SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
                    (In thousands, except per share amounts)

                                                                                                         AS OF AND FOR THE
                                                                                                         THREE MONTHS ENDED
                                                    AS OF AND FOR THE YEAR ENDED JUNE 30,                   SEPTEMBER 30,
                                         -------------------------------------------------------------   -------------------
                                          1993(1)     1994(1)(3)     1995(4)      1996(4)       1997       1996       1997
                                         ---------   ------------   ----------   ----------   --------   --------   --------
STATEMENT OF OPERATIONS DATA

 Net Revenue                                -0-           -0-       $21,608      $26,823      $26,890    $ 5,672    $ 6,579

 Earnings (loss) from continuing
        operations                          -0-           -0-           925       (9,554)         437       (836)       471

 Earnings (loss) from continuing
        operations per common share         -0-           -0-       $  0.12       ($1.10)     $  0.04     ($0.10)   $  0.03

 Cash dividends per common share            -0-           -0-           -0-          -0-          -0-        -0-        -0-

 Weighted average shares
        outstanding                       1,589         2,419         7,655        8,695       11,062      8,918     15,289

BALANCE SHEET DATA(2)

 Total assets                            $  189       $12,403       $26,090      $14,025      $ 9,739    $11,763    $ 8,665
 Long term obligations                      -0-         1,766         3,224        3,070          118      2,607        121

 Stockholders' equity (deficit)             176         4,180         9,921       (6,236)      (1,949)    (7,294)    (1,505)
 Book value per common share              $0.11         $0.89       $  1.17       ($0.70)      ($0.13)     ($.82)    ($0.10)

 Shares of CTI common stock
       outstanding                        1,589         4,739         8,510        8,916       15,289      8,918     15,289

---------------------

(1) On June 22, 1994, CTI entered into the credit union software business through the purchase of the credit union division of VERSYSS Incorporated and the acquisition of CUSA, Inc. Also, on January 22, 1994, CTI purchased an office rental complex located in Sparks, Nevada. Prior to its entering into the credit union software business, CTI's operations consisted of a free standing surgery center located in Sparks, Nevada. CTI's surgery center operations were discontinued in fiscal 1997. Since none of the operations existing prior to CTI's entrance to the credit union software business were continuing operations as of June 30, 1997, no Statement of Operations Data is presented for the period from July 1, 1993 to June 22, 1994. Additionally, the operations of the VERSYSS credit union division, CUSA, Inc. and the Sparks office rental complex, from June 22, 1994 to June 30, 1994 were insignificant and are not presented.

(2) The total assets and long term liabilities as of the periods presented include some assets and long term liabilities which were discontinued in fiscal 1997.

(3) The Balance Sheet Data as of June 30, 1994 reflects the assets and liabilities of the credit union software businesses acquired on June 22, 1994.

(4) The Statement of Operations Data for the periods ending June 30, 1995 and 1996 include the results from the continuing operations (credit union software business) of the businesses acquired in fiscal 1995 and 1996, respectively, from the acquisition dates. See "CTI's Business-- Acquisitions."

                  COMPARATIVE PER SHARE DATA OF FISERV AND CTI

Presented below is historical comparative per share data of Fiserv and CTI for earnings from continuing operations, cash dividends and net book value. Also presented below are the equivalent per share amounts for CTI which adjust the historical Fiserv amounts to reflect the exchange ratio of Fiserv shares for CTI shares contemplated in the Merger. For the purposes of the comparison below, the exchange ratio was assumed to be 0.028 shares of Fiserv Common Stock for each share of CTI Common Stock. Pro forma amounts have been omitted because the effects of the Merger on Fiserv's earnings from continuing operations and net book value per share are not significant.

                                  FISERV, INC.

                                                                  AS OF
                                                               AND FOR THE
                                AS OF AND FOR THE           NINE MONTHS ENDED
                              YEAR ENDED DECEMBER 31,         SEPTEMBER 30,
                       ----------------------------------   ------------------
                                                               (unaudited)
                       1994       1995(1)         1996             1997
                       -----   -------------   ----------   ------------------
PER SHARE DATA:
Net income (loss)      $1.08       $(0.91)         $ 1.53              $ 1.25
Cash dividends             0            0               0                   0
Book value             $9.01       $ 9.92          $11.72              $13.07


                            CUSA TECHNOLOGIES, INC.

                                                                                   AS OF AND FOR THE
                                                        AS OF AND FOR THE         THREE MONTHS ENDED
                                                       YEAR ENDED JUNE 30,          SEPTEMBER 30,
                                                  -----------------------------   -------------------
                                                                                      (unaudited)
                                                  1995      1996        1997             1997
                                                  -----   ---------   ---------   -------------------
PER SHARE DATA:
Earnings (loss) from continuing operations        $0.12     ($1.10)    $  0.04               $  0.03
Earnings adjusted for the exchange ratio (2)       0.03      (0.03)       0.04                  0.04

Cash dividends                                        0          0           0                     0
Cash dividends adjusted for exchange
  ratio (2)                                           0          0           0                     0

Book value per common share                       $1.17     ($0.70)     ($0.13)               ($0.10)
Book value per common share adjusted for the
 exchange ratio (2)                                   -          -     $  0.33               $  0.37

_____________________

(1) The per share values for Fiserv as of and for the year ended December 31, 1995 include certain charges related to the acquisition of Information Technology, Inc. ("ITI"). The charges are a pre-tax special, one-time, non-cash charge of $173 million to expense the purchased ITI Premier II research and development and a pre-tax charge of $9.9 million for the accelerated amortization of the completed ITI Premier I software. The combined after tax charge was $109.6 million ($2.18 per share). Net income and net income per share before such charges were $63.7 million and $1.27, respectively.

(2) Fiserv amounts multiplied by 0.028, the assumed exchange ratio using a Fiserv share value of $48. The actual exchange ratio may be different, as it will be determined using the Average Fiserv Stock Value.

                                  RISK FACTORS

The following factors should be considered carefully by CTI Stockholders in connection with voting on the Merger and the receipt of Fiserv Common Stock by CTI Stockholders as a result thereof. These factors should be considered in conjunction with the other information included or incorporated by reference in this Proxy Statement/Prospectus.

AVERAGE MARKET PRICES WILL DIFFER FROM ACTUAL MARKET PRICE

In considering whether to approve the Merger Agreement, CTI Stockholders should consider the following: (i) the Conversion Ratio will be determined based upon the Average Fiserv Stock Price; (ii) the price of Fiserv Common Stock at the Effective Time can be expected to vary from the Average Fiserv Stock Price as well as from the prices as of the date of this Proxy Statement/Prospectus and the date on which CTI Stockholders vote on the Merger Agreement due to changes in the business, operations or prospects of Fiserv, market assessments on the likelihood that the Merger will be consummated and the time thereof, general market and economic conditions, and other factors, and (iii) the price of Fiserv Common Stock after the Effective Time can be expected to vary due to changes in the business, operations or prospects of Fiserv, market assessments of the
Merger, general market and economic conditions, and other factors.   See
"Summary--The Merger" and "Comparative Market Prices and Dividends."

NON-SOLICITATION PROVISIONS MAY HAVE A DETERRENT EFFECT

CTI agreed that from the execution of the definitive agreement until March 31, 1998, subject to its fiduciary obligations, it will not solicit, directly or indirectly, any proposal or offer to acquire all or any significant part of its business and properties or its capital stock (a "CTI Acquisition Proposal"). These provisions in the Merger Agreement may have the effect of discouraging an attempt by a third party to engage in certain acquisition transactions with CTI. See "The Merger--The Merger Agreement" and "The Merger--No Solicitation."

POSSIBILITY THAT THE CTI STOCKHOLDERS COULD REALIZE GREATER VALUE IF CTI WERE TO CONTINUE AS A SEPARATE ENTITY

In the past year, CTI's management has elected to focus its efforts on the credit union software business. Since this change in focus, the results from operations have improved significantly. Management expects a continuing improvement in CTI's results of operations. The potential increase in shareholder value which might result from increased revenues and income from continuing operations may not be fully reflected in the exchange value of the Fiserv Common Stock received by CTI Stockholders.

POTENTIAL FOR DEDUCTION OF CLAIMS FROM THE HOLDBACK

The Merger Agreement provides for a Holdback of Fiserv Common Stock worth $3,000,000 in respect of certain specified liabilities to the extent that such liabilities exceed $825,067 and non customer claims which are raised within 289 days following the Effective Time. There is a possibility that some or all of the $3,000,000 could be used to satisfy the Holdback Claims. Assuming that all of the Holdback Shares were used to cover the Holdback Claims, the Merger Consideration per share of CTI Common Stock would be reduced from an estimated $1.35 to $1.18.

                              THE SPECIAL MEETING

This Proxy Statement/Prospectus is being furnished to CTI Stockholders in connection with the solicitation of proxies by the Board of Directors of CTI from holders of CTI Common Stock for use at the Special Meeting. This Proxy Statement/Prospectus, Notice of Special Meeting and proxy card are first being mailed to CTI Stockholders on or about January ___, 1998.

MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING; QUORUM AND VOTE REQUIRED

At the Special Meeting, the CTI Stockholders will be asked to consider and vote upon a proposal to approve the Merger Agreement, pursuant to which CTI will be merged with and into Fiserv Solutions. Fiserv Solutions will be the Surviving Corporation and will continue to exist as a wholly-owned subsidiary of Fiserv, and CTI Stockholders will receive shares of Fiserv Common Stock in exchange for shares of CTI Common Stock they own. See "The Merger." The presence, in person or by proxy, of the holders of a majority of the outstanding shares of CTI Common Stock at the Special Meeting is necessary to constitute a quorum at the Special Meeting. Abstentions and broker non-votes will be included in determining the presence of a quorum, but will not count as votes cast. The affirmative vote of a majority of the outstanding shares of CTI Common Stock, either in person or by proxy, is required for approval of the Merger Agreement. For purposes of the vote, the effect of any abstention or broker non-votes will be tantamount to a vote against the Merger Agreement.

THE MAJORITY STOCKHOLDER HAS GRANTED AN IRREVOCABLE PROXY IN FAVOR OF APPROVAL OF THE MERGER AGREEMENT TO THE BOARD OF DIRECTORS OF FISERV, THEREBY ASSURING THAT THE MERGER AGREEMENT, AND THEREFORE THE MERGER, WILL BE APPROVED BY THE CTI STOCKHOLDERS.

RECORD DATE; STOCK ENTITLED TO VOTE

Each share of CTI Common Stock outstanding on the Record Date is entitled to be voted at the Special Meeting. Holders of record of CTI Common Stock at the close of business on January 27, 1998, the Record Date, are entitled to one vote per share. There were 15,289,437 shares of CTI Common Stock issued and outstanding on the Record Date.

VOTING AND REVOCATION OF PROXIES

Proxies in the accompanying form, properly executed, duly returned to CTI and not revoked will be voted in the manner specified thereon. If no specification is made in a proxy returned for the Special Meeting, such proxy will be voted FOR the adoption and approval of the Merger Agreement. A CTI Stockholder who gives a proxy may revoke it at any time before it is voted by filing with the Secretary of CTI a written instrument stating that the proxy is revoked or by submitting a duly executed proxy bearing a later date. Any CTI Stockholder who attends the Special Meeting and desires to vote in person may revoke the proxy and vote at the Special Meeting. Presence at the Special Meeting does not of itself revoke a proxy. The management of CTI is not aware of any matters to be presented at the Special Meeting other than the approval of the Merger Agreement. If any other matters are properly presented at the Special Meeting, the persons named in the accompanying proxy card will have discretionary authority to vote thereon according to their best judgment.

SOLICITATION OF PROXIES

Solicitation of proxies for use at the Special Meeting may be made in person or by mail, telephone, telecopy or telegram. CTI will bear the cost of the solicitation of proxies from its Stockholders. In addition to solicitation by mail, the directors, officers and employees of CTI may solicit proxies from CTI Stockholders by telephone or telegram or in person. Such directors, officers and employees will not be compensated for such solicitation. CTI has requested that banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries forward solicitation materials to the beneficial owners of CTI Common Stock held of record by such entities, and CTI will, upon the request of such record holders, reimburse reasonable forwarding expenses.

CTI STOCKHOLDERS SHOULD NOT SEND STOCK CERTIFICATES REPRESENTING SHARES OF CTI COMMON STOCK WITH THEIR PROXY CARDS.

                                   THE MERGER

GENERAL

The Merger Agreement (attached as Appendix A to this Proxy Statement/Prospectus) provides for the Merger of CTI with and into Fiserv Solutions. Fiserv Solutions will be the Surviving Corporation and will carry on the business of CTI as a
wholly owned subsidiary of Fiserv.   Each outstanding share of CTI Common Stock
will be converted into Fiserv Common Stock at the Conversion Ratio, which, assuming an Average Fiserv Stock Price of Fiserv Common Stock of $__ (the average closing price of Fiserv Common Stock, as reported on NASDAQ for the 20 trading days ended January ___, 1998), will result in the present CTI Stockholders owning approximately ____ percent of the outstanding Fiserv Common Stock, subject to the Holdback. It is presently contemplated that the Effective Time of the Merger will be February 27, 1998 or such other date as the parties may agree.

BACKGROUND AND REASONS FOR THE MERGER

Fiserv, through its Summit and Galaxy business units, and CUSA, Inc., the credit union software developer acquired by CTI in June 1994, have been competitors in the credit union computer data processing industry for over ten years. In early June 1997, representatives of CTI met with representatives of Fiserv to discuss recent competition between the parties in the Central American data processing market. Two weeks later, the parties met again to discuss a joint venture in the Central American credit union data processing market. At the second meeting it became apparent to both parties that the consideration of a CTI/Fiserv merger would be favorable. On June 17, 1997 the parties entered into a confidentiality agreement and began to exchange due diligence information. Once formal talks with Fiserv started, representatives of CTI's Board of Directors identified and initiated contact with other companies that were likely to be interested in and able to consummate a financially attractive strategic combination with CTI.

On July 15, 1997, representatives of Fiserv and CTI met at CTI's corporate offices in Salt Lake City to perform on site due diligence and to discuss the synergistic benefits of and a framework for a possible combination of the businesses of CTI and Fiserv. After two days of meetings, the parties began to exchange information regarding the valuation of CTI in a merger transaction. Additional due diligence information was exchanged and, on August 4, 1997 representatives of CTI met with representatives of Fiserv at Fiserv's corporate offices to negotiate the preliminary terms of a potential transaction. Shortly after the August 4, 1997 meeting the parties agreed upon a preliminary valuation of CTI and began to negotiate the details of the potential transaction. In August, representatives of CTI's Board of Directors continued their efforts to solicit offers from the other companies.

Upon the completion of preliminary negotiations, at a Board of Directors meeting of CTI held August 29, 1997, the Board of Directors discussed the possibility of a strategic combination of CTI with Fiserv and evaluated the status of the continuing negotiations. The Board of Directors noted the effects of consolidation in the credit union industry on its business and prospects, the current limitations on CTI Stockholder liquidity, the difficulty in meeting the Board's long time objective of a NASDAQ listing, the recent initiatives of major competitors toward consolidation and the intense competition for new business in the credit union software market. The Board of Directors determined that in order to maximize shareholder value, CTI should continue to negotiate a strategic combination with Fiserv with particular focus on optimizing the transaction for stockholders as to price and as to accounting and tax treatment. The Board also asked certain representatives of the Board to continue investigating other potential strategic transactions and to evaluate the advantages and disadvantages of remaining independent. The Board decided that if the decision was made to merge with Fiserv, the Board would seek a fairness opinion.

In early September, a draft definitive agreement for the purchase of CTI by Fiserv Solutions was circulated for review. The parties had determined that the transaction should be structured as a pooling of interests and contacted their respective accountants to request a determination as to whether pooling of interest treatment would be appropriate. The Board of Directors met on September 9 and 12, 1997 to discuss the status of the negotiations with Fiserv and to discuss the other alternatives for maximizing shareholder value. Representatives of the Board reported that their efforts to solicit interest from other qualified strategic partners had been unsuccessful. After considering alternatives, at the September 12, 1997 meeting, the Board decided to engage HVA to give an opinion to the Board regarding the fairness of the proposed CTI/Fiserv transaction to the CTI Stockholders from a financial point of view. Negotiations with Fiserv continued to progress and a draft of the Merger Agreement was circulated among the members of the Board for comment.
Near the end of September, management reported to the Board that virtually all of the major issues relating to the definitive agreement had been agreed upon by the parties.

On September 29, 1997, it was determined that all significant issues had been negotiated. At a special meeting of the Board of Directors on September 30, 1997, the Board of Directors reviewed, among other things, the history of the transaction, a nearly final draft of the Merger Agreement and the alternatives
to the strategic combination, including remaining an independent entity.   After
such deliberations the Board of Directors determined that the Merger was fair to and in the best interests of CTI and its stockholders and unanimously approved the Merger Agreement.

Following the Board's approval of the Merger Agreement, in the first week of October, Fiserv circulated a final draft of the Agreement which contained proposed new terms relating to the Holdback which were not part of the draft reviewed at the September 30, 1997 meeting and which were not acceptable to CTI. Discussions related to the transaction, including the engagement of HVA to complete the fairness opinion were suspended while the terms of the Holdback were negotiated over a three week period. On October 28, 1997, the Board engaged HVA to complete the fairness opinion relating to the Merger. The final Merger Agreement dated November 4, 1997 was not materially different than that reviewed by the Board prior to their September 30, 1997 vote. Accordingly, the Board Members were updated as to the changes, but a new vote was not deemed necessary.

RECOMMENDATION OF THE BOARD OF DIRECTORS OF CTI

At a meeting of the Board of Directors on September 30, 1997, the Board of Directors determined that the Merger was fair to and in the best interests of CTI and the CTI Stockholders and unanimously approved the Merger Agreement. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE CTI STOCKHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

The determination of the Board of Directors to approve the Merger Agreement was based upon consideration of a number of factors. The following list includes all material factors considered by the Board of Directors in its evaluation of the Merger and the Merger Agreement:

  - The Board of Directors' familiarity with, among other things, the business, operations, financial condition, competitive position and prospects of CTI, the nature of the financial industry in which CTI participates, and current industry, economic and market conditions;

  - The fact that CTI had solicited interest in a possible acquisition of CTI from third parties and that CTI had not received offers or indications of interest from other parties;

  - The conclusion of the Board of Directors that a transaction with Fiserv could achieve synergistic benefits;

  - The expected accounting treatment of the transaction as a pooling of interests as well as the terms of the Merger Agreement in the event the accounting treatment is not as expected;

  - The expected tax-free treatment of the Merger;

  - The strategic and financial alternatives available to CTI, including remaining an independent company;

  - The Board of Directors' expected receipt of the opinion of Houlihan Valuation Advisors, Inc. ("HVA") that, as of the date of the Merger Agreement the consideration to be received by the CTI Stockholders pursuant to the Merger Agreement would be fair to the CTI Stockholders from a financial point of view;

  - The recognition by the Board of Directors that the Merger would deprive the CTI Stockholders of the opportunity to continue their equity interests in CTI as an independent entity. However, the Merger would permit the holders of CTI Common Stock to continue to hold an equity interest in Fiserv, a much larger, more liquid company operating in a broader sector of the financial services industry, and to participate in the future growth of Fiserv; the Board of Directors also determined that the Merger was consistent with enhancing stockholder value;

  - The Board of Directors' review of the historical market prices of shares of CTI Common Stock and Fiserv Common Stock, the historical market prices of shares of CTI Common

    Stock compared to the consideration to be received pursuant to the Merger and the future rates of growth and price earnings ratios which would be necessary for the market price of CTI Common Stock to equal or exceed the market value of the consideration to be received in the Merger;

  - Certain publicly available information with respect to the financial condition and results of operations of Fiserv; and

  - Since CTI did not consider specific strategic combinations or mergers with third parties other than certain entities contacted by representatives of CTI's Board of Directors which did not result in any alternative acquisition proposals, CTI and its advisors insisted upon provisions being included in the Merger Agreement which would allow CTI to consider unsolicited third-party acquisition proposals and to negotiate and discuss any such proposals in the exercise of its fiduciary duties so require. See "--The Merger Agreement" and "-- No Solicitation."

In view of the wide variety of material factors considered in connection with its evaluation of the Merger, the Board of Directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to specific factors considered in reaching its determination.

OPINION OF CTI'S FINANCIAL ADVISOR

CTI retained HVA on October 28, 1997 to render its opinion to the Board of Directors of CTI as to the fairness, from a financial point of view, of the consideration to be paid to the CTI Stockholders pursuant to the Merger Agreement.

On December 31, 1997, HVA delivered its written opinion dated as of November 4, 1997 to the CTI Board, to the effect that, as of such date, and based upon the assumptions made, matters considered and limits of review as set forth in the HVA Opinion, the proposed Merger is fair from a financial point of view to the public shareholders of CTI based on the circumstances existing as of November 4, 1997. A copy of the HVA Opinion which sets forth the assumptions made, matters considered and certain limitations on the scope of review undertaken by HVA, is attached as Appendix B to this Proxy Statement/Prospectus. CTI Stockholders are urged to and should read the HVA Opinion carefully and in its entirety. References herein to the "HVA Opinion" refer to the written opinion of HVA dated as of November 4, 1997. The HVA Opinion was subsequently confirmed prior to the mailing of this Proxy Statement/Prospectus.

     A COPY OF THE HVA OPINION, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND CERTAIN LIMITATIONS ON THE SCOPE OF REVIEW UNDERTAKEN BY HVA, IS ATTACHED TO THIS PROXY STATEMENT/PROSPECTUS AS APPENDIX B. HOLDERS OF CTI SHARES ARE URGED TO READ THE HVA OPINION IN ITS ENTIRETY. THE HVA OPINION IS DIRECTED ONLY TO THE FAIRNESS OF THE MERGER TO THE PUBLIC SHAREHOLDERS OF CTI FROM A FINANCIAL POINT OF VIEW. THE HVA OPINION DOES NOT ADDRESS THE MERITS OF THE UNDERLYING DECISION OF CTI TO ENGAGE IN THE MERGER AND DOES NOT CONSTITUTE A

     RECOMMENDATION TO ANY HOLDER OF CTI SHARES AS TO HOW SUCH STOCKHOLDER SHOULD VOTE ON THE MERGER. THE SUMMARY OF THE HVA OPINION SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

HVA ANALYSIS

In connection with the HVA Opinion, HVA reviewed certain publicly available financial information and other information concerning CTI and Fiserv and certain internal analyses and other information furnished to it by CTI. HVA also held discussions with the members of the senior managements of CTI and Fiserv regarding the businesses and prospects of their respective companies and the joint prospects of a combined company. In addition, HVA (i) reviewed the reported prices and trading activity for the common stock of both CTI and Fiserv, (ii) compared certain financial and stock market information for CTI and Fiserv with similar information for selected companies whose securities are publicly traded, (iii) reviewed the financial terms of selected recent business combinations in the software and database management industries, (iv) reviewed the terms of the Merger Agreement, and (v) performed such other studies and analyses and considered such other factors as it deemed appropriate.

In conducting its review and arriving at its opinion, HVA assumed and relied upon, without independent verification, the accuracy, completeness and fairness of the information furnished to or otherwise reviewed by or discussed with it for purpose of rendering its opinion. With respect to the financial projections of CTI and other information relating to the prospects of CTI and Fiserv provided to HVA by each company, HVA assumed that such projections and other information were reasonably prepared and reflected the best currently available judgments and estimates of the respective managements of CTI and Fiserv as to the likely future financial performances of their respective companies and the combined entity. The financial projections of CTI that were provided to HVA were utilized and relied upon by HVA in the "Analysis of Selected Publicly Traded Companies," "Contribution Analysis," "Discounted Cash Flow Analysis" and "Pro-Forma Earnings Analysis" summarized below. HVA assumed, with the consent of CTI, that the Merger will qualify as a tax-free transaction for federal income tax purposes. HVA did not make and it was not provided with an independent evaluation or appraisal of the assets of CTI or Fiserv. The HVA Opinion is based on market, economic and other conditions as they existed and could be evaluated as of the date of the opinion letter.

The following is a summary of the analyses performed and factors considered by HVA in connection with rendering the HVA Opinion:

ANALYSIS OF HISTORICAL FINANCIAL POSITION

In rendering its opinion, HVA reviewed and analyzed the historical and current financial condition of CTI, which included an assessment of CTI's recent financial statements, an analysis of CTI's revenue, growth and operating performance trends, an assessment of CTI's revenue mix, margin changes, leverage, client concentration and product breadth, and a review of industry market conditions including industry consolidations.

In 1996 and 1997, the CTI operations were substantially restructured. The purpose of the restructuring was to focus CTI's efforts on its products and services for the credit union industry and divest itself of other products and assets, many of which were not profitable lines of business for CTI. As of November 4, 1997, CTI had divested itself of all but its credit union business with the exception of its surgery centers. In March 1997, CTI initiated a search for a buyer of the surgery centers, but failed to elicit an offer from a qualified buyer that CTI considered to be representative of the fair value of the surgery centers. In September 1997, CTI identified a buyer for the surgery centers and approved terms of an agreement to sell the surgery centers for $460,000 to the Majority Shareholder, a Director and shareholder of CTI and another shareholder of CTI (the "Surgery Center Purchasers"). CTI transferred the assets of the surgery centers to the Surgery Center Purchasers' as of October 1, 1997 for $450,000 in the form of two-year promissory notes secured by 400,000 shares of the Surgery Center Purchasers CTI Common Stock.

In the process of divesting itself of its non-core businesses, CTI incurred substantial losses in 1996 and 1997, in large part due to the write-off of goodwill carried on CTI's balance sheet that was associated with the businesses that were sold. In addition, profitability of continuing operations fluctuated greatly between 1995 and 1997, with CTI posting earnings from continuing operations of $925,000 in 1995, a loss (after adjustments for non-recurring expenses) in 1996 of $2.65 million, and a profit in 1997 of $437,000.

The losses sustained by CTI from operations in 1996 as well as the large losses associated with the divestiture of many of its acquisitions had a substantial adverse impact on CTI's financial structure. Although some of the losses resulted from the write-off of assets that did not directly impact working capital, CTI had negative working capital as of June 30, 1996 of over $7.3 million and as of June 30, 1997 of over $5.5 million despite an infusion of $6.0 million of equity capital in January 1997.

At the end of fiscal 1997 (June 30), CTI had accrued for all estimated costs associated with the divestiture of its non-core businesses. From that point forward, income from continuing operations has been positive and is projected by
management to remain so throughout 1998.   Under the terms of the CTI's
employment agreement with the Majority Shareholder, in December 1997 CTI paid to the Majority Shareholder accrued wages and vacation in the amount of $380,000 for services provided as CTI's Chief Executive Officer in calendar 1997. In addition, the Majority Shareholder's employment agreement will be terminated upon consummation of the Transaction. Upon termination of the employment agreement, the Majority Shareholder will enter into a three year non-complete agreement, for which he will be receive $240,000, to be paid in 24 equal monthly installments.

For calendar year ending December 31, 1997, total revenue is projected to be $28.7 million with pre-tax income from continuing operations projected at approximately $2.7 million. After allowance for the expenses and revenues associated with discontinued operations and payment of accrued wages, net pre-tax income for the calendar year is projected to be approximately $448,000.

CTI's unaudited balance sheet for October 31, 1997 indicates that CTI is highly leveraged. It's current ratio was only 0.5 to 1 and its total liabilities were equal to 115.2% of total assets. Most of CTI's liabilities were current liabilities ($10.6 million) with only a small amount in long-term liabilities ($262,000). CTI had total current assets of approximately $6.1 million, which included approximately $1.4 million of cash and $4.1 million in receivables. Current liabilities included approximately $6.6 million of deferred revenue, primarily representing payments received for services to be provided over the remaining term of software and hardware maintenance contracts (generally one year). The pro-forma October 31, 1997 balance sheet reflects negative equity of approximately $1.2 million.

In fiscal 1998, CTI anticipates receiving the balance of the funds (assuming that a merger were not to take place), amounting to $2.0 million, which are due under the terms of the January 1997 Stock Purchase and Sale Agreement. It would be the intention of CTI to redeem the 1994 Series Convertible Preferred Stock with this funding. The additional financing will eliminate future dividends payable to the holders of the Preferred Stock, but will not have an immediate impact on CTI's balance sheet in terms of net asset value. If CTI were to continue operations without additional financing or completing the contemplated merger, CTI would continue to have negative equity and would remain in a significant negative working capital position even upon the receipt of the $2.0 million balance of the financing. Management projects, however, that CTI will generate sufficient income to eliminate its negative equity and working capital positions in 1998.

RESULTS OF OPERATIONS

From 1996 to 1997, CTI's total revenues from continuing operations increased less than 1 percent from $26.8 million in 1996 to $26.9 million in 1997. Revenues from hardware and software sales decreased 15.5 percent from $11.2 million in 1996 to $9.4 million in 1997. The decrease is due primarily to management's decision to decrease emphasis on sales of larger systems which have had lower profit margins in the past because of complicated conversion, installation and training processes. Revenues from support, maintenance and other services increased 11.5 percent from $15.6 million in 1996 to $17.4 million in 1997. The increase was due to increased sales of CTI's statement processing services and an increase in support and maintenance fees. Revenues are derived from computer system sales, hardware maintenance and software support, and the sale of products, which are related to CTI's core computer systems such as statement printing, disaster recovery and microfiche services.

The gross margin increased 3.6 percent from $11.5 million in 1996 to $11.9 million in 1997. The hardware and software gross profit margin increased from 47 percent in 1996 to 56.6 percent in 1997. In the same period, the gross profit margins from support, maintenance and other services revenues decreased from 40.2 percent to 37.9 percent. The increase in the hardware and software gross margin is attributable mainly to a decrease in amortized software and increased efficiencies in CTI's installation and training processes. The decrease in the gross profit margin from support, maintenance and other services revenue is due to increased software support personnel in 1997. Cost of goods sold consists of the cost of hardware and software purchased for resale, the amortization of capitalized software development costs and the expense of supporting and installing the systems sold.

Compared to 1996, selling, general and administrative expenses of CTI decreased 31% in 1997, from $12.6 million in 1996 to $8.7 million in 1997. The decrease is the result of management's effort to reduce corporate overhead by eliminating selling, general and administrative expenses associated with the disposed entities, and a reduction in the administrative staff, management personnel and office locations related to the continuing operations.

A loss from the disposal of discontinued operations of $1.6 million was recorded in 1997 resulting from $1.9 million in additional expenses associated with the medical division over the $2.5 million accrued at June 30, 1996, $475,000 in income tax expense related to the tax gain on the sale of the medical division, a gain of $479,738 on the sale of the office rental complex, and a $239,690 gain on the sale of the rental software division.

In 1997, CTI reported earnings from continuing operations of $436,641 compared to a loss in 1996 from continuing operations of approximately $9.6 million. The improvement in earnings resulted from CTI's disposal of all of its businesses except its core credit union business and related businesses.

COMPARISON OF CTI'S FINANCIAL PERFORMANCE WITH THE INDUSTRY

To acquire a better understanding of CTI's projected calendar year 1997 performance, its record was compared with the average experience of other
software processing companies.   Financial data on companies in the software
industry is collected by Robert Morris Associates, Philadelphia, Pennsylvania, and published in that company's Annual Statement Studies. Although the
                                ------------------------
activities of the companies in the group may not be totally consistent with those of CTI, the information is nevertheless considered representative of firms engaged in the same types of activities as CTI. As such, the data provide a reasonable backdrop for a comparative analysis of CTI's performance.

HVA noted that CTI management's projections for the continuing operations of CTI indicate that CTI's projected profitability will be greater than the industry average as measured by income before tax as a percent of sales and return on total assets. However, the capital structure of CTI is significantly inferior to that of the industry average. CTI is highly leveraged by all industry standards and significantly more leveraged than the industry average. In addition, CTI has significant negative equity as a percent of total assets compared to an industry average of close to 40% equity as a percent of total assets.

In addition to comparison of CTI's operating results and capital structure to the sample companies found in Robert Morris Associates data, HVA compared CTI's results and capital structure to a sample group of nine publicly traded software and data processing companies. The average size of the sample group companies was larger than CTI as measured by total annual revenues ($28.6 million projected for CTI for calendar year 1997 vs. the industry average of $146.4 million) and total assets ($9.7 million vs. $135.6 million). CTI projected net margin as a percent of revenue for calendar year 1997 is significantly higher than the industry (5.6% compared to the sample group average of 2.9%). However, the projected cash flow as a percent of total revenue for CTI is significantly below that of the sample group average (7.7% vs. 15.7%). Additionally, CTI's three year compounded annual growth in revenues was 9.1% compared to the sample group average of 45.8%.

CTI's price to earnings ratio was substantially below that of the industry sample group, as was its price to revenue and price to cash flow ratios. CTI's price to earnings ratio was 7.1 times compared to the sample group average of
56.1 times; its price to revenue ratio was 0.4 times compared to the sample group average of 5.8 times, and its price to cash flow ratio was 5.7 times compared to the sample group average of 43.6 times. CTI's lower multiples are in part reflective of its much lower growth compared to the sample group average as well as its smaller size, negative equity and working capital positions and limited market for its stock (as a result of CTI's stock being listed on the over-the-counter market rather on a national exchange).

CTI's capital structure is substantially more leveraged than the industry. Although CTI's long-term debt as a percent of total assets is somewhat lower than the sample group average (1.5% to 2.7%), its total liabilities as a percent of total assets is almost four times that of the sample group average (115.2% compared to the sample group average of 28.2%). In addition, CTI's ability to service its obligations as measured by the current ratio is significantly inferior to that of the sample group. The sample group average current ratio was 2.9 times compared to CTI's October 31, 1997 current ratio of only 0.5 times to 1.

In summary, CTI appears to represent a significantly inferior investment opportunity compared to the sample group average. It is significantly smaller as measured by total revenues and total assets, its financial structure is significantly more risky due to its high leverage, and its growth rate has been substantially lower in recent years compared to the sample group average.

Growth in earnings per share for the industry sample group is projected to average 37% over the next five years. The industry sample group's current price/earnings multiple is 1.1 times the average projected five year growth rate of earnings per share for the sample group, or 40.8 times. No such earnings per share growth rate has been projected for CTI. In addition, in fiscal years ended June 30, 1996 and 1997, CTI generated significant losses attributable to discontinued operations. CTI's revenues grew at a much slower rate over the past three years than the sample group average. CTI's three year compound annual growth rate in revenues was 9.1% compared to the sample group average of 45.8%.

ANALYSIS OF RECENT TRANSACTIONS IN CTI'S COMMON STOCK

HISTORICAL STOCK PERFORMANCE

HVA reviewed and analyzed the daily closing per share market prices and trading volume for CTI Common Stock and Fiserv Common Stock from October 30, 1996 to November 4, 1997. HVA also reviewed the daily closing per share market prices of Fiserv Common Stock and compared the movement of such daily closing prices with the movement of the S&P 500 composite average over the period from November 1, 1996 to November 1997. HVA noted that, on a relative basis, Fiserv performed similarly to the S&P 500 composite average.

PRIVATE PLACEMENT OF COMMON STOCK

On January 24, 1997, CTI entered into a Purchase and Sale Agreement whereby it agreed to sell 8,648,648 shares of CTI Common Stock, representing 49% of the CTI Common Stock to be outstanding after the completion of the sale, to the Majority Shareholder of CTI for $8.0 million. Upon the completion of the transaction, the Majority Shareholder increased his ownership interest to over fifty percent and obtained a controlling interest in CTI. In February 1997, CTI received $6.0 million of the new equity which was used to retire long-term debt and certain current liabilities. In exchange for the $6.0 million of new equity, 6,486,486 shares of CTI Common Stock were issued to the Majority Shareholder. Prior to the closing of the proposed merger Transaction, CTI anticipates that the remaining $2.0 million will be received for which an additional 2,162,162 shares of CTI Common Stock will be issued.

Also pursuant to the private placement agreement, the Majority Shareholder surrendered approximately 1,208,400 five-year options to purchase shares of CTI's common stock at prices from $1.50 to $5.00 in exchange for the grant of 1,000,000 five-year options to purchase CTI's common stock at $1.00 per share for the first year, with the option price increasing by $0.25 each year on the anniversary date of the grant. The private placement transaction was negotiated between the Majority Shareholder and an independent committee of the Board of Directors.

HVA reviewed and analyzed the above transactions and noted that the new shares were purchased for $0.925 each. As a result of the transactions, the purchaser of the shares gained a controlling interest in CTI; therefore, the value at which the shares were acquired represents controlling interest (enterprise) value. The shares issued in the transactions, however, were restricted shares; thus, a significant discount from freely trading share value was implicit in the transaction price. The discount applicable to restricted shares, however, is modified somewhat by the fact that the purchaser of the shares gained control of CTI, which allowed the shareholder potential opportunities to liquidate such restricted shares prior to the expiration of the restrictions through such means as a merger or sale of CTI. HVA's analysis indicated that the marketability discount applicable to the shares purchased in the above transaction is in the range of 25%, indicating a value of the shares of CTI on a controlling interest and marketable interest basis in the range of $1.23.

PUBLIC MARKET FOR CTI COMMON STOCK

Commencing in January 1994, CTI Common Stock has been traded on a limited basis on the OTC Bulletin Board under the symbol "CSAT". On November 4, 1997, there were 15,289,437 shares of CTI Common Stock issued and outstanding, 1,000,000 shares of convertible preferred stock issued and outstanding, and certain options to purchase 1,000,000 shares of CTI Common Stock at a price of $1.00 per share held by the Majority Shareholder. Prior to closing of the Merger Transaction, CTI has represented that the Majority Shareholder will complete the equity funding discussed above, providing an additional $2.0 million of equity to CTI, which will be used to retire the outstanding convertible preferred stock. In exchange for the equity capital, CTI will issue an additional 2,162,162 shares of CTI Common Stock. Further, the Majority Shareholder has indicated his intention to exercise options for 1,000,000 shares of CTI Common Stock prior to closing. At the conclusion of these transactions, there will be 18,451,599 shares of CTI Common Stock issued and outstanding.

Of the CTI Common Stock issued and outstanding, management estimates that only approximately 1,000,000 shares have historically been available for trading. As a result, there has been a limited amount of trading activity in the public market for CTI Common Stock. In addition, no dividends have been paid on CTI Common Stock and it is not anticipated by management that dividends will be paid in the foreseeable future.

HVA reviewed and analyzed the trading activity in CTI Common Stock for the 20 trading days prior to November 4, 1997 and noted that average trading volume was approximately 16,000 shares per day and that the weighted average closing price of the stock was $0.74. The trading price on the public market is reflective of minority interest value. Applying a premium for control and an additional premium for enhanced marketability due to valuation on a controlling interest basis (compared to the limited market historically for CTI Common Stock due to limited float), recent transactions in the public market indicate a control (enterprise) value in the range of $1.14 per share.

ANALYSIS OF SELECTED PUBLICLY TRADED COMPANIES

HVA examined CTI's market valuation as compared to the valuation in the public market of other selected publicly traded companies. HVA compared certain financial information relating to CTI to certain corresponding information from a group ("Sample Group") of nine publicly traded software and database management companies (consisting of Aspen Technology, Cognos, Legato Systems, Manugistics Group, Medic Computer Systems, Network General, ULTRADATA, VIASOFT and Visio). Such financial information included, among other things, common equity valuation, capitalization ratios, operating performance, and ratios of common equity prices per share to earnings per share. The financial information used in connection with the multiples with respect to CTI and the Sample Group was based on the latest reported twelve-month period as derived from publicly available information.

HVA compared financial information of the Sample Group based on public market valuation with the corresponding financial multiples for the Merger, based on the consideration to be received of $1.19 per share initially (net of a $3.0 million holdback for contingent liabilities) and $1.35 per share total price if no claims are made against the holdback. The analysis was based on CTI's actual reported fiscal year 1997 earnings per share for continuing operations of $0.02. HVA noted that, on a trailing twelve-month basis, the multiple of equity value to trailing twelve months earnings per share was 57.0 times for the Merger if no Holdback Claims are asserted and 50.1 times for the Merger if 100% of the
Holdback Claims are asserted by Fiserv.   These multiples compared to an
adjusted multiple of current earnings for the Sample Group of 51.0 times.

HVA also compared financial information of the Sample Group based on public market valuation to CTI's merger multiple based on 1997 calendar year projected earnings of $0.024 per share. HVA noted that the multiple of equity value to projected twelve months earnings per share was 55.4 times for the Merger if no Holdback Claims are asserted and 48.7 times for the Merger if 100% of the Holdback Claims are asserted by Fiserv, compared to an average adjusted price/earning multiple for the Sample Group of 42.7 times. As a result of the foregoing procedures, HVA noted that the transaction multiples for the Merger were generally in the range of the multiples for the Sample Group companies.

PREMIUMS PAID ANALYSIS

HVA reviewed the premiums paid, to the extent publicly available, in 1,280 proposed, pending or completed mergers and acquisitions between January 1, 1992 and December 31, 1996 in all industries as well as 60 proposed, pending or completed mergers and acquisitions during the same time period for the computer software, supplies and services industry ("Premium Transactions"). HVA calculated the premiums paid over market for each of the Premium Transactions and compared them to the premiums paid over market for the Merger, based on the consideration to be received of $1.19 per share if the full holdback of $3.0 million is absorbed by subsequent contingent claims, $1.35 per share if the full holdback is distributed to CTI Stockholders, and $1.34 if $200,000 of the holdback is utilized to satisfy contingent claims (as projected by CTI management) and the balance is distributed to CTI Stockholders. HVA noted that the Premium Transactions exhibited a mean premium of approximately 40% to the target's per share market price one month prior to public announcement vs. market premiums of 59.6%, 81.5% and 80.0%, respectively, for the Merger.

DISCOUNTED CASH FLOW ANALYSIS

HVA performed a discounted cash flow analysis for CTI. The discounted cash flow approach values a business based on the current value of the future cash flow that the business will generate plus the estimated value of the business at some future date. To establish a current value under this approach, future cash flow must be estimated and an appropriate discount rate determined. HVA used estimates of projected financial performance for CTI for the years ending December 31, 1997 and 1998 prepared by CTI management. HVA aggregated the present value of the leveraged cash flows through 1998 with the present value of a terminal value. HVA discounted these cash flows using a discount rate of 16%. The terminal value was computed based on projected net income in the calendar year 1999 and a terminal capitalization rate of 13%. HVA arrived at such discount and capitalization rates based on its judgment of the estimated cost of equity capital of CTI, which included consideration of risks inherent in the industry and specific risks associated with the continuing operations of CTI on a stand-alone basis. HVA noted that this analysis, which was based on projections prepared by CTI management, indicated a value estimate in the range of $1.19 per share on a controlling interest (enterprise) basis as of November 4, 1997.

RELEVANT MARKET AND ECONOMIC FACTORS

In rendering its opinion, HVA considered, among other factors, the condition of the U.S. stock markets, particularly as it relates to the computer software and data management industries, and the current level of economic activity. HVA also considered the trends of consolidations in these industries and the potential impact of such consolidations on CTI's future operations.

No company used in the analysis of selected publicly traded companies or any transaction used in the analysis of premiums paid in selected transactions summarized above is identical to CTI, Fiserv or the Merger. Accordingly, such analyses must take into consideration differences in the financial and operating characteristics of the industry sample group, selected premium transactions and other factors that would affect the public trading value and acquisition value of such companies and industry groups.

While the foregoing summary describes all analyses and factors that HVA deemed material for presentation to the CTI Board of Directors, it is not a comprehensive description of all analyses and factors considered by HVA. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the applications of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. HVA believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, would create an incomplete view of the evaluation process underlying the HVA Opinion. In performing its analyses, HVA considered general economic, market and financial conditions and other matters, many of which are beyond the control of CTI and Fiserv. The analyses performed by HVA are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by such analyses. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. Additionally, analyses relating to the value of a business do not purport to be appraisals or to reflect the prices at which the business actually may be sold. Furthermore, no opinion is being expressed as to the prices at which shares of Fiserv common stock may trade at any future time.

Pursuant to a letter agreement dated October 28, 1996 between CTI and HVA, the fees to date payable to HVA for rendering the HVA Opinion have been $18,000. In addition, CTI has agreed to reimburse HVA for its reasonable out-of-pocket expenses incurred in connection with rendering financial advisory services. CTI has agreed to indemnify HVA and its directors, officers, agents, employees and controlling persons, for certain costs, expenses, losses, claims, damages and liabilities related to or arising out of its rendering of services under its engagement as financial advisors.

The Board of Directors of CTI retained HVA to act as its advisor based upon HVA's qualifications, reputation, experience and expertise. HVA, as a customary part of its business, is engaged in valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements and valuations for estate, corporate and other purposes.

MANAGEMENT AND OPERATIONS OF CTI FOLLOWING THE MERGER

The Merger Agreement provides that following the Merger, George D. Dalton, Chairman of the Board of Fiserv, Leslie M. Muma, Vice Chairman and President of Fiserv, Donald F. Dillon, Vice Chairman of Fiserv, and Kenneth R. Jensen, Senior Executive Vice President and Chief Financial Officer of Fiserv, who are the directors of Fiserv Solutions, will continue to be the directors of the Surviving Corporation. The officers of Fiserv Solutions, who also are officers or directors of Fiserv, will remain as the officers of the Surviving
Corporation.   Information about such persons is incorporated by reference to
Fiserv's Annual Report on Form 10-K for the year ended December 31, 1996. At the Effective Time, the Certificate of Incorporation and Bylaws of the Surviving Corporation will remain in effect.

Subsequent to the Merger, Fiserv plans to continue to operate CTI as a separate division and the Surviving Corporation as an independent subsidiary and has no present intention to move or consolidate any of the operations of CTI or the Surviving Corporation or its subsidiaries or to change the name of any of its subsidiaries.

THE MERGER AGREEMENT

Reference is made to the copy of the Merger Agreement attached as Appendix A for a complete statement of the terms of the proposed Merger. The statements contained herein with respect to the Merger Agreement and the Merger are qualified in their entirety by the foregoing reference.

EFFECTIVE TIME AND CONSEQUENCES OF THE MERGER

If approved by the requisite vote of the CTI Stockholders and if all other conditions to the consummation of the Merger are satisfied or waived, the Merger will become effective immediately upon the filing of the Certificate of Merger with the Department of Financial Institutions of the State of Wisconsin and the Secretary of State of Nevada or such other time or date thereafter as Fiserv, Fiserv Solutions and CTI may agree. At the Effective Time, CTI shall be merged with and into Fiserv Solutions, which shall be the Surviving Corporation in the Merger, the separate existence and corporate organization of CTI shall cease, and Fiserv Solutions shall succeed, insofar as permitted by Nevada law, to all rights, assets, liabilities and obligations of CTI.

It is presently contemplated that the Effective Time will be February 27, 1998 or such other date as the parties may agree.

MERGER CONSIDERATION

In the Merger, each outstanding share of CTI Common Stock will be converted into the right to receive such number of shares of Fiserv Common Stock as shall equal the Conversion Ratio, which is defined as the quotient of (x) the CTI Stock Value divided by (y) the Average Fiserv Stock Price. The CTI Stock Value is expected to be approximately $1.35 per share, subject to the Holdback Shares
which shall be placed into escrow to cover the Holdback Claims.   The Holdback
Shares shall be distributed, after reduction for the Holdback Claims, in one or more portions on the later of 299 days following the Effective Time or the final resolution of the Holdback Claims. The parties intend to treat the Merger as a pooling of interests for accounting purposes. If the Merger does not qualify for pooling of interests treatment under generally accepted accounting principles, then each outstanding share of CTI Common Stock will be converted into the right to receive the CTI Stock Value in cash. The average closing price of Fiserv Common Stock for the 20 trading days ending 2 days prior to the
mailing of this Proxy Statement/Prospectus was $__.   Assuming an Average Fiserv
Stock Price of $______ (which is the average closing price of Fiserv Common Stock as reported on NASDAQ for the 20 trading days ended January __, 1998), the Merger would result in the present CTI Stockholders owning approximately _____% of the Fiserv Common Stock subject to the Holdback.

No fractional shares of Fiserv Common Stock will be issued in the Merger. In lieu of any fractional shares, each holder of CTI Common Stock who would otherwise be entitled to receive a fractional share of Fiserv Common Stock pursuant to the Merger will be paid an amount in cash, without interest, rounded to the nearest cent, determined by multiplying (i) the per share closing price of Fiserv Common Stock as reported on the NASDAQ on the date of the Effective Time, by

(ii) the fractional interest to which such holder would otherwise be entitled. Fiserv will make available to the Exchange Agent the cash necessary for this purpose.

In the event it is determined that the transaction cannot be treated as a "pooling-of-interests" under generally accepted accounting principles, the consideration to be paid to the CTI Stockholders shall be payable in cash, without interest and the Merger will not be treated as a tax-free reorganization.

HOLDBACK

Receipt of the Merger Consideration is subject to the Holdback of the Holdback Shares in respect of all damages to and liabilities of Fiserv or Fiserv Solutions, as the case may be, (including without limitation those resulting from or relating to demands, claims, actions or causes of action, assessments or other losses, costs and expenses directly relating thereto, interest and penalties thereon and reasonable attorneys' fees and expenses in respect thereof) by reason of or resulting from: (i) Specified Liabilities (as hereinafter defined) to the extent that they exceed $825,067; and (ii) any other actions, suits or proceedings which were not disclosed and would have been required to be disclosed in the Disclosure Schedule to the Merger Agreement if known at the Effective Time related to events occurring or actions taken on or prior to the Effective Time but not related to client contractual obligations with respect to continuing operations; which amounts, or such lesser amounts as shall be payable following reduction of such amount by claims made against Fiserv Solutions, less any and all counterclaims or insurance proceeds which are available to Fiserv Solutions or CTI with respect to clauses (i) and (ii), shall be payable to the CTI Stockholders on the first anniversary of the Effective Time, provided, however, that any claims still outstanding at the first
      --------  -------
anniversary of the Effective Time will be resolved as soon as practicable. The Representatives (as hereinafter defined), acting in consultation with the senior management of Fiserv Solutions, shall resolve all claims presented with respect to clauses (i) and (ii) and shall have the authority to utilize $1,500,000 of the Holdback Shares in the resolution of such claims, provided, however, that to
                                                      --------  -------
the extent such claims exceed $1,500,000 they shall be resolved by the senior management of Fiserv Solutions, acting in consultation with the Representatives. In no event shall the actual damages chargeable by Fiserv or Fiserv Solutions for claims arising pursuant to clauses (i) and (ii) exceed $3,000,000 in aggregate and (I) of items considered "specific contingencies" under a "pooling of interests" exceed ten percent of CTI Stock Value, or (II) of items considered "general contingencies" under a "pooling of interests" (x) exceed ten percent of the CTI Stock Value or (y) be resolved after one year after the Effective Time. The term "Specified Liabilities" shall mean all amounts to be paid or received (but not including interest) with respect thereto after June 30, 1997 for the following: (w) all liabilities net of all assets of discontinued operations, which as of June 30, 1997 were estimated to equal $304,464; (x) all Taxes associated with the sale of discontinued operations and all other Taxes payable for the periods ended June 30, 1997, which as of June 30, 1997 were estimated to equal $597,000; (y) any actions, suits or proceedings listed in the Disclosure Schedule for subsection 5.01(l) of the Merger Agreement which as of June 30, 1997 were estimated to equal $5,000; and (z) other possible liabilities associated with clauses (w) and (x), which as of June 30, 1997 were estimated to equal $18,603. Notwithstanding the foregoing, in no event shall CTI be liable for any claim which is not raised on or before the day which is 289 days after the Effective Time.

No later than 299 days subsequent to the Effective Time, Fiserv Solutions shall deliver to a group of persons consisting of the Majority Stockholder, Jonathan
S. Beckstrand, David J. Rank and Mark Scott (collectively, "Representatives") a list of all items subject to the Holdback, including the Specified Liabilities, and the total claims relating to each item ("Holdback Schedule"). If the Representatives dispute the correctness of the Holdback Schedule, the Merger Agreement provides a mechanism for resolution of any dispute, by an independent accounting firm if necessary. Within three business days following final agreement on the contents of the Holdback Schedule, the Escrow Agent shall return to Fiserv a number of shares, valued at the Effective Time, of Fiserv Common Stock equal to the total claims listed on the Holdback Schedule and/or deliver the remaining shares of Fiserv Common Stock to the CTI Stockholders hereunder in accordance with previously received instructions of the CTI Stockholders. Notwithstanding the foregoing, the Representatives may elect, with respect to any item listed on the Holdback Schedule considered a "specific contingency" under a "pooling of interests" that has not been finally determined (a "Deferred Delivery Item"), to defer the return of shares from the escrow to Fiserv relating to that portion of the "specific contingency" not so determined until final determination thereof. A number of shares of Fiserv Common Stock having a value equal to all "specific contingencies" up to a maximum of 10% of the Merger consideration shall be retained by the Escrow Agent until such "specific contingencies" shall have been resolved. At the Effective Time, the Holdback Shares shall be issued to the Escrow Agent. Upon final determination of the total claims relating to each item of the Holdback Schedule, the Representatives and Fiserv shall (1) instruct the Escrow Agent and the Exchange Agent to distribute to the CTI Stockholders shares of Fiserv Common Stock or cash representing fractional shares in an amount equal to the Holdback Shares valued at the Effective Time less the total claims for all items listed on the Holdback Schedule and (2) return Fiserv Common Stock to Fiserv valued at the Effective Time, in the amount of the sum of the total claims relating to items listed on the Holdback Schedule which are in respect of "general contingencies" or are in respect of "specific contingencies" which are not Deferred Delivery Item. The Escrow Agent shall continue to hold in Escrow an amount of Fiserv Common Stock equal to the sum of the claims listed on the Holdback Schedule for each Deferred Delivery Item. Upon resolution of the claims relating to all Deferred Delivery Items, the Representatives shall instruct the Escrow Agent and the Exchange Agent to distribute to the CTI Stockholders shares of Fiserv Common Stock or cash representing fractional shares in an amount equal to the Holdback Shares which remained in Escrow in respect of the Deferred Delivery Items less an amount of Fiserv Common Stock ("Deferred Delivery Item Returned Stock"), valued at the Effective Time, equal to the total damages which relate to the Deferred Delivery Items and return the Deferred Delivery Item Returned Stock to Fiserv. Within 15 days of the Effective Time, the Representatives shall receive a one-time payment of $10,000 each in consideration for their services hereunder. Fiserv Solutions shall be responsible for all costs associated with the escrow, including the fee of the Escrow Agent which is estimated to be $3,000. See Appendix A - Agreement and Plan of Merger.

CONVERSION OF CTI COMMON STOCK; PROCEDURES FOR EXCHANGE OF SHARE CERTIFICATES

As soon as practicable after the Effective Time, each holder of shares of CTI Common Stock that have been converted into the right to receive Fiserv Common Stock, upon surrender to the Exchange Agent for cancellation of one or more certificates for such shares of CTI Common Stock, will be entitled to receive, subject to the Holdback, certificates representing the number of whole shares of Fiserv Common Stock to be issued in respect of the aggregate number of such shares of Fiserv Common Stock previously represented by the stock certificates surrendered and cash, if any, payable in lieu of the issuance of a fractional share.

Promptly after the Effective Time, the Exchange Agent will furnish the former CTI Stockholders a letter of transmittal for use in converting their CTI Common Stock certificates. The letter will contain instructions with respect to the surrender of certificates representing shares of CTI Common Stock and the distribution of certificates representing Fiserv Common Stock and/or cash, as the case may be.

Subject to the provisions pertaining to cash in lieu of fractional shares in the following sentence, until surrendered for exchange each certificate nominally representing CTI Common Stock shall be deemed for all corporate purposes to evidence the ownership of the number of full shares of Fiserv Common Stock which the holder is entitled to receive upon surrender of said certificates to the Exchange Agent. Until they have surrendered their certificates representing shares of CTI Common Stock for exchange, CTI Stockholders will not be entitled to receive any payment for a fractional share interest. Any such payment will be remitted to the CTI Stockholder entitled thereto, without interest, at the time that such certificates representing shares of CTI Common Stock are surrendered for conversion, subject to any applicable abandoned property, escheat or similar law.

At the Effective Time, the Holdback Shares shall be issued to the Escrow Agent. Upon final determination of the total claims relating to each item of the Holdback Schedule, the Representatives shall instruct the Escrow Agent and the Exchange Agent to distribute to the CTI Stockholders shares of Fiserv Common Stock or cash representing fractional shares in an amount equal to the Holdback Shares valued at the Effective Time less the total claims for all items listed on the Holdback Schedule and return to Fiserv the Fiserv Common Stock, valued at the Effective Time, in the amount of the sum of the total claims relating to items listed on the Holdback Schedule which are in respect of "general contingencies" or are in respect of "specific contingencies" which are not a
Deferred Delivery Item.   The Escrow Agent shall continue to hold in Escrow an
amount of Fiserv Common Stock equal to the sum of the claims listed on the Holdback Schedule for each Deferred Delivery Item. Upon resolution of the claims relating to all Deferred Delivery Items, the Escrow Agent shall (x) instruct the Exchange Agent to distribute to the CTI Stockholders shares of Fiserv Common Stock or cash representing fractional shares in an amount equal to the Holdback Shares which remained in Escrow in respect of the Deferred Delivery Items less an amount of Fiserv Common Stock ("Deferred Delivery Item Returned Stock"), valued at the Effective Time, equal to the total damages which relate to the Deferred Delivery Items and (y) return the Deferred Delivery Item Returned Stock to Fiserv.

REPRESENTATIONS, WARRANTIES AND COVENANTS

The Merger Agreement contains representations and warranties as to the organization, operation, business and financial condition of CTI and its subsidiaries and Fiserv and Fiserv Solutions. Generally, representations and warranties will terminate at the Effective Time. The Merger Agreement also contains certain covenants of CTI, Fiserv and Fiserv Solutions, including covenants relating to the conduct of CTI and Fiserv prior to the Effective Time.

FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following discussion is intended to provide a summary of certain federal income tax consequences of the Merger.

The Merger Agreement provides that, for federal income tax purposes, CTI and Fiserv intend that the Merger constitute a tax-free "reorganization" within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code (a "Tax-Free Reorganization"). CTI and Fiserv intend to treat the Merger as a Tax-Free Reorganization in their federal income tax returns. The principal federal income tax consequences of a Tax-Free Reorganization, under currently applicable law, are as follows: (i) no gain or loss would be recognized by CTI or Fiserv as a result of the Merger; (ii) no gain or loss would be recognized by the CTI Stockholders on the exchange of their shares of CTI Common Stock solely for shares of Fiserv Common Stock pursuant to the Merger (except in respect of cash received in lieu of fractional shares as described below); (iii) the basis of the shares of Fiserv Common Stock received by a former CTI Stockholder pursuant to the Merger should be the same as the tax basis for the shares of CTI Common Stock exchanged therefor (reduced by any basis allocated to fractional share interests to which a CTI Stockholder may be entitled and for which cash is received); and (iv) the holding period of shares of Fiserv Common Stock received by a former CTI Stockholder pursuant to the Merger would include the period during which the CTI Stockholder held such shares of CTI Common Stock.

A holder of CTI Common Stock who receives cash in lieu of a fractional share of Fiserv Common Stock issued in a Tax-Free Reorganization would be treated as first having received such fractional share and then as having received cash in redemption thereof. If such redemption were treated as not essentially equivalent to a dividend within the meaning of Section 302(b) of the Code, such Stockholder would recognize capital gain or capital loss equal to the difference between the cash received and the tax basis allocated to his fractional share. Such capital gain or loss would be long-term capital gain or loss if such CTI Common Stock has been held for more than eighteen months as of the Effective Time.

This analysis is based on certain assumptions, including without limitation assumptions that: (i) the representations and warranties set forth in the Merger Agreement will be true, correct and complete as if made at the Effective Time;
(ii) there is no plan or intention on the part of the holders of CTI Common Stock to dispose of a prescribed amount of shares of Fiserv Common Stock acquired in the Merger or CTI Common Stock in anticipation of the Merger (as further discussed below); (iii) no consideration other than shares of Fiserv Common Stock and cash paid for fractional shares will be received by holders of the shares of CTI Common Stock for their shares of CTI Common Stock; and (iv) following the Merger, Fiserv Solutions will hold (a) at least 90% of the fair market value of CTI's net assets and at least 70% of the fair market value of CTI's gross assets held immediately prior to the Merger, and (b) at least 90% of the fair market value of Fiserv Solutions' net assets and at least 70% of the fair market value of Fiserv Solutions' gross assets held immediately prior to the Merger (for purposes of this assumption, amounts paid by CTI or Fiserv Solutions to Stockholders who receive cash or other property (including cash for fractional shares), amounts used by CTI or Fiserv Solutions to pay reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by CTI will be included in the assets of CTI or Fiserv Solutions, respectively, immediately prior to the Merger).

Although Fiserv and CTI believe the foregoing assumptions are and will be correct, no assurances to that effect can be given.

Under guidelines published in Revenue Procedure 77-37, 1977-2 C.B. 568 ("IRS Guidelines"), the Internal Revenue Service will issue a ruling that a transaction constitutes a Tax-Free Reorganization if certain factual representations can be made with respect thereto. In particular, the IRS Guidelines require a representation that there will be a fifty percent (50%) level of continuity of shareholder interest. CTI Stockholders should note, however, that the IRS Guidelines are intended to serve only as a description of the circumstances in which the Internal Revenue Service will issue a favorable ruling and not as a statement of the substantive law regarding the qualification of a transaction as a Tax-Free Reorganization. While continuity of shareholder interest is a requirement for Tax-Free Reorganization treatment, Supreme Court precedent supports a lesser degree of continuity than that required by the IRS Guidelines.

Although CTI expects the IRS Guidelines to be satisfied, no advance ruling has been requested from the Internal Revenue Service as to the tax consequences of the Merger. There cannot, therefore, be any assurance that the treatment of the Merger by Fiserv, CTI or the CTI Stockholders as a Tax-Free Reorganization will not be challenged by the Internal Revenue Service, or that any such challenge would not be sustained.

If the Merger cannot be accounted for as a "pooling of interests" for accounting purposes then the Merger Consideration will be changed from all stock to all cash and the Merger will not be treated as a Tax-Free Reorganization. If the Merger is not a Tax-Free Reorganization, the principal Federal income tax consequences, under currently applicable law, would be as follows: (i) no gain or loss would be recognized by Fiserv or CTI as a result of the Merger; (ii) gain or loss would be recognized by the holders of CTI Common Stock upon the exchange of their CTI Common Stock for Fiserv Common Stock or cash; (iii) the tax basis of Fiserv Common Stock to be received by the holders of CTI Common Stock in the Merger would be the fair market value of such Fiserv Common Stock as of the Effective Time; and (iv) the holding period of Fiserv Common Stock to be received by the holders of CTI Common Stock pursuant to the Merger would begin the day after the Effective Time.

THE DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. IT DOES NOT ADDRESS EVERY ASPECT OF THE FEDERAL INCOME TAX LAWS THAT MAY BE RELEVANT TO THE HOLDERS OF CTI COMMON STOCK IN LIGHT OF THEIR PERSONAL CIRCUMSTANCES OR TO CERTAIN TYPES OF HOLDERS SUBJECT TO SPECIAL TAX TREATMENT AND IS GENERALLY LIMITED TO PERSONS WHO HOLD CTI COMMON STOCK AS A CAPITAL ASSET. IN ADDITION, IT DOES NOT DISCUSS ANY STATE, LOCAL OR FOREIGN OR OTHER FEDERAL TAX ASPECTS OF THE MERGER. THE DISCUSSION IS BASED ON CURRENTLY EXISTING PROVISIONS OF THE CODE, EXISTING AND PROPOSED TREASURY REGULATIONS THEREUNDER AND CURRENT ADMINISTRATIVE RULINGS AND COURT DECISIONS. ALL OF THE FOREGOING ARE SUBJECT TO CHANGE RETROACTIVELY AS WELL AS PROSPECTIVELY AND ANY SUCH CHANGE COULD AFFECT THE CONTINUING VALIDITY OF THIS DISCUSSION. EACH CTI STOCKHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO HIM OR HER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.

CONVERSION OF OPTIONS TO PURCHASE CTI COMMON STOCK

At the Effective Time, each holder of an option to purchase shares of CTI Common Stock (each, an "Option") granted under CTI's Directors' Stock Option Plan or 1993 Stock Option Plan, 1995 Stock Option Plan or Non Statutory Stock Option Plan (collectively, the "Option Plans") then outstanding will be assumed by Fiserv and will be deemed to constitute an option to purchase, on the same terms and conditions as were applicable under such Option at the Effective Time, that number of shares of Fiserv Common Stock (with any fractional share of Fiserv Common Stock being disregarded) equal to the product of the Conversion Ratio and the number of shares of CTI Common Stock subject to such Option, at a price per share (rounded up to the nearest full cent) equal to the exercise price for the shares of CTI Common Stock subject to such Option divided by the Conversion Ratio. All Options outstanding at the date of the approval of the Merger Agreement by the CTI Stockholders will either be exercisable, or will accelerate and become fully vested and exercisable upon such approval of the Merger by the CTI Stockholders. As of June 30, 1997, Options to purchase 2,002,994 shares of CTI Common Stock were outstanding under the Option Plans at exercise prices ranging from $1.00 to $6.00.

CONDITIONS TO THE MERGER

The obligations of Fiserv and CTI to consummate the Merger are subject to the fulfillment or waiver (where permissible) of certain conditions, including: (i) obtaining the approval of the CTI Stockholders; (ii) approval for quotation on NASDAQ, subject to official notice of issuance, of the Fiserv Common Stock to be issued in connection with the Merger; (iii) the effectiveness of the Registration Statement of which this Proxy Statement/Prospectus is a part; (iv) no order being entered in any action or proceeding or other legal restraint or prohibition preventing the consummation of the Merger; (v) the receipt by each party of various legal opinions and other certificates, consents, reports and approvals from the other parties to the Merger and from third parties; (vi) the accuracy in all material respects of the representations and warranties of each party and compliance with or the waiver of all covenants and conditions by each party; (vii) the redemption by CTI of the CTI's 1994 Series Preferred Stock in accordance with its terms; (viii) the exercise, by the Majority Stockholder of options to purchase 1,000,000 shares of CTI Common Stock at a price of $1.00 per share; (ix) the completion of the previously planned disposition of CTI's surgery center business units; (x) the owners of no more than 5% of the CTI Common Stock shall have exercised Dissenters Rights in connection with the transaction contemplated by the Merger Agreement; and (xi) the receipt by the CTI Board of Directors of an opinion from that the consideration to be received in the Merger is fair from a financial point of view to CTI Stockholders.

AMENDMENTS AND TERMINATION

The Merger Agreement may be amended by a written agreement executed by CTI, Fiserv and Fiserv Solutions either before or after the CTI Stockholders approve the Merger. The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time by mutual agreement of the Boards of Directors of Fiserv and CTI, or by the Board of Directors of any party if any of the conditions applicable to such party to effect the Merger is not satisfied or waived on or before the Effective Time or if the Merger is not effective on or before March 31, 1998, provided that the party seeking to terminate the Merger Agreement is not responsible for the failure of the Merger to occur prior to such date.

NO SOLICITATION

CTI has agreed, that subject to its fiduciary duties, so long as the parties are negotiating in good faith with respect to the Merger, it will not solicit, directly or indirectly, any CTI Acquisition Proposal presented from the date on which the Merger Agreement was executed until March 31, 1998.

EXPENSES OF THE MERGER

Whether or not the Merger is consummated, each party to the Merger Agreement will pay its expenses incurred in connection with the Merger.

ACCOUNTING TREATMENT

It is anticipated that the Merger will be accounted for as a "pooling-of-interests." The "pooling-of-interests" method of accounting assumes that the combining companies have been merged from inception, and in most cases the historical financial statements for periods prior to consummation of the Merger are restated as though the companies had been combined from inception. However, because CTI's financial statements are not material to Fiserv's financial statements, Fiserv's financial statements have not been restated. If the Merger cannot be accounted for as a "pooling-of-interests" for accounting purposes then the Merger Consideration will be changed from all stock to all cash and the Merger will be accounted for as a purchase. See "--The Merger Agreement," "-- Federal Income Tax Consequences of the Merger," and "--Merger Consideration."

RESALE OF FISERV COMMON STOCK BY AFFILIATES

Fiserv Common Stock to be issued to CTI Stockholders in connection with the Merger has been registered under the Securities Act. Fiserv Common Stock received by the CTI Stockholders upon consummation of the Merger will be freely transferable under the Securities Act, except for shares issued to any person who may be deemed an "Affiliate" (as defined below) of CTI within the meaning of Rule 145 under the Securities Act ("Rule 145"). "Affiliates" are generally defined as persons who control, are controlled by, or are under common control with CTI at the time of the Special Meeting (generally, directors, certain executive officers and major stockholders). Affiliates of CTI may not sell their shares of Fiserv Common Stock acquired in connection with the Merger, except pursuant to an effective registration statement under the Securities Act covering such shares or in compliance with Rule 145 or another applicable exemption from the registration requirements of the Securities Act. In general, under Rule 145, for one year following the Effective Time, an Affiliate (together with certain related persons) would be entitled to sell shares of Fiserv Common Stock acquired in connection with the Merger only through unsolicited "broker transactions" or in transactions directly with a "market maker," as such terms are defined in Rule 144 under the Securities Act. Additionally, the number of shares to be sold by an Affiliate (together with certain related persons and certain persons acting in concert) during such one-year period within any three-month period for purposes of Rule 145 may not exceed the greater of 1% of the outstanding shares of Fiserv Common Stock or the average weekly trading volume of such stock during the four calendar weeks preceding such sale. Rule 145 would remain available to Affiliates only if Fiserv remained current with its information filings with the Commission under the Exchange Act. One year after the Effective Time, an Affiliate would be able to sell such Fiserv Common Stock without such manner of sale or volume limitations, provided that Fiserv was current with its Exchange Act information filings and such Affiliate was not then an Affiliate of Fiserv. Two years after the Effective Time, an Affiliate would be able to sell such shares of Fiserv Common Stock without any restrictions provided such Affiliate has not been an Affiliate of Fiserv for at least three months prior thereto.

RIGHTS OF DISSENTING STOCKHOLDERS

CTI Stockholders who oppose the proposed Merger will have the right to receive payment for the value of their shares as set forth in Sections 92A.300 through 92A.500 of the Nevada Law attached as Appendix D. Such dissenters' rights will be available only to CTI Stockholders who (i) before the vote to authorize the Merger, notify CTI in writing of their intention to demand payment for their shares of CTI Common Stock and (ii) refrain from voting in favor of the Merger. Voting against the Merger will not constitute notifying CTI of the intention to demand payment if the Merger is effectuated.

A CTI Stockholder must exercise dissenters' rights for all of the shares that he or she owns of record. A CTI Stockholder who holds shares beneficially, and not of record, may assert dissenter's rights for the beneficially owned shares only by submitting a written consent of the stockholder of record along with the written notice of dissent. A CTI Stockholder exercising dissenter's rights with respect to shares that he or she owns beneficially may not exercise dissenter's rights for fewer than all the shares held by the owner of record.

Since the vote to authorize the Merger will take place at the Special Meeting, CTI will be required to notify by mail those CTI Stockholders who, by virtue of a timely notice of their intention to demand payment and having refrained from voting in favor of the Merger, are entitled to payment for their shares ("Dissenters Notices"). Dissenters Notices must be sent no later than ten days after consummation of the Merger. The notice must (i) state where demand for payment must be sent, (ii) state when certificates must be deposited, (iii) state the restrictions on transfer of shares that are not evidenced by a certificate once demand has been made, (iv) supply a form on which to demand payment, (v) set a date by which demand must be received, and (vi) include a copy of the relevant portions of the Nevada Law.

Unless a CTI Stockholder acquired his or her shares after CTI sends the Dissenters Notices, CTI must calculate the fair market value of the shares plus interest, and within 30 days of the date CTI receives the demand, pay this amount to any CTI Stockholder that properly exercised dissenters' rights and deposited certificates with CTI. If CTI does not pay within 30 days, a CTI Stockholder may enforce in court CTI's obligation to pay. The payment must be accompanied by (i) CTI's interim balance sheet, (ii) a statement of the fair market value of the shares, (iii) an explanation of how the interest was calculated, (iv) a statement of dissenters' right to demand payment, and (v) a copy of the relevant portions of the Nevada Law.

Within 30 days of when CTI pays a dissenting stockholder for his or her shares, the CTI Stockholder has the right to challenge CTI's calculation of the fair market value of the shares and interest due, and must state the amount that he or she believes to represent the true fair market value and interest on the shares. If CTI and the CTI Stockholder are not able to settle on an amount, CTI may petition a court within 60 days of making payment to the dissenting stockholder. If CTI does not either settle with the stockholder or petition a court for a determination within 60 days, CTI is obligated to pay the stockholder the amount demanded that exceeds CTI's calculation of fair market value plus interest. All dissenters are entitled to judgment for the amount by which the fair market value of their shares is found to exceed the amount previously remitted, with interest.

It is a condition to the Fiserv's obligation to complete the Merger that beneficial owners of no more than 5% of the issued and outstanding shares of CTI Common Stock exercise their dissenters' rights. See "--The Merger Agreement" and "--Conditions to the Merger."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

In March of 1995, CTI entered into a five-year Employment Contract with the Majority Stockholder to serve as CTI's Chief Executive Officer. The Employment Contract includes a non competition agreement which prohibits the Majority Stockholder from indirectly or directly competing against CTI in the markets in which CTI is doing business at the time of termination for one year following the termination of the Employment Contract. Additionally, the termination provisions of the Employment Contract require 180 days notice, a severance payment of $320,000 and the repurchase by CTI of 500,000 shares of the Majority Stockholder's CTI Common Stock. On the Effective Time, CTI and the Majority Stockholder will amend the Employment Contract to provide that in consideration of $240,000 paid by CTI to the Majority Stockholder, (1) the non-competition period will be extended to three years, and (2) the termination and severance provisions will be eliminated.

The Merger Agreement provides that the first $1,500,000 of claims presented against the Holdback will be administered by the Representatives, each of whom
was a member of CTI's Board of Directors prior to the Merger.   The time and
effort which the Representatives will expend in fulfilling their duties is uncertain; the Representatives may expend more or less time than might be
chargeable by the Representatives if an hourly rate were used.   The Merger
Agreement calls for a one-time payment of $10,000 to each of the Representatives in consideration of the services to be provided after the Effective Time.

As of June 1997, CTI had entered into five-year employment agreements with certain members of CTI's senior management, each with substantially similar terms (each a "Management Employment Contract"). Each contract provided for a severance benefit of three to twelve months salary. Pursuant to the terms of an amendment to the Management Employment Contracts which is effective upon the Merger, the term of the each Management Employment Contract will be reduced to two years, effectively depriving the senior managers of the right to receive a guaranteed severance benefit if the Management Employment Contract were to be terminated after the shortened two-year term. In consideration of the reduction in the term of the Management Employment Contracts, Fiserv and CTI have agreed to pay of a retention bonus of between $7,000 to $50,000 to certain senior management employees, respectively within ten days of the Effective Time.

At the Effective Time, each holder of an Option granted under the Option Plans then outstanding will be assumed by Fiserv and will be deemed to constitute an option to purchase, on the same terms and conditions as were applicable under such Option at the Effective Time, that number of shares of Fiserv Common Stock (with any fractional share of Fiserv Common Stock being disregarded) equal to the product of the Conversion Ratio and the number of shares of CTI Common Stock subject to such Option, at a price per share (rounded up to the nearest full cent) equal to the exercise price for the shares of CTI Common Stock subject to such Option divided by the Conversion Ratio. All Options outstanding at the date of the approval of the Merger Agreement by stockholders will either be exercisable, or will accelerate and become fully vested and exercisable upon such approval by Stockholders. As of June 30, 1997, Options to purchase 2,002,994 shares of CTI Common Stock were outstanding under the Option Plans at exercise prices ranging from $1.00 to $6.00.

                    COMPARATIVE MARKET PRICES AND DIVIDENDS

                              FISERV                  CTI
                            COMMON STOCK           COMMON STOCK
                      ------------------------   --------------------

     1996:                 HIGH        LOW        HIGH      LOW
                           ---------   --------   -------   ------
       First Quarter       $  32      $ 25 3/8     $ 6      $ 4
       Second Quarter         33 3/8    28 1/16      4 1/4    3
       Third Quarter          38 11/16  28 5/8       4        1 1/8
       Fourth Quarter         39 5/8    34           2 1/2    7/16

     1997:
       First Quarter       $  39       $ 32 3/4    $ 1 1/8  $ 1/2
       Second Quarter         44 5/8     36 3/4      5/8      3/8
       Third Quarter          49 1/2     43 7/8      1 7/32   7/16
       Fourth Quarter         50 1/8     39 3/4      1 3/16   9/16

     1998:
       First Quarter       $  52 1/8   $ 46 1/2     $ _____ $ ____

     (through January 22, 1998)

On November 3, 1997, the last full trading day prior to the joint public announcement that CTI and Fiserv had executed the Merger Agreement, the closing prices per share of Fiserv Common Stock and CTI Common Stock as reported by NASDAQ and the NASD were $43 15/16 and $3/4, respectively.

On January 22, 1998, the closing prices per share of Fiserv Common Stock and CTI Common Stock as reported by NASDAQ and NASD were $52 1/8 and $_____, respectively. CTI Stockholders are urged to obtain current market quotations for shares of Fiserv Common Stock and CTI Common Stock.

As of January___, 1998 CTI had approximately 500 Stockholders of record. As of January 22, 1998, Fiserv had approximately 30,000 Stockholders of record.

Fiserv has never declared or paid any cash dividends or made any other distribution on the Fiserv Common Stock, and it is anticipated that in the foreseeable future Fiserv will follow its policy of retaining any earnings for use in its business. Any future determination as to declaration and payment of dividends will be made at the discretion of the Board of Directors of Fiserv.

CTI has never declared or paid any cash dividends or made any other distribution on the CTI Common Stock, and it is anticipated until the closing, CTI will follow its policy of retaining any earnings for use in its business. Any future determination as to declaration and payment of dividends will be made at the discretion of the Board of Directors of CTI.

                       FISERV SUPPLEMENTAL FINANCIAL DATA

     The following table sets forth supplemental consolidated financial data of Fiserv. The income statement data in the table for the three years ended December 31, 1996, and the balance sheet data as of December 31, 1995 and 1996, have been derived from Fiserv's consolidated financial statements incorporated by reference herein, which have been audited by Deloitte & Touche LLP, independent auditors. The income statement data for the two years ended December 31, 1993 and the balance sheet data as of December 31, 1992, 1993 and 1994, have been derived from Fiserv's consolidated financial statements which are not incorporated by reference herein. The financial data for the nine months ended September 30, 1997 and 1996, have been derived from Fiserv's quarterly report on Form 10-Q incorporated herein by reference. See "Recent Developments" for summary information relating to Fiserv's financial condition and results of operations for the fourth quarter and the year ended December 31, 1997.


                                                                      FISERV INC.                      AS OF AND FOR THE NINE MONTHS
                                                       AS OF AND FOR THE YEAR ENDED DECEMBER 31,            ENDED SEPTEMBER 30,
                                                   --------------------------------------------------   ----------------------------
                                        1992          1993         1994        1995(1)        1996         1996            1997
                                     -----------   -----------   ---------   -----------   ----------   -----------   --------------
                                                                                                                (unaudited)
                                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)

STATEMENT OF OPERATIONS DATA:

REVENUES..........................   $  384,803    $  519,996    $635,297    $769,104      $  879,449   $  647,907       $  704,960
                                     ----------    ----------    --------    --------      ----------   ----------       ----------

Cost of revenues:
Salaries, commissions and
  payroll related costs...........      184,033       239,166     298,997     351,180         394,932      291,509          328,513
Data processing rentals and
  telecommunication costs.........       47,033        75,689      86,953     100,908          97,721       74,725           74,339
Other operating expenses..........       80,036       103,185     123,086     141,100         164,003      119,655          135,067
Depreciation and amortization of
  property and equipment..........       18,534        24,593      33,751      40,486          44,120       32,648           36,014
Purchased incomplete
  software technology.............           --            --          --     172,970              --           --               --
Amortization of intangible assets.        6,875         9,350      11,060      26,166          21,391       16,076           10,627
Amortization (capitalization) of
  internally generated computer
  software - net..................       (6,757)       (7,185)     (9,599)     (6,382)          3,732       (1,768)          (2,038)


Total.............................      329,754       444,798     544,248     826,428         725,899      532,845          582,522
                                     ----------    ----------    --------    --------      ----------   ----------       ----------

Operating income (loss)...........       55,049        75,198      91,049     (57,324)        153,550      115,062          122,438
Interest expense -  net...........        2,452         4,366       6,951      18,822          19,088       15,025            9,529
                                     ----------    ----------    --------    --------      ----------   ----------       ----------

INCOME (LOSS) BEFORE INCOME
  TAXES...........................       52,597        70,832      84,098     (76,146)        134,462      100,037          112,909

Income tax provision (credit).....       19,603        27,107      33,067     (30,220)         54,754       40,737           46,293
                                     ----------    ----------    --------    --------      ----------   ----------       ----------

NET INCOME (LOSS).................   $   32,994    $   43,725    $ 51,031    $(45,926)     $   79,708   $   59,300       $   66,616
                                     ==========    ==========    ========    ========      ==========   ==========       ==========

Net income (loss) per common
  and common equivalent
  share...........................        $0.82         $0.96       $1.08      $(0.91)          $1.53        $1.14            $1.25
                                     ==========    ==========    ========    ========      ==========   ==========       ==========

Shares used in computing net
 income per share... .............       40,243        45,575      47,364      50,298          52,046       52,016           53,265
                                     ==========    ==========    ========    ========      ==========   ==========       ==========


                                                              As of December 31,                               As of
                                        -------------------------------------------------------------     September 30,
                                        1992          1993          1994            1995         1996          1997
                                        ----          ----          ----            ----         ----          ----
                                                                                                           (unaudited)
                                                     (IN THOUSANDS, EXCEPT BOOK VALUE PER COMMON SHARE)

BALANCE SHEET DATA:
Total assets......................   $1,480,253    $1,874,939    $2,204,832      $2,514,597   $2,698,979    $3,103,644
Long-term debt....................       78,683       124,624       150,599         383,416      272,864       221,301
Shareholder's equity..............      211,611       370,740       425,389         514,866      605,898       685,097
Book value per common
  share...........................        $4.79         $7.85         $9.01           $9.92       $11.72        $13.07
----------------

(1) 1995 includes certain charges related to the acquisition of Information Technology, Inc. ("ITI"). The charges are a pre-tax special, one-time, non-cash charge of $173 million to expense the purchased ITI Premier II research and development and a pre-tax charge of $9.9 million for the accelerated amortization of the completed ITI Premier I software. The combined after-tax charge was $109.6 million ($2.18 per share). Net income and net income per share before such charges was $63.7 million and $1.27, respectively.

                  FISERV MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

     RESULTS OF OPERATIONS

The following table sets forth, for the periods indicated, the relative percentage which certain items in Fiserv's consolidated statements of income bear to revenues and the percentage change in those items from period to period. The table and the following discussion exclude certain charges to 1995 operations associated with the acquisition of Information Technology, Inc. aggregating $182.9 million, relating to the write-off of incomplete software technology and accelerated amortization of computer software acquired.

                                              PERCENTAGE OF REVENUES            PERIOD TO PERIOD PERCENTAGES
                                              YEAR ENDED DECEMBER 31,                INCREASE (DECREASE)
                                             -------------------------               -------------------
                                     1996        1995          1994              1996 VS.         1995 VS.
                                    ------   ------------   ----------
                                                                                   1995             1994
                                                                                ---------         --------
Revenues                            100.0%         100.0%       100.0%             14.3%           21.1%
                                 ---------------------------------------------------------------------------

 Cost of revenues:
 Salaries, commissions
   and payroll...................    44.9           45.7         47.1              12.5            17.5

 Data processing expenses,
   rentals and telecommunication
   costs.........................    11.1           13.1         13.7              (3.2)           16.0

 Other operating costs...........    18.6           18.3         19.4              16.2            14.6

 Depreciation and amortization
   of equipment and
   improvements..................     5.0            5.3          5.3               9.0            20.0

 Amortization of intangible
   assets........................     2.4            2.1          1.7              31.7            46.9

 Amortization (capitalization)
   of internally generated
   software-net..................     0.4           (0.8)        (1.5)           (158.5)          (33.5)
                                    -----          -----        -----           -------           -----

 Total costs of revenues.........    82.4%          83.7%        85.7%             12.8%           18.2%
                                    -----          -----        -----           -------           -----

 Operating income................    17.6%          16.3%        14.3%             22.3%           37.9%
                                    -----          -----        -----           -------           -----

 Income before income
   taxes.........................    15.3%          13.9%        13.2%             26.0%           26.9%
                                    -----          -----        -----           -------           -----

 Net income......................     9.1%           8.3%         8.0%             25.1%           24.8%
                                    =====          =====        =====           =======           =====

Revenues increased $110,345,000 in 1996 and $133,807,000 in 1995.  In both years, approximately 55% of the growth resulted from the inclusion of revenues from the date of purchase of acquired businesses and the balance in each year from the net addition of new clients, growth in the transaction volume experienced by existing clients and price increases.

Cost of revenues increased $82,359,000 in 1996 and $99,292,000 in 1995. As a percentage of revenues, cost of revenues decreased 1.3% from 1995 to 1996 and 2.0% from 1994 to 1995. The make up of cost of revenues has been significantly affected in both years by business acquisitions and by changes in the mix of Fiserv's business as sales of software and related support activities and item processing and electronic funds transfer operations have enjoyed an increasing percentage of total revenues.

A significant portion of the purchase price of Fiserv's acquisitions has been allocated to intangible assets, such as client contracts, computer software, non-competition agreements and goodwill, which are being amortized over time, generally three to 40 years. Amortization of these costs increased $5,143,000 from 1995 to 1996 and $5,188,000 from 1994 to 1995. As a percentage of revenues, these costs also increased in both years.

Capitalization of internally generated computer software is stated net of amortization and decreased $3,217,000 in 1995 and $10,114,000 in 1996. Net software capitalized was more than offset by amortization in 1996 due to the accelerated amortization of software resulting from the planned consolidation of certain product lines.

Operating income increased $27,986,000 in 1996 and $34,515,000 in 1995. As a percentage of revenues, operating income increased 1.3% in 1996 and 2.0% in 1995.

The effective income tax rate was 41% in 1996, 40% in 1995 and 39% in 1994. The trend to higher income tax rates results from net increases in non-deductible permanent differences. The effective income tax rate for 1997 is expected to remain at 41%.

Fiserv's growth has been accomplished largely through the acquisition of entities engaged in businesses that are complementary to its operations. Management believes that a number of acquisition candidates are available that would further enhance Fiserv's competitive position and plans to pursue them vigorously. Management is engaged in an ongoing program to reduce expenses related to acquisitions by eliminating operating redundancies. Fiserv's approach has been to move slowly in achieving this goal in order to minimize the amount of disruption experienced by its clients and the potential loss of clients due to this program.

 LIQUIDITY AND CAPITAL RESOURCES

The following table summarizes Fiserv's primary sources of funds:

                                                   YEAR ENDED DECEMBER 31,
                                                   -----------------------

                                                   1996        1995       1994
                                                   ----        ----       ----
                                                         (in thousands)
Cash provided by operating activities
 before changes in securities processing
 receivables and payables-net..............   $ 173,774    $107,037   $ 76,644

Securities processing receivables and
 payables-net..............................      (3,660)     29,935    (39,954)
                                              ---------    --------   --------

Cash provided by operating activities......     170,114     136,972     36,690

Issuance of common stock-net...............       4,896         638      1,918

Decrease (increase) in investments.........      16,831      10,254    (30,398)

Increase (decrease) in net borrowings......    (119,640)    180,644     63,341
                                              ---------    --------   --------

TOTAL......................................   $  72,201    $328,508   $ 71,551
                                              =========    ========   ========


The change in securities processing receivables and payables is funded primarily through changes in short-term obligations which were ($8,700,000), ($50,600,000), and $38,520,000, for the years ended December 31, 1996, 1995 and
1994, respectively.

Fiserv has applied a significant portion of its cash flow from operations and proceeds of its common stock offerings to acquisitions and the reduction of long-term debt and invests the remainder in short-term obligations until it is needed for further acquisitions or operating purposes.

Fiserv believes that its cash flow from operations together with other available sources of funds will be adequate to meet its funding requirements. In the event that Fiserv makes significant future acquisitions, however, it may raise funds through additional borrowings or issuance of securities.

NINE MONTHS ENDED SEPTEMBER 30, 1997 COMPARED TO 1996

     RESULTS OF OPERATIONS

The following table sets forth, for the periods indicated, the relative percentage which certain items Fiserv's consolidated statements of income bear to revenues.


                                                                      NINE MONTHS ENDED
                                                                        SEPTEMBER 30
                                                                   -----------------------
                                                                      1997         1996
                                                                   ----------   ----------
                                                                    (Percent of Revenues)

Revenues........................................................      100.00%      100.00%
                                                                      ------       ------
Salaries, commissions and payroll related and related costs.....        46.6         45.0
 and relate
Data processing expenses, rentals and telecommunication costs...        10.5         11.5
Other operating costs...........................................        19.2         18.5
Depreciation and amortization of equipment and improvements.....         5.1          5.0
Amortization of intangible assets...............................         1.5          2.5
Capitalization of Software-net..................................        (0.3)        (0.3)
                                                                      ------       ------
Total cost of revenues..........................................        82.6         82.2
                                                                      ------       ------
Operating income................................................        17.4%        17.8%
                                                                      ======       ======

Revenues increased 8.8% from $647,907,000 in the first nine months of 1996 to $704,960,000 in the comparable current period. Approximately 30% of the year to date growth resulted from the inclusion of revenues from the date of purchase of acquired companies, and approximately 70% resulted from increases in revenue from the addition of new clients, growth in the transaction volume experienced by existing clients, and price increases. Fiserv provides item processing services in the Canadian market through a joint venture with Canadian Imperial Bank of Commerce, the revenues from which are recorded on a fee basis. If the gross revenues from this activity were recognized, Fiserv's revenues for the first nine months of 1997 would have increased by $151,053,000, or 23%.

Cost of revenues increased 9.3% from $532,845,000 in the first nine months of 1996 to $582,522,000 in the first nine months of 1997. The increase in cost of revenues for the nine months was disproportionate to the increase in revenues due to approximately $3,600,000 of severance payments in connection with restructuring of the item processing contract with Chase Manhattan Bank and merger related expenses of $3,700,000 associated with the acquisition of BHC Financial, Inc. ("BHC"). Amortization of intangible assets decreased due to reduced amortization of intangible assets recorded in the acquisition of Information Technology, Inc.

Operating income increased 6.4% from $115,062,000 in the first nine months of 1996 to $122,438,000 in the first nine months of 1997. As a percentage of revenues, operating margins were lower during the first nine months of 1997 when compared to the comparable prior year period. This decrease resulted primarily from charges related to one-time merger expenses and reduced impact of termination fees.

As a result of substantial debt reductions and slightly lower effective rates, interest expense decreased $5.5 million for the first nine months of 1997 when compared to the 1996 period.

Income taxes were computed at 41% in both 1997 and 1996. The 41% rate is expected to apply throughout the current year.

Net income for the first nine months, which was reduced by $3,100,000 for acquisition costs of BHC, increased 12% from $59,300,000 in 1996 to $66,616,000 in 1997. Net income per share for the first nine months, after merger related expenses of $.06, increased $.11 from $1.14 in 1996 to $1.25 in 1997. Net income per share increased $.26 in the first nine months of 1997 after the charges associated with the acquisition of BHC, when compared with net income per share as originally presented for 1996. The increase in net income per share over 1996 as originally presented was consistent with management's expectations.

  LIQUIDITY AND CAPITAL RESOURCES

The following table summarizes Fiserv's primary sources of funds for the nine months ended September 30, 1997 and 1996:

                                            NINE MONTHS ENDED SEPTEMBER 30,
                                           ---------------------------------
                                                1997              1996
                                           ---------------   --------------
                                                    (In thousands)

Cash provided by operating activities...         $157,494          $116,177
Issuance of common stock-net............            8,592             4,834
Decrease (increase) in investments......          (81,726)           19,160
Increase (decrease) in net borrowings...          (61,588)          (93,159)
                                                 --------          --------
TOTAL                                            $ 22,772          $ 47,012
                                                 ========          ========

                              BUSINESS OF FISERV

Fiserv, with operations in over 75 cities, including 15 cities in Canada, England and Singapore, is a leading independent provider of financial data processing systems and related information management services and products to banks, credit unions, mortgage banks, savings institutions and other financial intermediaries. These services and products are based primarily on proprietary software developed by Fiserv and maintained on computers located at data processing centers throughout the United States. Fiserv is ranked as the nation's leading data processing provider for banks and savings institutions in terms of total clients served and is the nation's second leading data processing provider for credit unions and mortgage banks.

Fiserv directly supports account and transaction processing software systems for approximately 3,383 financial institutions, maintaining approximately 50 million service bureau accounts. Fiserv delivers this account and transaction processing in all four of the traditional delivery modes: service bureau; facilities management; resource management; and in-house solutions. Fiserv also provides electronic banking services, which include Automated Teller Machine ("ATM")/Electronic Funds Transfer ("EFT") services to financial institutions, and processing approximately 200 million ATM transactions annually. Fiserv also provides check and share draft remittance and back-office processing to financial institutions, handling approximately over 4.1 billion prime pass items per year through its regional item processing centers located in over 45 cities in North America. In addition, Fiserv provides trust administration services for IRAs and other retirement plans, and furnishes microcomputer software to financial institutions for executive information and decision support systems. The total client base served by Fiserv includes more than 5,000 financial institutions. Fiserv believes that its focus on customer service and the contractual nature of its business, combined with its historical renewal experience, provide a high level of recurring revenues.

The Fiserv Securities Processing Group provides a wide range of traditional processing and related services to support all aspects of a retail brokerage operation. In addition, the Securities Processing Group provides an array of complementary products and services, such as specialized processing for bank and capital markets departments, mutual fund processing for both load and no load funds, self-directed retirement plans, equity dividend reinvestment plans, investment management accounts, mutual fund wrap accounts, annuity processing, and customized Internet, telephony and programming.

Fiserv was formed on July 31, 1984, through the combination of two major regional data processing firms located in Milwaukee, Wisconsin, and Tampa, Florida. These firms--First Data Processing of Milwaukee and Sunshine State Systems of Tampa--began their operations in 1964 and 1971, respectively, as the data processing operations of their parent financial institutions. Historically, operations were expanded by developing a range of services for these parent organizations as well as other financial institutions.

Since Fiserv's formation in 1984, it has expanded its operations through over 60 acquisitions and internally through the growth of existing clients. From 1988 to 1996, Fiserv's revenues increased from $125.0 million to $879.4 million, its operating income increased from $15.5 million to $153.6 million, and its net income grew from $9.2 million to $79.7 million. During this period, net income per common and common equivalent share increased from $.33 to $1.53.

Additional information concerning Fiserv is included in Fiserv's Annual Report on Form 10-K for the year ended December 31, 1996, Fiserv's Forms 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997 and other Fiserv documents filed with the Commission that are incorporated by reference herein. See "Incorporation of Certain Documents by Reference."

                   CTI SELECTED CONSOLIDATED FINANCIAL DATA

The following table sets forth selected consolidated financial data of CTI. The selected consolidated historical financial data at and for each year in the five year period ended June 30, 1997 have been extracted from CTI's consolidated financial statement which have been audited by independent certified public accountants. The unaudited selected consolidated historical financial data at and for three months ended September 30, 1996 and 1997 have been extracted from CTI's unaudited consolidated financial statements which were filed with the Commission on November 13, 1997 as part of CTI's report on Form 10-Q for the quarter ended September 30, 1997.

              CTI SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
                    (In thousands, except per share amounts)


                                                                                                    AS OF AND FOR THE
                                                 AS OF AND FOR THE YEAR ENDED JUNE 30,              THREE MONTHS ENDED
                                       ---------------------------------------------------------      SEPTEMBER 30,

     STATEMENT OF OPERATIONS DATA(1)    1993(1)    1994(1)(3)  1995(4)      1996(4)       1997       1996        1997
                                       ---------   ----------  ---------    ----------   --------   ---------   --------
                                                                                                         (unaudited)

Net Revenue.........................      -0-          -0-    $21,608      $26,823      $26,890     $ 5,672    $ 6,579

Earnings (loss) from continuing
      operations....................      -0-          -0-        925       (9,554)         437        (836)       471

Earnings (loss) from continuing
      operations per common share...      -0-          -0-    $  0.12       ($1.10)     $  0.04      ($0.10)   $  0.03

Cash dividends per common share.....      -0-          -0-        -0-          -0-          -0-         -0-        -0-

Weighted average shares
     outstanding....................    1,589        2,419      7,655        8,695       11,062       8,918     15,289

BALANCE SHEET DATA(2)

Total assets........................   $  189      $12,238    $26,090      $14,025      $ 9,739     $11,763    $ 8,665

Long term obligations...............      -0-        1,766      3,224        3,070          118       2,607        121

Stockholders' equity (deficit)......      176        4,235      9,921       (6,236)      (1,949)     (7,294)    (1,505)
Book value per common share.........    $0.11        $0.89    $  1.17       ($0.70)      ($0.13)     ($0.82)    ($0.10)

Shares of CTI Common Stock
    outstanding.....................    1,589        4,739      8,510        8,916       15,289       8,918     15,289

(1) On June 22, 1994, CTI entered into the credit union software business through the purchase of the credit union division of VERSYSS Incorporated
    and the acquisition of CUSA, Inc.   Also on June 22, 1994, CTI purchased an
    office rental complex located in Sparks, Nevada. Prior to its entering into the credit union software business, CTI's operations consisted of a free-standing surgery center located in Sparks, Nevada. CTI's surgery center operations were discontinued during fiscal 1997. Since none of the operations existing prior to CTI's entrance to the credit union software business were continuing operations as of June 30, 1997, no Statement of Operations Data is presented for the period from July 1, 1993 to June 22, 1994. Additionally, the operations of the VERSYSS credit division, CUSA, Inc. and the Sparks office rental complex, from June 22, 1994 to June 30, 1994 were insignificant and are not presented.

(2) Total assets and long term liabilities as of the periods presented include some assets and long term liabilities which were discontinued during fiscal 1997.

(3) The Balance Sheet Data as of June 30, 1994 reflect the assets and liabilities of the credit union software businesses acquired on June 22, 1994.

(4) The Statement of Operations Data for the periods ending June 30, 1995 and 1996 include the results from the continuing operations (credit union software business) of the businesses acquired during fiscal 1995 and 1996, respectively, from the acquisition dates. See "CTI's Business-- Acquisitions."

                  CTI MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

In June 1994, CTI entered into the credit union software business through the acquisition of CUSA, Inc. ("CUSA") and the credit union software division of VERSYSS Incorporated ("VERSYSS"), CUSA's largest distributor. From June 1994 to July 1995, CTI acquired most of the distributors of the CUSA software, some of which were distributors of software products in the medical, commercial, and rental equipment markets. In July 1997, CTI disposed of the business and assets of CTI's medical and commercial divisions, through a sale of assets to Physician Computer Network, Inc. ("PCN"). As of March 1997, CTI also sold its rental equipment software division and the office rental complex. As of October 1, 1997, CTI transferred the assets of the surgery center to the Surgery Center Purchasers for $450,000 in the form of two-year promissory notes secured by 400,000 shares of the Surgery Center Purchasers' CTI Common Stock. With the divestiture of the medical, commercial and rental divisions, the office rental complex and the surgery center business, CTI plans to devote its resources to the development and expansion of its credit union software business. (Unless otherwise specified, all references to years in this "Discussion and Analysis of Financial Condition and Results of Operations" refer to the corresponding fiscal year and all references to the "first quarter" refer to the first quarter of CTI's fiscal year (quarter ended September 30)).

Results from continuing operations (the credit union software business) improved substantially from 1996 to 1997 and continued to improve in the first quarter of 1998. The improvement was due mainly to the implementation by management of an aggressive plan to reduce corporate overhead expenses and to focus on credit union operations. Management will continue to monitor corporate overhead expenses in 1998 and intends to increase its focus on expanding the revenues and profitability of the credit union software business. Any statements herein which refer to plans or intentions for future fiscal years assume that the Merger is not consummated and that CTI continues under current management.

FIRST QUARTER OF 1997 COMPARED TO THE FIRST QUARTER OF 1998

       Net revenues
       ------------

CTI's net revenues from continuing operations increased 16 percent from $5.7 million in the first quarter of 1997 to $6.6 million in the first quarter of 1998. Revenues from hardware and software sales increased 48 percent from $1.7 million in the first quarter of 1997 to $2.5 million in the first quarter of 1998. The increase is the result of positive market acceptance of CTI's Reliance credit union management software ("Reliance Software") and CTI's new PC based workstation modules. Revenues from support, maintenance and other services increased 2.5 percent from $4.0 million in the first quarter of 1997 to $4.1 million in the first quarter of 1998. The increase is due largely to new annual maintenance billings related to the Reliance Software sold in fiscal 1997 and the first quarter of 1998. Revenues are derived from computer system sales, hardware maintenance and software support and the sale of products, which are related to CTI's computer systems such as statement printing, disaster recovery and microfiche services.

     Gross margin
     ------------

Hardware and software gross margin increased from 57.8 percent in 1997 to 61.1 percent in 1998. In the same period, gross margin from support, maintenance and other services revenue increased from 33.7 percent to 35.0 percent, respectively. The increase in the hardware and software gross margin is primarily attributable to a shift in the sales mix toward the more profitable software sales. The increase in the gross profit margin from support, maintenance and other services revenue is due to management cost control measures and more efficient utilization of resources. Costs of goods sold consist of the cost of hardware and software purchased for resale, the amortization of capitalized software development costs, and the expense of supporting and installing the systems sold.

     Product development costs
     -------------------------

Product development costs represent the uncapitalized costs of software development. Uncapitalized costs include research and development, minor enhancements to operational systems and maintenance software upgrades. As expected, product development costs increased 39 percent from $495 thousand in the first quarter of 1997 to $691,000 in the first quarter of 1998. The increase reflects CTI's commitment to continue to improve current products and to invest in the research and development of new products.

     Selling, general and administrative costs
     -----------------------------------------

The selling, general and administrative expenses for CTI decreased 29 percent from $2.55 million in the first quarter of 1997, to $1.81 million in the first quarter of 1998. The decrease was the result of a reduction of staff, management personnel and office locations related to the continuing operations. It is anticipated that the selling, general and administrative costs will not decrease significantly from the current level during 1998.

     Interest and income tax expense
     -------------------------------

Interest expense decreased 86 percent in the first quarter of 1998 when compared
to the first quarter of 1997.   The decrease was due primarily to a decrease in
average debt outstanding.

Income tax expense for both 1998 and 1997 for continuing operations was zero, due to the significant loss in 1996 and the utilization of 1996 income tax loss carry forwards in these periods.

     Discontinued Operations
     -----------------------

The income (loss) from disposal of discontinued operations, net of income taxes reported in the first quarter of 1998, included only the operations and the anticipated loss from the disposal of the discontinued surgery center business. The loss from discontinued operations, net of income taxes, and the income
(loss) from disposal of discontinued operations, net of income taxes, reported in the first quarter of 1997 included the medical, commercial, and rental equipment software divisions, the office rental complex division and the surgery center division. There were no operations or losses recorded in the first quarter of 1998 related to the medical, commercial, or rental equipment software divisions, or the office rental complex. Additional losses related to the disposed divisions are not anticipated; however no assurance can be given that unexpected costs related to the discontinued divisions will not occur.

1997 COMPARED TO 1996

     Net revenues
     ------------

CTI's total revenues from continuing operations increased less than 1 percent from $26.8 million in 1996 to $26.9 million in 1997. Revenues from hardware and software sales decreased 15.5 percent from $11.2 million in 1996 to $9.4 million in 1997. The decrease is due primarily to management's decision to decrease emphasis on sales of larger systems with lower profit margins because of complicated conversion, installation and training processes. Revenues from support, maintenance and other services increased 11.5 percent from $15.6 million in 1996 to $17.4 million in 1997. The increase was due to increased sales of CTI's statement processing services and an increase in support and maintenance fees. Revenues were derived from computer system sales, hardware maintenance and software support and the sale of products which are related to CTI's core computer systems such as statement printing, disaster recovery and microfiche services.

     Gross margin
     ------------

Gross margin increased 3.6 percent from $11.5 million in 1996 to $11.9 million in 1997. The hardware and software gross profit margin increased from 47 percent in 1996 to 56.6 percent in 1997. In the same period, gross profit margins from support, maintenance and other services revenues decreased from
40.2 percent to 37.9 percent. The increase in the hardware and software gross margin was attributable mainly to a decrease in amortized software and increased efficiencies in CTI's installation and training processes. The decrease in the gross profit margin from support, maintenance and other services revenue was due to increased software support personnel in 1997. Cost of goods sold consists of the cost of hardware and software purchased for resale, the amortization of capitalized software development costs and the expense of supporting and installing the systems sold.

     Product development costs
     --------------------------

Product development costs represent the uncapitalized costs of software development. Uncapitalized costs include research and development, minor enhancements to operational systems and maintenance software upgrades. The increase in product development costs from $1.1 million in 1996 to $2.5 million in 1997 resulted from management's focus on product development. During 1997, CTI devoted substantial resources to improving systems that are in general release and enhancing features of various products. CTI expects that development expenditures will continue in fiscal 1998 at approximately the same amount as 1997, as CTI continues to improve current products and to invest in the development of new products.

     Selling, general and administrative expenses
     --------------------------------------------

As a percentage of net revenues, the selling, general and administrative expenses decreased 31% from $12.6 million in 1996 to $8.7 million in 1997. The decrease the result of management's effort to reduce corporate overhead by eliminating expenses associated with the disposed entities, and a reduction in the administrative staff, management personnel and office locations related to the continuing operations. Although management plans to continue to look for ways to decrease overhead and to improve efficiencies, it is anticipated that the selling, general and administrative costs will not decrease significantly from the 1997 level.

In 1996, CTI recorded $360,209 in expense for the amortization of the excess of purchase price over the fair value of the net tangible and identifiable intangible assets acquired ("Acquired Goodwill") which is included in selling, general and administrative expenses. In 1997, CTI recorded no expense for the amortization of the Acquired Goodwill due to the write down of the Acquired Goodwill through a nonrecurring charge incurred in 1996.

     Nonrecurring charges
     ---------------------

In 1996, CTI reported nonrecurring charges of $6.9 million which were primarily related to certain restructuring charges and the reduction of the carrying value of the Acquired Goodwill and software development and acquisition costs. In 1997, no nonrecurring charges were incurred.

     Interest and income tax expense
     -------------------------------

Interest expense decreased 37 percent in 1997 from 1996 due to the elimination
of debt during the year.   It is anticipated that interest expense will continue
to decrease in 1998.

Income tax expense in both 1997 and 1996 for continuing operations was zero due to the significant loss in 1996 and the utilization of loss carry forwards in 1997.

     Discontinued Operations
     -----------------------

The loss from discontinued operations, net of income taxes decreased from $5.4 million in 1996 to $0.2 million in 1997. The decrease in 1997 is the result of the elimination of the operations of the unprofitable medical and commercial software business units in 1996. The medical and commercial software business units reported significant operating losses in 1996.

The loss from the disposal of discontinued operations, net of income taxes, of $1.6 million in 1997 includes (1) an accrual of $1.9 million representing (2) $475,000 in income tax expense related to the tax gain on the sale of the medical division, (3) a gain of $479,738 on the sale of the office rental complex, and (4) a gain of $293,690 on the sale of the rental software division. Management does not anticipate additional losses from the disposal of the discontinued operations in fiscal 1998; however, no assurance can be given that unexpected costs related to the discontinued segments will not occur. The change in the estimated costs of the disposed medical software business unit, including the medical records division, from $2.5 million, as estimated at June 30, 1996, to $4.4 million at June 30, 1997.

1996 COMPARED TO 1995

     Net revenues
     ------------

CTI's revenues from continuing operations increased 24 percent from $21.6 million in 1995 to $26.8 million in 1996. Revenues from hardware and software sales increased 4.9 percent from $10.7 million in 1995 to $11.2 million in 1996. The increase was less than expected primarily because of slower than anticipated new sales related to the continuing operations of entities acquired in 1995 and delays in product delivery at the end of 1996. Revenues from support, maintenance and other services increased 42.9 percent from $10.9 million in 1995 to $15.6 million in 1996. The increase was due to increased sales of CTI's statement processing services and the addition in 1996 of support, maintenance and other service revenue of entities acquired during 1995. On a pro forma consolidated basis, which reports the revenue of CTI as if each of the consolidated entities were acquired, or disposed of, as the case may be, at the beginning of the periods reported, the total revenue was $23.9 million for fiscal 1995 and $26.8 million for fiscal 1996, representing a 12 percent increase. Revenues are derived from computer system sales, hardware maintenance and software support and the sale of products which are related to CTI's core computer systems, such as statement printing, disaster recovery, and microfiche services.

     Gross margin
     ------------

Gross margin increased 6 percent from $10.9 million in 1995 to $11.5 million in 1996. The hardware and software gross profit margin decreased from 56 percent in 1995 to 47 percent in 1996. In the same period, the gross profit margins from support, maintenance and other services revenues decreased from 45 percent to 40 percent. The decrease in the hardware and software gross margin was attributable to decreased hardware margins due to customers increased demand for less profitable personal computers. The decrease in the gross profit margin from support, maintenance and other services revenue is due to increased software support personnel, and an increase of lower margin statement processing services as a percentage of support, maintenance and other services revenue in 1996 when compared to 1995. Costs of goods sold consist of the cost of hardware and software purchased for resale, the amortization of capitalized software development costs and the expense of supporting and installing the systems sold.

     Product development costs
     --------------------------

Product development costs represent the uncapitalized cost of software development. Uncapitalized costs include research and development, system minor enhancements to operational systems and maintenance software upgrades. Product development costs were $1 million in 1995 and $1.1 million in 1996.

     Selling, general and administrative costs
     -----------------------------------------

Selling, general, and administrative expenses for CTI increased 58 percent from $8 million in 1995 to $12.6 in 1996. This increase was partly the result of the incremental selling, general and administrative expenses of the entities acquired in 1995 and 1996, which were not reduced to the extent anticipated through cost reduction plans implemented in 1995 and 1996. Additionally,

CTI's entire general corporate overhead was included in continuing operations, with no allocation of corporate overhead to the discontinued operations. Since a majority of the assets of the disposed divisions were acquired in the fourth quarter of 1995 and in 1996, the dollar volume of incremental general corporate overhead attributable to the disposed divisions was greater in 1996 than 1995. The incremental general corporate overhead attributable to the disposed divisions was eliminated in the first and second quarters of fiscal 1997.

The amortization of the excess of purchase price over the fair value of the net tangible and identifiable intangible assets acquired ("Acquired Goodwill") is included in selling, general and administrative expenses. The Acquired Goodwill was amortized using the straight-line method over an estimated life of 15 years. During 1996, total amortization of the Acquired Goodwill was $360,209 compared to $364,146 in 1995.

Portions of the purchase price of certain acquisitions completed in 1995 and 1996 were allocated to software acquisition costs. The amortization of the acquired software acquisition costs is included in the cost of goods sold. Software acquisition costs are amortized over the estimated life of the software (principally three to five years). During 1996, amortization of software development and acquisition costs was $834,509 compared to $414,124 in 1995.

     Nonrecurring charges
     ---------------------

In 1996, CTI reported nonrecurring charges of $6.9 million, which primarily related to certain restructuring charges and the reduction of the carrying value of the Acquired Goodwill and software development costs.

Pursuant to a limited restructuring plan adopted in June 1996, the employment contract of a shareholder and member of the board of directors was terminated in the second fiscal quarter of 1997. As a result, compensation and severance fees of approximately $611,000 were accrued in 1996 as a nonrecurring charge.

As discussed in CTI's Quarterly Reports for the quarter ended December 31, 1995 and March 31, 1996, over the six month period ending June 30, 1996, management studied the relationship between the carrying value of the Acquired Goodwill and the expected future cash flows related thereto. The Acquired Goodwill relates primarily to certain customer contracts and customer lists. As evidenced by the loss from continuing operations incurred in 1996, the costs of servicing the contracts acquired were higher than anticipated. Additionally, the profitability of sales to the customer base acquired was lower than anticipated. Therefore, in the opinion of management, the expected future discounted cash flows net of related expenses from the Acquired Goodwill of credit union assets were insufficient to support the recorded value. Consequently a nonrecurring charge of $5.4 million was recorded in 1996.

In order to evaluate the expected cash flow of the capitalized software, CTI compared the amount of capitalized software for each product to the expected future undiscounted cash flow from the sale of such products. The study showed that, at expected sales volumes, the costs associated with the sale and installation of certain software products capitalized were higher than the expected discounted cash flows from such sales. Consequently, management determined that the expected cash flows for certain products were insufficient to support the amounts capitalized for the related software. Accordingly, a one-time charge of approximately $846,000 was recorded in 1996 to adjust capitalized software to be consistent with the estimated future cash flows from the sales of the related products.

     Interest and Income tax expense
     -------------------------------

Interest expense increased 82 percent in 1996 due primarily to an increase in the average debt outstanding used to finance discontinued operations.

Income tax expense was $727,432 in 1995 (resulting in an effective tax rate of 43.7 percent) compared to a tax expense of zero in 1996. The difference in the tax expense is due to the losses incurred in 1996.

     Discontinued Operations
     -----------------------

The loss from discontinued operations, net of income taxes, increased from $149,000 in 1995 to $5.4 million in 1996. The increased loss in 1996 was primarily the result of the inclusion of a full year of operations of the medical and commercial divisions of businesses acquired in 1995 and the loss from operations of the medical and commercial portions of businesses acquired in 1996 from the respective dates of acquisition. The 1996 loss from discontinued operations reflects the unprofitability of the acquired medical and commercial operations and CTI's inability to recognize expected cost synergy and revenue targets in its medical and commercial business units.

The estimated loss from the disposal of discontinued operations, net of income taxes includes the estimated costs for the disposal of the medical records software product through the anticipated date of disposition. The estimated loss from the disposal also includes the costs incurred for contractually specified severance payments to employees not hired by PCN subsequent to PCN's purchase of the medical division, the cost of closing facilities (including estimated future lease obligations, which were not assumed by PCN in connection with the sale), and the estimated loss from the operations of the discontinued medical records software business unit through the anticipated disposition date.

YEAR 2000

In fiscal 1998, management initiated a company-wide project to prepare the Company's internal system and applications for the year 2000. Project completion is expected by the middle of 1999 with an estimated cost of $200,000. A significant portion of these costs are not likely to be incremental costs to the Company, but rather will represent the redeployment of existing information technology resources. If the preparation of the Company's systems is not completed timely, the year 2000 problem may have a material impact on the operations of the Company.

CAPITAL RESOURCES AND LIQUIDITY

At September 30, 1997, CTI had current assets of $5 million and current liabilities of $10 million. The current liabilities include $4.9 million of deferred revenue, which primarily represents payments received for services to be provided over the remaining term of software and hardware maintenance contracts (generally one year).

Losses from operations in 1996 and the first quarter of 1997 caused CTI to be in violation of certain loan covenants with its primary lender and raised concerns among employees, stockholders, and some customers. In order to address these circumstances, the board of directors decided to seek equity financing. On January 24, 1997, CTI entered into a Stock Purchase and Sale Agreement (the "Agreement") whereby it agreed to sell 8,648,698 shares of its common stock, representing 49 percent of the common stock to be outstanding after the completion of the sale to the Majority Stockholder, for $8.0 million in cash.

In February 1997, CTI received $6.0 million of the purchase price which was used to retire certain current liabilities and long-term debt. CTI anticipates that the remaining $2.0 million will be received in fiscal 1998 which CTI plans to use to redeem the 1994 Series Convertible Preferred Stock. Upon completion of the transaction, the Majority Stockholder's beneficial ownership interest will increase approximately 69 percent. The transaction was negotiated between the Majority Stockholder and an independent committee of the board of directors. During the past fifteen months, CTI reduced its total liabilities from $20.3 million at June 30, 1996 to $10.2 million at September 30, 1997.

As part of the overall business plan implemented during 1997, management reduced the overall corporate overhead included in selling, general and administrative expenses from $2.55 million for the first quarter of 1997 to $1.81 million for the first quarter of 1998. Income from continuing operations increased from a loss of $836,015 for the first quarter of 1997 to income of $470,979 in the first quarter of 1998. In the fiscal year ending June 1998, CTI expects operating results and cash flows to improve as the disposal of the non-profitable business units are completed and management focuses on the credit union business. CTI believes that cash flow will be sufficient to permit CTI to meet its cash requirements through the up coming year.

CTI'S BUSINESS

GENERAL

CTI, formerly known as Mountain Surgical Centers, Inc., incorporated in 1986, is a developer of computerized information systems for credit unions. CTI's software packages are sold as part of a complete data processing solution including hardware, software, operating systems, installation, training, software support and hardware maintenance. CTI's PC based workstation products, which are sold as add-ons to the core information processing systems, increase the accessibility and usability of strategic information by credit union employees and members. CTI's data processing services, such as statement processing, disaster recovery, credit bureau reporting, microfiche, and optical storage complement CTI's core credit union data processing system products.

CTI entered the credit union software market through the acquisition of CUSA and the VERSYSS Credit Union division in June 1994 and changed its name to CUSA Technologies, Inc. From September 1994 to July 1995, CTI consolidated its distribution network through the acquisition of six independent resellers of the CUSA credit union software package ("Acquired Resellers"). As a result of these acquisitions, CTI provides support and maintenance services to nearly all of the approximately 1,100 users of its credit union systems and is well positioned to provide these users with future enhancements, software and hardware upgrades and related products.

In addition to the acquisition of the Acquired Resellers, in November 1994, through the acquisition of Outside Force, Inc., a Texas corporation, CTI acquired the Reliance Software, a fourth-generation language based open systems software solution for credit unions.

CTI has operated five non-credit union software business units for all or a portion of fiscal 1997: the medical practice management software business unit, the medical records software business unit, the commercial data processing systems business unit, the equipment rental software business unit, and the surgery center business unit. The medical practice management software business unit was engaged in the development, support and maintenance of software for physician offices and clinics. The commercial data processing systems business unit developed, installed and maintained open accounting systems for a variety of businesses. The medical records software business unit was involved in the development of software for tracking medical patient records. The equipment rental software business unit is a turnkey provider of computer solutions, including proprietary software, to businesses that rent equipment and supplies. The surgery center business unit consists of two out-patient podiatry centers located in Sparks and Carson City, Nevada. In addition to these business units, CTI owned an office complex located in Sparks, Nevada during fiscal 1997.

FOCUS ON THE CREDIT UNION SOFTWARE MARKET

Recently, CTI has either sold or adopted a plan to sell each of its non-credit union business units in order to focus its attention and capital resources on its core credit union business. This focus on credit union software was accomplished through the completion in fiscal 1997 of (1) the sale of the assets of CTI's medical practice management and commercial data processing systems software business units to PCN for $8,950,000 plus the assumption of certain liabilities pursuant to an Asset Purchase Agreement dated July 2, 1997, (2) the discontinuance in fiscal 1997 of the operations of CTI's medical records software business unit, (3) the sale of the assets of CTI's rental equipment software business unit for $400,000 pursuant to an agreement dated March 31, 1997, (4) the sale of CTI's office rental complex to a family partnership, of which the Majority Stockholder is the general partner, for $1,258,425 plus the assumption of $1,658,565 in mortgage debt related to the real property, and (5) the sale of the assets of the Surgery Center business units as of October 1, 1997 to the Surgery Center Purchasers for $450,000 in the form of two-year promissory notes secured by 400,000 shares of the Surgery Center Purchasers' CTI common Stock. As a result, over the past two years, the percentages of CTI's revenue from continuing operations related to the credit union software business has grown from 62 percent for the year ended June 30, 1996 to nearly 100 percent for the year ended June 30 1997.

PRIVATE SALE OF COMMON STOCK

On January 24, 1997, CTI entered into the Agreement whereby it agreed to sell 8,648,648 shares of CTI Common Stock, representing 49 percent of CTI Common Stock to be outstanding after the completion of the sale, to the Majority Stockholder for $8.0 million in cash. Upon the completion of the transaction, the Majority Stockholder increased his ownership interest to over 50 percent and now holds a controlling interest in CTI. In February 1997, CTI received $6.0 million of the purchase price which was used to retire long-term debt and certain current liabilities. CTI anticipates that the remaining $2.0 million will be received prior to the Effective Time. Also pursuant to the Agreement, the Majority Stockholder surrendered approximately 1,208,400 five year options to purchase shares of CTI Common Stock at prices from $1.50 to $5.00 in exchange for the grant of 1,000,000 five year options to purchase CTI Common Stock at $1.00 per share for the first year, with the option price increasing by $0.25 each year on the anniversary date of the grant. The transaction was negotiated between the Majority Stockholder and an independent committee of the Board of Directors of CTI.

PRINCIPAL PRODUCTS AND SERVICES

CTI's credit union management solutions consist of the fourth-generation-language Reliance Software and the CUSA Software. CTI's credit union management systems are installed in nearly 10% of America's credit unions, representing a customer base of approximately 1,100 credit unions. The CUSA Software, developed in 1977, was one of the first software products to be designed specifically for the computerization of credit union data processing functions. CTI's management believes that the CUSA Software, through over 20 years of refining, has become one of the most popular software systems for small to medium sized credit unions (credit unions with total assets between $5 and $100 million).

The CUSA Software is a very mature and functional product. It was developed in a language which was designed for use with proprietary hardware. Proprietary systems such as the CUSA Software are often referred to in the software industry as "legacy systems." As the industry moved away from proprietary hardware and software and new standards were developed, CUSA developed operating system bridges which allowed the CUSA Software to operate under a UNIX environment on standard hardware platforms. In order to allow CTI to extend its product offerings to larger credit unions and to provide its current customers with the advantages of current and emerging software and hardware technologies, CTI purchased the Reliance Software package in November 1994 through the acquisition of Outside Force, Inc. (See "--Acquisitions"). Since that time, as part of a steady product migration strategy, CTI has focused its new sales efforts on sales of Reliance Software while encouraging its current base of CUSA Software users to take advantage of the superior technology of the Reliance Software.

The CUSA Software and the Reliance Software are sold as part of fully integrated systems, including hardware, applications software, operating systems, installation, training, post-installation hardware maintenance, and software training and support. Post installation hardware maintenance and software support contracts provide annual recurring revenues of approximately 16-25 percent of the sales price of the system, depending on the size and complexity of the system.

In addition to its core credit union management systems, CTI has developed a number of workstation products which integrate with both the CUSA Software and the Reliance Software and are sold as add-on products to enhance functionality. Since these workstation products are designed to integrate with either the CUSA Software or the Reliance Software, these workstation

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

products allow CUSA Software users to increase the functionality of their current system. The workstation products are an important part of CTI's strategy to offer a cost effective migration path to modern computing technology. Also, through the CTI Resource Group ("Resource Group"), CTI provides services to credit unions to assist them in their governmental reporting, credit bureau inquiries, microfiche storage, statement processing, disaster recovery and custom form printing.

     The CUSA Software

The CUSA Software has been refined through 20 years of tailoring its functions to meet the needs and suggestions of its users which now number approximately 1,000. The CUSA Software consists of a series of fully integrated modules, constructed so that the proper combination of products can be supplied to meet the specific requirements of each credit union in a cost-efficient configuration. The product is designed so that the user can move quickly throughout the system using a combination of menus, windows and user-defined access keys. On-screen prompts, "help" functions, and pop up windows make the system user friendly. The features of the system include online teller transactions, loan processing, online loan application, charged-off loans, mortgage lending, 360/365 day interest calculation options, share draft processing, certificate management, IRA processing, club accounts, safe deposit box control, travelers check management, electronic payroll processing, ATM processing, credit card processing, audio response, optical disk records management, customized report writer, job queuing system, bank reconciliation, full branch accounting, shared branching/service center, asset/liability management, bill payer system, credit bureau inquiry, credit bureau reporting, laser statement processing, government reporting, call reporting and automated clearinghouse transmission processing.

As complementary products to its CUSA Software, CTI offers peripheral products, such as: credit/debit cards; CUSAPLAN Plus, a PC based financial analysis and reporting package for credit unions; CUSA Talk II, a PC based audio response account inquiry system; an Automated Clearinghouse Debit/Credit Processing Module for automated funds transfer; CUSANet Batch & CUSANet Online, modules which allow credit union members to participate in established ATM networks; CUSACard, an in-house credit card system which interfaces with the credit unions' Visa processor; CUSAPay, an online payroll module; and Credit Bureau Inquiry, a software package which allows credit unions to pull credit reports on their members from any of the major credit reporting institutions.

     Reliance Software

The Reliance Software is currently installed in approximately 65 credit unions. It was developed in Progress (registered trademark of Progress Software), a fourth generation programming language, and utilizes the latest open systems technology of the software industry. The fourth-generation development environment allows for rapid product fixes and shortened development cycles for new features and functionality. In addition, it allows for flexibility in modification, implementation and hardware platform choices.

The Reliance Software is designed for use in any size of credit union, though many of its functions have been developed specifically to meet the requirements of large-to-medium-sized credit unions

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

with assets over $50 million. Its functions include: online teller transactions, online teller services, travelers checks, safe deposit boxes, vault teller, loan processing, online loan application, complete online or hard copy "what if" calculations for payment, interest and amortization, 360/365 day interest calculation options, online credit bureau interface, detailed loan tracking, share draft processing, application integration into general ledger, member CDs, member IRAs, credit union customized member statements, easy sort functions for bulk mailings of statements, unlimited electronic payroll distribution and processing, inventory tracking of all fixed assets, comprehensive report system, credit union-defined security features, back office automation, electronic mail system for staff, complete "to do" list for any user, infinite calendar with Easy-Date feature, voice information processing, distributed branch processing, ATM interface software, mortgage loans, collections, staff tracking, accounts payable disbursements, complete tracking of credit union investments, touchscreen teller, fax interface, word processing capabilities, optical disk, signature verification, report warehousing, document storage and retrieval, automated clearinghouse transmission processing and report creation for custom reports.

CTI believes that the fourth-generation development environment provides a significant competitive advantage in foreign markets where, in some cases, the movement from legacy systems to open systems is proceeding quickly and the speed with which a product may be localized is critical to market penetration. In particular, CTI has started initiatives in Australia and Central America.

In connection with the Australia initiative, CTI is working through a local distributor, CUSA Pty, Ltd., an Australian corporation. According to the distributorship agreement, CTI is to assist in the localization of the Reliance Software, scheduled for completion in March 1998. Once localization is completed, CTI will receive a royalty on each software sale and an ongoing fee to provide level three support. The distributor is responsible for configuration, installation, training and level one and two support and maintenance of the system.

In cooperation with the World Council of Credit Unions, CTI has installed a Spanish version of the Reliance product in a credit union located in Guatemala. Though this international initiative is still in the testing stage, CTI believes that the Spanish version of the Reliance product will be successful in the Central and South American markets.

Both credit union systems are marketed as a complete package including hardware, software, installation, and post-installation training and support. CTI's credit union software offerings run on a variety of computers, ranging from personal computers to the IBM RS 6000. System prices typically range from $30,000 to $300,000 for the CUSA Software and related hardware and $100,000 to over $1,500,000 for the Reliance Software and related hardware, in each case depending on the size and sophistication of the system.

     Workstation Products

In addition to its core credit union management systems, CTI has developed a number of workstation products which are sold as add-on products to enhance functionality and are designed to integrate with both the CUSA and Reliance Software. The cross platform integration allows a CUSA user to enhance the functionality of its CUSA Software, at the same time investing in a technology that can be used with the Reliance Software. The workstation products are an important part of CTI's strategy to offer its customers a cost effective migration path to modern computing technology.

In 1996, CTI released its Archive Management System ("AMS 5.0"), a product designed to archive customer account information system. AMS 5.0 works with both the CUSA and Reliance Software.

In August 1996, CTI released the Reports Workstation product for the CUSA Software. This workstation product is based upon a product called Crystal Reports/TM/, which is owned by Seagate Software. The Reports Workstation allows users of the CUSA Software to produce ad hoc reports from the information contained in the database files of the CUSA Software.

CTI released its Loan Origination workstation product in June of 1997. This workstation product is designed to automate the loan origination process and features a graphical user interface and point and click capabilities which simplify the process of entering and processing information.

     Home Banking Product

CTI's home banking product is currently in the testing stage. The home banking product will allow credit unions to offer home banking services to members through secured connections. As confidence in electronic banking increases, CTI believes that an increasing number of credit union members will utilize home banking services. CTI is well positioned to partner with its customers to offer such services to the credit union members.

In addition to those workstation products specifically discussed above, a number of other workstation and other software products are currently scheduled for development and deployment in fiscal 1998.

     Year 2000

CTI recently conducted an internal audit of the features of its software, hardware and operating system products for year 2000 readiness. CTI concluded that most of its products can be cost-effectively year 2000 ready. However, a small number of customers using early releases of the CUSA Software or older hardware configurations will need to update their hardware and/or software configurations or switch vendors. CTI has been actively marketing upgrade programs to those CTI customers whose CTI-developed systems will not qualify for year 2000 readiness.

     Support

Once a system is installed, CTI provides ongoing software support pursuant to annual support contracts for a fee equal to approximately 16-25 percent of the total cost of the software. CTI's support department maintains offices in three cities in the United States. Through a sophisticated frame relay call tracking system, support calls are logged at a central location and dispatched to the appropriate service representatives in CTI's offices across the country. Support call tracking reports, which detail the number of calls per customer, per system function and per support representative, provide useful data to management, sales and programming. CTI currently has software support contracts with 99 percent of its customers. Revenues from software and hardware support contracts represented approximately 29 percent of CTI's revenues in fiscal 1997.

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

     CTI Resource Group

CTI, through the Resource Group, provides services to credit unions to assist them in their monthly, quarterly and annual customer laser statement processing, governmental reporting, credit bureau reporting, microfiche printing and storage and disaster recovery. CTI processed over 13.2 million monthly, quarterly and annual customer statements in fiscal 1997, including government-required 1099 printing and processing during CTI's third fiscal quarter. CTI's laser statement processing services consist of the electronic receipt and reformatting, printing and mail handling of account data from the CUSA or Reliance Software. The Resource Group's disaster recovery system is tested and certified annually and includes a complete hot site backup facility, disaster planning assistance, data retention services and microfiche document storage and retrieval. In fiscal 1997, revenues from laser statement printing, microfiche services, credit bureau reporting and disaster recovery accounted for approximately 26 percent of CTI's total revenues.

     Product Mix

Sales of hardware and software, consisting mainly of the CUSA Software-based system, the Reliance Software-based system and the workstation products, were approximately 35 percent, 42 percent and 49 percent of total revenues in the fiscal years ended 1997, 1996 and 1995, respectively. Support, maintenance and other services, which consist of software support, hardware maintenance, training and revenues from the Resource Group, were 65 percent, 58 percent and 51 percent of total revenue in the fiscal years ended 1997, 1996 and 1995, respectively.

DISTRIBUTION

CTI's products are marketed primarily through a direct sales organization. Once a sale is made, the hardware is shipped to the customer site with certain software and operating components pre-loaded. The product is then installed on-site by a member of CTI's installation staff or a third party installer, and the customer's employees are trained to operate the system. Custom modifications, bug fixes, and minor enhancements are completed at CTI's corporate offices and distributed via modem or some other form of electronic media.

MANUFACTURING AND SUPPLIERS

CTI's computer systems are assembled using various standard components such as PC Monitors, minicomputers, communications equipment, and other electronic and computer components that are purchased from third party suppliers. As part of the Asset Purchase Agreement ("Medical Divestiture Agreement") dated July 2, 1996, as amended in October 1997, CTI agreed to purchase $10,000,000 of computer hardware from PCN at a discounted rate over a five year period. The Medical Divestiture Agreement calls for yearly minimum purchases of $2,000,000. CTI exceeded the $2,000,000 minimum purchase requirement in fiscal 1997. CTI's projected hardware purchases for the next four years exceed the required yearly minimum purchase obligation. CTI believes that the hardware prices set by the Medical Divestiture Agreement are at least as favorable as would be available to CTI from other computer hardware suppliers.

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

If the supply of certain components of hardware were interrupted without sufficient notice, an interruption or delay in product deliveries could result. CTI does not foresee any difficulty in obtaining the necessary components or subassemblies.

SEASONALITY

Credit unions generally plan expenditures based on a calendar year budgeting cycle. Consequently, in the past a greater portion of the credit unions' computer software and hardware purchasing decisions have been made toward the end of the calendar year. In addition, the volume of laser statements and government reports (including year end governmental processing for Form 1099's) processed by CTI is greater in the first quarter of the calendar year. CTI's historical operating results reflect these trends, and it is anticipated that the results from operations for the 1998 fiscal year will continue to reflect these seasonal factors.

SIGNIFICANT CUSTOMERS

No single customer or contract accounted for more than ten percent of CTI's annual revenues for the 1997, 1996 or 1995 fiscal years.

BACKLOG

CTI's backlog of orders for its products was approximately $930,000 as of September 30, 1996 compared to approximately $2,960,000 as of September 30, 1997. CTI's backlog includes international and domestic sales and excludes contracts for recurring hardware and software maintenance and support contracts. CTI's backlog is subject to fluctuation due to various factors, including the size and timing of orders for CTI's products, and is not necessarily indicative of future revenue.

ACQUISITIONS

In June 1994, CTI entered into the credit union software business through the acquisition of the credit union sales, marketing, installation and support business of the Boston, Massachusetts-based VERSYSS, which distributed the CUSA Software in most of the northeastern United States. In July 1994, CTI completed the acquisition of 100 percent of the stock of CUSA, Inc., the developer of the CUSA Software and related peripherals and services. Since entering the credit union software business, CTI successfully consolidated the management and sales capabilities and support operations of all major distributors of its credit union systems and expanded its product offerings to include the Reliance Software through a number of acquisitions as summarized in the table below:



    DATE OF
 TRANSACTION       ----------------------------   ------------------------------------------
----------------              ENTITY                           PRIMARY BUSINESS
                   ----------------------------   ------------------------------------------


                    RK & DR Concepts, Inc. dba      Credit union, medical, commercial data
September           Versyss Data Systems            processing systems and equipment rental
1994                                                software and hardware sales, installation
                                                    and services


November           Outside Force, Inc.            Reliance open systems based credit
 1994                                             union software sales and service


November           Sierra Center for Foot         Medical clinic for outpatient foot
 1994              Surgery, Inc.*                 surgery

                   Benchmark Computer             Credit union, medical, commercial data
February 1995      Systems, Inc. (Nebraska)       processing systems software and
                                                  hardware sales, installation and services

                                                  Equipment rental software development
February 1995      Computer Ease, Inc.            and support


                   Medical Computer               Medical software development, sales,
May 1995           Management, Inc.               installation and support


                   Benchmark Computer             Medical, commercial data processing
June 1995          Systems of Va., Inc.           systems software and hardware sales,
                                                  installation and services


                                                  Credit union, medical, commercial data
July 1995          Benchmark Computer             processing systems software and
                   Systems, Inc. (Wisconsin)      hardware sales, installation and services



September          Preferred Health Systems,      Software for managed health care
 1995              Inc.

                                                  Sale and installation of Lotus Notes-
December           Workgroup Design, Inc.         based custom software
 1995


January 1996       Medfo Systems of America,      Medical records software sales and
                   Inc.                           installation

                                                  Medical, commercial data processing
February 1996      Automated Solutions, Inc.      systems software and hardware sales,
                                                  installation and services

February 1996      Source Computing, Inc.         Medical software sales, installation and
                                                  support

                                                  Preparation and Submission of electronic
February 1996      Medical Clearing               medical claims
                   Corporation
--------------------------------------------------------------------------------------------

* Acquired pursuant to an agreement in principal entered into previous to CTI's entrance into the software business.

DISPOSITIONS AND DISCONTINUED OPERATIONS

In fiscal 1997, CTI either discontinued or adopted a plan to discontinue each of its non-credit union business units in order to focus its attention and capital resources on its credit union business unit.

     Medical Software Business Unit

Pursuant to the Medical Divestiture Agreement, CTI, CUSA Technologies, Inc. and certain of its subsidiaries sold the business and assets of CTI's medical and commercial divisions to PCN for a total purchase price of $8,950,000 plus the assumption of certain liabilities. The assets sold included the accounts receivable, goodwill, customer lists, hardware and software maintenance agreements, workforce-in-place, and intellectual property related to the medical and commercial divisions. The Medical Divestiture Agreement contains certain non-compete and non-solicitation provisions whereby CTI and its affiliates are restricted from selling any product to any of the end-users of the medical and commercial divisions or participating in the medical practice management software business for a period of five years and from selling its eCLINIC medical records product to any end user who was a PCN practice management software customer as of the closing, for a period of two years following the closing. As part of the Medical Divestiture Agreement, PCN became CTI's exclusive provider of IBM hardware for the next five years. Under such arrangement, CTI committed to purchase a minimum of $2,000,000 of hardware each year at a discount from PCN's reseller prices upon favorable credit terms. The Medical Divestiture Agreement also required CTI to complete certain software development obligations related to operating software known as XRTS, which was initially developed through a cooperative effort of CTI and VERSYSS, a wholly owned subsidiary of PCN.

On October 15, 1996, the parties amended the Medical Divestiture Agreement. Of the remaining purchase price of $900,000, $750,000 was retained by PCN in consideration of their assumption of certain additional liabilities related to the medical and commercial customer accounts.

In September 1997, CTI settled a dispute with PCN related to CTI's performance of its development obligations under the Medical Divestiture Agreement with respect to XRTS. In connection with the settlement, CTI paid $250,000 to PCN and agreed to forgive the $150,000 remaining payment on the purchase price.

     Rental Equipment Software Business Unit

With the February 1995 acquisition of Computer Ease, CTI obtained ownership of an rental equipment software product known as the Computer Ease Rental Center System which CTI had been selling under a distributorship arrangement with Computer Ease through RK & DR Concepts, Inc. dba Versyss Data Systems (a wholly owned subsidiary of CTI) (see "--Acquisitions"). On March 31, 1997, pursuant to an Asset Purchase Agreement ("Rental Divestiture Agreement") between CTI and JFJ Corporation, a company which is wholly owned by a shareholder and former employee of CTI ("Buyer"), CTI sold all of the assets related to its rental equipment software business for promissory notes aggregating $400,000 and the assumption of certain liabilities of the rental software business unit. The promissory notes are secured by a pledge of 500,000 shares of CTI Common Stock.

     Medical Records Software Business Unit

In July 1995, CTI entered into a Software Ownership and Development Agreement ("SODA") with Pacific Intesys Corporation ("PI") regarding the development and marketing of an electronic patient records system known as Carepoint for Clinics. Carepoint is a trademark of PI. The product runs on a Windows NT operating system and utilizes pen-based PCs. Pursuant to SODA, CTI had the exclusive right to market the product to the ambulatory care market, including clinics and emergency rooms. For a period of time, CTI engaged in further development and enhancement of the product and changed the name of the product to eCLINIC. As of January 31, 1997 CTI had installed eCLINIC in five sites. These installations were considered beta sites because of the unique modifications that were being made to the product at each site. Pursuant to a plan of disposition, CTI ceased installation and support of eCLINIC, reached settlement with each of the former users of the eCLINIC software and concluded its obligations under SODA.

     Office Rental Complex

In June 1997, pursuant to an agreement, CTI sold its office rental complex located in Sparks, Nevada to a family partnership of which the Majority Stockholder is the general partner. The sales price was equal to the appraised value of $3,125,000 less commissions and fees of 6.5 percent. The $2,925,000 purchase price included the payment of $1,258,425 in cash and the assumption of a $1,658,565 mortgage on the purchased property. Prior to the sale, the commercial real property had been listed for sale with a local agent since June 1995 during which time CTI did not receive a qualified offer which approached the appraised price.

     Surgery Center Business Unit

Though not central to CTI's core business of selling information systems technology, CTI's surgery center business unit generates positive cash flow. In fiscal 1997, the surgery center business represented less than 2% of CTI's total assets or revenues.

CTI's surgery center business unit consists of the Ford Center for Foot Surgery, located in Sparks, Nevada ("Ford Center") and the Sierra Surgery Center, located in Carson City, Nevada ("Sierra Center") (collectively "the Surgery Centers"). The Ford Center is located adjacent to the general office of L. Bruce Ford, D.P.M., for the practice of podiatry, and consists of 860 square feet of leased space. The Sierra Center consists of 1,000 square feet of leased space, contiguous with the general offices of Kim Bean, D.P.M. The Surgery Centers are built to stringent Medicare specifications and are equipped with up-to-date surgical equipment, including laser surgery.

The Ford Center has an agreement with the professional corporation of L. Bruce Ford, D.P.M., a director and principal shareholder of CTI, whereby his professional corporation provides professional services, manages the surgery center, pays all the expenses, supervises all employees, some of whom are shared with his general practice, and pays for supplies necessary for the successful operation of the Ford Center. The parties allocate the salaries of nursing and other staff, the cost of insurance, supplies, utilities and similar items. CTI's share of those costs ranges from 20-33 percent of the total costs incurred. Rent for space and equipment, legal and accounting, and outside professional fees are borne separately by the parties. CTI has a similar arrangement for professional services, management, expenses, and staffing for the Sierra Center with the corporation of Kim Bean, D.P.M, a party which is a CTI Shareholder with less than one percent of the CTI Common Stock outstanding.

CTI's surgery center business is subject to a number of risks, including adverse regulatory changes or regulatory non-compliance, malpractice claims (which are covered by the physicians malpractice insurance) and the highly-competitive market for surgery services.

As part of CTI's plan to focus its resources on the credit union software business, since the sale of the medical software division in July 1996, CTI has actively sought a buyer for the surgery center business unit. In June 1997, the Board of Directors of CTI approved a plan to dispose of CTI's surgery center business unit. The completion of the disposition was subject to the identification of a qualified buyer, negotiation of an acceptable purchase price and terms and execution of a final purchase and sale agreement. On September 30, 1997 the Board approved a transaction whereby the surgery center business unit will be sold to the Surgery Center Purchasers for a price of approximately $450,000. The Board's approval of the transaction was subject to the receipt of a fairness opinion from an independent financial advisor. On October 1, 1997, CTI transferred the assets of the surgery center business units to the Surgery Center Purchasers for $450,000 in the form of two-year promissory notes secured by 400,000 shares of the Surgery Center Purchasers' CTI Common Stock.

GOVERNMENT REPORTING

Although CTI's software business is not directly subject to material industry or governmental regulation, CTI's credit union customers are subject to extensive governmental and industrial regulation. CTI's software is designed to help customers conform to governmental and industrial standards of reporting and data collection. From time to time, regulation of CTI's customers or businesses necessitates the development and release of software upgrades which are specifically constructed to meet the specifications of a new government regulation. Generally, CTI charges its customers a fee for the purchase and installation of such compliance upgrades.

COMPETITION

The market for selling data processing services to financial institutions and the other businesses serviced by CTI is highly competitive. CTI's competitors include internal data processing departments, affiliates of large banks, and independent service firms, as well as direct competitors such as Ultradata Corporation, Users Incorporated, XP Systems, Symitar Incorporated, Fiserv and Electronic Data Systems, Inc. Some of these companies possess greater financial and managerial resources than those of CTI.

The competitive factors for CTI's software services include product technology, product features and functionality, flexibility and compatibility with other products, continuity of product enhancement, ease of installation and use, reliability and quality of technical support, documentation and training, the experience and financial stability of the vendor, and price. While

CTI believes that it has competed effectively to date, competition in the industry is likely to intensify as current competitors expand their product lines and new companies enter the market. To be successful in the future, CTI must respond promptly and effectively to the challenges of technological change, evolving standards, and its competitors' innovations, by continually enhancing its own product and support offerings, as well as its marketing programs.

COPYRIGHTS, TRADEMARKS, PATENTS AND LICENSES

In accordance with the industry practice, CTI relies upon a combination of contract provisions and copyright, trademark and trade secret laws to protect its proprietary rights in its products. CTI distributes its products under software license agreements which grant customers a non-exclusive license to use CTI's products, and which contain terms and conditions prohibiting the unauthorized reproduction or transfer of CTI's products. In addition, CTI attempts to protect its trade secrets and other proprietary information through agreements with employees and consultants. Although CTI intends to protect its rights vigorously, there can be no assurance that these measures will be successful.

CTI seeks to protect the source code of its products as a trade secret and as an unpublished copyright work. CTI does not believe that patent laws are a significant source of protection for CTI's software products. Where possible, CTI seeks to obtain protection of its names and logos through trademark registration and other similar procedures.

CTI believes that, due to the rapid pace of innovation within its industry, factors such as the technological and creative skills of its personnel are more important in establishing and maintaining a leadership position within the industry than are the various avenues of legal protection for its technology. In addition, CTI believes that the nature of its customers, the importance of CTI's products to them and their need for continuing product support reduce the risk of unauthorized reproduction.

EMPLOYEES

As of December 31, 1997, CTI had 198 full time employees. To date, CTI has been successful in recruiting and retaining sufficient numbers of qualified personnel to conduct its business successfully. None of CTI's employees is represented by a labor union. CTI has experienced no work stoppages and believes its relations with employees are good.

INDUSTRY SEGMENTS

As of June 30, 1997 CTI's only business segment was credit union software.

PROPERTIES

CTI maintains core offices in Salt Lake City, Utah; Dedham, Massachusetts; and Omaha, Nebraska. CTI's core offices each have over 20 employees. Additional CTI locations include Eden Prairie, Minnesota and Fayetteville, New York.

CTI's home office is located in Salt Lake City, Utah, where it leases approximately 32,885 square feet from an entity controlled by the Majority Stockholder. The monthly rent under the terms of this lease is currently $21,500 (subject to escalators), and the primary term expires February 1, 2005. (see Item 13, Certain Relationships and Related Transactions)

CTI rents its other facilities from third parties under the terms of leases expiring through April, 2000. CTI believes that its existing facilities are adequate to meet its current and anticipated requirements.

CTI owns office equipment, including sophisticated computer systems, in amounts which management believes are appropriate and which are located at CTI's offices.

LEGAL PROCEEDINGS

The Company is involved in certain legal matters in the ordinary course of business. In the opinion of management and legal counsel, such matters will not have a material effect on the financial position or results of operations of the Company.

CTI VOTING SECURITIES AND THE PRINCIPAL HOLDERS THEREOF

The following table sets forth the number of shares of CTI Common Stock and of the 1994 Series Convertible Preferred Stock, par value $0.001 (which will be redeemed in accordance with its terms prior to the Merger) ("Preferred Stock"), held of record or beneficially by each person who held of record or was known by CTI to own beneficially, more than five percent of CTI Common Stock or the Preferred Stock, and the name and shareholdings of each officer and director and of all officers and directors as a group. All percentages are based on the 15,289,437 shares of CTI Common Stock and the 1,000,000 shares of Preferred Stock issued and outstanding.


                                    Amount and Nature of
Name of Person or Group                 Ownership(1)             Percent of  Class(2)
-----------------------             ----------------------      --------------------

Principal Stockholders

Richard N. Beckstrand         Common Stock          11,178,583                66.0%
5156 Cottonwood Lane          Options (3)(4)         1,010,000
Salt Lake City, UT 84117

David J. Rank                 Common Stock             475,000                 3.1%
986 West Atherton Drive       Options                    5,000
Salt Lake City, UT 84123

Gary L. Leavitt               Common Stock (5)         709,330                 6.2%
986 West Atherton Drive       Options                  257,600
Salt Lake City, UT 84123

Roger L. Kuhns                Common Stock             500,000                 3.3%
986 West Atherton Drive
Salt Lake City, UT 84123

                                 Amount and Nature of
Name of Person or Group              Ownership(1)                Percent of  Class(2)
-----------------------          ----------------------          --------------------

L. Bruce Ford, D.P.M.           Common Stock          157,551        1.1%
Pyramid Prof. Center            Options                10,000
2321 Pyramid Way Suite 26       Preferred Stock        64,995        6.50%
Sparks, NV 89106

Kim Bean, D.P.M.
1801 North Carson               Preferred Stock       175,270       17.53%
Carson City, Nevada
89701

Val Jensen Pension Plan *
1001 North Mountain Street      Preferred Stock       125,270       12.53%
Suite 2D
Carson City, Nevada
89701

Hannum Pension Plan
990 South 550 West              Preferred Stock        83,513        8.35%
Brigham City, Utah 84302

Roderick Sage
975 Ryland Street               Preferred Stock (6)   208,513        20.85%
Reno, Nevada 89502

The Roberts Family Trust
890 Mill                        Preferred Stock (7)   208,513        20.85%
Reno, Nevada 89502

                                    Amount and Nature of
Name of Person or Group                 Ownership(1)             Percent of  Class(2)
-----------------------             ----------------------      --------------------

Officers and Directors

Richard N. Beckstrand                    See Above

David J. Rank                            See Above

Roger L. Kuhns                           See Above

L. Bruce Ford, D.P.M.                    See Above

Gary L. Leavitt                          See Above

Mark Scott                               Common Stock          45,661   *
                                         Options               10,000

D. Jeff Peck                             Common Stock       ---------   *
                                         Options               30,000

Jonathan S. Beckstrand                   Common Stock          29,000   *
                                         Options                3,000

All Executive Officers                   Common Stock      13,095,125   82.6%
and Directors as a                       Options            1,325,600
Group (8 persons)                        Preferred Stock       64,995   6.50%

* Indicates less than 1% ownership
--------------------------------

(1) Except as otherwise noted, to the best knowledge of CTI, all stock is owned beneficially and of record by the indicated owner, and each stockholder has sole voting and investment power over the stock. The total beneficial ownership of CTI Common Stock includes securities, including shares subject to stock options which the shareholder has the right to acquire beneficial ownership within 60 days of the Record Date. Stock options have been listed separately for presentational convenience and unless otherwise noted, the beneficial ownership of the Common Stock underlying each stock option listed may be obtained within 60 days of the Record Date.

(2) The percentage of beneficial ownership for each stockholder is based on an adjusted total of issued and outstanding CTI Common Stock, equal to the total common stock issued and outstanding at June 30, 1997 plus any security of which the stockholder has the right to acquire beneficial ownership within 60 days of the Record Date.

(3) Mr. Beckstrand's shares include 577,614 shares held by Aspen Business Company, which is wholly-owned by Mr. Beckstrand; 345,306 shares held by Beckstrand Management which is wholly-owned by Mr. Beckstrand; and 264,000 shares held by Firethorn Investment, Ltd. in which Mr. Beckstrand is a partner. Since Mr. Beckstrand is an officer, director and principal shareholder of each of these entities, he may be deemed to have voting and dispositive power over the shares and hence be the beneficial owner of the shares.

(4) Mr. Beckstrand's CTI Common Stock holdings include 2,162,162 shares issuable by CTI upon the funding of the remainder of the Mr. Beckstrand's purchase commitment as set forth by the purchase and sale agreement dated January 24, 1997. See "CTI's Business--Private Sale of Common Stock".

(5) Includes 109,970 shares held by the Lyman Leavitt Family Trust and 100,000 shares held by the Lynette Leavitt Family Trust which are deemed beneficially owned by Mr. Leavitt by virtue of his position as Trustee.

(6) Includes shares held by the Roderick Sage, M. D. ,Ltd., Pension Plan and Defined Benefit Plan and by Roderick Sage.

(7)  Includes shares held by the Roberts Family Trust and Frank Roberts.

                 CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
                     ON ACCOUNTING AND FINANCIAL DISCLOSURE

In fiscal 1996, the board of directors of CTI elected to change auditors from Grant Thornton LLP to KPMG Peat Marwick LLP. The reports of Grant Thornton LLP for the 1995 fiscal year did not contain an adverse opinion or disclaimer and were not modified as to uncertainty, audit scope, or accounting principles. CTI and its former accountants, Grant Thornton LLP, did not disagree on any matter of accounting principles or practices, financial statement disclosure, or
auditing scope or procedure.   The change in auditors was reported on Form 8-K
dated May 10, 1996.

                       DESCRIPTION OF FISERV COMMON STOCK

The holders of Fiserv Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Holders of Fiserv Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors of Fiserv out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of Fiserv, holders of Fiserv Common Stock are entitled to share ratably in all assets remaining after payment of liabilities. Holders of Fiserv Common Stock have no preemptive rights to subscribe for unissued shares of capital stock of Fiserv. There are no cumulative voting rights with respect to the Fiserv Common Stock, with the result that holders of a majority of the Fiserv Common Stock may elect all Fiserv's directors.

As of January 13, 1998, there were approximately 1960 holders of record of Fiserv Common Stock.

Fiserv has appointed Firstar Trust Company, Milwaukee, Wisconsin, as transfer agent and Registrar for the Fiserv Common Stock.


             COMPARISON OF RIGHTS OF STOCKHOLDERS OF FISERV AND CTI

GENERAL

CTI is incorporated under the laws of the State of Nevada. Accordingly, the rights of CTI stockholders are governed by CTI's Articles of Incorporation, as amended ("CTI Articles"), its Bylaws ("CTI Bylaws") and Nevada law. Fiserv is incorporated under the laws of the State of Wisconsin and, accordingly, the rights of Fiserv Stockholders are governed by Fiserv's Articles of Incorporation ("Fiserv Articles"), its Bylaws ("Fiserv Bylaws") and Wisconsin law. The Nevada and Wisconsin corporation laws differ in a number or respects, as do the respective Articles and Bylaws of CTI and Fiserv.

Upon consummation of the Merger, CTI stockholders will become stockholders of Fiserv and, as such, all of their rights will be governed by the Fiserv Articles, Fiserv Bylaws and Wisconsin law.

The following summary of the material differences that may affect the rights and interests of CTI Stockholders is not intended to be an all-inclusive discussion of such differences.

BOARD OF DIRECTORS

Nevada law provides that a corporation must have at least one director and may provide in its articles of incorporation or its bylaws for a fixed number of directors or a variable number of directors within a fixed maximum and minimum and for the manner in which the number of directors may be increased or decreased. Nevada law also provides that the articles of incorporation or the bylaws may provide for a classified board of directors, but at least one-fourth of the directors must be elected annually.

Wisconsin law provides that a board of directors shall consist of one or more natural persons, with the number specified in or fixed in accordance with the articles of incorporation or bylaws. The number of directors may be increased or decreased from time to time by amendment to, or in the manner provided in, the articles of incorporation or bylaws. Directors may be divided into two or three groups with the term for each group staggered accordingly.

The CTI Articles provide for a board of directors divided into three classes, with the term of one class expiring each year. The CTI Articles further require that the CTI board of directors consist of at least three directors with each class consisting of as near to one-third the total number of directors as possible. The CTI board of directors currently consists of six members divided into three classes of two directors, respectively. At each annual meeting of CTI Stockholders, the successors to the class of directors whose term expires at the time of such meeting are elected by a majority of the votes cast, assuming a quorum is present.

The Fiserv Articles provide for a board of directors divided into three groups, with the term of one group expiring each year. The Fiserv Bylaws state that directors shall be elected by a plurality of the votes cast by stockholders at an annual meeting at which a quorum is present. The Fiserv Articles require that the Fiserv board of directors consist of between three and nine directors. The Fiserv board of directors currently consists of nine members divided into three groups of three directors. At each annual meeting of Fiserv's stockholders, the successors to the class of directors whose term expires at the time of such meeting are elected by a plurality of the votes cast, assuming a quorum is present. A director of Fiserv may be removed, with or without cause, by the affirmative vote of the holders of a majority of the then issued and outstanding stock of Fiserv cast at a special meeting of stockholders called for that purpose.

REMOVAL OF DIRECTORS

Under Nevada law, unless a higher vote is required by a corporation's articles of incorporation, a director may be removed from office, with or without cause, by the affirmative vote of stockholders representing at least two-thirds of the issued and outstanding voting stock. The CTI Articles do not require a higher percentage for removal of directors.

Under Wisconsin law, any director or the entire board of directors may be removed with or without cause by stockholders representing a majority of the shares entitled to vote at an election of directors, unless the corporation's articles of incorporation or bylaws provide that directors may be removed only for cause. Under the Fiserv Bylaws, a director may be removed from office with or without cause.

LIMITATION ON DIRECTORS' LIABILITY

Nevada law allows a corporation, through its articles of incorporation, to limit or eliminate the personal liability of directors to the corporation and its stockholders for damages for breach of fiduciary duty. However, Nevada law excludes any limitation on liability for (a) acts or omissions that involve intentional misconduct, fraud or a knowing violation of law or (b) the payment of any distribution to stockholders that involves a willful or grossly negligent violation of Nevada law. The CTI Articles do not limit or eliminate personal liability of the directors. The Articles provide that the corporation may indemnify each director, officer, employee, agent and others to the extent permitted by the laws of the state of Nevada.

Wisconsin law provides that directors are not liable to the corporation, it stockholders, or any person asserting rights on behalf of the corporation or its stockholders, for damages, settlements, fees, fines, penalties or other monetary liabilities arising from a breach of, or a failure to perform, any duty resulting solely from his or her status as a director, unless the person asserting the liability proves that the breach or failure to perform constitutes either (a) a willful failure to deal fairly with the corporation or its stockholders in connection with a matter in which the director has a material conflict of interest; (b) a violation of criminal law, unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful; (c) a transaction from which the director derived an improper personal profit; or (d) willful misconduct. A Wisconsin corporation may limit this immunity in its articles of incorporation, but the Fiserv Articles do not do so.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Nevada law provides that a corporation may indemnify any person made a party or threatened to be made a party to any type of proceeding (other than certain actions by or in right of the corporation) because he or she is or was a director, officer, employee or agent of the corporation or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such proceeding if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; or in a criminal proceeding, if he or she had no reasonable cause to believe his or her conduct was unlawful. Expenses incurred by an officer or director (or other employees or agents as deemed appropriate by the board of directors) in defending civil or criminal proceedings may be paid by the corporation in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it is ultimately determined that such person is not entitled to be indemnified by the corporation. To indemnify a party, the corporation must determine that the party met the applicable standards of conduct.

Wisconsin law requires that a corporation shall indemnify a director or officer, to the extent he or she has been successful on the merits or otherwise in the defense of a proceeding, for all reasonable expenses incurred in the proceeding if the director or officer was a party because he or she is a director or officer of the corporation. In cases where a director or officer has not been successful on the merits or otherwise in the defense of such a proceeding, Wisconsin law requires a corporation to indemnify the director or officer unless liability was incurred because the director or officer breached or failed to perform a duty that he or she owes to the corporation and the breach or failure to perform constitutes (a) a willful failure to deal fairly with the corporation or its stockholders in connection with a matter in which the director or officer has a material conflict of interest; (b) a violation of the criminal law, unless the director or officer had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful; (c) a transaction from which the director or officer derived an improper personal profit; or (d) willful misconduct. Such indemnification is not required to the extent limited by the articles of incorporation of the corporation. Expenses incurred by an officer or director in defending civil or criminal proceedings may be paid by the corporation in advance of the final disposition of such proceeding upon the receipt by the corporation of (a) a written affirmation of his or her good faith belief that he or she has not breached or failed to perform his or her duties to the corporation; and (b) a written undertaking to repay the allowance and, if required by the corporation, to pay reasonable interest on the allowance to the extent that it is ultimately determined that indemnification is not required under Wisconsin law and not ordered by a court.

CTI is able, pursuant to the CTI Articles, to indemnify all persons who may be indemnified under Nevada law to the fullest extent permitted by such law. Fiserv is required, pursuant to Fiserv Bylaws, to indemnify all persons who may be indemnified under Wisconsin law to the fullest extent permitted thereunder.

DIVIDENDS

Under both Nevada and Wisconsin law, a corporation may authorize and make a distribution to its stockholders unless, after giving effect to such distribution, (i) the corporation would be unable to pay its debts as they become due, or (ii) except as specifically allowed by the corporation's articles of incorporation, the corporation's total assets would be less than the sum of its total liabilities plus the amount necessary, if the corporation were dissolved at the time of distribution, to satisfy the preferential rights of stockholders whose preferential rights are superior to those receiving the distribution.

The CTI Bylaws provide that dividends on capital stock of the corporation, subject to the provisions of the CTI Articles, if any, may be declared by the board of directors at any regular or special meeting pursuant to law. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the CTI Articles. Before payment of any dividend, there may be set aside out of any funds of the corporation available for dividends such sum or sums as the directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or for such other purpose as the directors shall deem conducive to the interest of the corporation, and the directors may modify or abolish any such reserves in the manner in which they were created.

Pursuant to the CTI Articles, the corporation may pay dividends on the common stock only after the requirements with respect to preferential dividends of the Preferred Stock and other specified requirements shall have been met.

The Fiserv Bylaws provide that, subject to the provisions of Wisconsin law and the Fiserv Articles, the board of directors may, out of funds legally available therefor, at any regular or special meeting declare dividends upon the capital stock of the corporation as and when they deem expedient. Before declaring any dividend there may be set apart out of any funds of the corporation available for dividends such sum or sums as the directors from time to time in their discretion deem proper for working capital or as a reserve fund to meet contingencies or for equalizing dividends or for such other purposes as the board of directors shall deem conducive to the interests of the corporation.

CUMULATIVE VOTING

Both Nevada law and Wisconsin law allow a corporation to provide for cumulative voting in its articles of incorporation.

The CTI Articles specifically preclude cumulative voting on any matter. The Fiserv Articles do not provide for cumulative voting rights.

RIGHTS OF DISSENTING STOCKHOLDERS

If a stockholder dissents from a merger or consolidation in the manner provided by Nevada law, Nevada law entitles such holder to appraisal rights unless the shares received in connection with the transaction are registered on a securities exchange on the record date fixed to determine the stockholders entitled to vote on the agreement of merger or consolidation. The CTI Articles and Bylaws do not confer any additional appraisal rights.

Under the provisions of Wisconsin law, any stockholders who assert dissenters' rights will have a statutory right to demand payment of the "fair value" of their stock in cash. To perfect this right, a stockholder must not vote such shares in favor of a merger agreement at the special meeting called for such vote (this may be done by marking a proxy either to vote against the merger agreement or to abstain from voting thereon or by not voting at all) and must take such other action as is required by the provisions of Wisconsin law, including delivering written notice of intent to demand the "fair value" of their common stock.

SPECIAL MEETINGS OF STOCKHOLDERS

The CTI Bylaws permit the President to call a special meeting of stockholders at his or her request and requires a special meeting to be called by the President or Secretary at the request in writing of a majority of the board of directors or at the request in writing of stockholders holding a majority in amount of the
entire capital stock of CTI issued and outstanding and entitled to vote.   Such
request shall state the purpose or purposes of the proposed meeting.

The Fiserv Bylaws state that a special meeting of the stockholders, or of any class thereof entitled to vote, for any purpose or purposes, may be called at any time by the Chairman of the Board, if any, or the President or by order of the board of directors and shall be called by the President or the Secretary upon the written request of stockholders holding of record at least 10 percent of all the votes entitled to be cast on any issue proposed to be considered at such meeting. Such written request shall state the purpose or purposes for which such meeting is to be called.

ACTION WITHOUT A STOCKHOLDER MEETING

Under Nevada law, unless prohibited in a corporation's articles of incorporation or bylaws, any action to be taken at an annual or special meeting of the stockholders may be taken in the absence of a meeting, without prior notice and without a vote. Such action may be taken by the written consent of the stockholders in lieu of a meeting setting forth the action so taken and signed by the holders of outstanding stock representing the number of shares necessary to take such action at a meeting at which all shares entitled to vote were present and voted.

Wisconsin law also provides for actions that would be taken at an annual or special stockholder meeting to be taken without a meeting. Such an action may be taken, without action by the board of directors, by written consent of all of the stockholders entitled to vote on the action. If the articles of incorporation so provide, such action may also be taken by written consent of those stockholders representing the voting power to cast not less than the minimum number or, in the case of voting by voting groups, numbers of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote were present and voted, except action may not be taken in this manner with respect to an election of directors for which stockholders may vote cumulatively. If action is taken by written consent of fewer than all of the stockholders, the corporation shall give notice of the action to the stockholders who were entitled to vote on the action but whose shares were not represented on the written consent.

The CTI Bylaws provide that any action, the election of directors, which may be taken by the vote of the stockholders at a meeting, may be taken without a meeting if authorized by the written consent of stockholders holding at least a majority of the voting power, unless Nevada law or the CTI Articles require a greater proportion of voting power to authorize such action in which case such greater proportion of written consents shall be required.

The Fiserv Articles provide that any action required to be taken at any annual or special meeting of stockholders or any action which may be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing setting forth the action so taken shall be signed by the holders of outstanding stock having not less than the minimum number of votes necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

PREEMPTIVE RIGHTS

Although Nevada law permits the designation of preemptive rights in a corporation's articles of incorporation, the CTI Articles do not provide holders of common stock with preemptive rights to acquire any securities of CTI.

Wisconsin law provides preemptive rights for holders of common stock from a "preexisting class," defined under Wisconsin law as shares of a class for which shares were authorized before January 1, 1991, whether the shares were issued before, on or after January 1, 1991. Wisconsin law permits the designation of preemptive rights in a corporation's articles of incorporation for any shares that are not from a preexisting class. The Fiserv Articles do not provide holders of common stock preemptive rights to acquire any securities of Fiserv.

MERGER, CONSOLIDATION AND SALES OF ASSETS

Both Wisconsin and Nevada law require that certain extraordinary corporate actions, such as most mergers, consolidations, dissolutions or sales of substantially all of a corporation's assets, be approved by the vote of a majority of the corporation's outstanding shares and by a majority of each class entitled to vote thereon unless a higher percentage is required by the corporation's articles of incorporation. Neither the CTI Articles nor the Fiserv Articles require approval of greater than the majority of each corporation's outstanding shares and by a majority of each class entitled to vote thereon required by the state statutes of each respective company.


                                 LEGAL MATTERS

The legality of the issuance of the Fiserv Common Stock being offered hereby will be passed upon by Charles W. Sprague, General Counsel of Fiserv. Mr. Sprague owns 27,461 shares of Fiserv Common Stock which number includes vested but unexercised stock options.


                                    EXPERTS

The consolidated financial statements of Fiserv, Inc. and subsidiaries, except BHC Financial, Inc. and subsidiaries, as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996, incorporated in this Proxy Statement/Prospectus by reference from Fiserv, Inc.'s Current Report on Form 8-K dated October 22, 1997, have been audited by Deloitte & Touche LLP, independent accountants, as stated in their report which is incorporated herein by reference. The financial statements of BHC Financial, Inc. and subsidiaries (consolidated with those of Fiserv, Inc.) have been audited by Coopers & Lybrand L.L.P. as stated in their report on Form 10-K dated February 14, 1997, except for Note 12 of the Consolidated Financial Statements as to which the date is March 3, 1997. Such financial statements of Fiserv, Inc. and its consolidated subsidiaries are incorporated by reference, and have been so incorporated in reliance upon the respective reports of such firms given upon their authority as experts in accounting and auditing.

The consolidated financial statements of CUSA Technologies, Inc. and subsidiaries as of June 30, 1997 and 1996 and for each of the years then ended, and the related financial statement schedules have been included herein in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of CUSA Technologies, Inc. and in subsidiaries for the year ended June 30, 1995 have been included herein in reliance upon the report of Grant Thornton LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

               STOCKHOLDER PROPOSALS FOR CTI 1998 ANNUAL MEETING

CTI does not intend to hold an Annual Meeting of Stockholders in 1998 unless the Merger is not consummated. In the event that the Merger is not consummated, stockholder proposals which are intended to be presented at CTI's 1998 Annual Meeting of Stockholders must be received at the principal executive offices of CTI, located at 986 West Atherton Drive, Salt Lake City, Utah 84123 a reasonable period prior to the mailing of proxy materials for such meeting in order to be included in such proxy materials.

                                  APPENDIX A

================================================================================




                         AGREEMENT AND PLAN OF MERGER

                                     Among

                                 FISERV, INC.,

                            FISERV SOLUTIONS, INC.

                                      and

                            CUSA TECHNOLOGIES, INC.







                         Dated as of November 4, 1997




================================================================================

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
ARTICLE I  MERGER...........................................................   2

     SECTION 1.01   The Merger..............................................   2
     SECTION 1.02   Shareholders' Meeting...................................   2
     SECTION 1.03   Articles of Merger......................................   3
     SECTION 1.04   Effective Time of the Merger............................   3
     SECTION 1.05   Closing.................................................   3
     SECTION 1.06   Certain Intended Effects of the Merger..................   3

ARTICLE II  DIRECTORS AND OFFICERS..........................................   4

     SECTION 2.01   Directors...............................................   4
     SECTION 2.02   Officers................................................   4

ARTICLE III  CONVERSION OF SHARES...........................................   4

     SECTION 3.01   Conversion..............................................   4
     SECTION 3.02   Company Options.........................................   5
     SECTION 3.03   Surrender and Initial Payment...........................   5
     SECTION 3.04   No Further Transfers....................................   8
     SECTION 3.05   No Fractional Shares....................................   8
     SECTION 3.06   Dissenting Shares.......................................   8
     SECTION 3.07   No Pooling..............................................   9

ARTICLE IV  CERTAIN EFFECTS OF MERGER.......................................   9

     SECTION 4.01   Effect of Merger........................................   9
     SECTION 4.02   Further Assurances......................................  10

ARTICLE V  REPRESENTATIONS AND WARRANTIES...................................  10

     SECTION 5.01   Representations and Warranties of the Company...........  10
     SECTION 5.02   Representations and Warranties of Fiserv and Fiserv
                      Solutions.............................................  28

ARTICLE VI  ADDITIONAL COVENANTS AND AGREEMENTS.............................  32

     SECTION 6.01   Conduct of Business.....................................  32
     SECTION 6.02   Access to Information...................................  33
     SECTION 6.03   Confidentiality.........................................  33
     SECTION 6.04   Commercially Reasonable Efforts.........................  34
     SECTION 6.05   Consents and Authorizations.............................  35
     SECTION 6.06   Non-Assignable Licenses, Leases and Contracts...........  35
     SECTION 6.07   Public Announcements....................................  35

                                                                            Page
                                                                            ----
     SECTION 6.08   Notification of Certain Matters.........................  36
     SECTION 6.09   Acquisition Proposals...................................  36
     SECTION 6.10   Options and Option Plans................................  36
     SECTION 6.11   Tax Returns.............................................  37

ARTICLE VII  CONDITIONS PRECEDENT...........................................  37

     SECTION 7.01   Conditions Precedent to Each Party's Obligation to
                      Effect the Merger.....................................  37
     SECTION 7.02   Conditions Precedent to the Obligations of Fiserv and
                      Fiserv Solutions to Effect the Merger.................  38
     SECTION 7.03   Conditions Precedent to the Obligations of the Company
                      to Effect the Merger..................................  41

ARTICLE VIII  SURVIVAL OF REPRESENTATIONS...................................  42

     SECTION 8.01   Survival................................................  42

ARTICLE IX  TERMINATION; AMENDMENT; WAIVER..................................  43

     SECTION 9.01   Termination.............................................  43
     SECTION 9.02   Effect of Termination...................................  43
     SECTION 9.03   Amendment...............................................  43
     SECTION 9.04   Extension; Waiver.......................................  43

ARTICLE X  MISCELLANEOUS....................................................  44

     SECTION 10.01  Expenses, Etc. .........................................  44
     SECTION 10.02  Execution in Counterparts...............................  44
     SECTION 10.03  Notices.................................................  44
     SECTION 10.04  Entire Agreement........................................  46
     SECTION 10.05  Applicable Law..........................................  46
     SECTION 10.06  Binding Effect; Benefits................................  46
     SECTION 10.07  Assignability...........................................  46
     SECTION 10.08  Invalid Provisions......................................  46

TESTIMONIUM.................................................................  47

                               INDEX TO EXHIBITS

Exhibit                      Description
-------                      -----------
   A           Wisconsin Articles of Merger

   B           Nevada Articles of Merger

   C           Outstanding Company Options

   D           Form of Opinion of Counsel to the Company

   E           Consents that are Conditions to Closing

   F           Form of Beckstrand Employment Agreement Amendment

   G-1         Form of Company Representation Letter

   G-2         Form of Shareholder Representation Letter

   G-3         Form of Company FIRPTA Affidavit

   G-4         Form of Shareholder FIRPTA Affidavit

   H           Form of Opinion of Counsel to Fiserv and Fiserv Solutions


                               INDEX TO SCHEDULES

Schedule
--------

   I           Disclosure Schedule

   5.02(g)     Fiserv Commitments to Issue Capital Stock

                          AGREEMENT AND PLAN OF MERGER


          AGREEMENT AND PLAN OF MERGER dated as of November 4, 1997 among FISERV, INC., a Wisconsin corporation ("Fiserv"), FISERV SOLUTIONS, INC., a Wisconsin corporation ("Fiserv Solutions") and a wholly-owned subsidiary of Fiserv, and CUSA TECHNOLOGIES, INC., a Nevada corporation (the "Company").

                             W I T N E S S E T H :

          WHEREAS, Fiserv and Fiserv Solutions desire that the Company merge with and into Fiserv Solutions and the Company also desires that it merge with and into Fiserv Solutions upon the terms and conditions set forth herein and in accordance with the Business Corporation Law of the State of Wisconsin and the Business Corporation Law of the State of Nevada, and that the outstanding shares of Common Stock, $.001 par value ("Company Common Stock"), of the Company, excluding any such shares held in the treasury of the Company and shares as to which dissenters' rights have been properly exercised, be converted upon such merger (the "Merger") into the right to receive such number of shares of Common Stock, $.01 par value ("Fiserv Common Stock"), of Fiserv as is provided herein (Fiserv Solutions and the Company being hereinafter sometimes referred to as the "Constituent Corporations" and Fiserv Solutions being hereinafter sometimes referred to as the "Surviving Corporation");

          WHEREAS, the Board of Directors of the Company has, in light of and subject to the terms and conditions set forth herein and subject to their fiduciary duties under applicable law, approved this Agreement and the transactions contemplated hereby and agreed to recommend approval and adoption of this Agreement by the shareholders of the Company;

          NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, agreements and conditions contained herein, and in order to set forth the terms and conditions of the Merger and the mode of carrying the same into effect, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                    MERGER


          SECTION 1.01 The Merger. At the Effective Time (as hereinafter defined) of the Merger, the Company shall be merged with and into Fiserv Solutions on the terms and conditions hereinafter set forth as permitted by and in accordance with the Wisconsin Business Corporation Law and the Nevada Business Corporation Law. Thereupon, the separate existence of the Company shall cease, and Fiserv Solutions, as the Surviving Corporation, shall continue to exist under and be governed by the Wisconsin Business Corporation Law, and its Articles of Incorporation and By-laws as in effect at the Effective Time shall remain unchanged until further amended in accordance with the provisions thereof and applicable law.

          SECTION 1.02 Shareholders' Meeting. The Company, acting through its Board of Directors, shall in accordance with applicable law as soon as practicable following the date hereof:

          (i) duly call, give notice of, convene and hold an annual or special meeting of its shareholders (the "Shareholders' Meeting") for the purpose of considering and taking action upon this Agreement;

          (ii) include in the proxy materials that will be distributed to the Company's shareholders in connection with the Shareholders' Meeting, including any amendments or supplements thereto (the "Proxy Statement"), and that will form a part of the registration statement (the "Registration Statement") of Fiserv under the Securities Act of 1933 (the "Securities Act") with respect to the Fiserv Common Stock to be issued in the Merger, the recommendation of the Board of Directors of the Company that the shareholders of the Company vote in favor of the approval and adoption of this Agreement and the transactions contemplated hereby; and

          (iii) use its commercially reasonable efforts to obtain and furnish the information required to be included by it in the Proxy Statement and, after consultation with Fiserv and Fiserv Solutions, respond promptly to any comments made by the staff of the Securities and Exchange Commission (the "SEC") with respect to the Proxy Statement and cause the Proxy Statement to be mailed to its shareholders at the earliest practicable time following the date hereof and, subject to its fiduciary duties under applicable law, to obtain the necessary approvals of its shareholders of this Agreement and the transactions contemplated hereby.

          SECTION 1.03 Articles of Merger. As soon as practicable following fulfillment or waiver of the conditions specified in Article VII hereof, and provided that this Agreement has not been terminated and abandoned pursuant to
Article IX hereof, (a) the Company and Fiserv Solutions will cause the Articles of Merger in substantially the form of Exhibit A attached hereto (the "Wisconsin Articles of Merger") to be executed and filed with the Secretary of State of the State of Wisconsin as provided in the Wisconsin Business Corporation Law and (b) the Company and Fiserv Solutions will cause the Articles of Merger in substantially the form of Exhibit B attached hereto (the "Nevada Articles of Merger"; collectively with the Wisconsin Articles of Merger, the "Articles of Merger") to be executed and filed with the Secretary of State of State of Nevada as provided in the Nevada Business Corporation Law. The purpose of the Surviving Corporation shall be to engage in any and all business activities in which a corporation is permitted to engage in accordance with the Wisconsin Business Corporation Law.

          SECTION 1.04 Effective Time of the Merger. The Merger shall become effective immediately upon the later of the filing of the Wisconsin Articles of Merger with the Secretary of State of the State of Wisconsin and the filing of the Nevada Articles of Merger with the Secretary of State of the State of Nevada or on such other time or date thereafter as the parties hereto may agree. The time and date of such effectiveness is herein sometimes referred to as the "Effective Time".

          SECTION 1.05 Closing. Evidence of the fulfillment or waiver of the conditions set forth in Article VII hereof (the "Closing") shall be provided by the parties hereto to each other (a) at the offices of Fiserv, Inc., 255 Fiserv Drive, Brookfield, WI 53045 at 10 a.m., local time, on the business day next after the date on which the last of the conditions set forth in Article VII hereof is fulfilled or waived or (b) at such other time and place as the parties hereto may agree.

          SECTION 1.06 Certain Intended Effects of the Merger. The parties hereto have endeavored to structure the Merger as a tax-free "reorganization" under Section 368(a)(1)(A) and (a)(2)(D) of the Internal Revenue Code of 1986, as amended (the "Code"), and to have the Merger qualify as a "pooling of interests" under Accounting Principles Board Opinion Number 16, as modified and amended. The parties represent, warrant and agree: (i) to report the transaction in such manner; and (ii) not to take or fail to take any action that would jeopardize a "pooling of interests" or such tax treatment.


                                   ARTICLE II

                             DIRECTORS AND OFFICERS

          SECTION 2.01 Directors. From and after the Effective Time, the members of the Board of Directors of the Surviving Corporation shall consist of the members of the Board of Directors of Fiserv Solutions (as constituted immediately prior to the Effective Time).

          SECTION 2.02 Officers. From and after the Effective Time, the officers of the Surviving Corporation shall consist of the officers of Fiserv Solutions (as constituted immediately prior to the Effective Time). Officers of the Company shall retain their titles as officers of the CUSA Division of Fiserv Solutions, such Division to be renamed by mutual agreement of the Company, Fiserv and Fiserv Solutions. Such officers shall retain the authority to execute contracts for the CUSA Division.


                                  ARTICLE III

                        CONVERSION OF SHARES AND OPTIONS

          SECTION 3.01  Conversion.

          (a) Conversion Formula. Upon the Effective Time, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, except shares held in the treasury of the Company, which shall be cancelled, and shares as to which dissenters' rights have been properly exercised, shall, without any further action on the part of Fiserv or Fiserv Solutions, on the one hand, or the Company, on the other hand, be converted into the right to receive such number of shares of Fiserv Common Stock as shall equal the quotient (the "Exchange Ratio") of (i) the Company Stock Value (as hereinafter defined) divided by (ii) an amount equal to the average closing price of Fiserv Common Stock as reported on the National Market System by NASDAQ (as reported in The Wall Street Journal) for the 20 business days ending on the second business day prior to the Effective Time.

          (b) "Company Stock Value" Defined. The term "Company Stock Value" shall mean the quotient of (i) the sum of (A) $24,933,500, minus (B) the Company Merger Costs (as hereinafter defined), plus (C) the product of (I) the number of outstanding "in-the-money" options (an "In-the-Money Option" or the "In-the-Money Options"; collectively with other options granted under the CUSA Option Plan [as hereinafter defined], the "Options") issued pursuant to the Company stock option plans (collectively, the "CUSA Option Plan") times
     (II) the respective exercise prices of such In-the-Money Options, divided by (ii) the sum of (A) the number of shares of Company Common Stock outstanding immediately prior to the Effective Time plus (B) the number of
     such outstanding In-the-Money Options.   The term "Company Merger Costs"
     shall mean the aggregate of all accounting (which shall not include regular audit fees), legal, printing, filing, financial advisory and other fees and expenses of the Company and Taxes (as hereinafter defined) assessed in connection with the transactions contemplated hereby, in each case incurred or anticipated to be incurred in connection with the Merger, all estimated and agreed to by the parties two business days prior to the Effective Time.

          SECTION 3.02 Company Options. At the Effective Time, each then outstanding Option shall by virtue of the Merger and without any action on the part of the holder thereof, be converted as described in, and in accordance with, Section 6.10 of this Agreement. The outstanding Options are listed in Exhibit C hereto.

          SECTION 3.03 Surrender and Initial Payment. (a) At any time after the Effective Time, each shareholder shall be entitled, upon surrender of any certificate or certificates which formerly represented shares of Company Common Stock outstanding on the Effective Time to Firstar Trust Company, Milwaukee, Wisconsin, the Exchange Agent appointed by Fiserv, to receive a certificate or certificates representing the number of shares of Fiserv Common Stock into which the shares of Company Common Stock theretofore represented by the certificate or certificates so surrendered shall have been converted as provided in Section
3.01 above, subject to an aggregate holdback (the "Holdback") of shares of Fiserv Common Stock by Fiserv Solutions in an amount equal to $3,000,000 divided by the amount set forth in Section 3.01(a)(ii), which shares shall be held in escrow by Kimball, Parr, Waddoups, Brown & Gee (the "Escrow Agent") pursuant to an escrow agreement, in respect of all damages to and liabilities of Fiserv or Fiserv Solutions, as the case may be, (including without limitation those resulting from or relating to demands, claims, actions or causes of action, assessments or other losses, costs and expenses directly relating thereto, interest and penalties thereon and reasonable attorneys' fees and expenses in respect thereof) by reason of or resulting from:(i) Specified Liabilities (as hereinafter defined) to the extent that they exceed $825,067; and (ii) any other actions, suits or proceedings which were not disclosed and would have been required to be disclosed in the Disclosure Schedule if known at the Effective Time related to events occurring or actions taken on or prior to the Effective Time but not related to client contractual obligations with respect to continuing operations; which amounts, or such lesser amounts as shall be payable following reduction of such amount by claims made against Fiserv Solutions, less any and all counterclaims or insurance proceeds which are available to Fiserv Solutions or the Company with respect to clauses (i) and (ii), shall be payable to the shareholders of the Company on the first anniversary of the Effective Time, provided, however, that any claims still outstanding at the first anniversary of the Effective Time will be resolved as soon as practicable. The Representatives, acting in consultation with the senior management of Fiserv Solutions, shall resolve all claims presented with respect to clauses (i) and
(ii) and shall have the authority to utilize $1,500,000 of the Holdback in the resoluton of such claims, provided, however, that to the extent such claims exceed $1,500,000 they shall be resolved by the senior management of Fiserv Solutions, acting in consultation with the Representatives. In no event shall the actual damages chargeable by Fiserv or Fiserv Solutions for claims arising pursuant to clauses (i) and (ii) exceed $3,000,000 in aggregate and (I) of items considered "specific contingencies" under a "pooling of interests" exceed ten percent of the Company Stock Value, or (II) of items considered "general contingencies" under a "pooling of interests" (x) exceed ten percent of the Company Stock Value or (y) be resolved after one year after the Effective Time. The term "Specified Liabilities" shall mean all amounts to be paid or received (but not including interest) with respect thereto after June 30, 1997 for the following: (w) all liabilities net of all assets of discontinued operations, which as of June 30, 1997 were estimated to equal $304,464, (x) all Taxes associated with the sale of discontinued operations and all other Taxes payable for the periods ended June 30, 1997, which as of June 30, 1997 were estimated to equal $597,000, (y) any actions, suits or proceedings listed in the Disclosure Schedule for subsection 5.01(l) which as of June 30, 1997 were estimated to equal $5,000 and (z) other possible liabilities associated with clauses (w) and
(x), which as of June 30, 1997 were estimated to equal $18,603. Notwithstanding the foregoing, in no event shall the Company be liable for any claim which is not raised on or before the day which is 289 days after the Effective Time.

          (b) No later than 299 days subsequent to the Effective Time, Fiserv Solutions shall deliver to a group of persons consisting of Richard N. Beckstrand, Jonathan S. Beckstrand, David J. Rank and one other person to be selected (the "Representatives") a list of all items subject to the Holdback, including Specified

Liabilities and the total damages relating to each item (the "Holdback Schedule"). If the Representatives dispute the correctness of the Holdback Schedule, they, acting together, shall notify Fiserv and Fiserv Solutions of their objections within 15 business days after delivery of the Holdback Schedule and shall set forth in reasonable detail in such notice the reason for the Representatives' objections. If the Representatives fail to deliver such notice within such time period, the shareholders shall be deemed to have accepted Fiserv Solutions' calculation of the Specified Liabilities and other items subject to the Holdback. If the Representatives deliver such notice, Fiserv, Fiserv Solutions and the Representatives shall endeavor in good faith to resolve their dispute concerning the Holdback Schedule within 15 business days after the receipt by Fiserv and Fiserv Solutions of such notice. If they are unable to do so within such 15-business-day period, the dispute shall be submitted to an audit partner experienced in the credit union service bureau industry of an independent nationally-recognized accounting firm in the United States as shall be mutually acceptable to Fiserv and Fiserv Solutions, on the one hand, and the Representatives, on the other hand (an "Independent Accounting Firm"), whom the parties initially designate to be Arthur Andersen & Co. LLP, who shall act as an expert and not as an arbitrator, and who shall resolve the dispute within 30 days of the submission of such dispute, or if no such Independent Accounting Firm is available to a mutually agreed neutral arbitrator (the "Arbitrator"). The decision of the Independent Accounting Firm or the Arbitrator, as the case may be, as to the Holdback Schedule shall be final and binding upon Fiserv, Fiserv Solutions and the shareholders. The expense of the Independent Accounting Firm or the Arbitrator, as the case may be, shall be borne in proportion to the difference between the final determined amount of the Independent Accounting Firm or the Arbitrator, as the case may be, and such amounts proposed by Fiserv and Fiserv Solutions, on the one hand, and the Representatives acting for the shareholders on the other hand. The Representatives and Fiserv and Fiserv Solutions shall cooperate with the other party in the determination of the Holdback Schedule, including without limitation, allowing the Representatives access after the Effective Time to the books and records of the Company and to the accounting and other representatives and advisors of the Company and its books and records for the purposes of making such determination. Within three business days following final determination of the Holdback Schedule, the Escrow Agent shall return to Fiserv a number of shares, valued at the Effective Time, of Fiserv Common Stock equal to the total damages listed on the Holdback and/or deliver the remaining shares of Fiserv Common Stock to the shareholders hereunder in accordance with previously received instructions of the shareholders. Notwithstanding the foregoing, the Representatives may elect, with respect to any item listed on the Holdback Schedule considered a "specific contingency" under a "pooling of interests" that has not been finally determined, to defer the return of shares from the escrow to Fiserv, if any, relating to that portion of the "specific contingency" not so determined until final determination thereof in accordance with the provisions of this Section 3.03, provided, however, that a number of shares of Fiserv Common Stock having a value equal to all "specific contingencies" up to a maximum of 10% of the Merger consideration shall be retained by the Escrow Agent until such "specific contingencies" shall have been resolved. Within 15 days of the Effective Time, the Representatives shall receive a one-time payment of $10,000 each in consideration for their services hereunder. Fiserv Solutions shall be responsible for all costs associated with the escrow, including the fee of the Escrow Agent which is estimated to be $3,000.

          (c) If any certificate representing shares of Fiserv Common Stock is to be made in a name other than that in which the certificate theretofore surrendered for exchange is registered, it shall be a condition of such exchange that the certificate so surrendered be properly endorsed or otherwise in proper form for transfer and that the person requesting such transfer either pay to Fiserv any transfer or other Taxes required by reason of the transfer to a person other than the registered holder of the certificate surrendered or establish to the satisfaction of Fiserv that such Tax has been paid or is not payable.

          SECTION 3.04 No Further Transfers. Upon and after the Effective Time, no transfer of the shares of Company Common Stock outstanding prior to the Effective Time shall be made on the stock transfer books of the Surviving Corporation.

          SECTION 3.05 No Fractional Shares. No certificate or scrip representing fractional shares of Fiserv Common Stock shall be issued upon the surrender for exchange of certificates, and no dividend, stock split or interest shall relate to any such fractional shares. In lieu of any fractional share of Fiserv Common Stock being issued, such fractional share will be rounded down to the nearest whole share of Fiserv Common Stock and cash shall be paid to the shareholder in respect of such fractional share.

          SECTION 3.06 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such Shares in accordance with the Nevada Business Corporation Law

("Dissenting Shares") shall not be converted into the right to receive the Merger consideration unless such holder fails to perfect or withdraws or otherwise loses his right to appraisal. If, after the Effective Time, such holder fails to perfect or withdraws or loses his right to appraisal, such Dissenting Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger consideration without interest thereon. The Company shall give Fiserv prompt notice of any demands received by the Company for appraisal of shares of Company Common Stock, and, prior to the Effective Time, Fiserv shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with prior written consent of Fiserv, make any payment with respect to, settle or offer to settle any such demands.

          SECTION 3.07 No Pooling. In the event that the transactions contemplated hereby may not be accounted for as a "pooling of interests", the consideration to be paid in the Merger shall be payable in cash, without interest.


                                   ARTICLE IV

                           CERTAIN EFFECTS OF MERGER

          SECTION 4.01 Effect of Merger. Upon and after the Effective Time, the separate existence of the Company shall cease and the Surviving Corporation shall possess all the rights, privileges, immunities and franchises, of a public as well as of a private nature, of each of the Constituent Corporations; and all property, real, personal and mixed, and all debts due on whatever account, including subscriptions to shares, and all other choses in action, and every other interest of or belonging to or due to each of the Constituent Corporations shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed; and the title to any real estate, or any interest therein, vested in either of the Constituent Corporations shall not revert or be in any way impaired by reason of the Merger. The Surviving Corporation shall be responsible and liable for all the liabilities and obligations of each of the Constituent Corporations and any claims existing or action or proceeding pending by or against either of the Constituent Corporations may be prosecuted as if the Merger had not taken place, or the Surviving Corporation may be substituted in its place. Neither the rights of creditors nor any liens upon the property of either of the Constituent Corporations shall be impaired by the Merger.

          SECTION 4.02 Further Assurances. If at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, the title to any property or right of the Constituent Corporations acquired or to be acquired by reason of, or as a result of, the Merger, or (b) otherwise to carry out the purposes of this Agreement, the Constituent Corporations agree that the Surviving Corporation and its proper officers and directors shall and will execute and deliver all such property, deeds, assignments and assurances in law and do all acts necessary, desirable or proper to vest, perfect or confirm title to such property or rights in the Surviving Corporation and otherwise to carry out the purposes of this Agreement, and that the proper officers and directors of the Constituent Corporations and the proper officers and directors of the Surviving Corporation are fully authorized in the name of the Constituent Corporations or otherwise to take any and all such action.


                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

          SECTION 5.01 Representations and Warranties of the Company. Except as otherwise set forth in the Disclosure Schedule (the "Disclosure Schedule") annexed hereto, the Company represents and warrants to, and agrees with, Fiserv and Fiserv Solutions as follows:

          (a) Organization and Qualification, etc. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, has corporate power and authority to own all of its properties and assets and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each other jurisdiction as set forth in the Disclosure Schedule where the failure to so qualify would have a Material Adverse Effect (as hereinafter defined). The copies of the Company's Articles of Incorporation and By-Laws, as amended to date, which have been delivered to Fiserv and Fiserv Solutions are complete and correct, and such instruments, as so amended, are in full force and effect at the date hereof.

          "Material Adverse Effect" for purposes of this Agreement when used with respect to any party means any change in, or effect on, or series of changes in, or effects on, the business of such party as currently conducted by such party that is materially adverse to the results of the operations or financial or other condition of such party and its subsidiaries considered as a whole before giving effect to the transactions contemplated by this Agreement.

          (b) Capital Stock. The authorized capital stock of the Company consists of 25,000,000 shares of Company Common Stock and 5,000,000 shares of Preferred Stock, $.001 par value, of which as of the date hereof 15,289,437 shares of Company Common Stock and 1,000,000 shares of 1994 Series Convertible Preferred Stock are validly issued and outstanding, fully paid and nonassessable, and no shares of Company Common Stock or Preferred Stock are in the treasury of the Company. As of the date hereof the Company has no commitments to issue or sell any shares of its capital stock or any securities or obligations convertible into or exchangeable for, or giving any person any right to subscribe for or acquire from the Company, any shares of its capital stock and no securities or obligations evidencing any such rights are outstanding. The Company Common Stock is regularly traded on an established public securities market.

          (c) Subsidiaries. The Company does not own of record or beneficially, directly or indirectly, (i) any shares of outstanding capital stock or securities convertible into capital stock of any other corporation or (ii) any participating interest in any partnership, joint venture, limited liability company or other non-corporate business enterprise. The Company owns directly all the outstanding capital stock of the subsidiaries listed in the Disclosure Schedule (the "Subsidiaries") (except for directors' qualifying shares, if any), free and clear of all encumbrances other than Permitted Exceptions (as hereinafter defined). The capital stock of each Subsidiary is duly authorized and validly issued and outstanding, fully paid and nonassessable. No Subsidiary has issued or sold any shares of its capital stock or any securities or obligations convertible into or exchangeable for, or given any person any right to acquire from such Subsidiary, any shares of its capital stock, and no such securities or obligations are outstanding. Each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has the corporate power and authority to own and hold its properties and to carry on its business as currently conducted. The copies of the articles or certificate of incorporation and by-laws of each Subsidiary, as amended to date, which have been delivered to Fiserv and Fiserv Solutions were complete and correct, and such instruments, as so amended, are in full force and effect at the date hereof. For purposes of this Section 5.01, the term "Company" shall be deemed to include the Subsidiaries where relevant or appropriate.

          (d) Authority Relative to Agreement. The Company has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated on the part of the Company hereby. The execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by its Board of Directors. Except for approval of this Agreement by the shareholders of the Company, no other corporate or institutional proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by Fiserv and Fiserv Solutions, is a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as such enforcement is subject to the effect of (i) any applicable bankruptcy, insolvency, reorganization or similar laws relating to or affecting creditors' rights generally and (ii) general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, and other similar doctrines affecting the enforceability of agreements generally (regardless of whether considered in a proceeding in equity or at law).

          (e) Non-Contravention. The execution and delivery of this Agreement by the Company do not and the consummation by the Company of the transactions contemplated hereby will not (i) violate any provision of the Articles of Incorporation or By-Laws of the Company, or (ii) violate, or result, with the giving of notice or the lapse of time or both, in a violation of, any provision of, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or lapse of time or both) any material obligation under, or result in the creation or imposition of any material lien, charge, pledge, security interest or other encumbrance upon any of the property of the Company pursuant to any provision of, any material mortgage, lien, lease, agreement, license, instrument, order, arbitration award, judgment or decree to which the Company is a party or by which any of its assets is bound, and do not and will not violate or conflict with any other material restriction of any kind or character to which the Company is subject or by which any of its assets may be bound, and the same does not and will not constitute an event permitting termination of any material mortgage, lien, lease, agreement, license or instrument to which the Company is a party or (iii) violate any law, ordinance or regulation to which the Company is subject.

          (f) Government Approvals. Except for the filing of the Wisconsin Articles of Merger with the Secretary of State of the State of Wisconsin, the filing of the Nevada Articles of Merger with the Secretary of State of the State of Nevada, compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), compliance with the requirements of the Securities Act and the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), and compliance with all applicable state securities laws, no consent, authorization, order or approval of, or filing or registration with, any governmental commission, board or other regulatory body is required for the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, except (i) as may be necessary as a result of any facts or circumstances relating solely to Fiserv or Fiserv Solutions, as the case may be, or (ii) where the failure to obtain such consents, authorizations or approvals or to make such filings or registrations would not prevent the consummation of the transactions contemplated hereby.

          (g) SEC Reports. The Company has provided Fiserv and Fiserv Solutions with all required forms, reports and documents which it has been required to file with the SEC since July 1, 1995 (collectively, the "Company SEC Reports"), each of which has complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act. As of their respective dates, the Company SEC Reports, including, without limitation, any financial statements or schedules included therein, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except, in the case of any Company SEC Report, any statement or omission therein that has been corrected or otherwise disclosed in a subsequent Company SEC Report. The audited consolidated financial statements and unaudited interim consolidated financial statements of the Company included in its Annual Report on Form 10-K for the fiscal year ended June 30, 1995 and in its Quarterly Reports on Form 10-Q for the fiscal quarters ended September 30, 1995, December 31, 1995 and March 31, 1996, in its Annual Report on Form 10-K for the fiscal year ended June 30, 1996, and in its Quarterly Reports on Form 10-Q for the fiscal quarters ended September 30, 1996, December 31, 1996 and March 31, 1997 and the audited consolidated financial statements of the Company included in its Annual Report on Form 10-K for the fiscal year ended June 30, 1997 delivered to Fiserv and Fiserv Solutions (collectively, the "Company Financial Statements") fairly present, in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the financial position of the Company as of the dates thereof and its results of operations and cash flows for the periods then ended (subject to normal year-end adjustments and the absence of certain footnote disclosures in the case of any unaudited interim financial statements).

          (h) Absence of Certain Changes or Events. Since June 30, 1997, except as disclosed in the Company Financial Statements, the Company has not:

               (i) incurred any obligation or liability (fixed or contingent), except normal trade or business obligations incurred in the ordinary course of business and consistent with past practice;

               (ii) discharged or satisfied any lien, security interest or encumbrance or paid any obligation or liability (fixed or contingent), other than in the ordinary course of business and consistent with past practice;

               (iii) mortgaged, pledged or subjected to any lien, security interest or other encumbrance any of its assets or properties (other than Permitted Exceptions (as hereinafter defined));

               (iv) transferred, leased or otherwise disposed of any of its assets or properties or acquired any assets or properties, except in any case in the ordinary course of business and consistent with past practice;

               (v) cancelled or compromised any debt or claim, except in the ordinary course of business and consistent with past practice;

               (vi) waived or released, under any contract, rights of the Company having value to the Company, except in any case in the ordinary course of business and consistent with past practice;

               (vii) transferred or granted any rights under any concessions, leases, licenses, agreements, patents, inventions, trademarks, trade names, service marks or copyrights or with respect to any know-how, except in the ordinary course of business and consistent with past practice;

               (viii) except in the ordinary course of business and consistent with past practice, made or granted any wage or salary increase applicable to any group or classification of employees generally, paid any bonuses, entered into any employment contract with any officer or employee or made any loan to, or entered into any transaction of any other nature with, any officer or employee of the Company;

               (ix) entered into any transaction, contract or commitment, except those listed, or which pursuant to the terms hereof are not required to be listed, on the Disclosure Schedule, this Agreement and the transactions contemplated hereby, and those entered into in the ordinary course of business and consistent with past practice;

               (x) declared, paid or made any provision for payment of any dividends or other distribution in respect of shares of Company Common Stock, or acquired or made any provision for acquiring any shares of Company Common Stock;

               (xi) declared, paid or made provisions for any other payment to the shareholders of the Company holding 5% or more of the outstanding Company Common Stock (a "Significant Shareholder" or the "Significant Shareholders") or any other affiliate of the Significant Shareholders or the Company;

               (xii) suffered any casualty loss or damage (whether or not such loss or damage shall have been covered by insurance) which affects in any material respect its ability to conduct its business; or

               (xiii)  suffered any Material Adverse Effect.

          For purposes of this Agreement, "Permitted Exceptions" shall mean (i) mechanic's, materialman's, warehouseman's, landlord's and carrier's liens and purchase money security interests arising in the ordinary course of business; (ii) liens for Taxes (as hereinafter defined) and assessments not yet payable; (iii) liens for Taxes, assessments and charges and other claims, the validity of which the Company is contesting in good faith; (iv) liens for worker's compensation, unemployment insurance or other types of social security incurred in the ordinary course of business; and (v) imperfections of title, easements, rights of way, liens, security interests, claims and other charges and encumbrances the existence of which would not have in the aggregate an Adverse Effect.

          For purposes of this Agreement, "Adverse Effect" means any change in, or effect on, or series of changes in, or effects on, the business of the Company as currently conducted that would result in the incurrence of damages or liability of the sum of $25,000 or more.

          (i)  Title to Properties; Absence of Liens and Encumbrances, etc.
     The Company has good and marketable title to all of the real, tangible, personal and mixed properties and assets owned by it and used in its business, free and clear of any liens, charges, pledges, security interests or other encumbrances (other than Permitted Exceptions), except as reflected in the Company Financial Statements. The Company's intangible properties and assets (excluding leasehold interests and other than any intangible properties and assets described in Sections 5.01(j) and 5.01(n), which sections contain the Company's representations and warranties with respect to such intangible properties and assets) are free and clear of any liens, charges, pledges, security interests or other encumbrances (other than Permitted Exceptions), except as reflected in the Company Financial Statements. Upon consummation of the Merger, the Surviving Corporation will have full right, title and interest in and to all the Company's trademarks, tradenames, servicemarks and service names, and all registrations therefor, with the full right and power to transfer such rights.

          (j) Software. To the knowledge of the Company, the Disclosure Schedule contains a list or description by type of all operating and applications computer programs and data bases ("Software") which the Company uses or has available for use and plans to use, and such Software constitutes all the Software which is used in connection with or is necessary to operate the business of the Company as currently conducted. Except as indicated in the Disclosure Schedule, such Software is owned outright by the Company. As to any Software which is listed in the Disclosure Schedule and is not owned by the Company, to the knowledge of the Company, the Company has the right to use and/or distribute the same pursuant to valid leases, licenses or other commercial arrangements therefor, and, except as otherwise disclosed in the Disclosure Schedule, to the knowledge of the Company, all such leases, licenses and commercial arrangements are in full force and effect and there is no default, nor any event which with notice or the lapse of time or both, will become a default under any such lease or license by the Company or any other parties thereto except for any default not reasonably expected to result in an Adverse Effect. To the knowledge of the Company, none of the Software used by or available to the Company as aforesaid, and no use thereof, infringes upon or violates any patent, copyright, trade secret or other proprietary right of anyone else and the Company has received no notice of any claim with respect to any such infringement or violation. The Company possesses the original and all copies of all documentation, including without limitation all source codes, for all Software owned outright by it (other than such as shall have been furnished to customers in connection with the provision of the services of the Company). Upon consummation of the transactions contemplated hereby,
     (x) the Company will continue to own all of the Software owned outright by the Company prior to the Closing, free and clear of all claims, liens, encumbrances, obligations and liabilities except Permitted Exceptions and those liens existing at Closing and except for such claims, liens, encumbrances, obligations and liabilities of the Company (i) applicable to Software licensed to third parties and (ii) as may be granted by the Company after the Closing Date; and (y) with respect to all agreements for the lease or license of Software which require consents or other actions (which consents or other actions are listed in the Disclosure Schedule) as a result of the consummation of the transactions contemplated hereby in order for the Company to continue to use and operate such Software after the Closing Date, the Company will endeavor to obtain such consents or take such other actions as required.

          (k) List of Properties, Contracts and Other Data. The Disclosure Schedule contains a list setting forth with respect to the Company as of the date hereof the following:

               (i)  all real properties owned in fee simple by the Company;

               (ii) all leases of real or personal property to which the Company is a party, either as lessee or lessor with a brief description of the property to which each such lease relates, except such leases of personal property as require payment during their remaining life aggregating less than $25,000;

               (iii) (A) all patents, trademarks and trade names, trademark and trade name registrations, servicemark registrations, copyrights and copyright registrations, unexpired as of the date hereof, all applications pending on said date for patents or for trademark, trade name, service mark or copyright registrations, all other proprietary rights owned or held by the Company and reasonably necessary to, or used by the Company primarily in connection with, its business and (B) all licenses granted by or to the Company and all other agreements to which the Company is a party which relate, in whole or in part, to any items of the categories mentioned in (A) above, other than any such license or other agreement requiring payments during its remaining life aggregating less than $25,000 or terminable by the Company within one year without payment of a premium or penalty;

               (iv) all collective bargaining agreements, employment and consulting agreements (other than consulting agreements terminable by the Company within 60 days without payment of a premium or a penalty), Employee Plans, as defined in Section 5.01(r), including, but not limited to, executive compensation plans, bonus plans, deferred compensation agreements, employee pension plans or retirement plans, employee profit sharing plans, employee stock purchase and stock option plans, group life insurance, hospitalization insurance or other plans or arrangements providing for benefits to employees of the Company;

               (v) all contracts and commitments (including, without limitation, mortgages, indentures and loan agreements) to which the Company is a party, or to which it or any of its assets or properties are subject and which are not specifically referred to in (i), (ii),
          (iii) or (iv) above; provided that there need not be listed in the Disclosure Schedule (unless required pursuant to the preceding clauses
          (i), (ii), (iii) or (iv) above) any contract or commitment incurred in the ordinary course of business and consistent with past practice which requires payments to or by the Company during its remaining life aggregating less than $25,000; and

               (vi) the current annual compensation of all employees of the Company (by position or by department) as of a recent date (a copy of which has been submitted to Fiserv but is not included in the Disclosure Schedule).

     True and complete copies of all documents and descriptions complete in all material respects of all oral agreements or commitments (if any) referred to in (i) through (v) above (other than insurance plans which have been summarized) have been provided or made available to Fiserv or its counsel. The Company has not been notified in writing of any claim that any contract listed in the Disclosure Schedule for this subsection (k) is not valid and enforceable in accordance with its terms for the periods stated therein, or that there is under any such contract any existing default or event of default or event which with notice or lapse of time or both would constitute such a default, except for any such claim which would not have in the aggregate an Adverse Effect.

          (l) Litigation. Except as set forth in the Disclosure Schedule, there are no actions, suits, investigations or proceedings with respect to the business of the Company pending against the Company of which the Company is aware at law or in equity, or before or by any federal, state, municipal, foreign or other governmental department, commission, board, bureau, agency or instrumentality, nor, to the knowledge of the Company, are there any such actions, suits, investigations or proceedings with respect to the business of the Company threatened or pending against the Company.

          (m) Labor Controversies. Except as would not reasonably be expected to have in the aggregate an Adverse Effect:

               (i) there are no controversies known to the Company between the Company and any employees or any unresolved labor union grievances or unfair labor practice or labor arbitration proceedings pending or, to the knowledge of the Company, threatened, related to the Company and, to the knowledge of the Company, there are not and during the last two years prior to the date hereof there have not been any formal or informal organizing efforts by a labor organization and/or a group of Company employees; and

               (ii) the Company has not received notice of any claim that it has not complied with any laws relating to the employment of labor, including any provisions thereof relating to wages, hours, collective bargaining, the payment of social security and similar taxes, equal employment opportunity, employment discrimination and employment safety, or that it is liable for any arrears of wages or any Taxes or penalties for failure to comply with any of the foregoing.

          (n) Patent, Trademark, etc. Claims. No person has made or, to the knowledge of the Company, threatened to make any claims that the operation of the business of the Company is in violation or infringement of any patent, patent license, trade name, trademark, servicemark, brandmark, brand name, copyright, know-how or other proprietary or trade rights of any third party; and the Company knows of no non-frivolous basis for any such claims except as would not reasonably be expected to result in an Adverse Effect.

          (o) Use of Real Property. The Company has not received any written notice of violation of any applicable zoning or building regulation, ordinance or other law, order, regulation or requirement relating to the operations of the Company or any notice of default under any lease, contract, commitment, license or permit, relating to the use and operation of the owned or leased real property listed in the Disclosure Schedule, in either case which would have in the aggregate an Adverse Effect and, to the knowledge of the Company, there is no such violation or default which would have in the aggregate an Adverse Effect. The Company has not received any written notice that any plant or other building which is owned or covered by a lease set forth in the Disclosure Schedule hereto does not substantially conform with all applicable ordinances, codes, regulations and requirements, and the Company has not received written notice that any law or regulation presently in effect or condition precludes or restricts continuation of the present use of such properties by the Company.

          (p) Accounts Receivable. The accounts receivable reflected on the balance sheet of the Company as of June 30, 1997 and all accounts receivable arising between June 30, 1997 and the date hereof, arose from bona fide transactions in the ordinary course of business; except as contemplated by the relevant contract, the services involved have been provided to the account obligor and no further services are required to be provided in order to complete the sales and to entitle the Company or its assignees to collect the accounts receivable in full. No such account has been assigned or pledged to any other person, firm or corporation.

          (q)  Compliance with Law.

               (i) The Company is not in default with respect to any order of any court, governmental authority or arbitration board or tribunal to which it is a party or, to the knowledge of the Company, to which the Company is subject and which applies to its business, and, to the knowledge of the Company, the Company has not been notified that it is in violation of any laws, ordinances, governmental rules or regulations to which it is subject or that it has failed to obtain any licenses, permits, franchises or other governmental authorizations necessary to the ownership of its assets and properties or to the conduct of its business.

               (ii) The Company has on file a valid Form I-9 for each employee hired by the Company on or after November 7, 1986 and continuously employed after November 6, 1986 or the applicable date of hire. To the knowledge of the Company, all employees of the Company are (A) United States citizens, or lawful permanent residents of the United States, (B) aliens whose right to work in the United States is unrestricted, (C) aliens who have valid, unexpired work authorization issued by the Attorney General of the United States (Immigration and Naturalization Service) or (D) aliens who have been continually employed by the Company since November 6, 1986 or the applicable date of hire. The Company has not been the subject of an immigration compliance or employment visit from, nor has the Company been assessed any fine or penalty by, or been the subject of any order or directive of, the United States Department of Labor or the Attorney General of the United States (Immigration and Naturalization Service).

          (r)  Employee Benefits.

               (i) The Disclosure Schedule sets forth a list identifying each "employee benefit plan" as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), including any "multiemployer plan," as defined in Section 3(37) of ERISA, (the "Pension Plans") and a list identifying each "employee welfare benefit plan," as defined in Section 3(1) of ERISA, (the "Welfare Plans") that, in either case, are maintained, administered or contributed to by the Company, or which cover any employee or former employee of the Company. Collectively, the Pension Plans and Welfare Plans are hereinafter referred to as the "Employee Plans". Except as otherwise identified on the Disclosure Schedule (A) no Employee Plan is maintained, administered or contributed to by any entity other than the Company, and (B) no Employee Plan is maintained under any trust arrangement which covers any employee benefit arrangement which is not an Employee Plan.

               (ii) The Company has delivered or has caused to be delivered to Fiserv true and complete copies of (A) the Employee Plans (including related trust agreements, custodial agreements, insurance contracts, investment contracts and other funding arrangements, if any, and adoption agreements, if any), (B) any amendments to Employee Plans,
          (C) written interpretations of the Employee Plans, (D) material employee communications by the plan administrator of any Employee Plan (including, but not limited to, summary plan descriptions and summaries of material modifications, as defined under ERISA), (E) the three most recent annual reports (e.g., the complete Form 5500 series) prepared in connection with each Employee Plan (if any such report was required), including all attachments (including without limitation the audited financial statements, if any) and (F) the three most recent actuarial valuation reports prepared in connectiuon with each Employee Plan (if any such report was required).

               (iii) There has been no amendment to, written interpretation or announcement (whether or not written) by the Company relating to, or change in employee participation or coverage under any Employee Plan that would increase materially the expense of maintaining such Employee Plan above the level of expense incurred in respect of such Employee Plan for the most recent plan year with respect to Employee Plans. The execution of this Agreement and the consummation of the transactions contemplated hereby do not and will not constitute an event under any Employee Plan, which either alone or upon the occurrence of a subsequent event will or may result in any payment, acceleration, vesting or increase in benefits to any employee, former employee or director of the Company.

               (iv) Each Employee Plan has been maintained in compliance with its terms and the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to, ERISA and the Internal Revenue Code of 1986, as amended, (the "Code"), which are applicable to such Employee Plan.

               (v)  Each Pension Plan is "qualified" within the meaning of
          Section 401(a) of the Code, and has been qualified during the period from the date of its adoption to the date of this Agreement, and each trust created thereunder is tax-exempt under Section 501(a) of the Code. The Company has delivered or caused to be delivered to Fiserv the latest determination letters of the Internal Revenue Service relating to each Pension Plan. Such determination letters have not been revoked. Furthermore, there are no pending proceedings or, to the knowledge of the Company, threatened proceedings in which the "qualified" status of any Pension Plan is at issue and in which revocation of the determination letter has been threatened. Each such Pension Plan has not been amended or operated, since the receipt of the most recent determination letter, in a manner that would adversely affect the "qualified" status of the Plan. No distributions have been made from any of the Pension Plans that would violate in any respect the restrictions under Treas. Reg. Section 1.401(a)(4)-5(b), and none will have been made by the Effective Time.

               (vi) There are no pending or, to the knowledge of the Company, threatened (A) claims, suits or other proceedings by any employees, former employees or plan participants or the beneficiaries, spouses or representatives of any of them, other than ordinary and usual claims for benefits by participants or beneficiaries, or (B) suits, investigations or other proceedings by any federal, state, local or other governmental agency or authority, of or against any Employee Plan, the assets held thereunder, the trustee of any such assets or the Company relating to any of the Employee Plans. If any of the actions described in this subsection are initiated prior to the Effective Time, the Company shall notify Fiserv of such action prior to the Effective Time.

               (vii) The Company has not engaged (A) in any transaction or acted or failed to act in a manner that violates the fiduciary requirements of Section 404 of ERISA, or (B) in any "prohibited transaction" within the meaning of Section 406(a) or 406(b) of ERISA, or of Section 4975(c) of the Code, with respect to any Employee Plans, and will not so engage, act or fail to act prior to the Effective Time. Furthermore, to the knowledge of the Company, no other "party in interest," as defined in Section 3(14) of ERISA, or "disqualified person," as defined in Section 4975(e)(2) of the Code, has engaged in any such "prohibited transaction".

               (viii) No liability has been incurred by the Company or by a trade or business, whether or not incorporated, which is deemed to be under common control or affiliated with the Company within the meaning of Section 4001 of

          ERISA or Section 414(b), (c), (m) or (o) of the Code (an "ERISA Affiliate") for any tax, penalty or other liability with respect to any Employee Plan and, to the knowledge of the Company, such Plans do not expect to incur any such liability prior to the Effective Time.

               (ix) The Company has made all required contributions under each Pension Plan on a timely basis or, if not yet due, adequate accruals therefor have been provided for in the financial statements. No Pension Plan has incurred any "accumulated funding deficiency" within the meaning of Section 302 of ERISA or Section 412 of the Code and no Pension Plan has applied for or received a waiver of the minimum funding standards imposed by Section 412 of the Code.

               (x) Except for required premium payments, no liability to the Pension Benefit Guaranty Corporation (the "PBGC") has been incurred by the Company with respect to any Pension Plan that has not been satisfied in full, and no event has occurred and there exists no condition or set of circumstances that could result in the imposition of any such liability. The Company has complied, or will comply, with all requirements for premium payments, including any interest and penalty charges for late payment, due to PBGC on or before the Effective Time with respect to each Pension Plan for which any premiums are required. No proceedings to terminate, pursuant to
          Section 4042 of ERISA, have been instituted or, to the knowledge of the Company, are threatened by the PBGC with respect to any Pension Plan (or any Pension Plan maintained by an ERISA Affiliate). There has been no termination or partial termination, as defined in Section 411(d) of the Code and the regulations thereunder, of any Pension Plan. No reportable event, within the meaning of Section 4043 of ERISA, has occurred with respect to any Pension Plan.

               (xi) As of the date of this Agreement, with respect to each Pension Plan which is covered by Title IV of ERISA and which is not a multiemployer plan, the current value of the accumulated benefit obligations (based on the actuarial assumptions that would be utilized upon termination of such Pension Plan) do not exceed the current fair value of the assets of such Pension Plan. Except as listed in the Disclosure Schedule, there has been (A) no material adverse change in the financial condition of any such Pension Plan, (B) no change in actuarial assumptions with respect to any such Pension

          Plan and (C) no increase in benefits under any such Pension Plan as a result of plan amendment, written interpretations, announcements, change in applicable law or otherwise which, individually or in the aggregate, would result in the value of any such Pension Plan's accrued benefits exceeding the current value of such Pension Plan's assets.

               (xii) Neither the Company nor any ERISA Affiliate has ever maintained, adopted or established, contributed or been required to contribute to, or otherwise participated or been required to participate in, nor will they become obligated to do so through the Effective Time, any "multiemployer plan" (as defined in Section 3(37) of ERISA). No amount is due from, or owed by, the Company or any ERISA Affiliate on account of a "multiemployer plan" (as defined in Section 3(37) of ERISA) or on account of any withdrawal therefrom.

               (xiii) No Employee Plan provides benefits, including without limitation, any severance or other post-employment benefit, salary continuation, termination, death, disability, or health or medical benefits (whether or not insured), life insurance or similar benefit with respect to current or former employees (or their spouses or dependents) of the Company beyond their retirement or other termination of service other than (A) coverage mandated by applicable law, (B) death, disability or retirement benefits under any Pension Plan, (C) deferred compensation benefits accrued as liabilities on the financial statements of the Company or (D) benefits, the full cost of which is borne by the current or former employee (or his or her beneficiary).

               (xiv) The Company has complied with, and satisfied, the requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980(B) of the Code, and all regulations thereunder ("COBRA") with respect to each Employee Plan that is subject to the requirements of COBRA. Each Employee Plan which is a group health plan, within the meaning of Section 9805(a) of the Code, has complied with and satisfied the applicable requirements of Section 9801 and 9802 of the Code.

          (s) Insurance. The Disclosure Schedule summarizes the amount and kinds of insurance as to which the Company has insurance policies or contracts relating the business or operations of the Company. All such insurance policies and contracts are in full force and effect. No notice of cancellation or termination of any such insurance policies or contracts has been given to the Company by the carrier of any such policy.

          (t) Bank Accounts. The Disclosure Schedule lists all bank, money market, savings and similar accounts and safe deposit boxes of the Company specifying the account numbers and the authorized signatories of persons having access to them.

          (u)  Taxes.

               (i) The Company has (A) duly and timely filed all Tax Returns (as defined below) required to be filed for all periods ending on or prior to the Effective Time, which Tax Returns are true, correct and complete and (B) timely paid all Taxes (as defined below) due and payable in respect of all periods up to and including the Effective Time and has properly accrued on the Company Financial Statements all Taxes not yet payable in respect of all periods up to and including the Effective Date. Prior to the Effective Time, the Company shall provide Fiserv with a schedule which sets forth each Taxing jurisdiction in which the Company has filed or is required to file Tax Returns and whether the Company has filed consolidated, combined, unitary or separate income or franchise Tax Returns with respect to each such jurisdiction and a copy of such Tax Returns as have been requested by Fiserv. The Company has timely and properly withheld or collected, paid over and reported all Taxes required to be withheld or collected by the Company on or before the date hereof.

               (ii) Except as set forth in the Disclosure Schedule, (A) no Taxing authority has asserted any adjustment that could result in an additional Tax for which the Company is or may be liable, (B) there is no pending audit, examination, investigation, dispute, proceeding or claim (collectively, "Proceeding") relating to any Tax for which the Company is or may be liable and to the knowledge of the Company, no Taxing authority is contemplating such a Proceeding and there is no basis for any such Proceeding, (C) no statute of limitations with respect to any Tax for which the Company is or may be liable has been waived or extended, (D) there is no outstanding power of attorney authorizing anyone to act on behalf of the Company in connection with any Tax, Tax Return or Proceeding relating to any Tax, (E) there is no outstanding closing agreement, ruling request, request to consent to change a method of accounting, subpoena or request for information with or by any Taxing authority with respect to the Company, its income, assets or business, or any Tax for which the Company is or may be liable, (F) the Company is not a party to any Tax sharing or Tax allocation agreement, arrangement or understanding and
          (G) the Company has not and has never been included in any consolidated, combined or unitary Tax Return.

               (iii) The Company is not a party to any agreement, contract or arrangement that would result, individually or in the aggregate, in the payment of any amount that would not be deductible by reason of
          Section 162, 280G or 404 of the Code. The Company is not a "consenting corporation" within the meaning of Section 341(f) of the Code. The Company does not have any "tax-exempt use property" within the meaning of Section 168(h) of the Code. None of the assets of the Company is required to be treated as being owned by any other person pursuant to the "safe harbor" leasing provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as in effect prior to the repeal of said leasing provisions. The Company has never made or been required to make an election under Section 338 of the Code.

               (iv) For any period for which the Company incurred a net operating loss and such loss has been applied to reduce taxable income for periods for which the statute of limitations has not expired, the Company has books and records supporting such loss.

               (v) For purposes of this Agreement, "Taxes" shall mean all federal, state, local and foreign taxes, charges, fees, levies, deficiencies or other assessments of whatever kind or nature (including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, unemployment, excise, estimated, severance, stamp, occupation, real property, personal property, intangible property, minimum, environmental, windfall profits or other taxes, customs, duties, fees, assessments or charges of any kind whatsoever), including any liability therefor as a transferee under Section 6901 of the Code, as a result of Treasury Regulation Section 1.1502-6, or in each case, any similar provision under applicable law, or as a result of any Tax sharing or similar agreement, together with any interest, penalties, additions to tax or addi-tional amounts imposed by any Taxing authority (domestic or foreign).

               (vi) As used herein, "Tax Return" includes any return, declaration, report, information return or statement, and any amendment thereto, including without limitation any consolidated, combined or unitary return or other document (including any related or supporting information or schedule), filed or required to be filed with any federal, state, local or foreign governmental entity or agency in connection with the determination, assessment, collection or payment of Taxes or the administration of any laws, regulations or administrative requirements relating to Taxes or ERISA.

          (v) Proxy Statement; Registration Statement. None of the information supplied by the Company in writing for inclusion in the Proxy Statement, the Registration Statement or any other SEC filing will at the respective times that the Proxy Statement, the Registration Statement, any other SEC filing or any amendments or supplements thereto are filed with the SEC or at the time that it or any amendment or supplement thereto is mailed to the Company's shareholders, at the time of the Shareholders' Meeting or at the Effective Date contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

          (w) Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by the Company directly with Fiserv, without the intervention of any other person on behalf of the Company in such manner as to give rise to any valid claim by any other person against the Company for a finder's fee, brokerage commissions or similar payment.

          SECTION 5.02 Representations and Warranties of Fiserv and Fiserv Solutions. Fiserv and Fiserv Solutions, jointly and severally, represent and warrant to, and agree with, the Company as follows:

          (a) Organization and Qualification, etc. Fiserv and Fiserv Solutions are corporations duly organized, validly existing and in good standing under the laws of the States of Wisconsin, and each has corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. Each of Fiserv and Fiserv Solutions is duly qualified to do business and is in good standing in each jurisdiction where the failure to be so qualified would have a Material Adverse Effect.

          (b) Authority Relative to Agreement. Each of Fiserv and Fiserv Solutions has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated on its part hereby. The execution and delivery by Fiserv and Fiserv Solutions of this Agreement and the consummation by each of them of the transactions contemplated on its part hereby have been duly authorized by their respective Board of Directors and, in the case of Fiserv Solutions, its sole shareholder. No other corporate proceedings on the part of Fiserv or Fiserv Solutions are necessary to authorize the execution and delivery of this Agreement by Fiserv or Fiserv Solutions or the consummation by Fiserv orFiserv Solutions of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Fiserv and Fiserv Solutions and, assuming the due authorization, execution and delivery of the Agreement by the Company, is their valid and binding agreement, enforceable against Fiserv or Fiserv Solutions, as the case may be, in accordance with its terms, except as such enforcement is subject to the effect of (i) any applicable bankruptcy, insolvency, reorganization or similar laws relating to or affecting creditors' rights generally and (ii) general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, and other similar doctrines affecting the enforceability of agreements generally (regardless of whether considered in a proceeding in equity or at law).

          (c) Non-Contravention. The execution and delivery of this Agreement by Fiserv and Fiserv Solutions do not and the consummation by Fiserv and Fiserv Solutions of the transactions contemplated hereby will not (i) violate any provision of the Articles of Incorporation or By-Laws of Fiserv or Fiserv Solutions, as the case may be, or (ii) violate, or result, with the giving of notice or the lapse of time or both, in a violation of, any provision of, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or lapse of time or both) any obligation under, or result in the creation or imposition of any material lien, charge, pledge, security interest or other encumbrance upon any of the property of Fiserv or Fiserv Solutions pursuant to any provision of, any mortgage or lien or material lease, agreement, license or instrument or any order, arbitration award, judgment or decree to which Fiserv or Fiserv Solutions is a party or by which any of their respective assets is bound and do not and will not violate or conflict with any other material restriction of any kind or character to which Fiserv or Fiserv Solutions is subject or by which any of its assets may be bound, and the same does not and will not constitute an event permitting termination of any such mortgage or lien or material lease, agreement, license or instrument to which Fiserv or Fiserv Solutions is a party or (iii) violate in any material respect any law, ordinance or regulation to which Fiserv or Fiserv Solutions is subject.

          (d) Government Approvals. Except for the filing of the Wisconsin Articles of Merger with the Secretary of State of the State of Wisconsin, the filing of the Nevada Articles of Merger with the Secretary of State of the State of Nevada, compliance with the HSR Act, compliance with the requirements of the Securities Act and the Exchange Act and compliance with all applicable state securities laws, no consent, authorization, order or approval of, or filing or registration with, any governmental commission, board or other regulatory body is required for or in connection with the execution and delivery of this Agreement by Fiserv and Fiserv Solutions and the consummation by Fiserv and Fiserv Solutions of the transactions contemplated hereby and thereby.

          (e) SEC Reports. Fiserv has provided the Company with all required forms, reports and documents which it has been required to file with the Securities and Exchange Commission since January 1, 1996 (collectively, the "Fiserv SEC Reports"), each of which has complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act. As of their respective dates, the Fiserv SEC Reports, including, without limitation, any financial statements or schedules included therein, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except, in the case of any Fiserv SEC Report, any statement or omission therein that has been corrected or otherwise disclosed in a subsequent Fiserv SEC Report. The audited financial statements and unaudited interim financial statements of Fiserv included in its Annual Report on Form 10-K for the fiscal year ended December 31, 1995 and in its Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1996, June 30, 1996 and September 30, 1996, in its Annual Report on Form 10-K for the fiscal year ended December 31, 1996 and in its Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1997 and June 30, 1997 present, in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), fairly present the consolidated financial position of the Fiserv and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended (subject to normal year-end adjustments and the absence of certain footnote disclosures in the case of any unaudited interim financial statements).

          (f) Capitalization of Fiserv Solutions. The authorized capital stock of Fiserv Solutions consists of 1,000 shares of common stock, $.01 par value, of which 100 shares are validly issued and outstanding, fully paid and nonassessable and all of which are owned by Fiserv. As of the date hereof, Fiserv Solutions has no commitments to issue or sell any of its capital stock or any securities or obligations convertible into or exchangeable for, or giving any person any right to subscribe for or acquire from Fiserv Solutions, any shares of its capital stock and no securities or obligations evidencing such rights are outstanding.

          (g) Capitalization of Fiserv. The authorized capital stock of Fiserv consists of 150,000,000 shares of Fiserv Common Stock and 25,000,000 shares of Preferred Stock, of which no shares of Preferred Stock and [53,000,000] shares of Fiserv Common Stock are validly issued and outstanding, fully paid and nonassessable. Except as set forth on Schedule 5.02(g), as of the date hereof, Fiserv has no commitments to issue or sell any of its capital stock or any securities or obligations convertible into or exchangeable for, or giving any person any right to subscribe for or acquire from Fiserv, any shares of its capital stock and no securities or obligations evidencing such rights are outstanding.

          (h) Fiserv Common Stock Issued to Shareholders. The shares of Fiserv Common Stock to be issued to the shareholders of the Company as Merger consideration in accordance with Section 3.01 hereof shall, upon consummation of the Merger, be validly issued and outstanding, fully paid and nonassessable shares of Fiserv Common Stock and all shares of Fiserv Common Stock to be issued upon exercise of Options shall be fully reserved and upon exercise of such Options as provided under the CUSA Option Plan shall be validly issued and outstanding, fully paid and nonassessable shares of Fiserv Common Stock, in each case covered by the Registration Statement or a registration statement on Form S-8, as the case may be, each of which shall be effective as of the Effective Time under the Securities Act.

          (i) Absence of Material Adverse Effect. Since December 31, 1996, Fiserv has not experienced any change which could have a Material Adverse Effect.

          (j) Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Fiserv and Fiserv Solutions directly with the Company, without the intervention of any person on behalf of Fiserv or Fiserv Solutions in such manner as to give rise to any valid claim by any person against Fiserv or Fiserv Solutions for a finder's fee, brokerage commission, or similar payment.

          (k) Proxy Statement; Registration Statement. None of the information supplied by Fiserv or Fiserv Solutions in writing for inclusion in the Proxy Statement, the Registration Statement or any other SEC filing will at the respective times that the Proxy Statement, the Registration Statement, any other SEC filing or any amendments or supplements thereto are filed with the SEC or at the time that it or any amendment or supplement thereto is mailed to the Company's shareholders, at the time of the Shareholders' Meeting or at the Effective Time contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.


                                   ARTICLE VI

                      ADDITIONAL COVENANTS AND AGREEMENTS

          SECTION 6.01  Conduct of Business.

          (a) During the period from the date hereof to the Effective Time, except as otherwise contemplated by this Agreement, the Company shall conduct its operations according to its ordinary and usual course of business and the Company shall use its commercially reasonable efforts to preserve substantially intact its business organization, keep available the services of its officers and employees, and maintain its present relationships with licensors, suppliers, distributors, customers and others having significant business relationships with it. Representatives of the Company will confer with representatives of Fiserv and Fiserv Solutions to keep them informed with respect to the general status of the on-going operations of the business of the Company.

          (b) During the period from the date hereof to the Effective Time, except as contemplated by this Agreement and except as may relate to any merger and acquisition activity, Fiserv and Fiserv Solutions shall each conduct its operations according to its ordinary and usual course of business.

          SECTION 6.02  Access to Information.

          (a) Fiserv and Fiserv Solutions may prior to the Effective Time have access to the business and properties of the Company and information concerning its financial and legal condition as Fiserv and Fiserv Solutions deem necessary or advisable in connection with the consummation of the transactions contemplated hereby, provided that such access shall be during normal business hours and shall not interfere with normal operations of the Company. The Company agrees to permit Fiserv and Fiserv Solutions and their authorized representatives, including Deloitte & Touche LLP, or cause them to be permitted to have, after the date hereof and until the Effective Time, full access to the premises, books and records of the Company during normal business hours, and the officers of the Company will furnish Fiserv and Fiserv Solutions with such financial and operating data and other information with respect to the business and properties of the Company as Fiserv and Fiserv Solutions shall from time to time reasonably request.

          (b) The Company may prior to the Effective Time have access to the business and properties of Fiserv and information concerning its financial and legal condition as the Company deems necessary or advisable in connection with the consummation of the transactions contemplated hereby, provided that such access shall be during normal business hours and shall not interfere with normal operations of Fiserv. Fiserv agrees to permit the Company and its authorized representatives, or cause them to be permitted to have, after the date hereof and until the Effective Time, full access to the premises, books and records of Fiserv during normal business hours, and the officers of Fiserv will furnish the Company with such financial and operating data and other information with respect to the business and properties of Fiserv as the Company shall from time to time reasonably request.

          SECTION 6.03 Confidentiality. (a) The Company covenants and agrees on behalf of itself and its Significant Shareholders that, for a period of four years following the Effective Date, it will hold all information concerning the Company, and all information concerning Fiserv and Fiserv Solutions received by it or such shareholders from Fiserv and Fiserv Solutions (other than any information which (i) becomes generally available to the public, (ii) was available to the Company or such shareholders on a non-confidential basis prior to its disclosure by Fiserv or Fiserv Solutions or (iii) becomes available to such shareholders or, prior to the Effective Time, the Company on a non-confidential basis from a source other than Fiserv or Fiserv Solutions that is not prohibited from disclosing such information to such persons by a contractual, legal or fiduciary obligation) on a confidential basis, not use themselves or voluntarily disclose to others any such information, promptly return every document furnished by Fiserv or Fiserv Solutions in connection herewith and return or destroy any copies thereof it may have made and to destroy any summaries, compilations or similar documents it may have made or derived from such material, and have its representatives promptly return such documents, return or destroy such copies and destroy such summaries, compilations or similar documents. The Company further covenants and agrees for itself and its principal shareholders that each will keep confidential and not use trade secrets of the Company or Fiserv.

          (b) In the event the transactions contemplated hereby shall not be consummated, Fiserv and Fiserv Solutions each covenant and agree on behalf of itself and its affiliates that, for a period of four years following the Effective Date, it will hold all information concerning the Company received by it from the Company or the Significant Shareholders (other than any information which (i) becomes generally available to the public, (ii) was available to Fiserv or Fiserv Solutions, as the case may be, on a non-confidential basis prior to its disclosure by the Company or such Significant Shareholder or (iii) becomes available to Fiserv or Fiserv Solutions on a non-confidential basis from a source other than the Company or the Significant Shareholders that is not prohibited from disclosing such information to such persons by a contractual, legal or fiduciary obligation) on a confidential basis, not use themselves or voluntarily disclose to others any such information, promptly return every document furnished by the Company or the Significant Shareholders in connection herewith and return or destroy any copies thereof it may have made and to destroy any summaries, compilations or similar documents it may have made or derived from such material, and have its representatives promptly return such documents, return or destroy such copies and destroy such summaries, compilations or similar documents. Each of Fiserv and Fiserv Solutions further covenants and agrees for itself and its affiliates that each will keep confidential and not use trade secrets of the Company.

          SECTION 6.04 Commercially Reasonable Efforts. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, (i) cooperation in the preparation and filing with the SEC of any required materials and any necessary amendments thereto;
(ii) cooperation in the preparation and filing with the SEC as promptly as practicable following the date hereof of the Proxy Statement and Registration Statement; (iii) such actions as may reasonably be required to have the Registration Statement declared effective under the Securities Act; (iv) such actions as may be reasonably required to have the Proxy Statement cleared by the SEC as promptly as practicable after filing; (v) such actions as may reasonably be required to be taken under applicable state securities laws in connection with the issuance of the Fiserv Common Stock upon consummation of the Merger;
(vi) best efforts to lift or rescind or otherwise diligently pursue any injunction or restraining order or other order relating to the Merger; (vii) cooperation in the preparation and filing of all items required to be filed under the HSR Act; and (viii) the execution of any additional instruments necessary to consummate the transactions contemplated hereby. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party hereto shall take all such necessary action.

          SECTION 6.05 Consents and Authorizations. As soon as practicable, each of the parties hereto will commence to take all reasonable action to obtain all authorizations, consents, orders and approvals of all third parties and of all federal, state and local regulatory bodies and officials which may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement.

          SECTION 6.06  Non-Assignable Licenses, Leases and Contracts.   The
Company shall use its commercially reasonable efforts to obtain and deliver to Fiserv or Fiserv Solutions at or prior to the Effective Time such consents or waivers as shall be reasonably requested by Fiserv or Fiserv Solutions for any contracts which, as a result of the occurrence of the Merger hereunder, would be breached or violated or would give any other party the right to cancel the same, in order that such contracts shall not be so breached or violated or result in such right of cancellation.

          SECTION 6.07 Public Announcements. Fiserv and Fiserv Solutions, on the one hand, and the Company, on the other hand, will consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law or by obligations under any listing agreement with any national securities exchange.

          SECTION 6.08 Notification of Certain Matters. The Company shall give prompt notice to Fiserv and Fiserv Solutions, and Fiserv and Fiserv Solutions shall give prompt notice to the Company, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Date and (ii) any material failure of the Company, Fiserv or Fiserv Solutions, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

          SECTION 6.09 Acquisition Proposals. Subject to the fiduciary obligations of the parties, so long as the parties are negotiating in good faith with respect to this transaction, from the date hereof until December 31, 1997, neither the Company nor any of its affiliates, or any of their respective directors, officers, employees, representatives or agents shall, directly or indirectly, solicit or initiate inquiries or proposals from, or participate in any discussions or negotiations with, any person or entity (other than Fiserv and its affiliates and their respective directors, officers, employees, representatives and agents) concerning any acquisition, business combination or purchase of all or any significant portion of the assets of, or any equity interest in, the Company.

          SECTION 6.10 Options and Option Plans. (a) As soon as practicable following the date of this Agreement, the Board of Directors of the Company or, to the extent of its authority, any committee thereof administering the CUSA Option Plan, shall take all actions necessary or appropriate to cause each Option outstanding at the Effective Time, to be converted, effective at the Effective Time and subject to the consummation of the Merger, into an option to purchase, on the same terms and conditions (including exercise rights and restrictions) as were applicable to such Option at the Effective Time, subject to Section 7.02(k), a number of shares of Fiserv Common Stock (with any fractional shares of Fiserv Common Stock being disregarded) equal to the product determined by multiplying the number of shares of Company Common Stock subject to such Option by the Exchange Ratio, at an exercise price per share (rounded upward to the nearest full cent) equal to the quotient determined by dividing the exercise price of such Option by the Exchange Ratio. Such shares of Fiserv Common Stock are hereafter referred to as the "Option Conversion Shares".

          (b) As soon as practicable after the Effective Time and in any event within five days thereafter, Fiserv Solutions (as successor in interest to the Company) and Fiserv shall jointly deliver a notice to each holder of an Option setting forth (i) the number of Option Conversion Shares (and the price per share) that may be purchased by such holder upon the exercise of any Options held by such holder after consummation of the Merger, and (ii) confirming that each Option, as converted, shall continue to be subject to the terms and conditions, including without limitation, the terms and conditions relating to exercisability, as in effect with respect to such Option at the Effective Time.

          (c) Prior to the Effective Time, but effective as of the Effective Time, Fiserv shall take all actions necessary or appropriate to assume the CUSA Option Plan and to reserve for issuance thereunder the number of shares of Fiserv Common Stock covered by the Options at the Effective Time.

          (d) As soon as practicable following the Effective Time, and in any event within ten days of the Effective Time, Fiserv shall file a Registration Statement on Form S-8 to register the shares of Fiserv Common Stock issuable upon the exercise of the Options, as converted.

          SECTION 6.11 Tax Returns. The Company will file and the Company will cause each Subsidiary to file, on a timely basis, all Tax Returns required to be filed by the Company or any Subsidiary with respect to any period ending on or prior to the Effective Time and to timely pay all Taxes required to be paid. Such Tax Returns will be prepared on a basis consistent with prior Tax Returns filed by them and will not make, amend or terminate any election by the Company or any Subsidiary without Fiserv's prior written consent. The Company will give Fiserv a copy of each such Tax Return for its review with sufficient time for comments prior to filing.


                                  ARTICLE VII

                              CONDITIONS PRECEDENT

          SECTION 7.01 Conditions Precedent to Each Party's Obligation to Effect the Merger. The obligation of each party hereto to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a) Shareholder Approval. This Agreement shall have been adopted by the affirmative vote of the shareholders of the Company at the Shareholders' Meeting (or any proper adjournment thereof) by the requisite vote in accordance with the Articles of Incorporation of the Company and the Nevada Business Corporation Law.

          (b) Legal Actions or Proceedings. No statute, rule, regulation, executive order, decree, ruling or injunction or other order shall have been enacted, entered, promulgated, or enforced by any court or governmental authority (which order, decree, ruling, injunction or other order the parties shall use their best efforts to lift or reverse), that prohibits, restrains, enjoins or restricts the consummation of the Merger.

          (c) HSR Act. Any waiting period applicable to the Merger under the HSR Act shall have terminated or expired.

          (d) Effectiveness of Registration Statement. The Registration Statement shall have become effective and no stop order suspending such effectiveness shall have been issued or proceedings for such purpose shall have been instituted or threatened.

          (e) Regulatory Approvals. All permits and consents required by state securities laws for the consummation of the Merger shall have been obtained.

          SECTION 7.02 Conditions Precedent to the Obligations of Fiserv and Fiserv Solutions to Effect the Merger. The obligations of Fiserv and Fiserv Solutions to consummate the Merger under this Agreement are subject to the satisfaction in all material respects or waiver by Fiserv and Fiserv Solutions prior to or at the Effective Time of each of the following conditions:

          (a) Accuracy of Representations and Warranties. The representations and warranties of the Company contained in this Agreement, in the Disclosure Schedule or in any closing certificate or document delivered to Fiserv and Fiserv Solutions pursuant hereto shall be true and correct at and as of the Effective Time as though made at and as of that time other than such representations and warranties as are specifically made as of another date, and the Company shall have delivered to Fiserv and Fiserv Solutions a certificate to that effect.

          (b) Compliance with Covenants. The Company shall have performed and complied with all covenants of this Agreement to be performed or complied with by them at or prior to the Effective Time, and the Company shall have delivered to Fiserv and Fiserv Solutions a certificate to that effect.

          (c) All Proceedings to be Satisfactory. Fiserv and Fiserv Solutions and their counsel shall have received certified or other copies of all documents relating to the Company incident to the transactions contemplated hereby as Fiserv, Fiserv Solutions or said counsel may reasonably request and such documents shall be reasonably satisfactory in form and substance to Fiserv, Fiserv Solutions and said counsel.

          (d) Opinion of Counsel for the Company. Fiserv shall have received the favorable opinion of James Arrowsmith, General Counsel of the Company, dated the Effective Time, substantially in the form and to the effect set forth in Exhibit D hereto.

          (e) Consents. The Company shall have received all consents to the Merger listed in Exhibit E hereto.

          (f) Employment Agreements; Beckstrand Arrangements. All outstanding employment agreements between the Company and employees of the Company shall have been amended to reduce the respective terms thereof from five years to two years. In addition, a severance arrangement between the Company and Richard N. Beckstrand shall have been entered into, in form and substance satisfactory to Fiserv and Fiserv Solutions and substantially in the form of Exhibit F attached hereto.

          (g) Tax Matters. The Company and each of the Significant Shareholders shall have delivered to Fiserv and Fiserv Solutions a Tax Representation Letter substantially in the respective forms of Exhibits G-1 and G-2 attached hereto. The Company and each of the Significant Shareholders shall have delivered to Fiserv and Fiserv Solutions an affidavits of non-foreign status with respect to each such shareholder and the Company, in the form required by Section 1445 of the Code and the regulations thereunder, signed under penalties of perjury in substantially the form of Exhibits G-3 and G-4 attached hereto. The Company understands that such affidavits will be retained by Fiserv and Fiserv Solutions and will be made available to the Internal Revenue Service upon request.

          (h) Beckstrand Options. Richard N. Beckstrand shall have exercised his 1,000,000 outstanding Options which were issued on January 24, 1997 in relation to a Stock Purchase and Sale Agreement, and Fiserv and Fiserv Solutions shall have received satisfactory evidence to that effect.

          (i) Dissenters' Rights. The owners of no more than 5% of the Company Common Stock shall have exercised Dissenters'

     Rights in connection with the transactions contemplated hereby.

          (j) Disposition of Surgery Centers. The surgery centers, consisting of Ford Center for Foot Surgery, Inc. and Sierra Surgery Center, Inc., shall have been sold and the purchasers thereof shall have assumed all past and future liabilities with respect thereto.

          (k) Redemption of Preferred Stock. The Preferred Stock shall have been redeemed in accordance with its terms.

          (l) Waiver of Options. The holders of Options approved at the meeting of the Board of Directors of the Company on June 20, 1997 and David Rank with respect to Options covering 55,555 shares of Company Common Stock approved at a meeting of the Board of Directors of the Company on December 31, 1996, shall have waived such Options, which thereupon shall have been cancelled.

          (m) Supporting Documents. On or prior to the Effective Time Fiserv, Fiserv Solutions and their counsel shall have received copies of the following supporting documents:

               (i) (1) copies of the Articles of Incorporation of the Company, and all amendments thereto, certified as of a recent date by the Secretary of State of the State of Nevada and (2) a certificate of said Secretary dated as of a recent date as to the due incorporation and good standing of the Company and listing all documents of the Company on file with said Secretary; and

               (ii) certificates of the Secretary or an Assistant Secretary of the Company, dated the Effective Time and certifying substantially to the effect (1) that attached thereto is a true and complete copy of the By-laws of the Company as in effect on the date of such certification and at all times since December 31, 1996; (2) that attached thereto is a true and complete copy of resolutions adopted by the Board of Directors and the shareholders of the Company authorizing the execution, delivery and performance of this Agreement and that all such resolutions are still in full force and effect and are all the resolutions adopted in connection with the transactions contemplated by this Agreement; (3) that the Articles of Incorporation of the Company have not been amended since the date of the last amendment referred to in the certificate delivered pursuant to clause (i)(2) above; and (4) as to the incumbency and specimen signature of each officer of the Company executing this Agreement and any certificate or instrument furnished pursuant hereto, and a certificate by another officer of the Company as to the incumbency and signature of the officer signing the certificate referred to in this paragraph (ii).

     All such documents shall be reasonably satisfactory in form and substance to Fiserv, Fiserv Solutions and their counsel.

          SECTION 7.03 Conditions Precedent to the Obligations of the Company to Effect the Merger. The obligations of the Company to consummate the Merger under this Agreement are subject to the satisfaction in all material respects or waiver by the Company prior to or at the Effective Time of each of the following conditions:

          (a) Accuracy of Representations and Warranties. The representations and warranties of Fiserv and Fiserv Solutions contained in this Agreement or in any closing certificate or document delivered to the Company pursuant hereto shall be true and correct on and as of the Effective Time as though made at and as of that time, other than such representations and warranties as are specifically made as of another time, and Fiserv and Fiserv Solutions shall have delivered the Company a certificate to that effect.

          (b) Compliance with Covenants. Fiserv and Fiserv Solutions shall have performed and complied with all covenants of this Agreement to be performed or complied with by Fiserv and/or Fiserv Solutions on or prior to the Effective Time, and Fiserv and Fiserv Solutions shall have delivered to the Company a certificate to such effect.

          (c) All Proceedings to be Satisfactory. The Company and its counsel shall have received all such counterpart originals or certified or other copies of all documents relating to Fiserv and Fiserv Solutions incident to the transactions contemplated hereby as the Company or said counsel may reasonably request and such documents shall be reasonably satisfactory in form and substance to the Company and said counsel.

          (d) Opinion of Counsel for Fiserv and Fiserv Solutions. The Company shall have received the favorable opinion of Charles W. Sprague, Executive Vice President and General Counsel of Fiserv, dated the Effective Time, substantially in the form and to the effect set forth in Exhibit H hereto.

          (e) Supporting Documents. On or prior to the Effective Time, the Company and its counsel shall have received copies of the following supporting documents:

               (i) (1) copies of the Articles of Incorporation of Fiserv and Fiserv Solutions, and all amendments thereto, certified as of a recent date by the Secretary of State of the State of Wisconsin, and (2) certificates of said Secretary dated as of a recent date as to the due incorporation and good standing of Fiserv or Fiserv Solutions, as the case may be, and listing all documents of the relevant company on file with said Secretary; and

               (ii) a certificate of the Secretary or an Assistant Secretary of each of Fiserv and Fiserv Solutions dated the Effective Time and certifying substantially to the effect (1) that attached thereto is a true and complete copy of the By-laws of the particular company as in effect on the date of such certification and at all time since December 31, 1997; (2) that attached thereto is a true and complete copy of resolutions adopted by the Board of Directors of the particular company authorizing the execution, delivery and performance of this Agreement and that all such resolutions are still in full force and effect and are all the resolutions adopted in connection with the transactions contemplated by this Agreement; (3) that the Articles of Incorporation of the particular corporation has not been amended since the date of the last amendment referred to in the certificate delivered pursuant to clause (i)(2) above; and (4) as to the incumbency and specimen signature of each officer of the particular company executing this Agreement and a certification by another officer of such company as to the incumbency and signature of the officer signing the certificate referred to in this paragraph
          (ii).

     All such documents shall be reasonably satisfactory in form and substance to the Company and its counsel.


                                  ARTICLE VIII

                          SURVIVAL OF REPRESENTATIONS

          SECTION 8.01 Survival. The representations and warranties of the parties hereto contained herein shall not survive the Effective Time.

                                  ARTICLE IX

                         TERMINATION; AMENDMENT; WAIVER

          SECTION 9.01 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:

          (a) by mutual written consent of Fiserv and Fiserv Solutions, on the one hand, and the Company, on the other hand; or

          (b) by either Fiserv and Fiserv Solutions, on the one hand, or the Company, on the other hand, if (x) the Effective Time shall not have occurred on or before December 31, 1997, (provided that the right to terminate this Agreement under this Section 9.01(b) shall not be available to any party whose failure to fulfill, or to cause to be fulfilled, any obligation under this Agreement has been the cause of or resulted in the failure of the Effective Time to occur on or before such date) or (y) any court of competent jurisdiction or other governmental body shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties shall use their best efforts to lift or reverse) permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable.

          SECTION 9.02 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void and have no effect, without any liability, on the part of any party hereto or its affiliates, directors, officers or shareholders, other than the provisions of this Section 9.02. Nothing contained in this Section
9.02 shall relieve any party from liability for any breach of this Agreement.

          SECTION 9.03 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties.

          SECTION 9.04 Extension; Waiver. At any time prior to the Effective Time, Fiserv and Fiserv Solutions, on the one hand, and the Company, on the other hand, may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered pursuant hereto or (iii) to the extent permitted by applicable laws, waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.


                                   ARTICLE X

                                 MISCELLANEOUS

          SECTION 10.01 Expenses, Etc. Whether or not the transactions contemplated by this Agreement are consummated, none of the parties hereto shall have any obligation to pay any of the fees and expenses of the other parties incident to the negotiation, preparation and execution of this Agreement, including the fees and expenses of counsel, accountants and other experts. Each of Fiserv and Fiserv Solutions, on the one hand, and the Company, on the other hand, will indemnify the other parties, and hold them harmless from and against any claims for finders' fees or brokerage commissions in relation to or in connection with such transactions as a result of any agreement or understanding between such indemnifying party and any third party.

          SECTION 10.02 Execution in Counterparts. For the convenience of the parties, this Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          SECTION 10.03 Notices. All notices which are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be sufficient in all respects if given in writing and delivered or mailed by registered or certified mail postage prepaid, or sent by telex, telecopier, facsimile transmission or telegraph as follows:

          If to the Company, to:

               CUSA Technologies, Inc.
               986 West Atherton Drive
               Salt Lake City, UT 84123
               FAX 801-265-3224

               Attention: Richard N. Beckstrand
          with a copy to:

               Richard G. Brown, Esq.
               Kimball, Parr, Waddoups, Brown & Gee
               Suite 1300
               185 S. State Street
               P.O. Box 11019
               Salt Lake City, UT 84147

               Fax: 801-532-7750

          If to Fiserv or Fiserv Solutions to:

               Fiserv, Inc.
               255 Fiserv Drive
               Brookfield, WI 53045

                   or

               P.O. Box 979
               Brookfield, WI  53008-0979
               FAX (414) 879-5245

               Attention: Kenneth R. Jensen

          with a copy to:

               Charles W. Sprague
               Fiserv, Inc.
               255 Fiserv Drive
               Brookfield, WI 53045

                    or

               P.O. Box 979
               Brookfield, WI 53008-0979
               FAX (414) 879-5532

or such other address or addresses as any party hereto shall have designated by notice in writing to the other parties hereto. Any notice or other communication pursuant to this Agreement shall be deemed to have been duly given or made and to have become effective when delivered in hand to the party to which directed or if sent by first-class mail postage prepaid or by telex, telecopier, facsimile transmission or telegraph and properly addressed as set forth above at the time when received by the addressee.

          SECTION 10.04 Entire Agreement. This Agreement and its Exhibits and Schedules constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof. No representation, warranty, promise, inducement or statement of intention has been made by any party hereto which is not embodied in this Agreement or such other documents, and no party hereto shall be bound by, or be liable for, any alleged representation, warranty, promise, inducement or statement of intention not embodied herein or therein.

          SECTION 10.05 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without reference to provisions regarding conflicts of law.

          SECTION 10.06 Binding Effect; Benefits. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

          SECTION 10.07 Assignability. Neither this Agreement nor any of the parties' rights hereunder shall be assignable by any party hereto without the prior written consent of the other parties hereto.

          SECTION 10.08 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, rule or regulation, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof. The remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                         FISERV, INC.



                         By__________________________________
                           Senior Executive Vice President

                         FISERV SOLUTIONS, INC.



                         By_________________________________
                           Title: Senior Executive Vice President

                         CUSA TECHNOLOGIES, INC.



                         By________________________________
                           Title:

                                                      Draft of December 18, 1997
                                                      --------------------------

                                AMENDMENT NO. 1
                                ---------------

          AMENDMENT NO. 1 dated as of December 31, 1997 to Agreement and Plan of Merger dated as of November 4, 1997 (the "Merger Agreement") among Fiserv, Inc., a Wisconsin corporation ("Fiserv"), Fiserv Solutions, Inc., a Wisconsin corporation ("Fiserv Solutions") and a wholly-owned subsidiary of Fiserv, and CUSA Technologies, Inc., a Nevada corporation (the "Company").

          1. The terms used herein shall have the same meanings as ascribed to such terms in the Merger Agreement.

          2. The date "December 31, 1997" in Section 6.09 and Section 9.01(b)(x) of the Merger Agreement is hereby changed to "March 31, 1998".

          3.  The following shall be added to Section 7.02 of the Merger
Agreement:

               "(n) Certificates. The Company shall have received from each holder of 5% of more of the Company Common Stock a certificate to the effect that such holder has no plan or intention to sell, exchange or otherwise dispose of the shares of Fiserv Common Stock it receives in the Merger."

          All other provisions of the Merger Agreement shall remain in full force and effect.

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be duly executed as of the date first above written.

                              FISERV, INC.


                              By________________________________________
                                 Senior Executive Vice President

                              FISERV SOLUTIONS, INC.


                              By________________________________________
                                 Senior Executive Vice President

                              CUSA TECHNOLOGIES, INC.


                              By________________________________________
                                 Title:

                                   APPENDIX B


                     OPINION OF HOULIHAN VALUATION ADVISERS

                                November 4, 1997



To The Board of Directors of CUSA Technologies, Inc.
986 West Atherton Drive
Salt Lake City, UT 84123

 Re: Fairness Opinion - Proposed Merger of CUSA Technologies, Inc. with FISERV,
 ------------------------------------------------------------------------------
                                      Inc.
                                      ----

Gentlemen:

Houlihan Valuation Advisors ("HVA") has been retained by the Board of Directors of CUSA Technologies, Inc. ("CTI" or "the Company") to issue a fairness opinion for the proposed merger ("Transaction") between CTI and Fiserv, Inc. ("Fiserv"). The fairness opinion ("the Opinion") is issued from a financial point of view from the perspective of the public shareholders of CTI. It is anticipated by Company management that the Transaction will close in early February 1998. The Opinion is as of November 4, 1997 and is valid as of that date. Circumstances could change which would render this opinion invalid as of the actual closing date. To be valid as of the closing date, the Opinion will have to be reviewed and updated by HVA.

The Agreement and Plan of Merger among Fiserv, Inc., Fiserv Solutions, Inc. ("Fiserv Solutions") and CTI Technologies dated November 4, 1997 ("the Merger"), provides for the acquisition of the Company by Fiserv in an all-stock transaction valued at $24,873,500 ("the Transaction"). Under the terms of the Agreement, Fiserv will acquire all of the outstanding shares of the Company (18,451,599) for $1.348 per share, subject to a "holdback" of an amount of Fiserv shares worth $3.0 million. The "holdback" shares will be placed in escrow in respect to any claims arising from certain contingencies. At the close of the transaction, each outstanding share of CTI common stock will be converted into the right to receive such number of shares of Fiserv common stock as shall equal the quotient of the CTI common stock value divided by an amount equal to the average closing price of Fiserv common stock as reported on the National Market System by NASDAQ for the 20 business days ending on the second business day prior to the closing.

Based on the terms of the transaction and estimates of closing costs provided by CTI management, the CTI shares are valued at $1.348 prior to any allowance for holdbacks. If the full amount of the agreed upon holdback for contingent liabilities of $3.0 million is absorbed by claims against the holdback, the net value of CTI common stock is $1.185 per share. As of November 4, 1997 CTI management estimated that the likely claim against the holdback will be in the range of $200,000, resulting in a net transaction value per CTI share of $1.337 per share.

The Transaction will be accounted for as a pooling of interests. The terms of the Merger are more fully set forth in the Merger Agreement.

In delivering this opinion, HVA has completed the following tasks:

     . Reviewed CTI Annual Reports to Stockholders for the fiscal years ended June 30, 1996 and 1997 on Form 10-K filed with the Securities and Exchange Commission (the "SEC")

     . Reviewed Fiserv Annual Reports on Form 10-K filed with the SEC for the fiscal years ended December 31, 1996 and 1995

     . Reviewed Fiserv Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1997, June 30, 1997 and September 30, 1997 filed with the SEC

     . Reviewed CTI's audited Consolidated Financial Statements for years ended June 30, 1997, 1996 and 1995.

     . Reviewed CTI's unaudited financial statements for the three months ending September 30, 1997

     . Reviewed CTI's projected income statements for continuing operations for calendar years ending December 31, 1997 and 1998

     . Reviewed the reported market prices and trading activity for CTI common stock for the period of October 23, 1996 through November 4, 1997

     . Reviewed the reported market prices and trading activity for Fiserv common stock for the period of October 22, 1996 through November 4, 1997

     . Reviewed transaction premium data prepared by Houlihan Lokey Howard & Zukin as presented in Mergerstat Review 1997

     . Discussed the financial condition, results of operations, business and prospects of CTI and Fiserv with the management of each company

     . Compared the results of operations and financial condition of CTI and Fiserv with those of certain other publicly-traded data processing and software firms that HVA deemed to be reasonably comparable to CTI and Fiserv, as the case may be

     . Reviewed the financial terms of certain recent transactions of CTI common stock

     . Reviewed a copy of the Agreement and Plan of Merger among Fiserv, Inc., Fiserv Solutions, Inc. and CTI Technologies, Inc. dated November 4, 1997

     . Reviewed an analysis of Fiserv prepared by Edward S. Casco, Jr., CFA and Stephen E. Kohler of BTAlex Brown Research dated November 14, 1997

In addition to a review of the above described documents, the following analytical procedures were conducted in arriving at our Opinion:

     . HVA met with representatives of the Company at the Company's administrative offices in Salt Lake City, Utah and conducted discussions regarding matters pertinent to our analysis. Inquiries were made with certain officers of the Company who have senior responsibility for operating matters regarding: (i) the operations, financial condition, future prospects and projected operations and performance of the Company; (ii) whether management is aware of any events or conditions which might cause any of the assumptions set forth in this Opinion to be incorrect; and (iii) whether management is aware of any material change in the Company's assets, financial condition or business outlook since June 30, 1997, the date of the Company's most recent audited financial statements, or September 30, 1997, the date of the Company's most recent internally generated financial statements.

     . Certain financial forecasts and accompanying assumptions prepared by Company management for the calendar years ending December 31, 1997 and 1998 were reviewed, and the assumptions underlying such forecasts were discussed, with Company management

     . Generally recognized financial analysis and valuation procedures were undertaken to ascertain the financial condition of the Company as well as to estimate its fair market value

     . Performed such other analyses and reviewed and analyzed such other information as HVA deemed appropriate

In rendering this opinion, HVA did not assume responsibility for independently verifying, and did not independently verify, any financial or other information concerning CTI and Fiserv furnished to it by CTI or Fiserv, or the publicly-available financial and other information regarding CTI, Fiserv and other software and data processing firms. HVA has assumed that all such information is accurate and complete. HVA has further relied on assurances of management of CTI and Fiserv that they are not aware of any facts that would make such financial or other information relating to such entities inaccurate or misleading.

With respect to financial forecasts for CTI provided to HVA by CTI management, HVA has assumed, for the purposes of this opinion, that the forecasts have been reasonably prepared on bases reflecting the best available estimates and judgments of its management at the time of preparation as to the future financial performance of CTI. We are unaware of and have not received any information which would lead us to believe that it was unreasonable to utilize the aforementioned projections as part of our analysis related to the Opinion. However, we assume no responsibility for the projections or the assumptions relating to them.

HVA has assumed that there has been no material change in CTI's assets, financial condition, results of operations, business or prospects since June 30, 1997 with the noted exception of the subsequent agreement by the Directors of CTI to sell its surgery centers prior to the Merger. HVA did not undertake an independent appraisal of the assets or liabilities of CTI nor was HVA furnished with any such appraisals. HVA's conclusions and opinion are necessarily based upon economic, market and other conditions and the information made available to HVA as of the date of this opinion. HVA expresses no opinion on matters of legal, regulatory, tax or accounting nature related to the Merger.

We have not been requested to, and did not, solicit third party indications of interest in acquiring all or any part of the common stock of the Company. Furthermore, at your request, we have not negotiated the Transaction or advised you with respect to alternatives to it.

Limiting Conditions

The Opinion is subject to the following limiting conditions:

     1. Neither HVA nor its principals have any present or intended interest in CTI or Fiserve or in any related entities. HVA's fees for the Opinion are based on professional time and a charge for the Opinion, and are in no way contingent upon the final conclusions derived.

     2. The Opinion is intended only for the specific use and purpose stated herein. It is intended for no other uses and is not to be copied or given to unauthorized persons without the direct written consent of HVA. The Opinion and information contained herein are valid only for the stated purpose and date of the study, and should in no way be construed to be investment advice.

     3. It is beyond the scope of the Opinion to render any opinion relative to the solvency or insolvency of CTI or Fiserv either prior to or following the Transaction. HVA has not been requested to render such an opinion, and nothing in the Opinion should be construed as such.

     4. This engagement is limited to the production of the Opinion and the conclusions and opinions contained herein. HVA has no obligation to provide future services (e.g., expert testimony in court or before governmental agencies) related to the contents of the Opinion unless prior arrangements for such services have been made.

Conclusions

Based upon the foregoing and in reliance thereon, it is our opinion that the proposed Transaction, assuming it is consummated as proposed, is fair from a financial point of view to the public shareholders of CTI based on the circumstances existing as of November 4, 1997. HVA reserves the right, in the event that events or facts subsequent to the date of the Opinion become known which have a material impact on the value of the Company, to supplement or withdraw the Opinion prior to the closing date of the Transaction.

It is our understanding that CTI's Board of Directors either has had or will have the opportunity to make their own independent investigation of the Transaction, and their decision to participate in the Transaction should be based primarily on such investigation. Delivery of the Opinion to CTI's Board of Directors is subject to the conditions, limitations and assumptions set forth in the Opinion.

This Opinion is furnished solely for your benefit and may not be relied upon by any other person without our express, prior written consent.

This Opinion is delivered to you subject to the conditions, scope of engagement, limitations and understandings set forth in this Opinion and the engagement letter between HVA and CTI dated September 8, 1997 and executed by CTI on October 28, 1997. This Opinion is subject to the understanding that the obligations of HVA in the Transaction are solely corporate obligations, and no officer, director, employee, agent, shareholder or controlling person of HVA shall be subjected to any personal liability whatsoever to any person, nor will any such claim be asserted by or on behalf of you or your affiliates.



HOULIHAN VALUATION ADVISORS


_____________________________
Frederic L. Jones, ASA

                                   APPENDIX C


           SECTION 92A.300 ET.SEQ. OF NEVADA BUSINESS CORPORATION LAW

                            NEVADA REVISED STATUTES

                                  CHAPTER 92A

                       MERGERS AND EXCHANGES OF INTEREST

                   (ADDED BY CH. 586, L. '95, EFF. 10-1-95)
                          RIGHTS OF DISSENTING OWNERS

  92A.300 Definitions.--As used in NRS 92A.300 to 92A.500, inclusive, unless the context otherwise requires, the words and terms defined in NRS 92A.305 to 92A.335, inclusive, have the meanings ascribed to them in those sections.

  92A.305 "Beneficial Stockholder" Defined.--"Beneficial stockholder" means a person who is a beneficial owner of shares held in a voting trust or by a nominee as the stockholder of record.

  92A.310 "Corporate Action" Defined.--"Corporate action" means the action of a domestic corporation.

  92A.315 "Dissenter" Defined.--"Dissenter" means a stockholder who is entitled to dissent from a domestic corporation's action under NRS 92A.380 and who exercises that right when and in the manner required by NRS 92A.410 to 92A.480, inclusive.

  92A.320 "Fair Value" Defined.--"Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which he objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

  92A.325 "Stockholder" Defined.--"Stockholder" means a stockholder of record or a beneficial stockholder of a domestic corporation.

  92A.330 "Stockholder of Record" Defined.--"Stockholder of record" means the person in whose name shares are registered in the records of a domestic corporation or the beneficial owner of shares of the extent of the rights granted by a nominee's certificate on file with the domestic corporation.

  92A.335 "Subject Corporation" Defined.--"Subject corporation" means the domestic corporation which is the issuer of the shares held by a dissenter before the corporation action creating the dissenter's rights becomes effective or the surviving or acquiring entity of the issuer after the corporate action becomes effective.

  92A.340 Computation of Interest.--Interest payable pursuant to NRS 92A.300 to 92A.500, inclusive, must be computed from the effective date of the action until the date of payment, at the average rate currently paid by the entity on its principal bank loans or, if it has no bank loans, at a rate that is fair and equitable under all of the circumstances.

  92A.350 Rights of Dissenting Partner of Domestic Limited Partnership.--A partnership agreement of a domestic limited partnership or, unless otherwise provided in the partnership agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the partnership interest of a dissenting general or limited partner of a domestic limited partnership are available for any class or group of partnership interests in connection with any merger or exchange in which the domestic limited partnership is a constituent entity.

  92A.360 Rights of Dissenting Member of Domestic Limited-Liability Company.--The articles of organization or operating agreement of a domestic limited-liability company or, unless otherwise provided in the articles of organization or operating agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the interest of a dissenting member are available in connection with any merger or exchange in which the domestic limited-liability company is a constituent entity.

  92A.370 Rights of Dissenting Member of Domestic Nonprofit Corporation.--1. Except as otherwise provided in subsection 2 and unless otherwise provided in the articles or bylaws, any member of any constituent domestic nonprofit corporation who voted against the merger may, without prior notice, but within 30 days after the effective date of the merger, resign from membership and is thereby excused from all contractual obligations to the constituent or surviving corporations which did not occur before his resignation and is thereby entitled to those rights, if any, which would have existed if there had been no merger and the membership had been terminated or the member had been expelled.

  2. Unless otherwise provided in its articles of incorporation or bylaws, no member of a domestic nonprofit corporation, including, but not limited to, a cooperative corporation, which supplies services described in chapter 704 of NRS to it members only, and no person who is a member of a domestic nonprofit corporation as a condition of or by reason of the ownership of an interest in real property, may resign and dissent pursuant to subsection 1.

  92A.380 Rights of Stockholder to Dissent from Certain Corporate Actions and to Obtain Payment of Shares.--1. Except as otherwise provided in NRS 92A.370 to 92A.390, a stockholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of any of the following corporate actions:

  (a) Consummation of a plan of merger to which the domestic corporation is a party:

      (1) If approval by the stockholders is required for the merger by NRS 92A.120 to 92A.160, inclusive, or the articles of incorporation and he is entitled to vote on the merger; or

      (2) If the domestic corporation is a subsidiary and is merged with its parent under NRS 92A.180.

  (b) Consummation of a plan of exchange to which the domestic corporation is a party as the corporation whose subject owner's interests will be acquired, if he is entitled to vote on the plan.

  (c) Any corporate action taken pursuant to a vote of the stockholders to the event that the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting stockholders are entitled to dissent and obtain payment for their shares.

  2. A stockholder who is entitled to dissent and obtain payment under NRS 92A.300 to 92A.500, inclusive, may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to him or the domestic corporation.

  92A.390 Limitations on Right of Dissent: Stockholders of Certain Classes or Series; Action of Stockholders Not Required for Plan of Merger.--1. There is no right of dissent with respect to a plan of merger or exchange in favor of stockholders of any class or series which, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting at which the plan of merger or exchange is to be acted on, were either listed on a national securities exchange, included in the national market system by the National Association of Securities Dealers, Inc., or held by at least 2,000 stockholders of record, unless:

  (a) The articles of incorporation of the corporation issuing the shares provide otherwise; or

  (b) The holders of the class or series are required under the plan of merger or exchange to accept for the shares anything except:

      (l) Cash, owner's interests or owner's interests and cash in lieu of fractional owner's interests of:

          (I)  The surviving or acquiring entity; or

          (II) Any other entity which, at the effective date of the plan of merger or exchange, were either listed on a national securities exchange, included in the national market system by the National Association of Securities Dealers, Inc., or held of record by at least 2,000 holders of owner's interests of record; or

  (2) A combination of cash and owner's interests of the kind described in sub-subparagraphs (I) and (II) of subparagraph (l) of paragraph (b).

  2. There is no right of dissent for any holders of stock of the surviving domestic corporation if the plan of merger does not require action of the stockholders of the surviving domestic corporation under NRS 92A.130.

  92A.400 Limitations on Right of Dissent: Assertion as to Portions Only to Shares Registered to Stockholder; Assertion by Beneficial Stockholder.--1.A stockholder may assert dissenter's rights as to fewer than all of the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the subject corporation in writing of the name and address of each person on whose behalf he asserts dissenter's rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different stockholders.

  2. A beneficial stockholder may assert dissenter's rights as to shares held on his behalf only if:

    (a) He submits to the subject corporation the written consent of the stockholder of record to the dissent not later than the time the beneficial stockholder asserts dissenter's rights; and

    (b) He does so with respect to all shares of which he is the beneficial stockholder or over which he has the power to direct the vote.

  92A.410 Notification of Stockholders Regarding Right of Dissent.--1. If a proposed corporate action creating dissenters' rights is submitted to a vote at a stockholders' meeting, the notice of the meeting must state that stockholders are or may be entitled to assert dissenters' rights under NRS 92A.300 to 92A.500, inclusive, and be accompanied by a copy of those sections.

  2. If the corporate action creating dissenters' rights is taken without a vote of the stockholders, the domestic corporation shall notify in writing all stockholders entitled to assert dissenters' rights that the action was taken and send them the dissenter's notice described in NRS 92A.430.

  92A.420 Prerequisites to Demand for Payment of Shares.--1. If a proposed corporate action creating dissenters' rights is submitted to a vote at a stockholders' meeting, a stockholder who wishes to assert dissenter's rights:

    (a) Must deliver to the subject corporation, before the vote is taken, written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

    (b) Must not vote his shares in favor of the proposed action.

  2. A stockholder who does not satisfy the requirements of subsection 1 is not entitled to payment for his shares under this chapter.

  92A.430 Dissenter's Notice: Delivery to Stockholders Entitled to Assert Rights; Contents.--1. If a proposed corporate action creating dissenters' rights is authorized at a stockholders' meeting, the subject corporation shall deliver a written dissenter's notice to all stockholders who satisfied the requirements to assert those rights.

  2. The dissenter's notice must be sent no later than 10 days after the effectuation of the corporate action, and must:

    (a) State where the demand for payment must be sent and where and when certificates, if any, for shares must be deposited;

    (b) Inform the holders of shares not represented by certificates to what extent the transfer of the shares will be restricted after the demand for payment is received;

    (c) Supply a form for demanding payment that includes the date of the first announcement to the news media or to the stockholders of the terms of the proposed action and requires that the person asserting dissenter's rights certify whether or not he acquired beneficial ownership of the shares before that date;

     (d) Set a date by which the subject corporation must receive the demand for payment, which may not be less than 30 nor more than 60 days after the date the notice is delivered; and

     (e)  Be accompanied by a copy of NRS 92A.300 to 92A.500, inclusive.

92A.440 Demand for Payment and Deposit of Certificates; Retention of Rights of Stockholder.--1. A stockholder to whom a dissenter's notice is sent must:

     (a)  Demand payment;

     (b) Certify whether he acquired beneficial ownership of the shares before the date required to be set forth in the dissenter's notice for this certification; and

     (c) Deposit his certificates, if any, in accordance with the terms of the notice.

2. The stockholder who demands payment and deposits his certificates, if any, retains all other rights of a stockholder until those rights are canceled or modified by the taking of the proposed corporate action,

3. The stockholder who does not demand payment or deposit his certificates where required, each by the date set forth in the dissenter's notice, is not entitled to payment for his shares under this chapter.

92A.450 Uncertified Shares: Authority to restrict Transfer After Demand for Payment; Retention of Rights of Stockholder.--1. the subject corporation may restrict the transfer of shares not represented by a certificate from the date the demand for their payment is received.

2. The person for whom dissenter's rights are asserted as to shares not represented by a certificate retains all other rights of a stockholder until those rights are canceled or modified by the taking of the proposed corporate action.

92A.460 Payment for Shares: General Requirements:--1. Except as otherwise provided in NRS 92A.470, within 30 days after receipt of a demand for payment, the subject corporation shall pay each dissenter who complied with NRS 92A.440 the amount the subject corporation estimates to be the fair value of his shares, plus accrued interest. The obligation of the subject corporation under this subsection may be enforced by the district court:

     (a)  Of the county where the corporation's registered office is located; or

     (b) At the election of any dissenter residing or having its registered office in this state, of the county where the dissenter resides or has its registered office. The court shall dispose of the complaint promptly.

2. The payment must be accompanied by:

     (a) The subject corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, a statement of income for that year, a statement of changes in the stockholders' equity for that year and the latest available interim financial statements, if any;

     (b) A statement of the subject corporation's estimate of the fair value of the shares;

     (c)  An explanation of how the interest was calculated;

     (d) A statement of the dissenter's rights to demand payment under NRS 92A.480; and

     (e)  A copy of NRS 92A.300 to 92A.500, inclusive.

92A.470 Payment for Shares: Shares Acquired on or After Date of Dissenter's Notice.--1. A subject corporation may elect to withhold payment from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenter's notice as the date of the first announcement to the news media or to the stockholders of the terms of the proposed action.

2. To the extent the subject corporation elects to withhold payment, after taking the proposed action, it shall estimate the fair value of the shares, plus accrued interest, and shall offer to pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The subject corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenters' right to demand payment pursuant to NRS 92A.480.

     92A.480 Dissenter's Estimate of Fair Value: Notification of Subject Corporation; Demand for Payment of Estimate.--1. A dissenter may notify the subject corporation in writing of his own estimate of the fair value of his shares and the amount of interest due, and demand payment of this estimate, less any payment pursuant to NRS 92A.460, or reject the offer pursuant to NRS 92A.470 and demand payment of the fair value of his shares and interest due, if he believes that the amount paid pursuant to NRS 92A.460 or offered pursuant to NRS 92A.47 is less than the fair value of his shares or that the interest is incorrectly calculated.

     2. A dissenter waives his right to demand payment pursuant to this section unless he notifies the subject corporation of his demand in writing within 30 days after the subject corporation made or offered payment for his shares.

     92A.490 Legal Proceeding to Determine Fair Value: Duties of Subject Corporation; Powers of Court; Rights of Dissenter.--1. If a demand for payment remains unsettled, the subject corporation shall commence a proceeding within 60 days after receiving the demand and petition the court to determine the fair value of the shares and accrued interest. If the subject corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

     2. A subject corporation shall commence the proceeding in the district court of the county where its registered office is located. If the subject corporation is a foreign entity without a resident agent in the state, it shall commence the proceeding in the county where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign entity was located.

     3. The subject corporation shall make all dissenters, whether or not residents of Nevada, whose demands remain unsettled, parties to the proceeding as in an action against their shares. All parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

     4. The jurisdiction of the court in which the proceeding is commenced under subsection 2 is plenary and exclusive. The court may appoint one or more persons as appraisers to receive powers described in the order appointing them, or any amendment thereto. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

     5. Each dissenter who is made a part to the proceeding is entitled to a judgment:

          (a) For the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the subject corporation; or

          (b) For the fair value, plus accrued interest, of his after-acquired shares for which the subject corporation elected to withhold payment pursuant to NRS 92A.470.

     92A.500 Legal Proceeding to Determine Fair Value: Assessment of Costs and Fees.--1. The court in a proceeding to determine fair value shall determine all of the costs of the proceeding, including the reasonable compensation and expenses of any appraisers appointed by the court. The court shall assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment.

     2. The court may also assess the fees and expenses of the counsel and experts for the respective parties, in amounts the court finds equitable:

          (a) Against the subject corporation and in favor of all dissenters if the court finds the subject corporation did not substantially comply with the requirements of NRS 92A.300 to 92A.500, inclusive; or

          (b) Against either the subject corporation or a dissenter in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by NRS 92A.300 to 92A.500, inclusive.

     3. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the subject corporation, the court may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

     4. In a proceeding commenced pursuant to NRS 92A.460, the court may assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters who are parties to the proceeding, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding.

     5. This section does not preclude any party in a proceeding commenced pursuant to NRS 92A.460 or 92A.490 from applying the provisions of N.R.C.P. 68 or NRS 17.115.

DISSENTERS' RIGHTS

     Old ZMAX stockholders who oppose the proposed Merger will have the right to receive payment for the value of their shares as set forth in Sections 92A.300 through 92A.500 of the Nevada Law attached as Annex D. Such dissenters' rights will be available only to stockholders of Old ZMAX who (i) before the vote to authorize the Merger, notify Old ZMAX in writing of their intention to demand payment for their shares of Old ZMAX Common Stock and (ii) refrain from voting in favor of the Merger. Voting against the Merger will not constitute notifying Old ZMAX of the intention to demand payment if the Merger is effectuated.

     A stockholder must exercise dissenters' rights for all of the shares that he or she owns of record. A stockholder who holds shares beneficially, and not of record, may assert dissenter's rights for the beneficially owned shares only by submitting a written consent of the stockholder of record along with the written notice of dissent. A stockholder exercising dissenter's rights with respect to shares that he or she owns beneficially may not exercise dissenter's rights for fewer than all the shares held by the owner of record.

     Since the vote to authorize the Merger will take place at the Meeting, Old ZMAX will be required to notify by mail those stockholders who, by virtue of a timely notice of their intention to demand payment and having refrained from voting in favor of the Merger, are entitled to payment for their shares ("Dissenters Notices"). Dissenters Notices must be sent no later than ten days after consummation of the Merger. The notice must (i) state where demand for payment must be sent, (ii) state when certificates must be deposited, (iii) state the restrictions on transfer of shares that are not evidenced by a certificate once demand has been made, (iv) supply a form on which to demand payment, (v) set a date by which demand must be receive, and (vi) include a copy of the relevant portions of the Nevada Law.

     Unless a stockholder acquired his or her shares after Old ZMAX sends the Dissenters Notices, Old ZMAX must calculate the fair market value of the shares plus interest, and within 30 days of the date Old ZMAX receives the demand, pay this amount to any stockholder that properly exercised dissenters' rights and deposited certificates with Old ZMAX. If Old ZMAX does not pay within 30 days, a stockholder may enforce in court Old ZMAX's obligation to pay. The payment must be accompanied by (i) Old ZMAX's interim balance sheet, (ii) a statement of the fair market value of the shares, (iii) an explanation of how the interest was calculated, (iv) a statement of dissenters' right to demand payment, and (v) a copy of the relevant portions of the Nevada Law.

     Within 30 days of when the Company pays a dissenting stockholder for his or her shares, the stockholder has the right to challenge the Company's calculation of the fair market value of the shares and interest due, and must state the amount that he or she believes to represent the true fair market value and interest of the shares. If the Company and the stockholder are not able to settle on an amount, the Company may petition a court within 60 days of making payment to the dissenting stockholder. If the Company does not either settle with the stockholder or petition a court for a determination within 60 days, the Company is obligated to pay the stockholder the amount demanded that exceeds the Company's calculation of fair market value plus interest. All dissenters are entitled to judgment for the amount by which the fair market value of their shares is found to exceed the amount previously remitted, with interest.

     If beneficial owners of more than 5% of the issued and outstanding shares of Old ZMAX Common Stock exercise their dissenters' rights, the Company may determine to abandon the Merger. See "The Merger--The Merger
Agreement--Conditions to the Merger."

                                   APPENDIX D


                               TABLE OF CONTENTS

PART I

CTI's unaudited consolidated financial statements as of and for
the three month period ended September 30, 1997 and notes thereto.......   F-1

PART II

CTI's audited consolidated financial statement as of and for
the years ended June 30, 1995, 1996 & 1997 and noted thereto............   ___

                                    PART I
                             FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS

CUSA Technologies, Inc. (the "Company"), has included the consolidated balance sheets of the Company and its subsidiaries as of September 30, 1997 (unaudited) and June 30, 1997 (the end of the Company's most recent fiscal year) and unaudited consolidated statements of operations and cash flows for the three months ended September 30, 1997 and 1996 together with unaudited consolidated condensed notes thereto.

In the opinion of management of the Company, the financial statements reflect all adjustments, all of which are normal recurring adjustments, necessary to fairly present the financial condition of the Company for the interim periods presented. The financial statements included in this report on Form 10-Q should be read in conjunction with the audited financial statements of the Company and the notes thereto included in the annual report of the Company on Form 10-K for the year ended June 30, 1997.

                            CUSA TECHNOLOGIES, INC.
                          Consolidated Balance Sheets

                                                            (Unaudited)
                                                            September 30,       June 30,
                                                                1997             1997
                                                            -------------    ------------
Assets
Current Assets:
  Cash and cash equivalents                                   $1,372,151      $2,861,994
  Trade accounts receivable, net of allowance for
    doubtful accounts                                          2,611,265       2,489,176
  Inventories                                                    562,118         370,479
  Prepaid expenses and other assets                              293,305         313,991
  Net assets of discontinued operations                          170,314

    Total current assets                                       5,009,153       6,035,640

Property and equipment :
  Buildings and improvements                                     134,836         134,836
  Furniture, fixtures and equipment                            2,369,888       2,332,357
  Other                                                          758,834         721,450

    Total property and equipment                               3,263,558       3,188,643

  Less accumulated depreciation and amortization               1,685,256       1,528,951

    Net property and equipment                                 1,578,302       1,659,692

Equipment under capital lease obligations, net                   237,781         259,255

Receivables from related parties                                  52,440          52,440

Software development and acquisition costs, net                1,713,841       1,659,398

Other assets                                                      73,047          73,047

                                                              $8,664,564      $9,739,472

See accompanying notes to consolidated financial statements.

CUSA TECHNOLOGIES, INC.
Consolidated Balance Sheets

                                                                          (Unaudited)
                                                                         September 30,       June 30,
                                                                             1997              1997
                                                                         -------------    ------------
Liabilities and Stockholders'  Deficit
Current liabilities:
Current installments of long-term debt                                $        28,035          29,367
Current installments of obligations under capital leases                      131,479         163,148
Accounts payable                                                            1,619,697       1,760,421
Accrued liabilities                                                         1,859,396       1,698,865
Customer deposits                                                           1,196,391       1,622,469
Income taxes payable                                                          346,168         485,480
Net liabilities of discontinued operations                                          -         304,464
Deferred revenue                                                            4,867,508       5,506,377
  Total current liabilities                                                10,048,674      11,570,591
Obligations under capital leases, excluding current installments              120,932         118,241
  Total liabilities                                                        10,169,606      11,688,832
Commitments and contingent liabilities                                                              -
Stockholders' deficit:
  1994 Series convertible preferred stock, $.001  par value
    authorized 1,500,000 shares; issued and outstanding
    1,000,000                                                                   1,000           1,000
  Common stock,  $.001 par value; authorized 25,000,000 shares;
    issued and outstanding 15,289,437 at September 30, 1997 and
    June 30, 1997                                                              15,289          15,289
  Additional paid-in capital                                               16,347,576      16,347,576
  Accumulated deficit                                                     (17,868,907)    (18,313,225)
    Total stockholders' deficit                                            (1,505,042)     (1,949,360)
                                                                      $     8,664,564       9,739,472

See accompanying notes to consolidated financial statements.

                            CUSA TECHNOLOGIES, INC.
                     Consolidated Statements of Operations
                                  (Unaudited)
                       Three months ended September 30,

                                                                                      1997          1996
                                                                                  -----------     ---------
Net revenues:
 Hardware and software sales                                                      $ 2,493,451     1,685,799
 Support, maintenance and other services                                            4,085,071     3,986,101
  Total revenues                                                                    6,578,522     5,671,900

Cost of goods sold and other direct costs:
 Hardware and software                                                                969,386       711,554
 Support, maintenance and other services                                            2,656,952     2,641,258
  Total cost of goods sold and other direct costs                                   3,626,338     3,352,812

  Gross profit                                                                      2,952,184     2,319,088

Product development costs                                                             691,153       495,489
Selling, general and administrative  expenses                                       1,806,276     2,552,308

  Operating income (loss)                                                             454,755      (728,709)

Other income (expense):
  Interest expense                                                                    (13,670)     (100,738)
  Interest income and other, net                                                       29,894        (6,568)

   Income (loss) from continuing operations before income taxes                       470,979      (836,015)

Income tax expense                                                                          -             -

Income (loss) from continuing operations                                              470,979      (836,015)

Loss from discontinued operations, net of income taxes                                      -      (110,459)

Income (loss) from disposal of discontinued operations, net of income taxes             3,339       (81,721)

  Net income (loss)                                                               $   474,318    (1,028,195)

Income (loss) per common and common equivalent share:
 Primary and fully diluted
  From continuing operations                                                      $      0.03         (0.10)
  From discontinued operations                                                    $      0.00         (0.02)

Weighted average common and common equivalent shares

Primary and fully diluted                                                          15,289,437     8,917,718


See accompanying notes to consolidated financial statements.

                            CUSA TECHNOLOGIES, INC.
                     Consolidated Statements of Cash Flows
                                  (Unaudited)
                       Three months ended September 30,

                                                                                 1997             1996
                                                                               --------         --------
Cash flows from operating activities:
Income (loss) from continuing operations                                    $   470,979         (836,015)
Adjustments to reconcile income (loss) from
  continuing operations to net cash used in
  operating activities:
    Depreciation and amortization                                               317,978          274,224
    Provision for doubtful accounts                                                   -           30,275
    Net change in current assets and liabilities:
      Trade accounts receivable                                                (122,089)        (854,962)
      Inventories                                                              (191,639)        (108,268)
      Prepaids expenses and other assets                                         20,686         (154,334)
      Accounts payable and accrued liabilities                                  (10,194)      (2,290,603)
      Customer deposits                                                        (426,078)          73,735
      Income taxes payable                                                     (139,311)          (5,405)
      Deferred revenue                                                         (638,869)        (530,602)
      Net cash used in continuing operating activities                         (718,537)      (4,401,955)

Net cash used in discontinued operations                                       (471,439)      (1,437,003)

      Net cash used in operating activities                                  (1,189,976)      (5,838,958)

Cash flows from investing activities:
    Software development costs                                                 (189,944)        (124,695)
    Capital expenditures                                                        (83,483)        (238,807)
    Advances to related parties                                                       -          (94,633)
    Decrease in other assets                                                          -            5,021
      Net cash used in investing activities                                    (273,427)        (453,114)

Cash flows from financing activities:
    Net borrowings under lines of credit                                              -          237,041
    Repayments of obligations under capital leases                              (28,978)         (33,009)
    Repayment of long-term debt with related parties                                  -       (1,167,398)
    Proceeds from the sales of assets                                             3,870                -
    Repayments of long-term debt                                                 (1,332)        (776,412)
    Preferred dividend distributions                                                  -          (30,000)
    Net cash provided by financing activities of discontinued operations              -        7,650,000
      Net cash provided by (used in)  financing activities                      (26,440)       5,880,222

      Net decrease in cash                                                   (1,489,843)        (411,850)

Cash and cash equivalents at beginning of period                              2,861,994          583,080

Cash and cash equivalents at end of period                                  $ 1,372,151          171,230

See accompanying notes to consolidated financial statements.

                            CUSA TECHNOLOGIES, INC.
                  Notes to Consolidated Financial Statements
                                  (Unaudited)


(1) Basis of Presentation
-------------------------

The accompanying unaudited consolidated financial statements of CUSA Technologies, Inc. (the Company) have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, these financial statements do not include all of the information and footnote disclosures required by generally accepted accounting principles for complete financial statements. These financial statements and footnote disclosures should be read in conjunction with the audited consolidated financial statements and the notes thereto included in the Company's latest report on Form 10-K for the year ended June 30, 1997. In the opinion of management, the accompanying unaudited consolidated financial statements contain all adjustments (consisting of only normal recurring adjustments) necessary to fairly present the Company's consolidated financial position as of September 30, 1997 and its consolidated results of operations and cash flows for the three months ended September 30, 1997 and 1996. The results of operations for the three months ended September 30, 1997 may not be indicative of the results that may be expected for the year ending June 30, 1998.


(2) Liquidity
-------------

During the three months ended September 30, 1997, the Company had income from continuing operations of $470,979 and income from disposal of discontinued operations of $3,339, used cash in operating activities of $1,190,027, including cash used in discontinued operations of $471,439. During the three-months ending September 30, 1997, the accrued liabilities of discontinued operations have been substantially reduced. In most cases the reduction has come through the payment in cash to settle the accrued obligations. These cash settlements should reduce the uncertainty surrounding the estimates of the accrued contingent obligations of the discontinued operations.

At September 30, 1997 the Company had a stockholders' deficit of $1,505,042. Management implemented plans in late 1996 to return the Company to profitable operations and a positive cash flow. Although the Company has a stockholders' deficit and used cash from operations, in the opinion of management the plans implemented during the past nine months will permit the Company to meet its operating and debt cash requirements, at least through the next year. The Company is subject to many uncertainties over which management has limited control, any one of which could adversely affect the Company's operating cash flows, and thus create cash flow problems for the Company.

                            CUSA TECHNOLOGIES, INC.
                  Notes to Consolidated Financial Statements
                                  (Unaudited)



(3) Discontinued Operations
---------------------------

As part of an overall business plan, the Board of Directors and management have decided to concentrate the Company's business activities on credit union business. Consequently, the following divisions have been discontinued:

     (a)  Medical and Commercial Software Divisions
      ---------------------------------------------

          In June 1996, the Board of Directors of the Company committed to dispose of the business and assets of the medical and commercial software divisions. On July 2, 1996, the Company entered into an asset purchase agreement with Physician Computer Network, Inc. (PCN) whereby PCN agreed to acquire substantially all of the assets and assume certain liabilities of the medical and commercial software divisions.

          In June 1996, upon adoption of the plan to dispose of the medical and commercial software divisions, the Company recorded a provision for the estimated loss on the disposal of the divisions in the amount of $2,494,451. The provision related to the expected loss on the sale to PCN (net of disposal costs), severance benefits to division employees, certain occupancy costs under non-cancelable leases, and anticipated future losses related to assets and operations not sold to PCN until their ultimate disposition. The reported loss provision is based on certain management estimates and assumptions. Actual results could differ from the estimated loss provision recorded. As estimates and assumptions are adjusted or as actual results occur, the loss provision is adjusted and accordingly, is reported in the current period as additional gain or loss on disposal. During the three-month period ended September 30, 1997 no additional losses related to the medical and commercial software divisions have been recorded. During the three month period ended September 30, 1996, the Company recorded additional losses on the disposal of the divisions in the amount of $81,721.

     (b)  Rental Software and Real-estate Rental Divisions
     -----------------------------------------------------

          In March of 1997, the Board of Directors of the Company committed to dispose of the business and assets of the equipment rental software and real estate rental divisions. In the accompanying consolidated statement of operations, net losses from these divisions for the three-month period ending September 30, 1996 have been reclassified to be consistent with the September 30, 1997 personation. All assets and liabilities from these divisions were disposed of prior to June 30, 1997, and the Company did not record any net income or loss from these divisions during the three-month period ending September 30, 1997. The Company does not expect any future losses from these divisions.

     (c)  Surgery Centers
     --------------------

          In June of 1997, the Board of Directors of the Company committed to dispose of the business and assets of the surgery centers. As of September 30, 1997 the Company had not completed the disposal. Therefore, in the September 30, 1997 balance sheet the net assets of discontinued operations included approximately $440,000 in net assets from the surgery centers. During the three-months ending September 30, 1997 and 1996, the Company recorded income from the surgery centers of $3,339 and $21,757, respectively, which is included in Income (loss) from disposal of discontinued operations, net of income taxes, in the accompanying consolidated statements of operations

The medical, commercial, and equipment rental software, the real estate rental, and the surgery center divisions have been accounted for as discontinued operations, and accordingly, the results of their operations are segregated from continuing operations in the accompanying statements of operations. Revenue, operating costs and expenses, other income and expense, and income taxes of these divisions for the three month periods

                            CUSA TECHNOLOGIES, INC.
                  Notes to Consolidated Financial Statements
                                  (Unaudited)


ended September 30, 1997 and 1996, have been reclassified as discontinued operations. No allocation of general corporate overhead has been made to discontinued operations related to these divisions.

Summary operating results of discontinued operations for the medical, commercial, and equipment rental software, the real-estate rental, and the surgery center divisions for the three months ending September 30, 1997 and 1996 are as follows:

                                               1997           1996
                                            ----------     ----------
Revenues                                    $   77,553        548,586
                                            ==========     ==========
Gross Profit                                $   10,924        254,906
                                            ==========     ==========
Income (loss) before income taxes           $    3,339       (192,180)

   Income tax benefit                       $       -0-            -0-
                                            ----------     ----------
Income (loss) from discontinued operations  $    3,339       (192,180)
                                            ==========     ==========

The remaining assets and liabilities related to the discontinued operations have been separately classified on the balance sheets as net assets (or net liabilities) of discontinued operations. A summary of these assets and liabilities as of September 30, 1997 is as follows:

Assets:
  Trade accounts receivable, net                     $     101,096
   Other receivables                                       818,870
   Inventory                                                10,000
   Fixed assets, net                                        53,750
                                                     -------------
         Total assets                                      983,716
                                                     -------------
Liabilities:
  Accounts Payable and accrued liabilities                 813,402
                                                     -------------
  Net assets of discontinued operations              $     170,314
                                                     =============

(4) Income (loss) per Share
---------------------------

Income or loss per common and common equivalent share is computed by dividing net income (loss) by the weighted average common shares outstanding during the period, including common equivalent shares (if dilutive). Common equivalent shares include stock options, convertible preferred stock and convertible debt. Income used in this calculation is reduced (loss is increased) by the dividends paid to preferred stockholders. During the period ending September 30, 1997 primary and fully diluted income per common and common equivalent share were the same. Since the three-month period ending September 30, 1996 resulted in a loss only primary earnings per share were calculated since a fully diluted earnings per share calculation would have been anti-dilutive.

(5) Contingent Liabilities
--------------------------

The Company is involved in certain legal matters in the ordinary course of business. In the opinion of management and legal counsel, such matters will not have a material effect on the financial position or results of operations of the Company.

                            CUSA TECHNOLOGIES, INC.
                  Notes to Consolidated Financial Statements
                                  (Unaudited)



(6) Subsequent Event
--------------------

On November 4, 1997 the Company announced that it had signed a definitive Agreement and Plan of Merger, which provides for the acquisition of the Company by Fiserv, Inc. (Fiserv) in an all-stock transaction valued at approximately $25 million (the Merger). Under the terms of the agreement Fiserv will acquire all of the outstanding shares of the Company (estimated to number 18,452,000 at the closing) for approximately $1.35 per share, subject to a "holdback" of an amount of Fiserv shares worth approximately $3 million. The "holdback" shares will be placed in escrow in respect of any claims arising from certain contingencies. The transaction will be accounted for as a pooling of interests. The exact number of Fiserv shares to be exchanged for each CUSA share will be determined by dividing approximately $1.35 by the average closing price of Fiserv's common stock during the 20 trading days-ending on the second trading day prior to the effective date of the Merger. The agreement is subject to all normal conditions to closing including receipt of all necessary regulatory consents and the Company's shareholder approval. The obligation of Fiserv to complete the Merger is subject to certain conditions including, but not limited to, the redemption by the Company of the 1994 Series Preferred Stock and the completion of the previously approved disposal of the Company's surgery center business unit.

In connection with the execution of the definitive agreement, Richard N. Beckstrand (chief executive officer, chairman of the Board of Directors, and principal shareholder, "the Investor"), executed an irrevocable proxy allowing Fiserv the power to vote the Investor's sixty nine percent beneficial ownership in favor of the Merger Agreement.

The Merger is structured as a tax-free reorganization under Section 368(a)(1)(A) and (a)(2)(D) of the Internal Revenue Code of 1986, as amended, and thus will be tax free to the CUSA shareholders. However, if the all stock merger cannot be accounted for as a "pooling of interests," the Merger will be converted from all stock to cash-for-stock and will be taxable to the CUSA shareholders.

                            CUSA TECHNOLOGIES, INC.


                       Consolidated Financial Statements

                         June 30, 1997, 1996, and 1995


                  (With Independent Auditors' Report Thereon)

                            CUSA TECHNOLOGIES, INC.

                  Index to Consolidated Financial Statements



                                                                          Page
Independent Auditors Reports:

    Report of KPMG Peat Marwick LLP, Independent                           F-2
       Auditors (as to the fiscal years ended June 30, 1997  and 1996)

    Report of Grant Thornton LLP,  Independent  Certified Public
       Accountants (as to the fiscal year ended June 30, 1995)             F-3


Financial Statements:

    Consolidated Balance Sheets as of June 30, 1997 and 1996               F-4

    Consolidated Statements of Operations for the years ended
       June 30, 1997, 1996, and 1995                                       F-6

    Consolidated Statements of Stockholders' Deficit for the
       years ended June 30, 1997, 1996, and 1995                           F-7

    Consolidated Statements of Cash Flows for the
       years ended June 30, 1997, 1996, and 1995                           F-9

    Notes to Consolidated Financial Statements                             F-10


Schedules:

    Report of KPMG Peat Marwick LLP, Independent Auditors                  F-32

    Schedule II - Valuation and Qualifying Accounts                        F-33

                         Independent Auditors' Report
                         ----------------------------


Board of Directors and Stockholders
CUSA Technologies, Inc.:

We have audited the accompanying consolidated balance sheets of CUSA Technologies, Inc. and subsidiaries as of June 30, 1997 and 1996, and the related consolidated statements of operations, stockholders' deficit, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CUSA Technologies, Inc. as of June 30, 1997 and 1996, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

We also audited the reclassifications that were applied to restate the 1995 financial statements as a result of the discontinued operations as described in note 4. In our opinion, such reclassifications are appropriate and have been properly applied.





                                                        KPMG Peat Marwick LLP


Salt Lake City, Utah
October 9, 1997

                             REPORT OF INDEPENDENT
                         CERTIFIED PUBLIC ACCOUNTANTS
                         ----------------------------


Board of Directors and Stockholders
CUSA Technologies, Inc.


We have audited the accompanying consolidated statements of operations, stockholders' equity, and cash flows of CUSA Technologies, Inc. and Subsidiaries for the year ended June 30, 1995 (before restatement for the discontinued medical, commercial, rental software, office rental complex and surgery centers divisions as described in Note 4). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated results of operations and consolidated cash flows of CUSA Technologies, Inc. and Subsidiaries for the year ended of June 30, 1995, in conformity with generally accepted accounting principles.





                                                          GRANT THORNTON LLP


Salt Lake City, Utah
September 15, 1995

                            CUSA TECHNOLOGIES, INC.

                          Consolidated Balance Sheets

                            June 30, 1997 and 1996

                               Assets                                        1997         1996
                               ------                                     ----------   ----------
Current assets:
   Cash and cash equivalents                                             $2,861,994       583,080

   Trade accounts receivable, net of allowance for doubtful accounts
     of $221,000 in 1997 and $495,000 in 1996 (notes 5, 6, and 7)         2,489,176     2,589,428

   Inventories (notes 5 and 7)                                              370,479       137,902

   Prepaid expenses and other assets                                        313,991       422,029

   Net assets of discontinued operations (note 4)                                 -     6,127,253
                                                                         ----------    ----------

         Total current assets                                             6,035,640     9,859,692

Property and equipment (notes 5 and 7):
   Leasehold improvements                                                   134,836       121,482
   Furniture, fixtures, and equipment                                     2,332,357     2,521,005
   Other                                                                    721,450       668,405
                                                                         ----------    ----------

         Total property and equipment                                     3,188,643     3,310,892

   Less accumulated depreciation and amortization                         1,528,951     1,024,462
                                                                         ----------    ----------

         Net property and equipment                                       1,659,692     2,286,430

Equipment under capital lease obligations less accumulated
  amortization of $473,750 in 1997 and $400,813 in 1996 (note 12)           259,255       219,940

Receivables from related parties (note 13)                                   52,440        93,701

  Software development and acquisition costs less accumulated amortization of $819,274 in 1997 and $411,142 in 1996
  (notes 3, 4, and 16)                                                    1,659,398     1,398,510

Other assets                                                                 73,047       166,418
                                                                         ----------    ----------
                                                                         $9,739,472    14,024,691
                                                                         ==========    ==========


See accompanying notes to consolidated financial statements.


           Liabilities and Stockholders' Deficit                             1997           1996
           -------------------------------------                          -----------   -----------
Current liabilities:
   Line of credit with banks (note 5)                                   $          -  $    891,022
   Current installments of long-term debt (note 7)                            29,367     1,462,244
   Current installments of obligations under capital leases (note 12)        163,148       205,888
   Accounts payable                                                        1,760,421     3,738,559
   Accrued liabilities                                                     1,698,865     3,233,359
   Customer deposits                                                       1,622,469     1,642,081
   Income taxes payable (notes 4 and 11)                                     485,480        18,081
   Payables to related parties (note 13)                                           -     1,167,398
   Net liabilities of discontinued operations (note 4)                       304,464             -
   Deferred revenue                                                        5,506,377     4,831,740
                                                                        ------------  ------------
         Total current liabilities                                        11,570,591    17,190,408

Long-term debt with related parties (note 6)                                       -     2,445,000

Long-term debt, excluding current installments (note 7)                            -       430,894

Obligations under capital leases, excluding current
   installments (note 12)                                                    118,241       193,977
                                                                        ------------  ------------
         Total liabilities                                                11,688,832    20,260,279

Commitments and contingent liabilities (notes 2, 4, 12, and 14)

Stockholders' deficit (notes 3, 4, 6, 8, 9, 13 and 14):
   Series A convertible preferred stock, $.001 par value.
     Authorized 1,500,000 shares; issued and outstanding
     1,000,000 shares ($2.00 liquidation value)                                1,000         1,000
   Common stock, $.001 par value.  Authorized 25,000,000
     shares; issued and outstanding 15,289,437 shares at June
     30, 1997 and 8,916,438 shares at June 30, 1996                           15,289         8,916
   Additional paid-in capital                                             16,347,576    10,530,308
   Accumulated deficit                                                   (18,313,225)  (16,775,812)
                                                                        ------------  ------------
         Total stockholders' deficit                                      (1,949,360)   (6,235,588)
                                                                        ------------  ------------

                                                                        $  9,739,472  $ 14,024,691
                                                                        ============  ============

                            CUSA TECHNOLOGIES, INC.

                     Consolidated Statements of Operations

                   Years ended June 30, 1997, 1996, and 1995

                                                             1997            1996            1995
                                                         ------------    ------------    ------------
Net revenues:
  Hardware and software sales                            $  9,442,148      11,180,004      10,658,134
  Support, maintenance, and other services                 17,447,765      15,642,755      10,950,006
                                                         ------------    ------------    ------------
        Total revenues                                     26,889,913      26,822,759      21,608,140
                                                         ------------    ------------    ------------
Cost of goods sold and other direct costs:
  Hardware and software                                     4,097,113       5,923,075       4,681,804
  Support, maintenance, and other services                 10,843,749       9,359,764       6,067,347
                                                         ------------    ------------    ------------
        Total cost of goods sold and other direct costs    14,940,862      15,282,839      10,749,151
                                                         ------------    ------------    ------------
        Gross profit                                       11,949,051      11,539,920      10,858,989

Product development costs                                   2,481,421       1,085,253       1,048,942

Selling, general, and administrative expenses               8,713,650      12,627,058       7,972,383

Nonrecurring charges (note 16)                                      -       6,905,343               -
                                                         ------------    ------------    ------------
        Operating income (loss)                               753,980      (9,077,734)      1,837,664

Other income (expense):
  Interest expense                                           (276,901)       (439,232)       (240,943)
  Other, net                                                  (40,438)        (37,434)         55,645
                                                         ------------    ------------    ------------
        Income (loss) from continuing operations
           before income taxes                                436,641      (9,554,400)      1,652,366

Income tax expense (note 11)                                        -               -         727,432
                                                         ------------    ------------    ------------
Earnings (loss) from continuing operations                    436,641      (9,554,400)        924,934

Loss from discontinued operations, net of income taxes
  (note 4)                                                   (219,330)     (5,401,641)       (148,908)

Estimated loss from disposal of discontinued operations,
  net of income taxes  (note 4)                            (1,634,724)     (2,494,451)              -
                                                         ------------    ------------    ------------
         Net income (loss)                               $ (1,417,413)    (17,450,492)        776,026
                                                         ============    ============    ============

Earnings (loss) per common and common equivalent share:
  From continuing operations                             $       0.04           (1.10)           0.12
  From discontinued operations                                  (0.17)          (0.91)          (0.02)
                                                         ------------    ------------    ------------
        Net income (loss)                                $      (0.13)          (2.01)           0.10
                                                         ============    ============    ============

Weighted average common and common equivalent shares       11,062,181       8,695,419       7,655,280


See accompanying notes to consolidated financial statements.

                             CUSA TECHNOLOGIES, INC.

                Consolidated Statements of Stockholders' Deficit

                    Years ended June 30, 1997, 1996, and 1995


                                                                                                            Retained
                                                     Preferred Stock         Common Stock                   earnings      Total
                                                  --------------------- ---------------------  Additional   (accumu-      stock-
                                                  Number                Number of                paid-in     lated       holders'
                                                  of shares    Amount     shares     Amount      capital    deficit)    (deficit)
                                                  ---------   --------- ----------  ---------  ----------  ----------   ----------
Balances at June 30, 1994                         1,000,000  $   1,000  4,739,294      4,739   4,082,185      147,468    4,235,392
Shares issued in business acquisitions (note 3)           -          -  3,514,227      3,514   4,593,046       (6,148)   4,590,412
Sale of shares to employees under stock purchase
  plan (note 9)                                           -          -    254,635        255     434,730            -      434,985
Shares issued under stock option plans (note 9)           -          -      1,360          2       1,846            -        1,848
Proceeds from common stock warrants (note 6)              -          -          -          -       5,000            -        5,000
Preferred stock dividends (note 8)                        -          -          -          -           -     (122,666)    (122,666)
Net income                                                -          -          -          -           -      776,026      776,026
                                                  ---------  ---------  ---------  ---------  ----------   ----------   ----------
Balances at June 30, 1995                         1,000,000      1,000  8,509,516      8,510   9,116,807      794,680    9,920,997
Shares issued in business acquisitions (note 3)           -          -    350,267        350   1,336,239            -    1,336,589
Shares issued for software development                    -          -     50,000         50     149,950            -      150,000
Shares issued under stock option plans (note 9)           -          -     20,905         20       2,798            -        2,818
Shares redeemed from former employees                     -          -    (14,250)       (14)    (75,486)           -      (75,500)
Preferred stock dividends (note 8)                        -          -          -          -           -     (120,000)    (120,000)
Net loss                                                  -          -          -          -           -  (17,450,492) (17,450,492)
                                                  ---------  --------- ----------  ---------  ----------   ----------   ----------
Balances at June 30, 1996                         1,000,000      1,000  8,916,438      8,916  10,530,308  (16,775,812)  (6,235,588)

                            CUSA TECHNOLOGIES, INC.

                   Years ended June 30, 1997, 1996, and 1995

                                                                                                   Retained
                                           Preferred Stock         Common Stock                    earnings     Total
                                        --------------------  ---------------------  Additional    (accumu-     stock-
                                          Number                Number                 paid-in      lated      holders'
                                        of shares    Amount   of shares    Amount      capital     deficit)    deficit
                                        ---------   --------  ----------  ---------  ----------   ----------  ----------
Proceeds from sale of stock (note 8)            -  $       -   6,486,486  $   6,486   5,993,514            -   6,000,000
Shares redeemed and/or returns
  (notes 4 and 13)                              -          -    (113,487)      (113)   (176,246)           -    (176,359)
Preferred stock dividends (note 8)              -          -           -          -           -     (120,000)   (120,000)
Net loss                                        -          -           -          -           -   (1,417,413) (1,417,413)
                                        ---------   --------  ----------  ---------  ----------   ----------  ----------
Balances at June 30, 1997               1,000,000   $  1,000  15,289,437  $  15,289  16,347,576  (18,313,225) (1,949,360)
                                        =========   ========  ==========  =========  ==========   ==========  ==========

See accompanying notes to consolidated financial statements.

                            CUSA TECHNOLOGIES, INC.

                     Consolidated Statements of Cash Flows

                   Years ended June 30, 1997, 1996, and 1995

                                                                1997          1996         1995
                                                             -----------   ----------   ----------
Cash flows from operating activities:
   Earnings (loss) from continuing operations                $   436,641   (9,554,400)     924,934
   Adjustments to reconcile earnings (loss) from continuing
     operations to net cash provided by (used in) operating
     activities:
       Depreciation and amortization                           1,405,466    2,143,667    1,285,101
       Provision for doubtful accounts                          (273,771)     451,249       36,000
       Nonrecurring charges                                            -    6,905,343            -
       Net change in current assets and liabilities:
         Trade accounts receivable                               374,023     (884,856)  (1,482,744)
         Inventories                                            (232,577)     317,139      238,637
         Prepaid expenses and other current assets               108,038     (195,150)    (115,564)
         Accounts payable and accrued liabilities             (3,622,667)   2,193,103     (202,213)
         Customer deposits                                       (19,612)     695,445      596,764
         Deferred revenue                                        674,637      959,255      503,999
         Income taxes                                            467,398      (91,181)       8,936
         Deferred income taxes                                         -            -      767,508
                                                             -----------   ----------   ----------

               Net cash provided by (used in) continuing
                 operating activities                           (682,424)   2,939,614    2,561,358

   Net cash used in discontinued operations                   (4,507,121)  (3,043,119)    (754,433)
                                                             -----------   ----------   ----------
               Net cash provided by (used in) operating
                 activities                                   (5,189,545)    (103,505)   1,806,925
                                                             -----------   ----------   ----------
Cash flows from investing activities:
   Purchase of property and equipment, net                      (297,659)  (1,878,911)    (696,963)
   Cash paid for business acquisitions, including
     acquisition costs, less cash acquired                             -      (48,234)     (79,366)
   Software development costs                                   (669,020)    (890,947)    (262,982)
   Receivables from related parties                               41,261      (36,815)           -
   Change in other assets                                         93,371      (76,531)     (46,552)
   Net cash used in investing activities of discontinued
     operations                                                        -     (171,086)    (771,571)
                                                             -----------   ----------   ----------

               Net cash used in investing activities            (832,047)  (3,102,524)  (1,857,434)
                                                             -----------   ----------   ----------
Cash flows from financing activities:
   Proceeds from debt with related parties                       100,000    1,300,000    1,145,000
   Proceeds from long-term debt                                        -    1,981,023            -
   Repayment of debt with related parties                     (1,267,398)           -            -
   Net borrowings (repayments) of lines of credit               (891,022)     517,775     (321,000)
   Repayments of obligations under capital leases               (230,728)    (224,320)    (172,109)
   Repayment of long-term debt                                (4,308,771)    (638,172)    (240,321)
   Reduction of payables to related parties                            -     (994,257)    (868,717)
   Sale of common stock and exercise of stock options          6,000,000        2,818      441,832
   Preferred dividend distributions                              (60,000)    (120,000)    (122,666)
   Redemption of common stock                                          -      (75,500)           -
   Net cash provided by financing activities of
     discontinued operations                                   8,958,425    1,220,859      628,282
                                                             -----------   ----------   ----------
               Net cash provided by financing activities       8,300,506    2,970,226      490,301
                                                             -----------   ----------   ----------

Net increase (decrease) in cash and cash equivalents           2,278,914     (235,803)     439,792

Cash and cash equivalents at beginning of year                   583,080      818,883      379,091
                                                             -----------   ----------   ----------
Cash and cash equivalents at end of year                      $2,861,994      583,080      818,883
                                                             ===========   ==========   ==========

See accompanying notes to consolidated financial statements.

                             CUSA TECHNOLOGIES, INC.

                   Notes to Consolidated Financial Statements

                          June 30, 1997, 1996, and 1995



(1) Description of Business Operations and Summary of Significant Accounting Policies

     (a)  Description of Business Operations

          The principal business operations of CUSA Technologies, Inc. (CTI) and its subsidiaries (collectively, "the Company") are the development, license, and support of computer software technology and resale and maintenance of hardware for credit unions. As described in note 4, in June 1996, the Board of Directors of CTI committed to dispose of the business and assets of the medical and commercial divisions which was completed on July 1, 1996. During 1997, the Company sold it's office rental complex and its rental software division and the Board of Directors also committed to dispose of the Company's surgical centers. Certain amounts in the prior years' consolidated financial statements and related notes have been reclassified to conform to the current year's presentation as required with respect to discontinued operations. Unless otherwise specified, disclosures in the following footnotes relate to assets, liabilities, and operations of continuing operations.

     (b)  Principles of Consolidation

          The accompanying consolidated financial statements include the accounts of CTI and all of its subsidiaries, substantially all of which are wholly-owned at June 30, 1997. All significant intercompany balances and transactions have been eliminated in consolidation.

     (c)  Revenue Recognition

          Revenue on hardware and software sales is generally recognized upon shipment. A portion of the revenue is deferred on certain sales when the Company has a significant obligation for future services. Software support and hardware maintenance services are billed in advance. Revenue from software support and hardware maintenance is deferred and recognized ratably over the maintenance period (generally one year). Revenue for other goods and services is recognized when the goods are shipped or when the services are rendered.

     (d)  Cash and Cash Equivalents

          Cash and cash equivalents consist of highly liquid investments with an original maturity to the Company of less than ninety days.

     (e)  Financial Instruments

          The carrying value of the Company's financial instruments at June 30, 1997 approximates fair value.

                             CUSA TECHNOLOGIES, INC.

                   Notes to Consolidated Financial Statements


     (f)  Inventories

          Inventories, which consist principally of computer hardware and supplies held for resale, are stated at the lower of cost or market. Cost is determined using the first-in, first-out method.

     (g)  Property and Equipment

          Property and equipment are stated at cost. Depreciation and amortization are provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives. Leasehold improvements are amortized over the lives of the respective leases or the service lives of the improvements, whichever is shorter.

          The estimated lives used in determining depreciation and amortization are:

               Leasehold improvements                        5-32 years
               Furniture, fixtures, and equipment            3-10 years
               Other                                         3-5 years

          Equipment under capital leases is amortized over the lives of the respective leases or, for those leases which substantially transfer ownership, over the service lives of the assets. Amortization expense for capital leases is included with depreciation and amortization expense.

          The straight-line method of depreciation and amortization is followed for substantially all assets for financial reporting purposes. Certain assets are depreciated under accelerated methods for tax purposes.

     (h)  Intangible Assets

          All research and development costs incurred by the Company in the development and acquisition of computer software to be sold to customers is charged to expense until the technological feasibility of the software is established. After technological feasibility has been established, software development and acquisition costs are capitalized until the software is available for general release to customers. Software development and acquisition costs are recorded at the lower of unamortized historical cost or estimated net realizable value. Software development and acquisition costs are amortized on a product-by-product basis using the straight-line method over their estimated useful lives of three to five years. Amortization of software development and acquisition costs was $408,132, $684,232, and $366,644 for the years ended June 30, 1997, 1996 and 1995, respectively.

          The excess of purchase price over fair value of net tangible and identifiable intangible assets acquired in certain business acquisitions is amortized using the straight-line method, principally over fifteen years. Amortization expense was $360,209 and $364,146 for the years ended June 30, 1996 and 1995, respectively (none in 1997).

                             CUSA TECHNOLOGIES, INC.

                   Notes to Consolidated Financial Statements


     (h)  Intangible Assets (continued)

          On an ongoing basis, management reviews the valuation and amortization of software development and acquisition costs and the excess purchase price to determine possible impairment by comparing the carrying value to the undiscounted estimated future cash flows of the related businesses (note 16).

     (i)  Income Taxes

          The Company accounts for income taxes under the asset and liability method, under which deferred taxes are determined based on the difference between the financial statement and the tax bases of assets and liabilities using enacted tax rates in effect in the years in which the deferred tax assets or liabilities are expected to be paid or recovered. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance related to deferred tax assets is recorded when it is more likely than not that such tax benefits will not be realized.

     (j)  Estimates

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     (k)  Earnings (Loss) Per Share

          Earnings or loss per common and common equivalent share is computed by dividing net earnings (loss) by the weighted average common shares outstanding during each year, including common equivalent shares (if dilutive). Common equivalent shares include stock options, convertible preferred stock, and convertible debt. Earnings used in the calculation are reduced (loss in increased) by the dividends paid to preferred stockholders. Fully diluted earnings (loss) per share is not materially different from primary earnings (loss) per share.

     (l)  Stock-Based Compensation

          Effective July 1, 1996, the Company adopted the footnote disclosure provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS 123). SFAS 123 encourages entities to adopt a fair value based method of accounting for stock options or similar equity instruments. However, it also allows an entity to continue measuring compensation cost for stock-based compensation using the intrinsic-value method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25). The Company has elected to continue to apply the provisions of APB 25 and provide pro forma footnote disclosures required by SFAS 123.

                             CUSA TECHNOLOGIES, INC.

                   Notes to Consolidated Financial Statements


     (m)  Accounting Standards Not Yet Adopted

          In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, Earnings per Share (SFAS 128). SFAS 128 establishes a different method of computing earnings (loss) per share than is currently required under the provisions of Accounting Principles Board Opinion No. 15. Under SFAS 128, the Company will be required to present both basic earnings
          (loss) per share and diluted earnings (loss) per share. Basic and diluted loss per share is expected to be comparable to the currently presented loss per share.

          SFAS 128 is effective for the consolidated financial statements for interim and annual periods ending after December 15, 1997. Accordingly, the Company plans to adopt SFAS 128 in the second quarter of its 1998 fiscal year and at that time all historical earnings per share data presented will be restated to conform to the provisions of SFAS 128.

     (n)  Reclassifications

          Certain reclassifications have been made in the 1996 and 1995 consolidated financial statements to conform with classifications adopted in 1997.


(2)  Liquidity

     During the year ended June 30, 1997, the Company incurred a net loss of $1,417,413, used cash in operating activities of $5,189,545, including $4,507,121 from discontinued operations and at June 30, 1997 had a stockholders' deficit of $1,949,360. The Company also had a net loss during the year ended June 30, 1996 of $17,450,492, including $7,896,092 from discontinued operations. A significant portion of the net loss during 1996 relates to the noncash write down of the excess of purchase price over fair value of net tangible and identifiable intangible assets acquired and software development and acquisition costs to their estimated fair value (note 16). During the year ending June 30, 1997, management implemented plans to return the Company to profitable operations and positive cash flow. In the opinion of management, the continued implementation of these plans will permit the Company to meet its operating and debt cash requirements, at least through the next fiscal year; however, the Company is subject to many uncertainties over which management has limited control, any one of which could adversely affect the Company's operating cash flows, and thus create cash flow problems for the Company.


(3)  Business Acquisitions

     During the period from December 1994 through February 1996, CTI acquired various entities. In each acquisition where CTI issued its stock as part or all of the purchase consideration, the stock has been valued at the average of the bid and ask prices on the date of closing, less an appropriate discount for restrictions on marketability.

                             CUSA TECHNOLOGIES, INC.

                   Notes to Consolidated Financial Statements


(3)  Business Acquisitions (continued)

     (a)  Fiscal 1996

          Preferred Health Systems, Inc.

          Effective October 1, 1995, CTI acquired 100 percent of the equity interest in Preferred Health Systems, Inc. (PHS), a software development company. In connection with the acquisition, CTI issued 75,000 shares of restricted common stock (valued at $262,500) in exchange for all of the outstanding stock of PHS. PHS is the owner and developer of a fourth generation language software application for managed healthcare organizations. Results of operations of PHS are included in the financial statements of the Company since October 1, 1995. The acquisition has been accounted for using the purchase method and the excess of purchase price over fair value of net tangible assets acquired was allocated to software development and acquisition costs and is being amortized over five to fifteen years.

          Workgroup Design, Inc.

          On December 22, 1995, CTI acquired 100 percent of the equity interest in Workgroup Design, Inc. (WGD), a Lotus Notes application development company. In connection with the acquisition, CTI issued 25,000 shares of restricted common stock (valued at $100,000) and a note payable in the amount of $42,000. The financial statements of the Company include the results of operations of WGD since the effective date of the acquisition. The acquisition has been accounted for using the purchase method and the excess of purchase price over fair value of net tangible assets acquired was amortized over five years.

          Medfo Systems of America, Inc.

          Effective January 1, 1996, CTI acquired 100 percent of the equity interest in Medfo Systems of America, Inc. (Medfo). Medfo is a business engaged in the distribution and support of software, principally in the healthcare industry. In connection with the acquisition of Medfo, CTI issued 40,267 shares of its restricted common stock (valued at $134,089) and agreed to issue options to the former owner and the employees of Medfo to acquire 150,000 shares of its common stock at fair market value as of the closing date. Results of operations of Medfo are included in the financial statements of the Company since January 1, 1996. The acquisition has been accounted for using the purchase method and the excess of purchase price over fair value of net tangible assets acquired was being amortized over fifteen years.

          The former owner of Medfo is a shareholder of CTI and was an officer until September 1996. Prior to the acquisition, Medfo and the medical division of CTI jointly conducted business pursuant to a subcontract and assignment agreement under which CTI provided software, hardware, and other resources to customers of Medfo, for which CTI earned revenues. CTI had also advanced Medfo $256,312 for its business operations prior to the acquisition.

                             CUSA TECHNOLOGIES, INC.

                   Notes to Consolidated Financial Statements


(3)   Business Acquisitions (continued)

      Automated Solutions, Inc.

      Effective February 1, 1996, CTI acquired 100 percent of the equity interest in Automated Solutions, Inc. and Automated Systems of Arizona, Inc., and 40 percent of the equity interest in Automated Solutions of California, Inc. (collectively, ASI). ASI is a business engaged in hardware and software distribution and related support services, principally to the healthcare and certain commercial industries. In connection with the acquisition of ASI, CTI issued 50,000 shares of its restricted common stock (valued at $200,000) to the former owners of ASI and agreed to settle certain liabilities of a former owner of ASI in the approximate amount of $114,000 related to his prior purchase of stock in ASI. CTI also agreed to issue options to a former owner and the employees of ASI to acquire 70,000 shares of its common stock at fair market value as of the closing date. Results of operations of ASI are included in the financial statements of the Company since February 1, 1996. The acquisition has been accounted for using the purchase method and the excess of purchase price over fair value of net tangible assets acquired was being amortized over fifteen years.

      Source Computing, Inc.

      Effective February 1, 1996, CTI acquired 100 percent of the equity interest in Source Computing, Inc., Medical Clearing Corporation, and certain assets of a proprietorship, all of which were under common ownership (collectively, Source). Source is a business engaged in the development, distribution, and support of software, principally in the area of practice management and electronic claims processing for the healthcare industry. In connection with the acquisition of Source, CTI issued an aggregate of 160,000 shares of its restricted common stock (valued at $640,000) and agreed to pay an aggregate of $300,000 in cash. CTI also agreed to issue options to the former owners and the employees of Source to acquire 25,000 shares of its common stock at fair market value as of the date of closing. Results of operations of Source are included in the financial statements of the Company since February 1, 1996. The acquisition has been accounted for using the purchase method and the excess of purchase price over fair value of net tangible assets acquired was being amortized over fifteen years.

 (b)  Fiscal 1995

      VERSYSS Data Systems

      Effective September 1, 1994, CTI acquired 100 percent of the stock of RK & DR Concepts, Inc. dba VERSYSS Data Systems (VDS) in exchange for 1,500,000 shares of restricted common stock (valued at $1,800,000) and a cash payment of $700,000. VDS markets software, hardware and support services to the credit union, healthcare, and rental industries. Results of operations of VDS are included in the financial statements of the Company since September 1, 1994. The acquisition has been accounted for as a purchase and the excess purchase price over fair value of net tangible assets acquired was being amortized over fifteen years.

                             CUSA TECHNOLOGIES, INC.

                   Notes to Consolidated Financial Statements


(3)   Business Acquisitions (continued)

      Outside Force

      Effective November 15, 1994, CTI acquired 100 percent of the stock of Outside Force, Inc. (Outside Force) in exchange for 200,000 shares of restricted common stock (valued at $333,333) and a cash payment of $250,000. Outside Force is the developer of a credit union management software system written in a fourth generation software language. Results of operations of Outside Force are included in the financial statements of the Company since November 15, 1994. The acquisition has been accounted for as a purchase and the excess purchase price over fair value of net tangible assets acquired was allocated to software acquisition costs and is being amortized over five years.

      Benchmark Computer Systems of Nebraska and Iowa, Inc.

      Effective February 1, 1995, CTI acquired 100 percent of the stock of Benchmark Computer Systems, of Nebraska and Iowa, Inc., (Benchmark of Omaha) in exchange for 205,000 shares of restricted common stock (valued at $410,000) and a cash payment of $200,000. Benchmark of Omaha markets software, hardware and support services to the credit union and healthcare industries. Results of operations of Benchmark of Omaha are included in the financial statements of the Company since February 1, 1995. The acquisition has been accounted for as a purchase and the excess purchase price over fair value of net tangible assets acquired was being amortized over fifteen years.

      Computer Ease, Inc.

      Effective February 1, 1995, CTI acquired 100 percent of the stock of Computer Ease for cash of $350,000. Computer Ease is the developer of a rental center management software system. Results of operations of Computer Ease are included in the financial statements of the Company since February 1, 1995. The acquisition has been accounted for as a purchase and the excess purchase price over fair value of net tangible assets acquired was allocated to software acquisition costs and is being amortized over three years.

      Benchmark Computer Systems of Va., Inc.

      Effective May 1, 1995, CTI acquired 100 percent of the stock of Benchmark Computer Systems of Va., Inc., (Benchmark of Virginia) in exchange for 380,000 shares of restricted common stock (valued at $950,000) and a cash payment of $1,000,000. Benchmark of Virginia markets software, hardware and support services to the credit union and healthcare industries. Results of operations of Benchmark of Virginia are included in the financial statements of the Company since May 1, 1995. The acquisition has been accounted for as a purchase and the excess purchase price over fair value of net tangible assets acquired was being amortized over fifteen years.

                             CUSA TECHNOLOGIES, INC.

                   Notes to Consolidated Financial Statements


(3)   Business Acquisitions (continued)

      Benchmark Computer Systems of Wisconsin

      Effective June 1, 1995, CTI acquired 100 percent of the stock of Benchmark Computer Systems, Inc. (Benchmark of Wisconsin) in exchange for 192,667 shares of restricted common stock (valued at $481,668). Benchmark of Wisconsin markets software, hardware and support services to the credit union and healthcare industries. Results of operations of Benchmark of Wisconsin are included in the financial statements of the Company since June 1, 1995. The acquisition has been accounted for as a purchase and the excess purchase price over fair value of net tangible assets acquired was being amortized over fifteen years.

      Medical Computer Management, Inc.

      On May 18, 1995 CTI acquired 100 percent of the stock of Medical Computer Management, Inc. and its 90 percent-owned subsidiary, Healthcare Business Solutions of Arizona, Inc. (collectively, MCMI) in exchange for 300,000 shares of restricted common stock. MCMI develops, sells, and supports a medical management software system written in a fourth generation software language. The acquisition has been accounted for as a pooling of interests and, accordingly, all prior period financial statements presented have been restated as if the acquisition took place at the beginning of the earliest period presented.

      Sierra Surgery Center

      Pursuant to an amended agreement in principle dated March 31, 1993, and effective November 1, 1994, CTI acquired 100 percent of the stock of the Sierra Surgery Center (Sierra) in exchange for 415,000 shares of restricted common stock. Sierra operates a surgery center in Nevada. Sierra and CTI were entities under common control and accordingly the transaction has been accounted for on an as if pooled basis. However, the financial statements of the Company prior to the acquisition have not been restated due to the insignificance of the historical results of operations of Sierra.

      Pro forma Results of Operations

      Assuming all of the acquisitions described above had occurred at the beginning of each period presented below, the Company's unaudited pro forma condensed consolidated results of continuing operations, exclusive of nonrecurring charges, would have been approximately as follows:


                                                Year ended June 30,
                                              ------------------------
                                                 1996         1995
                                              -----------  -----------

Revenues                                      $26,822,759   23,889,001
                                              ===========  ===========

Earnings (loss) from continuing operations    $(9,554,400)     792,809
                                              ===========  ===========

Earnings (loss) per share                     $     (1.10)        0.10
                                              ===========  ===========

                            CUSA TECHNOLOGIES, INC.

                  Notes to Consolidated Financial Statements

(3)  Business Acquisitions (continued)

     The unaudited pro forma condensed consolidated results of operations are not necessarily indicative of the actual results that would have been achieved had the aforementioned acquisitions taken place at the dates set forth above and are not necessarily indicative of future results.


(4)  Discontinued Operations

     As part of an overall business plan, the Board of Directors and management have decided to concentrate the Company's business activities on its core operations in the credit union business. The following discontinued operations are a result of that plan.

     In June 1997, the Company sold the office rental complex to an officer and major stockholder of the Company for $2,925,000. The Company received cash of $1,258,425 and the officer assumed long-term debt secured by the complex of $1,658,565. The Company recognized a gain on the sale before income taxes of approximately $479,000 which has been included in the loss from disposal of discontinued operations in 1997.

     In June 1997, the Board of Directors of CTI committed to dispose of the business and assets of the surgery centers. The surgery centers have been operating at a small profit and the Company believes that a loss will not be incurred in the disposal of the division, therefore no anticipated loss on final disposition has been recorded. The net assets of the surgery centers of approximately $435,000 have been included in the net liabilities of discontinued operations as of June 30, 1997. The Company expects the disposal to be completed before the end of calendar year 1997.

     Effective March 31, 1997, the Company sold its rental software division to JFJ Corporation (JFJ) which is owned by a CTI stockholder for $400,000 represented by a $200,000, eight percent note receivable due in monthly installments of $6,453 and a $200,000, six percent note receivable due March 31, 1999. The notes are secured by 500,000 shares of CTI common stock. According to the asset purchase agreement, JFJ 1) assumed deferred software support and hardware maintenance obligations, accrued liabilities, and customer deposits associated with the rental software division, and 2) assumed liability for certain real and personal property leases of the Company with terms through December of 1997. The Company recognized a gain on the sale of approximately $294,000 which has been included in the loss from disposal of discontinued operations in 1997.

     In June 1996, the Board of Directors of CTI committed to dispose of the business and assets of the medical and commercial divisions. On July 2, 1996, CTI entered into an asset purchase agreement with Physician Computer Network, Inc. (PCN) whereby PCN agreed to acquire substantially all of the assets and assume certain liabilities of the medical and commercial divisions. Terms of the purchase agreement, as subsequently modified in October 1996 and again in September 1997, provided for the purchase of certain specified assets for $8,950,000, payable as follows: 1) $4,500,000 at closing, 2) cancellation of $1,500,000 note payable to PCN incurred on June 13, 1996, 3) $3,150,000 within five business days of receipt of the June 1996 audited financial statements, 4) $50,000 due upon the signed amendment in October 1996 and 5) a repayment of $250,000 to PCN by the Company in September 1997.

                            CUSA TECHNOLOGIES, INC.

                  Notes to Consolidated Financial Statements

(4)  Discontinued Operations (continued)

     Also, according to the asset purchase agreement, PCN 1) assumed the balances of the Company's liabilities related to accounts and notes payable to Versyss, Inc., a subsidiary of PCN, deferred software support and hardware maintenance obligations, accrued liabilities, and customer deposits associated with the medical and commercial divisions, and 2) assumed liability for certain real and personal property leases of the Company with terms through October 1999.

     Under the asset purchase agreement, CTI agreed to purchase from PCN not less than $2,000,000 of hardware and software products during each of the five twelve-month periods commencing July 1, 1996, for an aggregate commitment of $10,000,000. The Company is in compliance with the agreement at June 30, 1997.

     The medical, commercial, and rental software divisions along with the office rental complex and surgery centers divisions have been accounted for as discontinued operations, and accordingly, the results of their operations are segregated from continuing operations in the accompanying statements of operations. Revenue, operating costs and expenses, other income and expense, and income taxes of these divisions for the fiscal years ended June 30, 1997, 1996, and 1995, have also been reclassified as discontinued operations. No allocation of general corporate overhead has been made to discontinued operations related to these divisions.

     In June 1996, upon adoption of the plan to dispose of the medical and commercial divisions, the Company recorded a provision for the estimated loss on the disposal of the divisions in the amount of $2,494,451 (net of income tax benefit of $-0-). This provision relates to the expected gain on the sale to PCN, net of disposal costs, severance benefits to division employees, certain occupancy costs under noncancelable leases, and anticipated future losses related to assets and operations not sold to PCN until their ultimate disposition is completed. Interest expense has been allocated to discontinued operations in the same percentage as assets of discontinued operations compared to total assets not specifically identified to any division. During the year ending June 30, 1997, the Company incurred $2,408,152 of additional medical and commercial division expenses (including $475,000 for income taxes) not anticipated or provided for at June 30, 1996. These expenses are recorded in the loss from disposal of discontinued operations for the year ending June 30, 1997. A provision for estimated future expenses of the medical and commercial divisions of $1,177,620 is included in the net liabilities of discontinued operations at June 30, 1997.

     During the year ending June 30, 1997, as part of various agreements related to the discontinuance of the medical division, the Company received 113,487 shares of CTI stock from former employees and business partners of the Company.

     The rental software, office rental complex, and the surgery centers are not expected to generate additional net expenses from disposal after June 30, 1997. Thus no estimated loss on the disposal of these segments has been provided in the accompanying statement of operations.

                            CUSA TECHNOLOGIES, INC.

                  Notes to Consolidated Financial Statements


(4)   Discontinued Operations (continued)

      Summary operating results of discontinued operations for the fiscal years ended June 30, 1997, 1996, and 1995, excluding the above loss on disposal, are as follows:

                                                       1997           1996          1995
                                                    -----------    ----------    -----------
          Revenues                                  $ 1,898,853    16,590,998     10,931,575
                                                    ===========    ==========    ===========

          Gross profit                              $   862,903     5,544,364      4,818,130
                                                    ===========    ==========    ===========

          Loss before income taxes                  $  (219,330)   (5,401,641)       (89,468)

          Income tax expenses                                 -             -        (59,440)
                                                    ===========    ==========    ===========

          Loss from discontinued operations         $  (219,330)   (5,401,641)      (148,908)
                                                    ===========    ==========    ===========

      The assets and liabilities related to the discontinued operations have been separately classified on the balance sheets as net assets (liabilities) of discontinued operations. A summary of these assets and liabilities as of June 30, 1997 and 1996, are as follows:

                                                                    1997           1996
                                                                -----------     -----------
          Assets:
             Trade accounts receivable, net                      $   84,012      2,584,180
             Other current assets                                   272,644        283,301
             Property and equipment, net                             60,878      2,954,398
             Software development and acquisition costs,
               net                                                        -      1,409,241
             Excess of purchase price over fair value of
               net tangible assets acquired, net                          -      8,827,260
             Other noncurrent assets                                480,214        479,811
                                                                 ----------    -----------
                   Total assets                                     897,748     16,538,191
                                                                 ----------    -----------

          Liabilities:
             Accounts payable, accrued liabilities, and
               customer deposits                                     24,592      2,351,932
             Deferred revenue                                             -      2,170,844
             Notes payable                                                -      3,393,711
             Liability for estimated loss on disposal             1,177,620      2,494,451
                                                                 ----------    -----------
                   Total liabilities                              1,202,212     10,410,938
                                                                 ==========    ===========

                   Net assets/(liabilities) of
                     discontinued operations                     $ (304,464)     6,127,253
                                                                 ==========    ===========

(5)   Line Of Credit With Banks

      Line of credit with banks are as follows:

                                                                    1997          1996
                                                                 ==========    ==========

          Line of credit, interest at prime plus 1.5% (9.75%
            at June 30, 1996), secured by accounts receivable,
            inventories, general intangible assets, and trust
            deed on real estate, personally guaranteed by an
            officer and director of the Company, the line of
            credit was paid and closed in February of 1997.
            The weighted-average interest rate on the line of
            credit was 9.75 percent in 1997, 10.15 percent in
            1996, and 11.00 percent in 1995.                     $        -       891,022
                                                                 ==========    ==========


(6)   Long-term Debt With Related Parties

      The Company was indebted to a company affiliated with an officer and director of the Company for a long-term line of credit in the amount of $995,000, all of which was drawn at June 30, 1996. The line of credit accrued interest at 5.86 percent. The line of credit including all accrued interest was paid in full in February 1997. The line was secured by accounts receivable and was subordinated to the line of credit and long-term debt with a bank which were also paid in full in February 1997 (notes 5 and 7). In connection with this line, the Company issued warrants in exchange for $5,000 to purchase 100,000 shares of the Company's restricted common stock at $2.50 per share. The warrants expire on or before December 31, 1997.

      At June 30, 1996, the Company was indebted under debentures to an entity controlled by an officer and director of the Company in the principal amount of $1,450,000 with interest at eight percent, payable quarterly, and convertible into common stock of the Company at $3.00 per share through June 30, 1996, $3.50 per share through June 30, 1997. The debentures were paid in full in February 1997.

      Interest expense accrued on the note was $116,205, $174,307, and $174,307 for 1997, 1996 and 1995, respectively.

                            CUSA TECHNOLOGIES, INC.

                  Notes to Consolidated Financial Statements


(7)   Long-term Debt

      Long-term debt is summarized as follows:

                                                                       1997          1996
                                                                    ----------    ----------

        Prime plus 1.5% (9.75% at June 30, 1996) note to a bank,
          payable in monthly installments of $90,427 including
          interest, due October 1997, secured by inventories,
          accounts receivable, equipment, and general intangible
          assets of the Company. The note was paid in full in
          February 1997.                                            $        -     1,320,148

        9% note to a hardware maintenance company, payable
          in quarterly installments of $41,667 plus interest, due
          in October 1999, secured by hardware maintenance
          agreements, and related accounts receivable, paid in
          July 1996.                                                         -       500,000

        Other notes and obligations                                     29,367        72,990
                                                                    ----------    ----------
                Total long-term debt                                    29,367     1,893,138

        Less current installments                                       29,367     1,462,244
                                                                    ----------    ----------
                Long-term debt, less current installments           $        -       430,894
                                                                    ==========    ==========


(8)   Common and Convertible Preferred Stock

      Significant operating losses in fiscal 1996 and the first quarter of fiscal 1997 resulted in violations of loan covenants with the Company's primary lender and raised concerns among employees, stockholders, and customers. In order to address these circumstances the Board of Directors decided to seek equity financing and on January 24, 1997, the Company entered into a Stock Purchase and Sale Agreement (the "Agreement") whereby it agreed to sell approximately 8,648,649 shares of its common stock, representing 49 percent of the common stock to be outstanding after the completion of the sale, to its Chairman and Chief Executive Officer (the "Investor), for $8.0 million in cash. In February of 1997, the Company received $6.0 million of the purchase price for which 6,486,486 shares of common stock were issued. Upon the completion of the transaction, the Investor increased his ownership interest to over 50 percent and obtained a controlling interest in the common stock of the Company. The proceeds were used to retire long-term debt and certain current liabilities. The Company anticipates that the remaining $2.0 million will be received in fiscal 1998. The transaction was negotiated between the Investor and an independent committee of the Board of Directors. Also pursuant to the agreement, the Investor surrendered 1,208,400 five year options to purchase shares of the Company's common stock at prices from $1.50 to $5.00 per share in exchange for the grant of 1,000,000 five year options to purchase the Company's common stock at $1.00 per share for the first year, with the option price increasing by $0.25 per year.

      In addition to the common stock, the articles of incorporation of the Company authorize the issuance of 5,000,000 shares of Preferred Stock, of which 1,500,000 shares are authorized as the 1994 Series A Convertible Preferred Stock (the "Series A Preferred Stock").

                            CUSA TECHNOLOGIES, INC.

                  Notes to Consolidated Financial Statements


(8)   Convertible Preferred Stock (continued)

      The Series A Preferred Stock has a preferential liquidation rate of $2.00 per share plus unpaid dividends and may be redeemed at the Company's option at $2.00 per share. The Series A Preferred Stock pays dividends at the rate of $.12 per share per annum and dividends are cumulative. The Series A Preferred Stock is convertible into common stock of the Company (subject to certain adjustments) at the rate of three shares of the Series A Preferred Stock for two shares of common stock. The Series A Preferred Stock is convertible into common stock at the option of the preferred stockholder or automatically upon the occurrence of either of the following:

      - The filing of a public offering of the securities of the Company for a minimum of at least $2,000,000 in cash, or

      - The listing of the Company's common stock on the NASDAQ market at a price of not less than $3.00 per share for at least 20 days prior to the conversion date.

      The Series A Preferred Stock has voting rights based on the number of shares of common stock that would be outstanding if the Preferred Stock were converted.

      The Company plans to redeem the preferred stock for $2.00 per share in fiscal 1998 upon the receipt of the remaining $2,000,000 from the January 24, 1997 stock purchase and sale agreement.


(9)   Employee Stock Option and Purchase Plans

      (a)  Stock-Based Compensation

           On November 5, 1993 the Company adopted the "1993 Employee Stock Option Plan" and reserved 200,000 shares of common stock for issuance upon the exercise of options. In July 1994, the Board increased the number of options under the 1993 Employee Stock Option Plan to 500,000 shares of common stock. Also in November 1993, the Company adopted the "1993 Director Stock Option Plan" and reserved 62,500 shares of common stock for issuance to members of the Board of Directors upon the exercise of options. In 1996, the Board increased the number of options under the "1993 Director Stock Option Plan" to 82,500 shares of common stock for issuance upon the exercise of options.

           In February 1995 the Company adopted the "1995 Employee Stock Option Plan" and reserved 300,000 shares of common stock for issuance upon the exercise of options that the Company plans to grant from time to time under this plan. The exercise price of options under the various plans maintained by the Company is equivalent to the estimated fair market value of the stock at the date of grant. The number of shares, terms, and exercise period are determined by the Board of Directors on an option-by-option basis. Options generally vest ratably over five years and expire no longer than ten years from date of grant.

                            CUSA TECHNOLOGIES, INC.

                  Notes to Consolidated Financial Statements


(9)   Employee Stock Option and Purchase Plans (continued)

           Options as of June 30, 1997 for the "1993 Employee Stock Option Plan" have been granted in the amount of 551,669 and the options canceled are 310,912. As of June 30, 1997, options to acquire 163,034 shares have vested and may be exercised at any time. Options as of June 30, 1997 for the "1995 Employee Stock Option Plan" have been granted in the amount of 513,246 and the options canceled are 411,754. As of June 30, 1997, options to acquire 60,920 shares have vested and may be exercised at any time. Options as of June 30, 1997 for the "1993 Director Stock Option Plan" have been granted in the amount of 49,500 and the options canceled are 16,000. As of June 30, 1997, options to acquire 33,500 shares have vested and may be exercised at any time.

           In addition to the options authorized under the plans described above, the Board of Directors has also authorized the issuance of 3,265,000 shares of common stock to be granted as nonstatutory options to certain individuals, including certain officers, directors, and stockholders, in conjunction with their employment, equity and debt financing or personnel guarantees since 1993. As of June 30, 1997, options of 250,000 have been exercised and 1,383,000 have been canceled for the nonstatutory stock options.

           A summary of activity is as follows:


                                         1997                  1996                 1995
                                 -------------------   --------------------   ------------------
                                           Weighted-              Weighted-
                                             average                average                Price
                                 Number of  exercise    Number of  exercise   Number of      per
                                  shares       price      shares      price     shares     share
                                 --------   --------   --------   ---------   --------   -------

              Options outstanding
                at beginning
                of year          2,849,306   $2.63     2,575,240   $2.24    1,043,200  $1.30 - 2.00
              Options granted    1,042,500    1.04       553,256    4.65    1,538,800   1.80 - 3.57
                                 ---------             ---------            ---------

                                 3,891,806             3,128,496            2,582,000
                                 ---------             ---------            ---------

              Options exercised          -       -       (20,905)   2.25       (1,360)  1.30 - 1.80
              Options canceled  (1,888,812)   2.72      (258,285)   2.48       (5,400)  1.30 - 1.80
                                 ---------             ---------            ---------

                                (1,888,812)             (279,190)              (6,760)
                                 ---------             ---------            ---------

              Options outstanding
                at end of year   2,002,994   $1.72     2,849,306   $2.63   2,575,240  $1.30 - 3.57
                                 =========             =========            =========

              Weighted-average
                fair value of
                options granted
                during the year              $ .28                 $4.15

                            CUSA TECHNOLOGIES, INC.

                  Notes to Consolidated Financial Statements

(9) Employee Stock Option and Purchase Plans (continued)

     The following table summarizes information about fixed stock options outstanding at June 30, 1997:

                        Options outstanding               Options exercisable
              --------------------------------------   -----------------------
                              Weighted-
                 Number        average     Weighted-     Number      Weighted-
 Range of     outstanding     remaining     average    exercisable    average
 exercise     at  June 30,   contractual   exercise    at June 30,   exercise
  prices          1997           life        price         1997        price
----------    ------------   -----------   ---------   -----------   ---------
$1.00-1.00     1,000,000         4.57        $1.00      1,000,000      $1.00
 1.30-2.75       866,810         2.37         2.21        683,566       2.16
 2.97-5.37       136,184         3.24         3.84         81,958       3.94
               =========                                =========
               2,002,994                                1,765,524
               =========                                =========

     The Company accounts for these plans under APB 25, under which no compensation cost has been recognized. Had compensation cost for these plans been determined consistent with SFAS 123, the Company's net loss per share would have been reduced or, increased, respectively, to the following pro forma amounts:

                      1997            1996
                   -----------     -----------
Net loss:
  As reported      $(1,417,413)    (17,450,492)
  Pro Forma         (1,944,062)    (18,066,551)

Loss per share:
  As reported      $      (.13)          (2.01)
  Pro Forma               (.18)          (2.08)

     Pro forma net loss reflects only options granted in 1997 and 1996. Therefore, the effect that calculating compensation cost for stock-based compensation under SFAS 123 has on the pro forma net loss as shown above may not be representative of the effects on reported net earnings (loss) for future years.

     The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 1997 and 1996, respectively: risk-free interest rate of 5.8 percent; expected dividend yields of 0 percent; expected lives of 0.6 and 4.3 years; and expected volatility of 146 percent.

  (b) Employee Stock Purchase Plan

     During the year ended June 30, 1995, the Company sponsored the 1994 Employee Stock Purchase Plan, under which the Company reserved 400,000 shares of common stock. Under the terms of the plan, any employee who was customarily employed for more than twenty hours per week and more than five months in a calendar year was eligible to participate. Eligible employees could purchase up to 12,500 shares of the Company's common stock at 85 percent of fair market value. The Company paid one-third of the purchase price for the first 1,000 shares purchased. The stock purchase plan terminated on June 30, 1995. Under the plan, 125 employees purchased 254,635 shares of common stock for an aggregate purchase price of $434,985 (including $66,684 paid by the Company).

                            CUSA TECHNOLOGIES, INC.

                  Notes to Consolidated Financial Statements


(10) Retirement Plan

     The Company sponsors a retirement plan under Section 401(k) of the Internal Revenue Code. To participate an employee must meet certain minimum age and length of service requirements. Company contributions to the 401(k) plan are at the discretion of the Board of Directors. The Company made no contribution to the 401(k) plan during 1997, 1996, or 1995.

(11) Income Taxes

     Income (loss) from continuing operations before income taxes and the related income tax expense consists of the following:

                                               1997        1996         1995
                                            ----------  ----------   ----------
     Income (loss) from continuing
      operations before income              $  436,641  (9,554,400)   1,652,366
      taxes
                                            ==========  ==========   ==========
     Current:
      Federal                               $        -           -            -
      State                                          -           -            -
     Deferred:
      Federal                                        -           -      670,002
      State                                          -           -       57,430
                                            ----------  ----------   ----------
         Total                              $        -           -      727,432
                                            ==========  ==========   ==========

     Differences between income taxes attributable to continuing operations at the statutory federal income tax rate and the Company's effective tax rate of 34 percent are as follows:

                                              1997         1996         1995
                                           ----------   -----------  ----------
     Tax at federal statutory rate         $  148,458    (3,248,496)    561,804
     State income taxes, net of federal
      tax benefit                                   -             -      37,585
     Amortization and impairment of
      certain intangible assets                     -     1,218,422      82,832
     Change in valuation allowance           (187,617)    1,994,606           -
     Other, net                                39,159        35,468      45,211
                                           ----------   -----------  ----------
                                           $        -             -     727,432
                                           ==========   ===========  ==========

      Effective income tax rate                  00.0%         00.0%       43.7%

                             CUSA TECHNOLOGIES, INC.

                   Notes to Consolidated Financial Statements


(11)  Income Taxes (continued)

      Components of deferred income tax assets and liabilities at June 30, 1997 and 1996, are as follows:

                                                          1997          1996
                                                       -----------   ----------
        Deferred tax assets:
         Net operating losses                          $ 1,819,558    3,874,398
         Certain accrued liabilities                       562,482    1,588,166
         Allowance for uncollectible accounts               86,105      616,853
         Differences in deductible goodwill                780,196      844,960
         Alternative minimum tax credit                    118,349            -
         Other, net                                              -        4,839
                                                       -----------   ----------
                                                         3,366,690    6,929,216
        Less valuation allowance                        (2,781,937)  (5,754,884)
                                                       -----------   ----------
                                                           584,753    1,174,332
                                                       -----------   ----------
         Deferred tax liabilities:
         Capitalized software costs                       (339,710)    (902,312)
         Depreciation of property and equipment           (133,441)    (272,020)
         Other, net                                       (111,602)           -
                                                       -----------   ----------
                                                          (584,753)  (1,174,332)
                                                       -----------   ----------
        Net deferred tax asset (liability)             $         -            -
                                                       ===========   ==========

       The Company has net operating loss carryforwards of approximately $4,500,000 for income tax purposes which expire in years through 2011. The utilization of approximately $260,000 of these net operating losses were obtained from the acquisition of businesses and is subject to limitation under the Internal Revenue Code Section 382, although management believes that these net operating losses will become available for utilization prior to their expiration.

       In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. In order to fully realize the deferred tax assets, CTI will need to generate future taxable income of approximately $5,000,000 prior to the expiration of the net operating loss carryforwards in 2011. Due to the uncertainty of the ultimate realization of the deferred tax assets, the Company has recorded a valuation allowance against these assets of $2,781,937 at June 30, 1997, a decrease of $2,972,947 from the $5,754,884 valuation allowance at June 30, 1996. At June 30, 1996, the valuation allowance was increased $5,658,270 over the prior year.

                             CUSA TECHNOLOGIES, INC.

                   Notes to Consolidated Financial Statements

(12)  Leasing Arrangements

      The Company leases substantially all of its office facilities under noncancelable operating leases. One of these leases is with a company controlled by an officer and director of the Company. The Company also leases certain of its property and equipment under both capital and noncancelable operating leases.

      Future minimum lease payments under capital and noncancelable operating leases as of June 30, 1997, are as follows:

                                                   Operating leases
                                   ----------------------------------------------------
                                                                       Discontinued
                                         Continuing operations          operations
                                    ------------------------------  -------------------
                                     Capital     Third    Related    Third     Related
                                     leases     parties    party    parties     party
                                    ---------  --------  ---------  --------  ---------
 Year ending June 30:
        1998                       $ 191,117    102,190    258,020   125,488     19,025
        1999                          89,862     53,345    270,921   185,500          -
        2000                          39,061     53,580    284,467         -          -
        2001                               -     53,580    298,690         -          -
        2002                               -      8,930    313,625         -          -
        Thereafter                         -          -    913,149         -          -
                                   ---------   --------  ---------  --------  ---------
 Total minimum lease  payments       320,040   $271,625  2,338,872   310,988     19,025
                                   =========   ========  =========  ========  =========
 Less amount representing interest    38,651
                                   ---------
 Present value of net minimum
  capital lease payments             281,389
      Less current installments
        of obligations under
        capital leases               163,148
                                   =========
                                   $ 118,241
                                   =========

      Total rent expense under operating leases from continuing operations was $611,135 in 1997, $1,174,000 in 1996, and $1,047,000 in 1995, including rent expense of $332,225 in 1997, $324,000 in 1996, and $364,000 in 1995
      under the lease with a company controlled by an officer and director of the Company.


(13)  Related Party Transactions

      (a)  Receivables from related parties consist of the following:

                                                             1997       1996
                                                            --------   ---------
            8.5% note with a stockholder and employee
              of the Company, interest payable annually,
              principal due upon termination of employment,
              secured by 10,000 shares of CTI stock          $52,440     $49,315

            Noninterest bearing advances to a stockholder
              of the Company, repaid in August 1996                -      44,386
                                                            --------   ---------

                                                             $52,440     $93,701
                                                            ========   =========

                            CUSA TECHNOLOGIES, INC.

                  Notes to Consolidated Financial Statements


(13)  Related Party Transactions (continued)

      (b)  Payables to related parties

           At June 30, 1996, payables to related parties principally consist of amounts remaining to be paid on the acquisitions of Versyss Data Systems ($540,384), Benchmark of Virginia ($424,014), Source Computing ($175,000), and Workgroup Designs ($28,000). All of these amounts were paid during the fiscal year ending to June 30, 1997.

      (c)  Relocation agreement

           In conjunction with the acquisition of VDS, the Company entered into a relocation agreement with a then current officer, director and stockholder under which the Company 1) agreed to advance $6,000 per month to be repaid on September 30, 1997, 2) agreed to pay additional compensation of $100,000 and, 3) agreed to issue him options to purchase 200,000 shares of common stock at an exercise price of $2.50 per share. During the fiscal year ending June 30, 1997, the Company entered into a termination agreement, which amended the relocation agreement. Under the terms of the termination agreement, the Company is to 1) pay the former officer $300,000 in monthly installments of $12,500 per month beginning in January of 1997 as severance pay and compensation for a noncompetition agreement, 2) forgive debts owed to the Company of approximately $140,000, and 3) pay the former officer $12,000 for moving expenses. In return the former officer, 1) returned 25,000 shares of CTI stock, 2) returned the option to purchase 200,000 shares of CTI for $2.50 per share, 3) returned an option to purchase 100,000 shares of CTI stock for $1.80, and 4) agreed to waive all rights related to the relocation agreement.

(14)  Commitments and Contingent Liabilities

      (a)  Employment contracts

           The Company has employment agreements with certain of its management personnel. These agreements generally continue until terminated by the employee or by the Company, and generally provide for salary continuation for a limited period of time after termination. In the case of three executives, their employment agreements provide remaining employment terms of three to eight years, although the Company may terminate the agreements for payments ranging from $200,000 to $500,000. Additionally, in the event of termination of one employment agreement, the Company would be required to 1) cause all loans guaranteed by the employee to be repaid or to obtain releases of the guarantees (note 5), and 2) to redeem 500,000 shares of common stock held by the employee at the bid price of the stock. As of June 30, 1996, the Company has agreed to the termination of two of the executives. Related severance compensation of $200,000 for one executive is accrued in loss on disposal of discontinued operations (notes 4 and 13) and $500,000 has been recorded as a nonrecurring charge for the other executive (note 16). During 1997, the Company paid $575,000 of the severance compensation, leaving a balance of $150,000 which is recorded in the net liabilities of discounted operations at June 30, 1997.

                             CUSA TECHNOLOGIES, INC.

                   Notes to Consolidated Financial Statements


(14)  Commitments and Contingent Liabilities (continued)

      (b)  Legal matters

           The Company is involved in certain legal matters in the ordinary course of business. In the opinion of management and legal counsel, such matters will not have a material effect on the financial position or results of operations of the Company.


(15)  Supplemental Cash Flow Information

      The Company has completed several business acquisitions during the years ended June 30, 1996 and 1995. For all acquisitions described in note 3 accounted for using the purchase method, a summary of the purchase prices paid, fair value of assets acquired, and liabilities assumed related to all acquisitions is as follows:

                                                                        1996         1995
                                                                     ----------   -----------

            Fair value of assets acquired                          $  2,988,610    15,051,322
            Less cash acquired                                         (133,293)     (633,081)
            Liabilities assumed and minority interest                (1,470,494)  (10,370,022)
            Issuance of common and preferred stock                   (1,336,589)   (3,968,853)
                                                                     ==========   ===========

            Cash paid for business acquisitions,
              including acquisition costs, less cash               $     48,234        79,366
              acquired
                                                                     ==========   ===========

                                                           1997         1996         1995
                                                        ----------   -----------  -----------
            Cash paid during the year for:
               Interest                               $   276,900      419,410      348,663
               Income taxes                                 7,424       70,450            -

      The Company entered into additional noncash financing activities from obligations under capital lease in the amount of $112,252 and $214,425 during the years ended June 30, 1997 and 1996, respectively.

                            CUSA TECHNOLOGIES, INC.

                  Notes to Consolidated Financial Statements


(16) Nonrecurring Charges

     As a result of operating losses incurred during the fiscal year ending June 30, 1996, the Company completed an evaluation of impairment of its software development and acquisition costs, and the excess of purchase price over fair value of net tangible and identifiable intangible assets acquired in business combinations. In this evaluation, the carrying value of these assets were compared to the specific future estimated discounted cash flows net of expenses to which these assets relate. Based on this analysis, the following nonrecurring charges, principally related to the credit union segment, have been provided in the accompanying consolidated statement of operations for the year ended June 30, 1996:

           Impairment of excess of purchase price over fair
             value of assets acquired                             $5,447,810

           Impairment of software development and acquisition
             costs                                                   846,533
                                                                   ----------

                                                                  $6,294,343
                                                                   ==========

     Prior to June 30, 1996, the Board of Directors committed the Company to terminate the employment contract of an employee/director (note 14(a)). The Company has agreed to pay the required severance and salary of the employee until the planned severance date. At June 30, 1996, the Company has accrued $611,000 as a nonrecurring charge, representing the severance, one half of his annual salary, plus related payroll taxes and benefits. The accrued expenses were paid in the fiscal year ended June 30, 1997.

                         Independent Auditors' Report
                         ----------------------------



The Board of Directors and Stockholders
CUSA Technologies, Inc.:


Under date of October 9, 1997, we reported on the consolidated balance sheets of CUSA Technologies, Inc. (the Company) and subsidiaries as of June 30, 1997 and 1996, and the related consolidated statements of operations, stockholders' deficit, and cash flows for the years then ended. In connection with our audits of the aforementioned consolidated financial statements, we also audited the related consolidated financial statement schedule. The financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statement schedule based on our audits.

In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.




                                                  KPMG Peat Marwick LLP


Salt Lake City, Utah
October 9, 1997

                                                                     Schedule II

                            CUSA TECHNOLOGIES, INC.

                     Valuation and Qualifying Accounts(1)

                                                                         Year ended June 30, 1997
                                                ----------------------------------------------------------------------------
                                                                         Additions
                                                   Balance at           charged to           Charges           Balance at
                                                   beginning             cost and            against             end of
                                                     of year             expenses           allowance             year
                                                   ----------           ----------          ---------          ----------
Allowance for doubtful accounts receivables          $495,000             (274,000)                 -             221,000
                                                   ==========           ==========          =========          ==========

Accumulated amortization of software
 development and acquisition costs                   $411,142              408,132                  -             819,274
                                                   ==========            =========          =========          ==========



                                                                         Year ended June 30, 1996
                                                ----------------------------------------------------------------------------
                                                                         Additions
                                                   Balance at           charged to           Charges           Balance at
                                                   beginning             cost and            against             end of
                                                     of year             expenses           allowance             year
                                                   ----------           ----------          ---------          ----------
Allowance for doubtful accounts receivables          $ 83,894              451,249             40,143             495,000
                                                   ==========           ==========          =========          ==========

Accumulated amortization of software
 development and acquisition costs                   $367,429              684,232            640,519             411,142
                                                   ==========            =========          =========          ==========

Accumulated amortization of excess purchase
 price over fair value of net tangible and
 identifiable intangible assets acquired(2)          $364,146              360,209            724,355                   -
                                                   ==========            =========          =========          ==========




(1) Disclosures included in this Schedule II relate to assets and operations of continuing operations as described in the footnotes to the financial statements.

(2) As discussed in note 16 to the financial statements, the Company wrote off excess of purchase price over fair value of net tangible and identifiable intangible assets acquired and certain software development and acquisition costs.

(3) Disclosures are presented for the years ended June 30, 1997 and 1996. For the year ended June 30, 1995, the Company reported pursuant to Regulation SB and was not required to include Schedule II in its filings.

PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

In general, the Wisconsin Business Corporation Law provides that a corporation shall indemnify directors and officers for all reasonable expenses incurred in connection with the successful defense of actions arising in connection with their service as directors and officers of the corporation. In other cases, the Wisconsin statute provides that the corporation shall indemnify a director or officer against liability unless the director or officer breached or failed to perform a duty owed to the corporation and such breach or failure meets certain specified criteria constituting, in general, some act of misconduct. In addition, the corporation may reimburse a director or officer for his expenses in defending against actions as they are incurred upon the director's or officer's written request accompanied by a written affirmation of his good faith belief that he has not breached or failed to perform his duties to the corporation and a written undertaking to repay amounts advanced if it is ultimately determined that indemnification is not required under the Wisconsin
Business Corporation Law.   A court of law may order that the corporation
provide indemnification to a director or officer if it finds that the director or officer is entitled thereto under the applicable statutory provision or is fairly and reasonably entitled thereto in view of all the relevant circumstances, whether or not such indemnification is required under the applicable statutory provision.

The Wisconsin Business Corporation Law specifies various procedures pursuant to which a director or officer may establish his right to indemnification.

Provided that it is not determined by or on behalf of the corporation that the director or officer breached or failed to perform a duty owed to the corporation and such breach or failure meets certain specified criteria constituting, in general, some act of misconduct, its articles of incorporation or bylaws, by written agreement, by resolution of its board of directors or by a vote of the holders of a majority of its outstanding shares.

The Registrant's Bylaws provide for indemnification and advancement of expenses of directors and officers to the fullest extent provided by the Wisconsin Business Corporation Law. This provision is not exclusive of any other rights to indemnification or the advancement of expenses to which a director or officer may be entitled to under any written agreement, resolution of directors, vote of stockholders, by law or otherwise.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES


Exhibit       Description
-------       -----------
2.     Agreement and Plan of Merger dated as of November 4, 1997 among Fiserv,
       Inc, Fiserv Solutions, Inc. and CUSA Technologies, Inc.  (Attached as
       Appendix A to the Proxy Statement/Prospectus included in this
       Registration Statement.)(Schedules to such agreement are not being filed herewith, but will be provided to the Commission upon its request, pursuant to Item 604(b)(2) of Regulation S-X.)

3.1    Restated Articles of Incorporation (filed as Exhibit 3.1 to Fiserv's
       Registration Statement on Form S-4, File No. 333-23349, and incorporated herein by reference).

3.2    By-laws, (filed as Exhibit 3.2 to Fiserv's Registration Statement on Form
       S-4, File No. 33-62870, and incorporated herein by reference).

4.1    Credit Agreement dated as of May 17, 1995 among Fiserv, Inc., the Lenders
       Party Thereto, First Bank National Association, as Co-Agent, and The Bank
       of New York, as Agent.   (Not being filed herewith, but will be provided
       to the Commission upon its request, pursuant to Item 601(b) (4) (iii) (A)
       of Regulation S-K.)

4.2    Note Purchase Agreement dated as of March 15, 1991, as amended, among
       Fiserv, Inc., Aid Association for Lutherans, Northwestern National Life
       Insurance Company, Northern Life Insurance Company and the North Atlantic
       Life Insurance Company of America.   (Not being filed herewith, but will
       be provided to the Commission upon its request, pursuant to Item 601(b)
       (4) (iii) (A) of Regulation S-K.)

4.3    Note Purchase Agreement dated as of April 30, 1990, as amended, among
       Fiserv, Inc. and Teachers Insurance and Annuity Association of America.
       (Not being filed herewith, but will be provided to the Commission upon its request, pursuant to Item 601(b) (4) (iii) (A) of Regulation S-K.)

4.4    Note Purchase Agreement dated as of May 17, 1995 among Fiserv, Inc.,
       Teachers Insurance Annuity Association of America, Massachusetts Mutual
       Life Insurance Company and Aid Association for Lutherans.   (Not being
       filed herewith, but will be provided to the Commission upon its request, pursuant to Item 601(b) (4) (iii) (A) of Regulation S-K.)

5.     Opinion of Charles W. Sprague.

23.1   Consent of Deloitte & Touche LLP.

23.2   Consent of KPMG Peat Marwick LLP.

23.3   Consent of Grant Thornton LLP.

23.4   Consent of Coopers & Lybrand L.L.P.

23.5   Consent of Charles W. Sprague (included in Exhibit 5 hereto).

24.    Powers of Attorney.

99.    Proxy Card

ITEM 22.  UNDERTAKINGS.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represented a fundamental change in the information set forth in the registration statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provision, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration through the date of responding to the request.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brookfield, State of Wisconsin, on the 22nd day of January, 1998.

                                         FISERV, INC.

                              By /s/ Kenneth R. Jensen                   x
                                 ----------------------------------------
                                    Kenneth R. Jensen,
                                    Senior Executive Vice
                                    President and Treasurer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the follow ing persons in the capacities and on the dates indicated:


*                             Chairman of the Board and Director      January 22, 1998
--------------------------    (Principal Executive Officer)
(George D. Dalton)

          *                  Vice Chairman, President and Director    January 22, 1998
--------------------------
(Leslie M. Muma)

          *                  Senior Executive Vice President,         January 22, 1998
--------------------------   Treasurer and Director (Principal
(Kenneth R. Jensen)          Financial and Accounting Officer)


          *                  Vice Chairman, President -               January 22, 1998
--------------------------   Information Technology, Inc. and
(Donald F. Dillon)           Director


          *                  Director                                 January 22, 1998
--------------------------
(Gerald J. Levy)

          *                  Director                                 January 22, 1998
--------------------------
(L. William Seidman)

          *                  Director                                 January 22, 1998
--------------------------
(Thekla R. Shackelford)

          *                  Director                                 January 22, 1998
--------------------------
(Roland D. Sullivan)

*By:/s/ Kenneth R. Jensen
    --------------------------
   (Kenneth R. Jensen, individually
   and as attorney-in-fact for the persons indicated)

                                 EXHIBIT INDEX

Exhibit
Number      Description
------      -----------
2.     Agreement and Plan of Merger dated as of November 4, 1997 among Fiserv,
       Inc., Fiserv Solutions, Inc. and CUSA Technologies, Inc.  (Attached as
       Appendix A to the Proxy Statement/Prospectus included in this
       Registration Statement.)(Schedules to such agreement are not being filed herewith, but will be provided to the Commission upon its request, pursuant to Item 604(b)(2) of Regulation S-X).

3.1    Restated Articles of Incorporation (filed as Exhibit 3.1 to Fiserv's
       Registration Statement on Form S-4, File No. 333-23349, and incorporated herein by reference).

3.2    By-laws, (filed as Exhibit 3.2 to Fiserv's Registration Statement on Form
       S-4, File No. 33-62870, and incorporated herein by reference).

4.1    Credit Agreement dated as of May 17, 1995 among Fiserv, Inc., the Lenders
       Party Thereto, First Bank National Association, as Co-Agent, and The Bank
       of New York, as Agent.   (Not being filed herewith, but will be provided
       to the Commission upon its request, pursuant to Item 601(b) (4) (iii) (A)
       of Regulation S-K).

4.2    Note Purchase Agreement dated as of March 15, 1991, as amended, among
       Fiserv, Inc., Aid Association for Lutherans, Northwestern National Life
       Insurance Company, Northern Life Insurance Company and the North Atlantic
       Life Insurance Company of America.   (Not being filed herewith, but will
       be provided to the Commission upon its request, pursuant to Item 601(b)
       (4) (iii) (A) of Regulation S-K).

4.3    Note Purchase Agreement dated as of April 30, 1990, as amended, among
       Fiserv, Inc. and Teachers Insurance and Annuity Association of America.
       (Not being filed herewith, but will be provided to the Commission upon its request, pursuant to Item 601(b) (4) (iii) (A) of Regulation S-K).

4.4    Note Purchase Agreement dated as of May 17, 1995 among Fiserv, Inc.,
       Teachers Insurance Annuity Association of America, Massachusetts Mutual
       Life Insurance Company and Aid Association for Lutherans. (Not being filed herewith, but will be provided to the Commission upon its request, pursuant to Item 601(b) (4) (iii) (A) of Regulation S-K).

5.1    Opinion of Charles W. Sprague.

23.1   Consent of Deloitte & Touche LLP.

23.2   Consent of KPMG Peat Marwick  LLP.

23.3   Consent of Grant Thornton LLP.

23.4   Consent of Coopers & Lybrand L.L.P.

23.5   Consent of Charles W. Sprague (included in Exhibit 5 hereto).

24.    Powers of Attorney.

99.    Proxy Card.